   As filed with the Securities and Exchange Commission on May 24, 2000
                                                      Registration No. 333-30208

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ---------------

                              AMENDMENT NO. 2
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------
                              America Online, Inc.
             (Exact Name of Registrant as Specified in its Charter)

            Delaware                             7370                            54-1322110
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)            Identification No.)

                                ---------------
                                 22000 AOL Way
                          Dulles, Virginia 20166-9323
                                 (703) 265-1000
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                                ---------------
                                Stephen M. Case
                             Chairman of the Board
                          and Chief Executive Officer
                              America Online, Inc.
                                 22000 AOL Way
                          Dulles, Virginia 20166-9323
                                 (703) 265-1000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)

                                ---------------

Copies
  to:

      Philip T. Ruegger III, Esq.                James B. Carlson, Esq.
       Simpson Thacher & Bartlett                 Mayer, Brown & Platt
          425 Lexington Avenue                       1675 Broadway
        New York, New York 10017                New York, New York 10019
             (212) 455-2000                          (212) 506-2500
                                ---------------

   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described herein have been satisfied or waived.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                                ---------------

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT
SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             [LOGO OF MAPQUEST.COM]

To the stockholders of
MapQuest.com, Inc.

                    Special Meeting of MapQuest Stockholders

                 A MERGER PROPOSAL--YOUR VOTE IS VERY IMPORTANT

   MapQuest's board of directors unanimously approved a merger agreement between America Online, Inc. and MapQuest.com, Inc. Your vote, as a stockholder of MapQuest, is now needed to adopt the merger agreement.

   In the merger, each share of your MapQuest common stock will be exchanged for 0.31558 of a share of America Online common stock. America Online common stock is listed on the New York Stock Exchange under the trading symbol "AOL." On May 22, 2000, America Online common stock closed at $52.25 per share. The merger cannot be completed unless the holders of the MapQuest common stock representing a majority of the votes entitled to be cast adopt the merger agreement. Only stockholders who hold their shares of MapQuest common stock at the close of business on April 27, 2000 will be entitled to vote at the special meeting. Each holder of a share of MapQuest common stock will be entitled to cast one vote.

   After careful consideration, your board of directors has unanimously determined the merger to be fair to you and in your best interests, and declared the merger advisable. MapQuest's board of directors has approved the merger agreement and unanimously recommends its adoption by you.

   This proxy statement/prospectus provides you with detailed information concerning America Online and the merger. Please give all of the information contained in the proxy statement/prospectus your careful attention. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" on page 19 of this proxy statement/prospectus.

   You can find out how to obtain additional information regarding America Online and MapQuest in the section entitled "Where You Can Find More Information" on page 89.

   The date, time and place of the special meeting:

   June 26, 2000, 10:00 a.m., local time

   Mayer, Brown & Platt

   1675 Broadway

   New York, New York 10019

   Please use this opportunity to take part in the affairs of MapQuest by voting. Whether or not you plan to attend the meeting, please vote as soon as possible to make sure that your shares are represented at the meeting. YOUR VOTE IS VERY IMPORTANT.

   We appreciate your interest in MapQuest and consideration of this matter.

                            /s/ Michael J. Mulligan
                              MICHAEL J. MULLIGAN
                      Chairman and Chief Executive Officer

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

   This proxy statement/prospectus is dated May 24, 2000 and was first mailed to stockholders on or about May 25, 2000.

                             [LOGO OF MAPQUEST.COM]

                               MapQuest.com, Inc.
                               3710 Hempland Road
                              Mountville, PA 17554

          Notice of Special Meeting of MapQuest.com, Inc. Stockholders

                               June 26, 2000

                               at 10:00 A.M.

To the stockholders of MapQuest.com, Inc.:

   Notice is hereby given that a special meeting of stockholders of MapQuest.com, Inc. ("MapQuest") will be held on June 26, 2000 at 10:00 a.m. local time at Mayer, Brown & Platt, 1675 Broadway, New York, New York, for the following purposes:

     1. To consider and vote upon a proposal to adopt the Agreement and Plan of Merger, as amended (the "Merger Agreement"), dated as of December 21, 1999, among America Online, Inc. ("America Online"), MQ Acquisition, Inc., a wholly owned subsidiary of America Online ("MQ Acquisition"), and MapQuest, pursuant to which MQ Acquisition will merge with and into MapQuest (the "Merger"), and MapQuest will survive the merger as a wholly owned subsidiary of America Online. Adoption of the Merger Agreement will also constitute approval of the merger and the other transactions contemplated by the Merger Agreement.

     2. To transact such other business as may properly come before the special meeting or any adjournment thereof.

   These items of business are described in the attached proxy statement/prospectus. Only holders of record of MapQuest common stock at the close of business on April 27, 2000, the record date for the meeting, are entitled to vote on the matters listed in this Notice of Special Meeting of MapQuest Stockholders. You may vote in person at the MapQuest special meeting even if you have returned a proxy.

                       By Order of the Board of Directors
                             of MapQuest.com, Inc.
                              /s/ James W. Thomas
                                JAMES W. THOMAS
                                   Secretary

                               May 24, 2000

                 Whether or Not You Plan to Attend the Meeting,
               Please Vote As Soon As Possible to Make Sure that
                  Your Shares Are Represented at the Meeting.

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MAPQUEST/AMERICA ONLINE MERGER.............   1


SUMMARY OF THE PROXY STATEMENT/PROSPECTUS..................................   3
  The Companies............................................................   3
  Summary of the Transaction...............................................   6
  Selected Historical and Pro Forma Financial Data.........................  14
  Unaudited Comparative Per Share Information..............................  18
  Comparative Per Share Market Price Data..................................  18


RISK FACTORS...............................................................  19
  The Value of the America Online Common Stock You Receive in the Merger
   May Vary................................................................  19
  America Online Has Entered into a Merger Agreement with Time Warner......  19
  MapQuest Officers and Directors Have Conflicts of Interest Relating to
   Their Approval and Support of the Merger................................  19
  Parties to Contracts With MapQuest May Be Competitors of America Online
   Which May Impact Their Decision Whether to Renew Their Contracts with
   MapQuest................................................................  20
  Failure to Complete the Merger Could Negatively Impact MapQuest's Stock
   Price and Future Business and Operations................................  20
  Year 2000 Matters........................................................  21
  Anti-Takeover Provisions.................................................  21


THE SPECIAL MEETING OF MAPQUEST STOCKHOLDERS...............................  22
  Proxy Statement/Prospectus...............................................  22
  Date, Time and Place of the Special Meeting..............................  22
  Purpose of the Special Meeting...........................................  22
  Stockholder Record Date for the Special Meeting..........................  22
  Majority Vote of MapQuest Stockholders Required for Adoption of the
   Merger Agreement........................................................  22
  Proxies..................................................................  23
  Voting Electronically or by Telephone....................................  24


THE MERGER.................................................................  25
  Background of the Merger.................................................  25
  America Online's Reasons for the Merger..................................  27
  MapQuest's Reasons for the Merger........................................  28
  Recommendation of MapQuest's Board of Directors..........................  30
  Opinion of MapQuest's Financial Advisor..................................  30
  Interests of Certain MapQuest Directors and Officers in the Merger.......  37
  Completion and Effectiveness of the Merger...............................  38
  Structure of the Merger and Conversion of MapQuest Common Stock..........  38
  Exchange of MapQuest Stock Certificates for America Online Stock
   Certificates............................................................  38
  Material United States Federal Income Tax Consequences of the Merger.....  39
  Accounting Treatment of the Merger.......................................  41
  Regulatory Filings and Approvals Required to Complete the Merger.........  41
  Restrictions on Sales of Shares by Affiliates of MapQuest and America
   Online..................................................................  41
  Listing on the New York Stock Exchange of America Online Common Stock to
   be Issued in the Merger.................................................  42
  Dissenters' and Appraisal Rights.........................................  42
  Delisting and Deregistration of MapQuest Common Stock After the Merger...  42
  Operations After the Merger..............................................  42


THE MERGER AGREEMENT AND RELATED AGREEMENTS................................  43
  The Merger Agreement.....................................................  43
  The Stock Option Agreement...............................................  53

  The Stockholders Agreement..............................................  54
  The Distribution Agreement..............................................  55


COMPARATIVE PER SHARE MARKET PRICE DATA...................................  56


SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS, MANAGEMENT AND
 DIRECTORS OF MAPQUEST....................................................  57


DESCRIPTION OF MAPQUEST'S BUSINESS........................................  60
  Overview................................................................  60
  The MapQuest.com Solution...............................................  60
  MapQuest Products and Services..........................................  60
  Sales and Marketing.....................................................  62
  Customers...............................................................  63
  Technology and Infrastructure...........................................  63
  Corporate History.......................................................  64
  Competition.............................................................  65
  Government Regulation...................................................  65
  Intellectual Property...................................................  67
  Employees...............................................................  67
  Facilities..............................................................  67
  Legal Proceedings.......................................................  68


MAPQUEST MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
 AND RESULTS OF OPERATIONS................................................  69
  Overview................................................................  69
  Results of Operations...................................................  71
  Three Months Ended March 31, 2000 as Compared to 1999...................  71
  Year Ended December 31, 1999 as Compared to 1998........................  73
  Year Ended December 31, 1998 as Compared to 1997........................  74
  Liquidity and Capital Resources, Three Months Ended March 31, 2000 and
   1999...................................................................  76
  Liquidity and Capital Resources, Years ended December 31, 1999 and
   1998...................................................................  77
  Liquidity and Capital Resources, Years ended December 31, 1998 and
   1997...................................................................  78
  New Accounting Pronouncements...........................................  78
  Quantitative and Qualitative Disclosures About Market Risk..............  78


COMPARISON OF RIGHTS OF HOLDERS OF MAPQUEST COMMON STOCK
 AND AMERICA ONLINE COMMON STOCK..........................................  79
  Capitalization..........................................................  79
  Classified Board of Directors...........................................  79
  Number of Directors.....................................................  80
  Removal of Directors....................................................  80
  Filling Vacancies on the Board of Directors.............................  80
  Limits on Stockholder Action by Written Consent.........................  81
  Ability to Call Special Meetings........................................  81
  Advance Notice Provisions for Stockholder Nominations and Proposals.....  81
  Amendment of Certificate of Incorporation...............................  83
  Amendment of By-laws....................................................  83
  State Anti-Takeover Statutes............................................  84
  Limitation on Personal Liability of Directors and Officers..............  84
  Indemnification of Directors and Officers...............................  85
  Fair Price Provision....................................................  85
  Stockholder Rights Plan.................................................  86


LEGAL OPINION.............................................................  89

EXPERTS...................................................................   89


STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF MAPQUEST STOCKHOLDERS
 IF THE MERGER IS NOT COMPLETED...........................................   89


WHERE YOU CAN FIND MORE INFORMATION.......................................   89


STATEMENTS REGARDING FORWARD-LOOKING INFORMATION..........................   93


FINANCIAL STATEMENTS OF MAPQUEST.COM, INC.................................  F-1


ANNEX A--Agreement and Plan of Merger, as amended.........................  A-1
ANNEX B--Stock Option Agreement...........................................  B-1
ANNEX C--Stockholders Agreement...........................................  C-1
ANNEX D--Opinion of FleetBoston Robertson Stephens........................  D-1

         QUESTIONS AND ANSWERS ABOUT THE MAPQUEST/AMERICA ONLINE MERGER

Q:  Why are we proposing to merge? (see page 28)

A: Our merger will result in MapQuest stockholders becoming stockholders of America Online through the exchange of their MapQuest common stock for America Online common stock on what the MapQuest board of directors believes are favorable terms.

   By combining with America Online, MapQuest can benefit from America Online's substantial human, financial, marketing and technological resources as well as its significant presence on the Internet and broad customer base. We expect this combination will:

  . expand the reach of MapQuest products to new customers and into new markets, and

  . provide new cross-promotion and branding opportunities for MapQuest and America Online

Q:  What will I receive in the merger? (see page 38)

A: If the merger is completed, you will receive 0.31558 of a share of America Online common stock for each share of MapQuest common stock you own. This fraction is referred to as the "exchange ratio." The number of shares of America Online common stock to be issued for each share of MapQuest common stock is fixed and will not be adjusted based upon changes in the value of America Online's shares. As a result, the value of the shares you receive in the merger will not be known at the time you vote on the merger and may go up or down as the market price of America Online common stock goes up or down. MapQuest is not permitted to "walk away" from the merger or resolicit the vote of its stockholders based solely on changes in the value of America Online common stock. In addition, instead of issuing any fractional shares of common stock, America Online will pay you cash based on the average closing price per share of America Online common stock on the New York Stock Exchange for the 20 consecutive trading days ending on the third trading day before the completion of the merger.

Q: What effect will America Online's proposed merger with Time Warner have on me?

A: America Online and Time Warner have entered into a merger agreement pursuant to which America Online and Time Warner would become wholly owned subsidiaries of a new parent company called AOL Time Warner Inc. We expect to complete our merger before this proposed merger with Time Warner is completed. If that is the case, you would receive shares of America Online common stock in our merger and, if the merger with Time Warner is approved and completed, each of those shares would be converted into one share of common stock of AOL Time Warner. If the Time Warner merger is completed before our merger, we would still expect to complete our merger, subject to the terms and conditions of our merger agreement, but instead of America Online common stock, you would receive 0.31558 of a share of AOL Time Warner common stock in our merger.

Q:  What stockholder approvals are needed?

A: For America Online, no approval of stockholders is needed and no vote will be taken.

  For MapQuest, the affirmative vote of the holders of at least a majority of the aggregate voting power of MapQuest's common stock outstanding and entitled to vote at the special meeting is required to adopt the merger agreement. Stockholders of MapQuest owning approximately 72.8% of the outstanding MapQuest common stock on the record date are parties to a stockholders agreement with America Online, in which they have agreed to vote all these shares in favor of the adoption of the merger agreement. Therefore, the approval of the proposal to adopt the merger agreement by a majority of the stockholders of MapQuest is certain.

Q: What do I need to do now?

A: After carefully reading and considering the information contained in this proxy statement/prospectus, please respond by completing, signing and dating your proxy card and returning it in the enclosed postage paid envelope, or, if available, by submitting your proxy by telephone or through the Internet, as soon as possible, so that your shares may be represented at the special meeting.

Q: What if I don't vote?

A: .If you fail to respond, it will have the same effect as a vote against the merger.

  . If you respond and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

  . If you respond and abstain from voting, your proxy will have the same effect as a vote against the merger.

Q: Can I change my vote after I have delivered my proxy?

A: Yes. You can change your vote at any time before your proxy is voted at the special meeting. You can do this in one of three ways. First, you can revoke your proxy. Second, you can submit a new proxy. If you choose either of these two methods, you must submit your notice of revocation or your new proxy to the secretary of MapQuest before the special meeting. If your shares are held in an account at a brokerage firm or bank, you should contact your brokerage firm or bank to change your vote. Third, if you are a holder of record, you can attend the special meeting and vote in person. If you submit your proxy or voting instructions electronically through the Internet or by telephone, you can change your vote by submitting a proxy or voting at a later date, using the same procedures, in which case your later submitted proxy or vote will be recorded and your earlier proxy or vote revoked.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, you will receive written instructions from the exchange agent on how to exchange your stock certificates for shares of America Online. Please do not send in your stock certificates with your proxy.

Q: Who is the exchange agent for the merger?

A: EquiServe Trust Company, N.A. is the exchange agent.

Q: When do you expect the merger to be completed?

A: We are working to complete the merger as quickly as possible. We expect to complete the merger in June 2000.

Q: Who can help answer my questions?

A: If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, you should contact:

     MapQuest.com, Inc.
     3710 Hempland Road
     Mountville, Pennsylvania 17554
     Telephone: (717) 285-8701

      [LOGO OF AMERICA ONLINE]
                                              [LOGO OF MAPQUEST.COM]

                   SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

   This summary highlights selected information in the proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents we refer to for a more complete understanding of the merger. In particular, you should read the documents attached to this proxy statement/prospectus, including the merger agreement, the stock option agreement and the stockholders agreement, which are attached as Annexes A, B and C, respectively. In addition, we incorporate by reference important business and financial information about America Online into this proxy statement/prospectus. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" that begins on page 89 of this proxy statement/prospectus.

The Companies


                              America Online, Inc.
                                 22000 AOL Way
                          Dulles, Virginia 20166-9323
                                 (703) 265-1000
                              http: //www.aol.com

   Founded in 1985, America Online is the world's leader in interactive services, Web brands, Internet technologies and electronic commerce services.

   America Online has two major lines of businesses organized into four product groups:

  . the Interactive Online Services business, comprised of the Interactive Services Group, the Interactive Properties Group and the AOL
     International Group, and

  .  the Enterprise Solutions business, comprised of the Netscape Enterprise
     Group.

     The product groups are described below.

   The Interactive Services Group develops and operates branded interactive services, including:

  . the AOL service, a worldwide Internet online service with more than 22 million members,

  . the CompuServe service, a worldwide Internet online service with more than 2.5 million members,

  . the Netscape Netcenter, an Internet portal with more than 25 million registered users,

  .  the AOL.com Internet portal, and

  . the Netscape Communicator client software, including the Netscape Navigator browser.

   The Interactive Properties Group is built around branded properties that operate across multiple services and platforms, such as:

  . Digital City, Inc., the leading local online network and community guide on the AOL service and the Internet based on the number of visitors per month,

  . ICQ, the world's leading communications portal that provides instant communications and chat technology based on the number of registered users,

  . MovieFone, Inc., the nation's No. 1 movie guide and ticketing service based on the number of users, is provided through an interactive telephone service and on the AOL service and the Internet, and

  .  Internet music brands Spinner.com, Winamp and SHOUTcast.

   The AOL International Group oversees the AOL and CompuServe services and operations outside the United States, as well as the Netscape Online service in the United Kingdom.

   The Netscape Enterprise Group focuses on providing businesses a range of software products, technical support, consulting and training services. These products and services enable businesses and users to share information, manage networks and facilitate electronic commerce.

   America Online also has a strategic alliance with Sun Microsystems, Inc., a leader in network computing products and services, to accelerate the growth of electronic commerce. Through the alliance, the two companies develop and market to business enterprises, client software and network application and server software for electronic commerce, extended communities and connectivity, including software based in part on the Netscape Enterprise Group code base, on Sun code and technology and on certain America Online services features.

   Recent Developments. On March 17, 2000, America Online and Bertelsmann AG announced a global alliance to expand the distribution of Bertelsmann's media content and electronic commerce properties over America Online's interactive brands worldwide. America Online and Bertelsmann also announced an agreement to restructure their interests in the AOL Europe and AOL Australia joint ventures. This restructuring consists of a put and call arrangement for America Online to purchase, in two installments, Bertelsmann's 50% interest in AOL Europe for consideration ranging from $6.75 billion to $8.25 billion, payable at America Online's option in cash, America Online stock (or AOL Time Warner stock, if the merger between America Online and Time Warner has closed) or a combination of cash and stock. Bertelsmann has the right to require America Online to purchase 80% of its 50% interest in AOL Europe on January 31, 2002 for $5.3 billion and the remainder on July 1, 2002 for $1.45 billion. If Bertelsmann fails to exercise its put rights, America Online has the right to purchase 80% of Bertelsmann's 50% interest in AOL Europe between January 15, 2002 and January 15, 2003 for $6.5 billion and the remainder between June 30, 2002 and June 30, 2003 for $1.75 billion. In addition, the parties agreed that America Online would take immediate ownership of Bertelsmann's 50% interest in the parties' AOL Australia joint venture, subject to receipt of necessary regulatory approvals. Because Bertelsmann's first put option will not close until January 31, 2002, if exercised, America Online has not determined yet how it will fund the payment of the purchase price for its purchases of Bertelsmann's interest in AOL Europe. America Online cannot predict if Bertelsmann will exercise its put rights and America Online's call rights are not exercisable unless Bertelsmann fails to exercise its put rights. If Bertelsmann does not exercise its put rights, America Online will consider all pertinent factors at such time and during the exercisability period of its call rights in determining whether to exercise its call rights, including the performance and perceived value of AOL Europe at such time, conditions in the markets where AOL Europe operates, financial market conditions and America Online's (or AOL Time Warner's) business plans and financial situation. For the year ended June 30, 1999, AOL Europe's revenues are less than 10% of America Online's revenues and AOL Europe's net loss is less than 5% of American Online's net income. America

Online anticipates that the primary impact of the potential acquisition of Bertelsmann's interest in AOL Europe on results of operations would be the amortization of $1 billion to $1.5 billion of goodwill each year. America Online does not anticipate an adverse impact from the potential acquisition on America Online's financial position because it will have the ability to pay the purchase price either in stock or cash, or a combination of the two, at its option. America Online believes it will have adequate resources from its cash reserves or from accessing the capital markets to make the required payment upon exercise of a put or call right, should it decide to pay in cash, and that following the Time Warner merger, AOL Time Warner will be in a stronger position to make such payments than America Online alone would be.

   On January 10, 2000, America Online entered into a merger agreement with Time Warner Inc. pursuant to which each of America Online and Time Warner would become wholly owned subsidiaries of a new parent company named AOL Time Warner Inc. In that merger, subject to the terms and conditions of the merger agreement with Time Warner, each share of America Online common stock will be converted into one share of AOL Time Warner common stock and each share of Time Warner common stock and series common stock will be converted into 1.5 shares of AOL Time Warner common stock and series common stock, respectively, and each share of Time Warner preferred stock will be converted into a substantially identical share of AOL Time Warner preferred stock. If both our merger and the merger with Time Warner occur, you will become a stockholder of AOL Time Warner, whose business will consist of the current businesses of America Online and Time Warner.

   The merger with Time Warner is subject to a number of conditions and America Online expects to complete its merger with MapQuest before its merger with Time Warner. AOL Time Warner has filed a registration statement on Form S-4 relating to the merger with Time Warner. You are encouraged to read that document and the documents filed by America Online with the Securities and Exchange Commission that are incorporated herein by reference. See "Where You Can Find More Information" that begins on page 89.

   America Online has been named as a defendant in several class action lawsuits that have been filed in state and federal courts. The complaints in these lawsuits contend that consumers and competing Internet service providers have been injured because of the default selection features in AOL 5.0. These cases are at a preliminary stage, but America Online does not believe they have merit and intends to contest them vigorously.

                               MapQuest.com, Inc.
                               3710 Hempland Road
                         Mountville, Pennsylvania 17554
                                 (717) 285-8500
                            http: //www.mapquest.com

   MapQuest is a leader in online destination information solutions. MapQuest licenses its technology to more than 1,300 business partners. Through these licensing agreements, MapQuest helps businesses integrate maps and driving directions into their Internet, Intranet and call center applications for improved marketing and customer service functions. In addition to web-enabled mapping services, MapQuest also provides high-quality maps and geographic content in digital form for a variety of industries including publishing, travel, hotels, real estate and retailers.

   MapQuest provides comprehensive online mapping solutions to businesses and customized maps, destination information and driving directions to consumers through its website and through third-party websites.

   MapQuest's online products and services enable businesses to:

  . provide customized maps, destination information and driving directions to potential customers,

  . provide potential customers with proximity information regarding which of a business' multiple locations is closest to the potential customer,

  .  expand the functionality of their websites to attract and retain users,

  . outsource their map-enabling and destination information needs, thereby avoiding a significant portion of the expenses normally associated with establishing and maintaining a map-enabling infrastructure, and

  . provide delivery of driving directions to potential customers on wireless platforms.

   MapQuest's online products and services enable consumers to:

  . receive maps, destination information and driving directions based on geocentric information provided by the consumer on a real-time basis, and

  . retrieve accurate and reliable mapping and destination information at any time and from any place over the Internet.

   MapQuest is also a leading U.S. provider of traditional and digital mapping products and services to the education, reference, directory, travel and governmental markets. MapQuest has developed map-generating software to provide non-Internet customized mapping applications to companies that incorporate call centers, CD-ROMs or driving direction kiosks into their information delivery strategy.

Summary of the Transaction

  Stockholder Actions Required for the Transaction To Be Completed (see page 22)

   The merger agreement must be adopted by MapQuest's stockholders for the merger to occur. MapQuest has called the special meeting of stockholders to which this proxy statement/prospectus relates so MapQuest stockholders can vote on whether to adopt the merger agreement. The stockholders meeting will be held on June 26, 2000 at 10:00 a.m. local time, at Mayer, Brown & Platt, 1675 Broadway, New York, New York.

   You may vote in person at the meeting or by proxy by following the instructions provided. You will be entitled to one vote for each share of MapQuest common stock you hold. Holders of shares representing a majority of the aggregate voting power of the shares of MapQuest common stock entitled to vote at the special meeting must vote in favor of the proposal to adopt the merger agreement for the merger to occur. Consequently, abstentions, failures to vote, and broker non-votes have the same effect as a vote against adoption of the merger agreement. If the stockholders vote to adopt the merger agreement and the merger occurs, MapQuest common stock will be exchanged for shares of America Online common stock based on the exchange ratio of 0.31558 of a share of America Online common stock for each share of MapQuest common stock. Following the merger, the exchange agent will send to each stockholder of record on the closing date instructions on how to exchange the shares of MapQuest common stock for the appropriate number of shares of America Online common stock.

  Recommendation of MapQuest's Board of Directors (see page 30)

   After careful consideration, MapQuest's board of directors unanimously determined the merger to be fair to you and in your best interests, and declared the merger advisable. MapQuest's board of directors unanimously approved the merger agreement and recommends its adoption by you.

  Opinion of MapQuest's Financial Advisor (see page 30 and Annex D)

   On December 21, 1999, FleetBoston Robertson Stephens Inc. ("Robertson Stephens"), MapQuest's financial advisor, delivered its oral opinion, subsequently confirmed in writing as of December 21, 1999, to MapQuest's board of directors that, as of the date of its opinion and subject to the considerations described in its opinion, the exchange ratio in the merger agreement was fair from a financial point of view to MapQuest stockholders. The complete opinion of Robertson Stephens is attached as Annex D. We urge you to read it in its entirety.

  Structure of the Transaction (see page 38)

   MapQuest will merge with MQ Acquisition, a subsidiary of America Online, and become a wholly owned subsidiary of America Online. Based on the exchange ratio, MapQuest common stock will be exchanged for shares of America Online common stock. Following the merger, as a stockholder of America Online, you will have an equity stake in MapQuest's parent company, but will no longer have any direct interest in MapQuest alone.

  Completion and Effectiveness of the Merger (see page 38 and Annex A)

   If and when a majority of MapQuest's stockholders vote in favor of the adoption of the merger agreement and when all of the other conditions to complete the merger are satisfied or waived, the merger will become effective when we file a certificate of merger with the Secretary of State of the State of Delaware. The merger agreement is attached as Annex A. We urge you to read it in its entirety.

  Conditions to Completion of the Merger (see page 43)

   Our respective obligations to complete the merger are subject to the prior satisfaction or waiver of the conditions listed below. If either America Online or MapQuest waives any of the conditions, MapQuest will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies from MapQuest stockholders is appropriate. The conditions that must be satisfied or waived before the merger is completed include the following:

  .  the merger agreement must be adopted by MapQuest's stockholders,

  . all applicable approvals and consents required to complete the merger must be received and all applicable waiting periods under applicable antitrust laws must have expired or been terminated,

  . no injunction or order preventing the completion of the merger may be in effect,

  . our respective representations and warranties in the merger agreement must be true and correct, including the absence of material adverse changes in MapQuest's business,

  . we must have complied with our respective covenants and agreements in the merger agreement,

  . MapQuest must obtain any required consents from third parties relating to the merger, except where the failure to obtain these consents would not reasonably be expected to have a material adverse effect on MapQuest's business, condition, financial or otherwise, results of operations, assets, liabilities, properties or prospects of MapQuest and its subsidiaries, taken as a whole,

  . we must each receive an opinion of tax counsel to the effect that the merger will qualify as a tax-free reorganization,

  . America Online must be advised in writing by Ernst & Young LLP, its independent auditors, that they concur with America Online's conclusion that the merger can properly be accounted for as a pooling-of-interests business combination,

  . the shares of America Online common stock to be issued to MapQuest stockholders in the merger must have been approved for listing on the New York Stock Exchange,

  . specified related agreements must be in full force and effect as of the completion of the merger, and

  . an employment offer letter between specified employees of MapQuest and America Online, or reasonably acceptable replacement employees, must be in full force and effect as of the completion of the merger.

  Termination of the Merger Agreement (see page 48)

   The merger agreement may be terminated at any time before the completion of the merger under the circumstances summarized below.

   The merger agreement may be terminated by our mutual consent.

   The merger agreement may also be terminated by either America Online or MapQuest if the conditions to completion of the merger would not be satisfied because of a material breach of any agreement or covenant or any representation or warranty in the merger agreement by the other becomes untrue or inaccurate and cannot be cured or is not cured within 30 days.

   In addition, the merger agreement may be terminated by either of America Online or MapQuest under any of the following circumstances:

  . if the merger is not completed by June 30, 2000, although this date will be extended to September 30, 2000 if the applicable waiting periods and necessary approvals under the antitrust laws have not been received or have not expired or been terminated,

  . if a final court order or governmental order prohibiting the merger is issued and is not appealable, or

  . if the MapQuest stockholders do not adopt the merger agreement at the special meeting.

   Furthermore, America Online may terminate the merger agreement if MapQuest's board of directors takes any of the following actions:

  . approves or recommends, or proposes, resolves or announces an intention to approve or recommend, an extraordinary transaction of the nature specified in the merger agreement involving MapQuest and a party other than America Online, such as a merger, other business combination, issuance or acquisition of 20% or more of the outstanding voting capital stock of MapQuest or a sale of a significant portion of MapQuest's business or assets, including its intellectual property,

  . fails to present the merger agreement to the MapQuest stockholders and recommend that the MapQuest stockholders adopt and approve the merger agreement, or withdraws or modifies its recommendation in a manner adverse to America Online, proposes, resolves or announces its intention to do so,

  . fails to mail this proxy statement/prospectus when it is available for mailing or fails to include in it the board's recommendation of the merger, including the recommendation that the MapQuest stockholders vote in favor of the adoption of the merger agreement, or resolves or announces its intention to fail to do so,

  . upon a request by America Online, fails to publicly reaffirm its approval and recommendation of the merger and the merger agreement, or resolves or announces its intention to fail to do so,

  . takes any action prohibited by the covenant, described under "Solicitation of Other Proposals Involving MapQuest" below, or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an extraordinary transaction of the nature specified in the merger agreement involving MapQuest and a party other than America Online, such as a merger, other business combination, issuance or acquisition of 20% or more of the outstanding voting capital stock of MapQuest or a sale of a significant portion of MapQuest's assets, including its intellectual property, or resolves or announces its intention to do so, or

  . materially breaches the stock option agreement (described under "MapQuest Has Entered into a Stock Option Agreement with America Online" below and attached as Annex B).

   America Online may also terminate the merger agreement if:

  . a third party acquires 20% or more of the outstanding shares of capital stock or other equity interests of MapQuest, or

  . there occurs a material breach of any representation, warranty, covenant or agreement contained in the stockholders agreement (described under "Some MapQuest Stockholders Have Entered into a Stockholders Agreement" below and attached as Annex C) by any of the stockholders of MapQuest who are parties to the stockholders agreement that would reasonably be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the merger as contemplated by the merger agreement.

  Payment of Termination Fee and Expenses (see page 49)

   MapQuest has agreed to pay America Online a termination fee of $34.6 million if the merger agreement is terminated by America Online because of any of the following circumstances:

  . the MapQuest stockholders do not adopt the merger agreement at the special meeting,

  . MapQuest's board of directors takes any of the actions described in the fifth paragraph under "Termination of the Merger Agreement" above,

  . a third party acquires beneficial ownership of 20% or more of the outstanding shares of capital stock or other equity interests of MapQuest,

  . any of the stockholders of MapQuest who are parties to the stockholders agreement materially breach any representation, warranty, covenant or agreement contained in the stockholders agreement in a manner that would reasonably be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the merger, or

  . MapQuest willfully and materially breaches any covenant or agreement contained in the merger agreement.

   In addition, if the merger agreement is terminated in circumstances in which the termination fee described above becomes payable or because MapQuest materially breaches the merger agreement and such breach is not cured by MapQuest within 30 days, MapQuest has agreed to pay America Online up to $2.5 million of fees and expenses actually incurred by America Online in connection with the merger agreement and the merger.

  Solicitation of Other Proposals Involving MapQuest (see page 46)

   Until the merger is completed or the merger agreement is terminated, MapQuest has agreed not to directly or indirectly take any of the following actions:

  . solicit, facilitate, initiate, entertain or encourage, or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer for any extraordinary transaction involving MapQuest and a party other than America Online of the nature specified in the merger agreement, such as a merger, other business combination, issuance or acquisition of 20% or more of the outstanding voting capital stock of MapQuest or a sale of any significant portion of MapQuest's business or assets, including its intellectual property, or

  . with respect to any person, entity or group that is pursuing such an extraordinary transaction, participate or engage in any discussions or negotiation with, or provide any information relating to MapQuest or take any other action with the intent to facilitate the efforts of, any person, entity or group concerning any such proposal or offer.

   However, MapQuest may participate or engage in discussions or negotiations or furnish information with respect to MapQuest if all of the following occur:

  . the third party has submitted to MapQuest's board of directors an unsolicited, bona fide written proposal regarding an extraordinary transaction of the nature specified in the merger agreement,

  . MapQuest has not violated its covenants regarding extraordinary transactions described above,

  . MapQuest's board of directors determines in its good faith judgment, after consultation with outside counsel, that taking such action is required to satisfy the MapQuest board's fiduciary duties under applicable law, and

  . MapQuest enters into a confidentiality agreement with the third party in connection with the disclosure of information relating to MapQuest and provides America Online with prior written notice of any action it takes.

   In addition, until the merger is completed or the merger agreement is terminated, the board of directors of MapQuest has agreed not to take any of the following actions:

  . approve or recommend, or propose to approve or recommend, any proposal regarding an extraordinary transaction of the nature specified in the merger agreement, other than the merger,

  . withdraw or modify or propose to withdraw or modify in a manner adverse to America Online its approval or recommendation of the merger, the merger agreement or the transactions contemplated by the merger agreement,

  . upon a request by America Online to reaffirm its approval or recommendation of the merger, fail to do so within two business days after such request is made,

  . approve, enter, or permit or cause MapQuest to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any proposal regarding an extraordinary transaction of the nature specified in the merger agreement, or

  .  resolve or announce its intention to do any of the foregoing.

   However, if prior to the MapQuest stockholders' meeting the board of directors of MapQuest receives a proposal to effect a merger, consolidation or sale of all or substantially all of the assets or capital stock of MapQuest which is on terms which the MapQuest board of directors determines in good faith, based on the written opinion of its financial advisor that the consideration provided in such proposal likely exceeds the value of the consideration provided for in the merger, to be more favorable to MapQuest's stockholders than the merger or any revised proposal made by America Online, the MapQuest board of directors may take any of the following actions, if after consultation with outside counsel, the MapQuest board of directors determines in good faith that taking such action is required to satisfy the fiduciary duties of the MapQuest board under applicable law:

  . withdraw or modify, or propose to withdraw or modify, in a manner adverse to America Online, its approval or recommendation of the merger or the merger agreement,

  . fail to reaffirm its approval or recommendation of the merger or the merger agreement after a request by America Online to do so, or

  .  resolve or announce its intention to take any of the foregoing actions.

  MapQuest Has Entered into a Stock Option Agreement with America Online (see page 53 and Annex B)

   MapQuest entered into a stock option agreement with America Online, which grants America Online the option to buy up to 3,571,661 shares of MapQuest common stock, which represents approximately 10.0% of the shares and approximately 10.0% of the voting power of MapQuest common stock outstanding on December 21, 1999 or approximately 9.1% of the shares and approximately 9.1% of the voting power of the shares after issuance of the shares of MapQuest common stock subject to the option. The exercise price of the option is $27.00 per share. America Online's maximum profit under the stock option agreement is $34.6 million, less any termination fee paid by MapQuest under the merger agreement.

   America Online requested MapQuest to grant the option as a prerequisite to entering into the merger agreement. The option may discourage third parties who are interested in acquiring a significant stake in MapQuest and is intended by America Online to increase the likelihood that the merger will be completed.

   The option is not currently exercisable and America Online may only exercise the option if the merger agreement is terminated under circumstances in which the termination fee is payable (as described under "Payment of Termination Fees" on page 49). If the merger agreement is terminated under circumstances in which the termination fee could not become payable, the option will terminate and America Online may not exercise it.

   You are urged to read the stock option agreement in its entirety.

  Some MapQuest Stockholders Have Entered into a Stockholders Agreement (see page 54 and Annex C)

   Certain MapQuest stockholders have entered into a stockholders agreement with America Online. The stockholders agreement requires these MapQuest stockholders to vote all shares of MapQuest common stock beneficially owned by them in favor of the adoption of the merger agreement. These MapQuest stockholders were not paid additional consideration in connection with the stockholders agreement.

   The MapQuest stockholders who entered into the stockholders agreement collectively held approximately 72.8% of the outstanding MapQuest common stock on the record date. Therefore, the approval of the proposal to adopt the merger agreement by a majority of the stockholders of MapQuest is certain.

   You are urged to read the stockholders agreement in its entirety.

  America Online, Digital City, Inc., a Subsidiary of America Online, and MapQuest Have Entered into a Distribution Agreement (see page 55)

   America Online, Digital City and MapQuest entered into a distribution agreement simultaneously with the merger agreement under which MapQuest will provide America Online and Digital City the use and license of its mapping and routing data and services for use over the AOL network and with the Digital City service. The distribution agreement became effective on December 21, 1999. America Online will pay MapQuest an annual fee based on the amount of revenue generated as a result of the use of MapQuest's products and services. The agreement has a term of five years with America Online having the right to extend the term for up to three additional years except that, with respect to specific services that MapQuest is to provide to Digital City, the agreement will expire on March 31, 2001. The parties' obligations and rights under the distribution agreement are independent of their rights and obligations under the merger agreement or the other agreements related to the merger and will remain in effect notwithstanding any termination or amendment of the merger agreement or the other agreements related to the merger.

  Interests of Certain Persons in the Merger (see page 37)

   When considering the recommendation of MapQuest's board of directors, you should be aware that certain MapQuest directors and officers have interests in the merger that are different from, or are in addition to, yours.

   In particular, the three executive officers of MapQuest have signed letters which contain offers of employment from America Online that will become effective upon the completion of the merger. These officers are identified under "Interests of Certain MapQuest Directors and Officers in the Merger" on page 37. In addition, all unvested stock options granted under MapQuest's 1995 Stock Option Plan, including options granted to the executive officers of MapQuest, vested upon the announcement of the merger in accordance with existing plan provisions.

   As of May 16, 2000, directors and executive officers of MapQuest and their affiliates beneficially owned 29,093,592 shares, including stock options exercisable within 60 days of May 16, 2000, which number of shares represents approximately 74.1% of the outstanding shares of MapQuest common stock as of that date. Furthermore, certain MapQuest executive officers have signed, in their capacity as stockholders, a stockholders agreement in which they have agreed to vote their shares in favor of adopting the merger agreement.

  U.S. Federal Income Tax Consequences of the Merger (see page 39)

   We have structured the merger so that, in general, America Online, MapQuest and their respective stockholders will not recognize gain or loss for United States federal income tax purposes in connection with the merger, except with respect to cash received by MapQuest stockholders instead of fractional shares.

  Accounting Treatment of the Merger (see page 41)

   We intend to account for the merger as a pooling-of-interests business combination. It is a condition to completion of the merger that America Online be advised in writing by Ernst & Young LLP that they concur with America Online's conclusion that the merger can properly be accounted for as a pooling-of-interests business combination. Although this condition may be waived by America Online, it is unlikely that America Online would waive this condition. Under the pooling-of-interests method of accounting, each of our historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts.

  Antitrust Approval Required to Complete the Merger (see page 41)

   The merger is subject to antitrust laws. We have made the required filings with the Department of Justice and the Federal Trade Commission. In addition, we have made the required filing in connection with the merger with regulatory authorities in Germany. We are not permitted to complete the merger until the applicable waiting periods have expired or been terminated. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act expired on February 27, 2000, and the regulatory authorities in Germany approved the merger on May 5, 2000. The Department of Justice or the Federal Trade Commission and any state antitrust authority may challenge the merger at any time before its completion.

  Restrictions on the Ability to Sell America Online Stock (see page 41)

   All shares of America Online common stock received by you in connection with the merger will be freely transferable unless you are considered an "affiliate" of either of us under the Securities Act of 1933, as amended. Shares of America Online common stock held by our affiliates may only be sold pursuant to a registration statement or exemption under the Securities Act.

  You Do Not Have Appraisal Rights (see page 42)

   Under Delaware law, you are not entitled to appraisal rights in the merger.

  Where You Can Find More Information (see page 89)

   If you have any questions about the merger, please call MapQuest Investor Relations at (717) 285-8701. You may also call America Online Investor Relations at (703) 265-2741.

  Forward Looking Statements in this Proxy Statement/Prospectus (see page 93)

   This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to America Online's and MapQuest's financial condition, results of operations and business and on the expected impact of the merger on America Online's financial performance and business. Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "seek," and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward looking statements.

   In evaluating the merger, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" beginning on page 19.

Selected Historical and Pro Forma Financial Data

   The following tables present (1) selected historical financial data of America Online, (2) selected unaudited pro forma consolidated financial data giving effect to America Online's pending merger with Time Warner and (3) selected historical financial data of MapQuest. Because the operating results of MapQuest are not material to America Online's operating results, pro forma consolidated financial statements for the merger are not presented.

                                 AMERICA ONLINE

                       Selected Historical Financial Data

   The selected historical financial data of America Online has been derived from the audited historical consolidated financial statements and related notes of America Online for each of the years in the five-year period ended June 30, 1999 and the unaudited consolidated financial statements for the nine months ended March 31, 2000 and 1999 and have been adjusted to reflect the two-for-one common stock split in November 1999. The historical data is only a summary, and you should read it in conjunction with the historical financial statements and related notes contained in the annual and quarterly reports for America Online, which have been incorporated by reference in this proxy statement/prospectus.

                            Nine Months
                               Ended
                            March 31,           Year Ended June 30,
                           ------------- -------------------------------------
                            2000   1999   1999   1998    1997    1996    1995
                           ------ ------ ------ ------  ------  ------  ------
                                 (in millions, except per share data)
Statement of Operations
 Data:
 Revenues................. $4,924 $3,400 $4,777 $3,091  $2,197  $1,323   $ 425
 Business segment
  operating income
  (loss) (1)..............  1,034    299    529    (63)   (132)   (151)    (85)
 Interest and other, net..    533    608    638     30      10       5       3
 Net income (loss)........    910    602    762    (74)   (171)   (202)   (106)
 Net income (loss) per
  share
  Basic................... $ 0.40 $ 0.29 $ 0.37 $(0.04) $(0.10) $(0.13) $(0.09)
  Diluted................. $ 0.35 $ 0.24 $ 0.30 $(0.04) $(0.10) $(0.13) $(0.09)
 Average common shares
  Basic...................  2,255  2,044  2,081  1,850   1,676   1,501   1,175
  Diluted.................  2,593  2,531  2,555  1,850   1,676   1,501   1,175

--------
(1) Business segment operating income (loss) reflects income (loss) from operations adjusted to exclude corporate related expenses.

                                         As of           As of June 30,
                                       March 31, ------------------------------
                                         2000     1999   1998   1997  1996 1995
                                       --------- ------ ------ ------ ---- ----
                                                    (in millions)
Balance Sheet Data:
 Cash and equivalents.................  $ 2,655  $  887 $  677 $  191 $177 $ 63
 Total assets.........................   10,789   5,348  2,874  1,501  957  382
 Debt due within one year.............       13       6      2      2    3    3
 Long-term debt.......................    1,625     358    372     52   22   21
 Stockholders' equity.................    6,419   3,033    996    610  393  165

   Significant Events Affecting America Online's Operating Trends. The comparability of America Online's operating results is affected by a number of significant and nonrecurring items recognized in some periods. For the nine months ended March 31, 2000, America Online incurred a special charge of $5 million related to a merger and gains of $386 million related to investments. In fiscal 1999, America Online incurred special charges of $95 million related to mergers and a restructuring, $25 million in transition costs and a net gain of $567 million related to the sale of investments in Excite, Inc. In fiscal 1998, America Online incurred special charges of $94 million for acquired in-process research and development, $17 million related to settlements and $75 million related to a merger and restructuring. In fiscal 1997, America Online incurred special charges of $49 million related to a restructuring, $24 million for contract terminations, $24 million for a legal settlement and $9 million related to acquired in-process research and development. In fiscal 1996, America Online incurred special charges of $17 million for acquired in-process research and development, $8 million in merger related costs and $8 million for the settlement of a class action lawsuit. In fiscal 1995, America Online incurred special charges of $2 million for merger related costs and $50 million for acquired in-process research and development.

   To assess meaningfully underlying operating trends from period to period, America Online's management believes that the results of operations for each period should be analyzed after excluding the effects of these significant nonrecurring items. Where noted, the following summary adjusts America Online's historical operating results to exclude the impact of these unusual items. However, unusual items may occur in any period. Accordingly, investors and other financial statement users should consider the types of events and transactions for which adjustments have been made.

                             Nine Months
                                Ended
                              March 31,         Year Ended June 30,
                             ------------ -----------------------------------
                              2000   1999  1999    1998   1997   1996   1995
                             ------  ---- -------  -----  -----  -----  -----
                                            (in millions)
Other selected data:
Cash provided by operating
 activities................. $1,313  $929 $ 1,099  $ 437  $ 131  $   2  $  18
Cash (used in) provided by
 investing activities....... (1,116)  273  (1,776)  (531)  (367)  (261)  (104)
Cash provided by financing
 activities.................  1,571   802     887    580    250    373     89
Business segment operating
 income (as adjusted).......  1,039   404     649    123    (26)  (126)   (33)
Earnings before interest,
 taxes, depreciation and
 amortization (EBITDA) (as
 adjusted) (1)..............  1,234   557     866    265     24   (106)   (29)

--------

(1) EBITDA is defined as net income plus: (a) provision/(benefit) for income taxes, (b) interest, (c) depreciation and amortization and (d) special items. America Online considers EBITDA to be an important indicator of the operational strength and performance of its business, including its ability to provide cash flows to service its debt and fund capital expenditures. EBITDA, however, should not be considered an alternative to operating or net income as an indicator of America Online's performance, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, this definition of EBITDA may not be comparable to similarly titled measures reported by other companies.

                                AOL TIME WARNER

            Selected Unaudited Pro Forma Consolidated Financial Data

   The selected unaudited pro forma consolidated financial data of AOL Time Warner, the resulting company from America Online's proposed merger with Time Warner, have been derived from the unaudited pro forma consolidated condensed financial statements incorporated by reference in this proxy statement/prospectus. Because America Online and Time Warner have different fiscal years, and the combined company will adopt the calendar year-end of Time Warner, pro forma operating results are presented on two different bases:

  . a June 30 fiscal-year basis, which is consistent with America Online's historical fiscal year-end, and

  . a December 31 calendar-year basis, which is consistent with both Time Warner's historical fiscal year-end and that of AOL Time Warner going forward.

We believe that it is meaningful to present pro forma financial information based on the calendar year-end of the combined company to facilitate an analysis of the pro forma effects of the merger between America Online and Time Warner.

                                                 Year      Three
                                    Nine Months  Ended    Months       Year
                                       Ended     June      Ended      Ended
                                     March 31,    30,    March 31, December 31,
                                       2000      1999      2000        1999
                                    ----------- -------  --------- ------------
                                     (in millions, except per share amounts)
Statement of Operations Data:
  Revenues.........................   $26,184   $31,259   $ 8,385    $33,051
  Amortization of goodwill and
   other intangible assets.........    (6,325)   (8,392)   (2,110)    (8,393)
  Business segment operating income
   (loss)..........................        10    (2,106)     (511)       (70)
  Interest and other, net..........    (1,328)   (1,402)     (472)    (1,099)
  Loss before extraordinary item...    (2,095)   (3,913)   (1,039)    (2,522)
  Loss before extraordinary item
   per basic
   and diluted share...............   $ (0.50)  $ (1.10)  $ (0.25)   $ (0.63)
  Average common shares............     4,195     3,928     4,240      4,090
  EBITDA(1)(2) ....................   $ 7,500   $ 7,749   $ 1,996    $ 9,802


--------
(1)  EBITDA consists of business segment operating income (loss) before depreciation and amortization. AOL Time Warner considers EBITDA to be an important indicator of the operational strength and performance of its businesses, including the ability to provide cash flows to service debt and fund capital expenditures. EBITDA, however, should not be considered an alternative to operating or net income as an indicator of the performance of AOL Time Warner, or as an alternative to cash flows from operating activities as a measure of liquidity, in each case determined in accordance with generally accepted accounting principles. In addition, this definition of EBITDA may not be comparable to similarly titled measures reported by other companies.

(2) EBITDA includes a number of significant and nonrecurring items. The aggregate effect of those items for each period, as well as the adjusted
     EBITDA excluding such amounts, is as follows:


 Increase in EBITDA................   $ 1,490   $   890   $    28    $ 2,330
                                      =======   =======   =======    =======
 Adjusted EBITDA...................   $ 6,010   $ 6,859   $ 1,968    $ 7,472
                                      =======   =======   =======    =======

   See "Selected Historical Financial Data" elsewhere herein for further reference.

                                                                       As of
                                                                     March 31,
                                                                       2000
                                                                   -------------
                                                                   (in millions)
Balance Sheet Data:
  Cash and equivalents............................................   $  3,503
  Total assets....................................................    235,388
  Long-term debt and other obligations(3).........................     21,179
  Shareholders' equity............................................    156,293

--------

(3) Includes $1.245 billion of borrowings against future stock option proceeds and $575 million of mandatorily redeemable preferred securities of subsidiaries.

                               MAPQUEST.COM, INC.

                       Selected Historical Financial Data

   The selected historical financial data of MapQuest have been derived from the audited historical consolidated financial statements and notes thereto of MapQuest for each of the years in the five-year period ended December 31, 1999 and from the unaudited consolidated financial statements for the three months ended March 31, 2000 and 1999. The historical information of MapQuest is only a summary and you should read it in conjunction with MapQuest's financial statements and related notes and MapQuest's Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in this proxy statement/prospectus.

                          Three Months
                         Ended March 31,            Year Ended December 31,
                         ----------------  ---------------------------------------------
                          2000     1999     1999      1998      1997     1996     1995
                         -------  -------  -------  --------  --------  -------  -------
                                    (thousands, except per share data)
Statement of Operations
 Data:
  Total revenues........ $10,391  $ 6,156  $34,487  $ 24,717  $ 21,416  $19,577  $14,077
  Income (loss) from
   operations...........  (5,802)  (2,840) (20,361)   (3,453)   (8,002)  (1,719)      15
  Net income (loss).....  (5,192)  (2,804) (18,498)   (3,155)   (7,599)  (1,276)     524
  Net income (loss) per
   share--basic.........   (0.14)   (9.26)   (0.84)   (12.09)   (64.43)   (8.84)    0.79
  Net income (loss) per
   share--diluted.......   (0.14)   (9.26)   (0.84)   (12.09)   (64.43)   (8.84)    0.00
                              As of
                            March 31,                 As of December 31,
                         ----------------  ---------------------------------------------
                          2000     1999     1999      1998      1997     1996     1995
                         -------  -------  -------  --------  --------  -------  -------
                                            (thousands)
Balance Sheet Data:
  Cash and cash
   equivalents.......... $36,933  $   154  $19,390  $    564  $  2,482  $ 1,904  $ 4,619
  Working capital.......  40,293    1,207   44,115     4,301     7,460    4,085    6,066
  Total assets..........  65,581   10,571   65,010    11,450    13,221    9,526    9,601
  Total debt............     --        34      --         48       100      --       --
  Redeemable preferred
   stock................     --    26,495      --     26,186    25,711    7,331    6,877
  Stockholders' equity
   (deficit)............  48,007  (22,880)  49,857   (19,768)  (16,237)  (1,553)     213

Unaudited Comparative Per Share Information

   We have summarized below the per share information for America Online and MapQuest on a historical basis and equivalent basis. The "MapQuest Per Share Equivalents" below are calculated by multiplying the America Online per share amounts by 0.31558, the exchange ratio to be used in the merger.

                                  As of and for
                                    the Nine
                                     Months        As of and for the
                                      Ended      Year Ended June 30,
                                    March 31,   --------------------------
                                      2000       1999     1998      1997
                                  ------------- ------  --------  --------
   America Online--Historical:
   Net income per common share..     $ 0.35     $ 0.30  $  (0.04)   $(0.10)
   Cash dividends declared per
    common share................        --         --        --        --
   Book value per common share..       2.80       1.38       --        --
                                  As of and for
                                    the Three      As of and for the
                                  Months Ended  Year Ended December 31,
                                    March 31,   --------------------------
                                      2000       1999     1998      1997
                                  ------------- ------  --------  --------
   MapQuest--Historical:
   Net loss per common share....     $(0.14)    $(0.84) $ (12.09) $ (64.43)
   Cash dividends declared per
    common share................        --         --        --        --
   Book value per common share..       1.32       1.38       --        --
                                  As of and for
                                    the Nine       As of and for the
                                  Months Ended     Year Ended June 30,
                                    March 31,   --------------------------
                                      2000       1999     1998      1997
                                  ------------- ------  --------  --------
   MapQuest Per Share
    Equivalents:
   Net income per common share..     $ 0.11     $ 0.09  $  (0.01) $  (0.03)
   Cash dividends declared per
    common share................        --         --        --        --
   Book value per common share..       0.88       0.44       --        --

Comparative Per Share Market Price Data

   America Online common stock is traded on the New York Stock Exchange under the symbol "AOL," and MapQuest common stock is traded on the Nasdaq National Market under the symbol "MQST."

   The following table sets forth the closing prices per share of MapQuest common stock as reported on the Nasdaq National Market and the closing prices per share of America Online common stock as reported on the New York Stock Exchange on (1) December 21, 1999, the last full trading day before the public announcement that America Online and MapQuest had entered into the merger agreement and (2) May 22, 2000, the last full trading day for which it was practicable to obtain closing prices at the time of the printing of this proxy statement/prospectus.

   The following table also sets forth, in the column titled "Equivalent Per Share Price," the value you would have received for each share of MapQuest common stock you own, if the merger had been completed and you had exchanged your shares of MapQuest common stock for shares of America Online common stock, on the dates listed. The value was calculated by multiplying the exchange ratio by the closing price of America Online common stock on the dates listed below.

                                                                      Equivalent
                                            MapQuest   America Online Per Share
                                          Common Stock  Common Stock    Price
                                          ------------ -------------- ----------
   December 21, 1999.....................   $32.500       $86.688      $27.357
   May 22, 2000..........................   $16.125       $52.250      $16.489

   Because the market price of America Online common stock may increase or decrease before the completion of the merger, you are urged to obtain current market quotations.

                                  RISK FACTORS

   In addition to the other information contained in or incorporated by reference into this joint proxy statement-prospectus, you should carefully consider the following risk factors in deciding whether to vote for adoption of the merger agreement.

The Value of the America Online Common Stock You Receive in the Merger May Vary

   Upon completion of the merger, each share of MapQuest common stock will be converted into 0.31558 of a share of America Online common stock. This exchange ratio is fixed and there will be no adjustment in the event of fluctuation in the market price of either MapQuest common stock or America Online Common Stock, and neither party is permitted to "walk away" from the merger because of changes in either party's stock price. As a result, the value of the shares you receive in the merger will not be known at the time you vote on the merger and may go up or down as the market price of America Online common stock goes up or down. The specific dollar value of America Online common stock to be received by you upon completion of the merger will depend on the market value of America Online common stock at the time of completion of the merger. As of May 22, 2000, the last trading date for which it was practicable to obtain information before the printing of this proxy statement/prospectus, the closing price of America Online common stock was $52.25 per share. The share prices of both MapQuest common stock and America Online common stock are by nature subject to the general price fluctuations in the market for publicly traded equity securities and have experienced significant volatility. No prediction can be made as to the market prices of either MapQuest common stock or America Online common stock at any time before the completion of the merger or as to the market price of America Online common stock after the completion of the merger.

America Online Has Entered into a Merger Agreement with Time Warner

   America Online has entered into a merger agreement with Time Warner Inc. pursuant to which each of America Online and Time Warner would become wholly owned subsidiaries of a new parent company named AOL Time Warner. In that merger, subject to the terms and conditions of the merger agreement with Time Warner, each share of America Online common stock will be converted into one share of AOL Time Warner common stock, and each share of Time Warner common stock and series common stock will be converted into 1.5 shares of AOL Time Warner common stock and series common stock, respectively, and each share of Time Warner preferred stock will be converted into a substantially identical share of AOL Time Warner preferred stock. If both our merger and the merger with Time Warner occur, you will become a stockholder of AOL Time Warner, whose business will consist of the current businesses of America Online and Time Warner.

   The merger with Time Warner is subject to a number of conditions, and America Online expects to complete its merger with MapQuest before its merger with Time Warner. There can be no assurance that the merger with Time Warner will occur or, if it does occur, of what effect it will have on the stock price, results of operations or financial condition of America Online or AOL Time Warner. AOL Time Warner has filed a registration statement on Form S-4 relating to America Online's merger with Time Warner. You are encouraged to read that document and the documents filed by America Online with the Securities and Exchange Commission that are incorporated herein by reference. See "Where You Can Find More Information" on page 89.

MapQuest Officers and Directors Have Conflicts of Interest Relating to Their Approval and Support of the Merger

   The directors and executive officers of MapQuest have interests in the merger that are different from, or are in addition to, yours. In particular, the three executive officers of MapQuest have signed letters containing offers of employment from America Online that will become effective upon the completion of the merger. These offer letters in the aggregate contain a commitment to grant to these executive officers options to purchase a total of 400,000 shares of America Online common stock. These executive officers are identified under "Interests of Certain MapQuest Directors and Officers in the Merger" on page 37.

   The continuation of indemnification arrangements for current directors of MapQuest following completion of the merger, may influence these directors in making their recommendation that you vote in favor of the adoption of the merger agreement.

   In addition, all unvested stock options granted under MapQuest's 1995 Stock Option Plan to all executive officers and employees of MapQuest vested upon the announcement of the merger in accordance with the existing plan provisions. The number of shares of MapQuest common stock subject to unvested options held by MapQuest's executive officers that vested upon announcement of the merger totaled 972,001 on December 21, 1999. Unvested stock options outstanding under MapQuest's 1999 Stock Plan did not vest upon the announcement of the merger.

   Furthermore, certain MapQuest executive officers have signed, in their capacity as stockholders, a stockholders agreement in which they have agreed to vote their shares in favor of adopting the merger agreement.

   As of May 16, 2000, directors and executive officers of MapQuest and their affiliates beneficially owned 29,093,592 shares, including stock options exercisable within 60 days of May 16, 2000, which number of shares represents approximately 74.1% of the outstanding shares of MapQuest common stock as of that date.

Parties to Contracts With MapQuest May Be Competitors of America Online Which May Impact Their Decision Whether to Renew Their Contracts with MapQuest

   MapQuest has contracts with parties which may be competitors or companies affiliated with competitors of America Online. These contracts provide for:

  . license of MapQuest software, data and services for use by Internet search and directory sites,

  . display, marketing and distribution of MapQuest mapping and routing content on Internet search and directory sites, and

  .  link from third-party networks to MapQuest's website.

   The merger of MapQuest with America Online may affect the likelihood of contract renewals or negotiation of new contracts between these parties and MapQuest. Failure of these parties to renew or enter into new agreements with MapQuest could impair America Online's ability to realize the expected benefits of the merger.

Failure to Complete the Merger Could Negatively Impact MapQuest's Stock Price and Future Business and Operations

   If the merger is not completed for any reason, MapQuest may be subject to the following material risks:

  . MapQuest may be required to pay America Online a termination fee of $34.6 million, plus up to $2.5 million of expenses incurred by America Online,

  . the option exercisable for up to 3,571,661 shares of MapQuest common stock granted to America Online by MapQuest may become exercisable,

  . the price of MapQuest common stock may decline to the extent that the current market price of MapQuest common stock reflects a market assumption that the merger will be completed, and

  . costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

   If the merger is terminated and MapQuest's board of directors determines to seek another merger or business combination, there can be no assurance that it will be able to find a partner willing to pay an equivalent or more attractive price than that which would be paid in the merger. In addition, while the merger agreement is in effect and subject to the limited exceptions described on page 46 of this proxy statement/prospectus, MapQuest is prohibited from soliciting, initiating, entertaining, encouraging or facilitating or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination with any party other than America Online. Furthermore, if the merger agreement is terminated and America Online exercises its option to purchase MapQuest common stock, MapQuest would not be able to account for future transactions as a pooling-of-interests.

Year 2000 Matters

   America Online utilizes a significant number of computer software programs and operating systems across its entire organization, including applications used in operating its online services and Web sites, the proprietary software of the AOL and CompuServe services, Netscape software products, member and customer services, network access, content providers, joint ventures and various administrative and billing functions.

   In 1997, America Online appointed a Year 2000 Task Force to perform an audit to assess the scope of America Online's risks and bring its applications into compliance. This Task Force has overseen testing and is continuing its assessment of America Online's company-wide compliance. America Online's system hardware components, client and host software, current versions of Netscape software products and corporate business and information systems have been tested and continue to be reviewed. To date, America Online has experienced few problems related to Year 2000 compliance, and the problems that have been identified either have been addressed or are in the process of being addressed. America Online is not aware of any remaining significant problems related to Year 2000 issues but is continuing to monitor the status of suppliers and vendors. There can be no assurance that America Online or one of the entities it does business with will not experience a Year 2000 problem that could have an effect on America Online.

   MapQuest has dedicated both internal and external resources to make the required modifications and test Year 2000 compliance. To date, MapQuest has experienced few problems related to Year 2000 compliance, and the problems that have been identified either have been addressed or are in the process of being addressed. MapQuest is not aware of any remaining significant problems related to Year 2000 issues but is continuing to monitor the status of suppliers and vendors. There can be no assurance that MapQuest or one of the entities it does business with will not experience a Year 2000 problem that could have an effect on MapQuest.

Anti-Takeover Provisions

   America Online's restated certificate of incorporation and restated by-laws contain provisions that could make it more difficult for a third party to acquire, or could discourage a third party from attempting to acquire, control of America Online. These provisions allow America Online to issue preferred stock with rights senior to those of its common stock and impose various procedural and non-procedural requirements that could make it more difficult for America Online stockholders to effect certain corporate actions.

   In addition, under America Online's stockholder rights plan, holders of America Online common stock are entitled to one preferred share purchase right for each outstanding share of common stock they hold, exercisable under certain defined circumstances involving a potential change of control, as discussed beginning on page 86 of this proxy statement/prospectus. The preferred share purchase rights have the anti-takeover effect of causing substantial dilution to a person or group that attempts to acquire America Online on terms not approved by America Online's board of directors.

   In connection with America Online's merger agreement with Time Warner, America Online granted to Time Warner an option to acquire shares of America Online common stock in certain circumstances. If the option becomes exercisable, it could restrict the ability of another person to acquire America Online in a pooling-of-interests transaction.

   The foregoing provisions could have a material adverse effect on the premium that potential acquirors might be willing to pay in an acquisition or that investors might be willing to pay in the future for shares of America Online common stock. However, in connection with America Online's merger with Time Warner, AOL Time Warner will not have many of these anti-takeover provisions.

                  THE SPECIAL MEETING OF MAPQUEST STOCKHOLDERS

Proxy Statement/Prospectus

   This proxy statement/prospectus is being furnished to you in connection with the solicitation of proxies by MapQuest's board of directors in connection with our proposed merger.

   This proxy statement/prospectus is first being furnished to stockholders of MapQuest on or about May 25, 2000.

Date, Time and Place of the Special Meeting

   The special meeting of stockholders of MapQuest is scheduled to be held as follows:

       June 26, 2000

       10:00 a.m., local time

       Mayer, Brown & Platt

       1675 Broadway

       New York, New York 10019

Purpose of the Special Meeting

   The special meeting is being held so that stockholders of MapQuest may consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of December 21, 1999, as amended, by and among America Online, MQ Acquisition, Inc., a wholly owned subsidiary of America Online, and MapQuest, and to transact any other business that properly comes before the special meeting or any adjournment. Adoption of the merger agreement will also constitute approval of the merger and the other transactions contemplated by the merger agreement.

   If the stockholders of MapQuest adopt the merger agreement, MQ Acquisition will merge with and into MapQuest, and MapQuest will survive the merger as a wholly owned subsidiary of America Online. You will receive 0.31558 of a share of America Online common stock for each share of MapQuest common stock you hold.

Stockholder Record Date for the Special Meeting

   MapQuest's board of directors has fixed the close of business on April 27, 2000 as the record date for determination of MapQuest stockholders entitled to notice of and to vote at the special meeting. On the record date, there were 36,513,067 shares of MapQuest common stock outstanding, held by approximately 7,171 holders of record.

Majority Vote of MapQuest Stockholders Required for Adoption of the Merger Agreement

   A majority of the outstanding voting power of the shares of MapQuest common stock entitled to vote at the special meeting must be represented, either in person or by proxy, to constitute a quorum at the special meeting. The affirmative vote of the holders of at least a majority of the aggregate voting power of MapQuest's common stock outstanding and entitled to vote at the special meeting is required to adopt the merger agreement. You are entitled to one vote for each share of MapQuest common stock held by you on the record date on each proposal to be presented to stockholders at the special meeting.

   The MapQuest stockholders who are parties to the stockholders agreement, which includes certain MapQuest executive officers, in their capacity as stockholders, with America Online have agreed, subject to the terms and conditions of the stockholders agreement, to vote their shares of MapQuest common stock in favor of the adoption of the merger agreement. As of the record date, these stockholders held approximately 26,586,545 shares of MapQuest common stock. These share numbers represented approximately 72.8% of the outstanding shares of MapQuest common stock and approximately 72.8% of the voting power of the outstanding shares of MapQuest common stock entitled to vote as of the record date at the special meeting. Therefore, the approval of the proposal to adopt the merger agreement by a majority of the stockholders of MapQuest is certain.

   On the record date for the special meeting, directors and executive officers of MapQuest and their affiliates held approximately 26,371,002 shares of MapQuest common stock. These share numbers represented approximately 72.2% of all outstanding shares of MapQuest common stock and approximately 72.2% of the voting power of the outstanding shares of MapQuest common stock entitled to vote as of the record date at the special meeting.

Proxies

   All shares of MapQuest common stock represented by properly executed proxies received before or at the special meeting will, unless the proxies are revoked, be voted in accordance with the instructions indicated thereon. If no instructions are indicated on a properly executed proxy, the shares will be voted FOR adoption of the merger agreement. You are urged to mark the box on the proxy to indicate how to vote your shares.

   If a properly executed proxy is returned and the stockholder has abstained from voting on adoption of the merger agreement, the MapQuest common stock represented by the proxy will be considered present at the special meeting for purposes of determining a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. If your shares are held in an account at a brokerage firm or bank, you must instruct it on how to vote your shares. If an executed proxy card is returned by a broker holding shares in the name of a brokerage firm or bank, which indicates that the broker or bank does not have discretionary authority to vote on adoption of the merger agreement, the shares will be considered present at the meeting for purposes of determining the presence of a quorum, but will not be considered to have been voted in favor of adoption of the merger agreement. Your broker or bank will vote your shares only if you provide instructions on how to vote by following the information provided to you by your broker or bank.

   Because adoption of the merger agreement requires the affirmative vote of at least a majority of the voting power of MapQuest's common stock outstanding on the record date, abstentions, failures to vote and broker non-votes will have the same effect as a vote against adoption of the merger agreement.

   MapQuest does not expect that any matter other than adoption of the merger agreement will be brought before the special meeting. If, however, other matters are properly presented, the persons named as proxies will vote in accordance with their judgment with respect to those matters, unless authority to do so is withheld in the proxy.

   You may revoke your proxy at any time before it is voted by:

  . notifying in writing the Secretary of MapQuest at 3710 Hempland Road, Mountville, Pennsylvania 17554,

  .  granting a subsequent proxy,

  .  appearing in person and voting at the special meeting, or

  . if you voted electronically through the Internet or by telephone, changing your vote by voting again at a later date, using the same procedures.

Attendance at the special meeting will not in and of itself constitute the revocation of a proxy.

   America Online and MapQuest will equally share the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. MapQuest will request banks, brokers and other intermediaries holding shares beneficially owned by others to send this proxy statement/prospectus to and obtain proxies from the beneficial owners and will reimburse the holders for their reasonable expenses in so doing.

   You should not send in any stock certificates with your proxies. A transmittal form with instructions for the surrender of stock certificates for MapQuest common stock will be mailed to you as soon as practicable after completion of the merger.

Voting Electronically or by Telephone

   Because Delaware, the state in which MapQuest is incorporated, permits electronic submission of proxies through the Internet or by telephone, instead of submitting proxies by mail on the enclosed proxy card or voting instructions, many stockholders may vote electronically by submitting their proxies or voting instructions through the Internet or by telephone. Please note that there are separate arrangements for using the Internet and telephone depending on whether your shares are registered in MapQuest's stock records in your name or in the name of a brokerage firm or bank. You should check your proxy card or voting instructions forwarded by your broker, bank or other holder of record to see which options are available.

   The Internet and telephone procedures described below for submitting your proxy or voting instructions are designed to authenticate stockholders' identities, to allow stockholders to have their shares voted and to confirm that their instructions have been properly recorded. MapQuest has been advised by counsel that the procedures that have been put in place are consistent with the requirements of Delaware law. Stockholders submitting proxies or voting instructions via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that would be borne by the stockholder.

   MapQuest holders of record may submit their proxies:

  . through the Internet by visiting a website established for that purpose at www.proxyvoting.com and following the instructions; or

  . by telephone by calling the toll-free number 800-676-5925 and following the recorded instructions.

Solicitation of Proxies

   America Online and MapQuest will equally share the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus. MapQuest will also request banks, brokers and other intermediaries holding shares of MapQuest common stock beneficially owned by others to send this proxy statement/prospectus to, and obtain proxies from, the beneficial owners and will reimburse the holders for their reasonable expenses in so doing. Solicitation of proxies by mail may be supplemented by telephone, telegram and other electronic means, advertisements and personal solicitation by the directors, officers or employees of MapQuest. No additional compensation will be paid to directors, officers or employees for such solicitation.

   You should not send in any stock certificates with your proxy card. A transmittal letter with instructions for the surrender of stock certificates will be mailed to you as soon as practicable after completion of the merger.

                                   THE MERGER

   This section of the proxy statement/prospectus describes material aspects of the proposed merger, including the merger agreement, the stock option agreement and the stockholders agreement. While we believe that the description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should read this entire proxy statement/prospectus and the other documents we refer to carefully for a more complete understanding of the merger. In addition, we incorporate important business and financial information about America Online into this proxy statement/prospectus by reference. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled "Where You Can Find More Information" on page 89 of this proxy statement/prospectus.

Background of the Merger

   America Online and MapQuest have been familiar with each other's business for several years. In November 1997, Digital City, Inc., a subsidiary of America Online, and MapQuest entered into an agreement under which MapQuest was paid by Digital City to provide mapping and routing information and services to Digital City. One year later, that agreement was terminated. In April 1999, Digital City and MapQuest entered into another agreement under which MapQuest was paid by Digital City to provide mapping and routing information and services to Digital City.

   In early September 1999, Michael J. Mulligan, Chief Executive Officer of MapQuest, met with Paul DeBenedictis, President of Digital City, at America Online's offices to discuss the merits of a possible strategic relationship between America Online and MapQuest, including among other things, a possible combination of the two companies.

   On September 10, 1999, Mr. Mulligan, James W. Thomas, Chief Financial Officer of MapQuest, and William Muenster, Senior Vice President of Development and Production of MapQuest, met with Mr. DeBenedictis, Fred Singer, Senior Vice President, Interactive Properties, of America Online, and Jim Davidson, Vice President, Technology, of Digital City, at MapQuest's Denver offices to conduct further discussions regarding a possible business combination of America Online and MapQuest.

   On September 20, 1999, Mr. Mulligan, Mr. Thomas, Mr. Muenster and other members of MapQuest's management met at MapQuest's offices with Mr. DeBenedictis, Mr. Singer, Mr. Davidson, Ron Grant, Vice President, Business Affairs, of America Online, and Steve Chien, Director, Business Development and Strategy, of Digital City, to begin a due diligence investigation of MapQuest.

   On October 5, 1999, MapQuest and America Online entered into a Confidentiality and Non-Disclosure Agreement in which the parties agreed to keep confidential any information received in the course of conducting their respective due diligence investigation and negotiating the proposed transaction. On that day and again on October 20, 1999, Mr. Mulligan met with Mr. DeBenedictis and Donn Davis, Chief Operating Officer, Interactive Properties, of America Online, to continue discussions regarding a possible business combination of America Online and MapQuest.

   From October 5, 1999 through the date of the execution of the merger agreement, America Online and its financial and legal advisors conducted due diligence on MapQuest, and MapQuest and its financial advisors periodically conducted financial due diligence on America Online.

   On October 22, 1999, the MapQuest board conducted a conference call to obtain a status report with respect to the negotiation process with America Online. MapQuest's management was instructed by the board to continue discussions with all interested parties about a potential business combination transaction and to commence price range discussions with America Online. After the board conference call, Mr. Mulligan had discussions with representatives from Robertson Stephens regarding that firm's possible role as MapQuest's investment banker in a potential business combination. Robertson Stephens had been the co-manager of MapQuest's initial public offering in May 1999 and had subsequently been engaged by MapQuest to seek out strategic acquisition opportunities for MapQuest.

   On October 26, 1999, Mr. Mulligan and Mr. Thomas conducted an exploratory meeting with the chief executive officer of another company to discuss a possible business combination with MapQuest. This meeting did not result in a formal offer for a business combination.

   On October 27, 1999, the MapQuest board met in New York to discuss a possible business combination with America Online. This meeting was also attended by representatives of Mayer, Brown & Platt and Robertson Stephens. The MapQuest board received a briefing by Robertson Stephens with respect to financial and stock market information about America Online and other potential merger parties. The MapQuest board instructed MapQuest management to continue to investigate and identify, through Robertson Stephens, other possible transactions and other potential proposals. The MapQuest board asked Robertson Stephens to conduct further inquiries and contact additional third parties. At that board meeting, the MapQuest board also authorized MapQuest management, pending the results of Robertson Stephens' inquiries into other possible transactions or proposals, to enter into a non-solicitation agreement with America Online.

   On November 1, 1999, Mr. Mulligan, Daniel Nova, a director of MapQuest, and representatives of Robertson Stephens met with David Colburn, President, Business Affairs, Mr. Davis, Lynda Clarizio, Vice President, Business Affairs, and Michael McGowan, Vice President and Associate General Counsel, of America Online to discuss exchange ratios and other principal terms of a possible business combination, and similar discussions continued telephonically through November 5, 1999.

   On November 5, 1999, at the request of America Online, MapQuest signed a non-solicitation agreement with America Online, in which MapQuest agreed not to solicit or engage in any discussions or negotiations with any other third party regarding a potential business combination or acquisition involving MapQuest prior to November 18, 1999. At that time, MapQuest was satisfied that a transaction with America Online would be in its stockholders' best interests and determined to pursue a transaction exclusively with America Online for a two week period.

   From November 5, 1999 through November 12, 1999, members of management of America Online and MapQuest, along with their respective legal and financial advisors, met in New York and telephonically to continue to conduct due diligence and negotiate the terms of the proposed merger between MapQuest and America Online and the related agreements. During that time, the parties negotiated the principal terms of the agreements and other related documents, including the exchange ratio, restrictions on MapQuest's ability to pursue alternative transactions, representations and warranties, covenants, termination provisions and conditions to the closing of the merger.

   On November 9, 1999 and on November 22, 1999, the MapQuest board met telephonically to obtain an update on the status of the negotiation process with America Online.

   From November 23, 1999 through December 3, 1999, America Online continued to conduct due diligence with respect to MapQuest, including participating with MapQuest in discussions with certain suppliers regarding their contractual arrangements with MapQuest, and continued to negotiate the terms of the merger agreement and related agreements.

   On December 15, 1999 and December 16, 1999, the MapQuest board met telephonically to obtain an update with respect to the status of the negotiation process with America Online and to discuss possible transactions with other third parties.

   From December 15, 1999 through December 21, 1999, members of management of America Online and MapQuest, along with their respective legal and financial advisors, resumed negotiation of the terms of the proposed merger and the related agreements. During that time, the parties continued to negotiate the principal terms of the agreements and other related documents, including the exchange ratio, restrictions on MapQuest's ability to pursue alternative transactions, representations and warranties, covenants, termination provisions and conditions to the closing of the merger.

   On the afternoon of December 21, 1999, the MapQuest board of directors held a telephonic meeting to consider the terms of the proposed transaction with America Online. At this meeting, members of management of MapQuest discussed the results of the negotiations with America Online and the terms of the proposed merger, including status and timing of the transaction, pricing and valuation of the proposed merger, strategic and business opportunities with America Online, pros and cons of the merger, market changes since MapQuest's initial public offering in May of 1999 and a review of MapQuest's financial performance and prospects; representatives of Robertson Stephens reviewed and discussed the alternative transactions investigated by Robertson Stephens at the direction of the board of directors, presented an analysis of the financial terms of the proposed merger and delivered its oral opinion, subsequently confirmed in writing as of December 21, 1999, as to the fairness of the exchange ratio, from a financial point of view as of such date, to the holders of MapQuest common stock; and representatives of Mayer, Brown & Platt outlined the terms of the proposed merger agreement, including restrictions on MapQuest's ability to pursue alternative transactions, closing conditions and termination provisions, the stock option agreement, the stockholders agreement, the distribution agreement and the other related documents. Following these presentations and the related discussions by the MapQuest board, the entire MapQuest board unanimously concluded that the merger was in the best interests of MapQuest and MapQuest's stockholders, declared the merger advisable, unanimously approved the proposed terms of the merger and the merger agreement in substantially the form presented, and authorized MapQuest's officers to complete the negotiation and execution of the merger agreement and resolved to recommend that MapQuest stockholders vote to adopt the merger agreement.

   Following the meeting of the MapQuest board of directors, the board of directors of America Online held a meeting to review and consider the merger, the merger agreement and the related transactions. Management of America Online made a presentation to its board concerning the business, financial condition and prospects of MapQuest and the terms of the merger agreement, the stock option agreement, the stockholders agreement, the distribution agreement and the other agreements to be executed in connection with the merger. Management of America Online discussed with its board the course of negotiations with MapQuest and its advisors and the due diligence investigation of MapQuest that had been performed. Following discussion among America Online's board of directors and America Online management concerning the transaction, the board of directors of America Online unanimously approved the merger, the merger agreement and all of the related agreements.

   In the evening of December 21, 1999, MapQuest and America Online entered into the merger agreement and the stock option agreement and the MapQuest stockholders identified on page 54 under the heading "Stockholders Agreement" entered into the stockholders agreement with America Online. In addition, each of the members of the board of directors, the executive officers and certain stockholders of MapQuest entered into an affiliate agreement with America Online. On the morning of December 22, 1999, America Online and MapQuest issued a joint press release announcing the merger.

America Online's Reasons for the Merger

   America Online's board of directors believes that following the merger America Online will have the potential to realize enhanced long-term operating and financial results and an improved competitive position as a result of its acquisition of MapQuest. America Online's board of directors considered potential benefits of the merger that they believe will result from combining MapQuest with America Online, including the following:

  . enhancing the interactive experience for users across America Online's brands by adding maps and directions and new methods of customization to its online services and Web properties,

  . enhancing the ability to create advertising and electronic commerce opportunities targeted at the fast-growing business of local interactive services,

  . advancing America Online's "AOL Anywhere" strategy by providing location information, maps and directions on a range of devices such as handheld computers, cellular phones and other non-PC devices,

  . increasing the reach of America Online's local interactive business, as well as expanding the reach of MapQuest to new customers,

  .  providing new cross-promotional and branding opportunities, and

  . enabling America Online to expand the provision of interactive mapping and related functionalities both locally in the United States and internationally.

   America Online's board of directors also considered the terms of the merger agreement, including the possible effects of the provisions regarding termination fees, and the stock option agreement, stockholders agreement and other related agreements. In addition, America Online's board of directors noted that the merger is expected to be a tax-free transaction and accounted for as a pooling-of-interests, such that no goodwill is expected to be created on the books of America Online as a result of the merger.

   The foregoing discussion is not exhaustive of all of the factors considered by America Online's board of directors. Each member of America Online's board may have considered different factors, and America Online's board did not quantify or otherwise assign relative weights to factors considered.

MapQuest's Reasons for the Merger

   MapQuest's board of directors considered potential benefits of the merger that they believe may result from merging with America Online, including the following:

  . combining with America Online will allow MapQuest to expand its core online mapping and destination information business through the combined company's widespread brand recognition and expanded audience base,

  . the merger will enhance the opportunity for the realization of MapQuest's strategic objectives of building brand awareness through access to America Online's expanded audience base,

  . combining with America Online will increase the advertising and business and consumer customer relationships available to grow MapQuest's products and services,

  . combining with America Online will substantially contribute to MapQuest's strategy of international expansion,

  . combining with America Online will provide MapQuest with the opportunity to expand research and development targeted at its online and wireless products and services, enabling MapQuest to expand and enhance the MapQuest service,

  . MapQuest's stockholders will have the opportunity to participate in the potential for growth of the combined company after the merger, and

  . the America Online common stock to be received by MapQuest stockholders has historically enjoyed a great deal of liquidity and has been the subject of a large volume of published investment research and analysis.

   In the course of deliberations, the MapQuest board reviewed with MapQuest management and outside advisors a number of additional factors relevant to the merger, including:

  . historical information concerning America Online's and MapQuest's respective businesses, financial performance and conditions, operations, technologies, managements and competitive positions, including public reports concerning results of operations during the most recent fiscal year and fiscal quarter for each company filed with the Securities and Exchange Commission,

  . MapQuest management's view as to the financial condition, results of operations and businesses of America Online and MapQuest, before and after giving effect to the merger, based on management's due diligence, including a review of publicly available earnings estimates for both companies,

  . current financial market conditions and historical market prices, volatility and trading information with respect to America Online common stock and MapQuest common stock,

  . the consideration to be received by MapQuest stockholders in the merger and an analysis of the market value of the America Online common stock to be issued in exchange for each share of MapQuest common stock in light of comparable merger transactions,

  . the belief that the terms of the merger agreement, including the parties' representations, warranties and covenants, and the conditions to their respective obligations, are reasonable,

  . MapQuest management's review of MapQuest's financial performance and prospects as an independent company,

  . MapQuest management's view as to the potential for other third parties to enter into strategic relationships with or to acquire MapQuest,

  . Robertson Stephens' reports on its due diligence inquiries of potential third-party acquirors,

  . detailed financial analysis and other information with respect to the companies presented by Robertson Stephens to the board and Robertson Stephens' opinion that, as of the date of its opinion and subject to the considerations described in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to the MapQuest stockholders, which opinion is attached as Annex D, and

  . reports from management and MapQuest's advisors as to the results of their due diligence investigation of America Online.

   MapQuest's board of directors also considered the terms of the merger agreement regarding MapQuest's rights and limits on its ability to consider and negotiate other strategic transaction proposals, as well as the possible effects of the provisions regarding termination fees and the stock option agreement. In addition, MapQuest's board of directors noted that the merger is expected to be a tax-free transaction, except as to cash paid for fractional shares, and accounted for as a pooling-of-interests, such that no goodwill is expected to be created on the books of the combined company as a result of the merger. Furthermore, MapQuest's board of directors also considered various alternatives to the merger, including combining with companies other than America Online or remaining as an independent company.

   MapQuest's board of directors also identified and considered a variety of potentially negative factors in its deliberations concerning the merger, including, but not limited to:

  . the risk that the potential benefits sought in the merger might not be fully realized,

  . the possibility that the merger might not be consummated and the effect of public announcement of the merger on:

    .  MapQuest's sales and operating results,

    . MapQuest's ability to attract and retain key management, marketing and technical personnel, and

    . the progress of MapQuest's current development and marketing projects,

  . the risk that some of MapQuest's portal customers may view America Online as their competitor,

  . the fact that unvested options granted to MapQuest officers and employees under MapQuest's 1995 Stock Option Plan would vest upon the announcement of the merger,

  . deal protection requirements and limitations on MapQuest and its directors and certain stockholders relating to their ability to pursue alternative transactions,

  . the substantial costs to be incurred in connection with the merger, including the costs of integrating the businesses and transaction expenses arising from the merger,

  . the risk that despite the efforts of the combined company, key technical and management personnel might not remain employed,

  .  the terms and ramifications of the option agreement,

  .  the other risks described under "Risk Factors" beginning on page 19.

   After due consideration and discussion, MapQuest's board of directors decided that these risks were outweighed by the potential benefits of the merger.

   The foregoing discussion is not exhaustive of all of the factors considered by MapQuest's board of directors. Each member of MapQuest's board may have considered different factors, and MapQuest's board did not quantify or otherwise assign relative weights to factors considered.

Recommendation of MapQuest's Board of Directors

   After careful consideration, MapQuest's board of directors unanimously determined the merger to be fair to you and in your best interest, and declared the merger advisable. MapQuest's board of directors unanimously approved the merger agreement and unanimously recommends your adoption of the merger agreement.

   In considering the recommendation of the MapQuest board of directors with respect to the merger agreement, you should be aware that certain directors and officers of MapQuest have certain interests in the merger that are different from, or are in addition to, the interests of MapQuest stockholders generally. Please see the section entitled "Interests of Certain MapQuest Directors and Officers in the Merger" beginning on page 37 of this proxy statement/prospectus.

Opinion of MapQuest's Financial Advisor

   MapQuest engaged Robertson Stephens to render an opinion as to the fairness of the exchange ratio, from a financial point of view, to holders of shares of MapQuest common stock other than America Online or any of its affiliates.

   On December 21, 1999, at a meeting of the MapQuest board held to evaluate the proposed merger, Robertson Stephens delivered to the MapQuest board its oral opinion, subsequently confirmed in writing as of December 21, 1999, that, as of that date and based on the assumptions made, the matters considered and the limitations on the review undertaken described in the opinion, the exchange ratio was fair, from a financial point of view, to the holders of shares of MapQuest common stock other than America Online or any of its affiliates. The exchange ratio was determined through negotiations between the respective managements of MapQuest and America Online. Although Robertson Stephens did assist the management of MapQuest in these negotiations, it was not asked to, and did not, recommend to MapQuest any specific exchange ratio as the appropriate exchange ratio for the merger. Robertson Stephens assisted MapQuest's management in the negotiations leading to an agreement on principal structural terms of the merger.

   The full text of the Robertson Stephens opinion, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken, is attached as Annex D and is incorporated in this proxy statement/prospectus by reference. We urge MapQuest stockholders to read the Robertson Stephens opinion in its entirety. The Robertson Stephens opinion was prepared for the benefit and use of the MapQuest board in connection with its evaluation of the merger and does not constitute a recommendation to stockholders of MapQuest as to how they should vote, or take any other action, with respect to the merger.

   The Robertson Stephens opinion does not address:

  . the relative merits of the merger and the other business strategies that the MapQuest board has considered or may be considering; or

  . the underlying business decision of the MapQuest board to proceed with the merger.

   The summary of the Robertson Stephens opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Robertson Stephens opinion.

   In connection with the preparation of the Robertson Stephens opinion, Robertson Stephens, among other things:

  . reviewed certain publicly available financial statements and other business and financial information of MapQuest and America Online, respectively,

  . reviewed with MapQuest certain publicly available estimates of research analysts relating to MapQuest,

  . reviewed certain publicly available estimates of research analysts relating to America Online,

  . held discussions with the respective managements of MapQuest and America Online concerning the businesses, past and current operations and financial condition of both MapQuest and America Online and also the future prospects of the combined businesses, including discussions with the managements of MapQuest and America Online concerning their views regarding the strategic rationale for the merger,

  . reviewed the financial terms and conditions set forth in the draft of the merger agreement dated December 21, 1999,

  . reviewed the stock price and trading history of MapQuest common stock and America Online common stock,

  . compared the financial performance of MapQuest and the prices and trading activity of MapQuest common stock with that of certain other publicly traded companies it deemed comparable with MapQuest,

  . compared the financial terms of the merger with the financial terms, to the extent publicly available, of other transactions that it deemed relevant,

  . reviewed the pro forma impact of the merger on America Online's revenue per share and earnings per share,

  . prepared an analysis of the relative contributions of MapQuest and America Online to the combined company,

  . participated in discussions and negotiations among representatives of MapQuest and America Online and their financial and legal advisors, and

  . made such other studies and inquiries, and reviewed such other data, as it deemed relevant.

   In its review and analysis, and in arriving at its opinion, Robertson Stephens assumed and relied upon the accuracy and completeness of all of the financial and other information provided to it, including information furnished to it orally or otherwise discussed with it by the managements of MapQuest and America Online, or publicly available and neither attempted to verify, nor assumed responsibility for verifying, any of such information. Robertson Stephens relied upon the assurances of MapQuest's management that they were not aware of any facts that would make such information inaccurate or misleading. Furthermore, Robertson Stephens did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities, contingent or otherwise, of MapQuest or America Online, nor was Robertson Stephens furnished with any such evaluation or appraisal.

   Robertson Stephens reviewed publicly available financial analysts' estimates, and the assumptions and bases therefor, concerning each of MapQuest and America Online, and Robertson Stephens assumed that such forecasts and projections:

  . had been reasonably prepared in good faith on the basis of reasonable assumptions, and

  . reflected the best available estimates and judgments as to the future financial condition and performance of MapQuest and America Online, respectively.

   In this regard, Robertson Stephens noted that each of MapQuest and America Online face exposure to the Year 2000 problem. Robertson Stephens did not undertake any independent analysis to evaluate the reliability or accuracy of the assumptions made with respect to the potential effect that the Year 2000 problem might have on their respective forecasts.

   In addition, Robertson Stephens assumed that:

  . the merger will be consummated upon the terms set forth in the merger agreement without material alteration thereof, including, among other things, that the merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"),

  . the merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended, and

  . the historical financial statements of each of MapQuest and America Online reviewed by it had been prepared and fairly presented in accordance with U.S. GAAP consistently applied.

   Robertson Stephens relied as to all legal matters relevant to rendering its opinion on the advice of counsel.

   Although developments following the date of the Robertson Stephens opinion may affect the opinion, Robertson Stephens assumed no obligation to update, revise or reaffirm its opinion. The Robertson Stephens opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to Robertson Stephens as of December 21, 1999. It should be understood that subsequent developments may affect the conclusion expressed in the Robertson Stephens opinion and that Robertson Stephens disclaims any undertaking or obligation to advise any person of any change in any matter affecting the opinion which may come or be brought to its attention after the date of the opinion. The Robertson Stephens opinion is limited to the fairness, from a financial point of view and as of the date thereof, of the exchange ratio to holders of shares of MapQuest common stock other than America Online or any of its affiliates. Robertson Stephens does not express any opinion as to:

  . the value of any employee agreement or other arrangement entered into in connection with the merger,

  .  any tax or other consequences that might result from the merger, or

  . what the value of America Online common stock will be when issued to MapQuest's stockholders pursuant to the merger or the price at which the shares of America Online common stock that are issued pursuant to the merger may be traded in the future.

   The following is a summary of the material financial analyses performed by Robertson Stephens in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Robertson Stephens. Certain of the information in this section is presented in tabular form. In order to better understand the financial analyses performed by Robertson Stephens, these tables must be read together with the text of each summary. The Robertson Stephens opinion is based upon the totality of the various analyses performed by Robertson Stephens and no particular portion of the analyses has any merit standing alone. All estimated and projected financial information used in Robertson Stephens' analysis is publicly available financial analyst estimates.

  Exchange Ratio Analysis

   Robertson Stephens compared the average of the daily ratios of the closing price of MapQuest common stock to the closing price of America Online common stock over various periods ending December 17, 1999. The following table sets forth the average of the daily ratios of the closing prices of MapQuest common stock compared to America Online common stock for the various periods ending December 17, 1999, using closing prices provided by Factset Research:

                                                             Average ratio of
                                                             closing price of
                                                           MapQuest common stock
                                                                compared to
                         Period ending                        America Online
                       December 17, 1999                       common stock
                       -----------------                   ---------------------
       1 trading day......................................        0.317x
       5 trading days.....................................        0.308x
      10 trading days.....................................        0.314x
      20 trading days.....................................        0.309x
      30 trading days.....................................        0.299x
      60 trading days.....................................        0.274x
      90 trading days.....................................        0.272x

  Comparable Companies Analysis

   Using publicly available information, Robertson Stephens analyzed, among other things, the trading multiples of MapQuest and selected publicly traded companies in the Internet industry, including:

  .  HearMe

  .  InfoNow Corporation

  .  LookSmart Ltd.

  .  Ticketmaster Online Citysearch Inc.

   Multiples compared by Robertson Stephens included total capitalization to estimated revenues for calendar years 1999 and 2000. All multiples were based on closing stock prices as of December 17, 1999.

   Using the ranges of multiples set forth in the table below that Robertson Stephens derived from multiples for the comparable companies, the following MapQuest equity values and exchange ratios are implied based upon MapQuest's 1999 and 2000 estimated Internet revenues:

                                              Implied
                                Multiple     exchange      Implied MapQuest
                                  range        ratio         equity value
                               ----------- ------------- ---------------------
   1999 Internet revenues..... 30.0x-45.0x 0.181x-0.264x $621.9-$909.0 million
   2000 Internet revenues..... 17.0x-25.0x 0.184x-0.263x $631.8-$906.8 million

   Robertson Stephens also applied a typical control premium of 25.0%--50.0% to the values implied in the foregoing analysis, which implied the following MapQuest equity values and exchange ratios based upon MapQuest's 1999 and 2000 estimated Internet revenues:

                                              Implied
                                             exchange       Implied MapQuest
                             Premium range     ratio          equity value
                             ------------- ------------- -----------------------
   1999 Internet revenues..   25.0%-50.0%  0.222x-0.389x $765.4-$1,339.7 million
   2000 Internet revenues..   25.0%-50.0%  0.226x-0.388x $777.9-$1,336.3 million

  Precedent Acquisition Analysis

   Using publicly available information, Robertson Stephens analyzed the consideration offered, the premiums paid and the implied transaction value multiples paid or proposed to be paid in selected acquisition transactions in the Internet content and service industry, including:

  .  Isocor/Critical Path (October 21, 1999)

  .  Flycast Communications/CMGI (September 30, 1999)

  .  Earthlink Network/MindSpring Enterprises (September 23, 1999)

  .  Adknowledge/Engage Technologies (September 23, 1999)

  .  AdForce/CMGI (September 20, 1999)

  .  Egghead.com /ONSALE (July 13, 1999)

  .  NetGravity/DoubleClick (July 13, 1999)

  .  iMALL/Excite@Home (July 13, 1999)

  .  AltaVista/CMGI, Inc. (June 29, 1999)

  .  Abacus/DoubleClick (June 14, 1999)

  .  TeleB@nc Financial/E*Trade Group (June 1, 1999)

  .  WebMD/Healtheon (May 20, 1999)

  .  Smart Technologies/I2 Technologies (May 12, 1999)

  .  Broadcast.com/Yahoo! (April 1, 1999)

  .  Shopping.com/Compaq Computer (AltaVista) (February 16, 1999)

  .  Zip2/Compaq Computer (AltaVista) (February 16, 1999)

  .  Lycos/USA Networks (February 9, 1999)

  .  MovieFone/America Online (February 1, 1999)

  .  Geocities/Yahoo! (January 28, 1999)

  .  Excite/AtHome (January 19, 1999)

  .  Starfish Software/Motorola (July 14, 1998)

   In analyzing these "precedent transactions", Robertson Stephens compared, among other things, the total consideration in such transactions as a multiple of estimated revenues for calendar years 1999 and 2000. All multiples for the precedent transactions were based on public information available at the time of the announcement. Based on this information and other publicly available information, the following table illustrates the implied MapQuest equity valuations and exchange ratios derived from applying a range of multiples that Robertson Stephens derived from the precedent transactions to MapQuest's 1999 and 2000 estimated Internet revenues:

                                            Implied
                              Multiple     exchange       Implied MapQuest
                                range        ratio          equity value
                             ----------- ------------- -----------------------
   1999 Internet revenues... 40.0x-60.0x 0.236x-0.347x $813.3-$1,196.1 million
   2000 Internet revenues... 10.0x-25.0x 0.114x-0.263x  $391.3-$906.8 million

   No company, business or transaction compared in the comparable companies analysis or precedent transaction analysis is identical to MapQuest or America Online. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the comparable companies, precedent transactions or the business segment, company or transactions to which they are being compared.

   Based upon the foregoing equity value and exchange ratio ranges implied by the comparable companies analysis and the precedent transaction analysis, Robertson Stephens derived an average implied equity valuation range for MapQuest's Internet business of $687.0 million-$1,194.7 million and an average implied exchange ratio range for MapQuest's Internet business of 0.200x-0.347x.

  Digital Mapping Services Valuation

   Robertson Stephens also applied multiples to the digital mapping services revenues of MapQuest. Using the ranges of multiples set forth in the table below, the following MapQuest equity values and exchange ratios are implied for MapQuest's DMS business:

                                              Implied
                                             exchange       Implied MapQuest
                            Multiple range     ratio          equity value
                            -------------- ------------- -----------------------
   2000 DMS revenues.......   2.5x-3.5x    0.015x-0.020x   $50.0-$70.0 million

   Robertson Stephens added the above equity value range and exchange ratio range implied by the digital mapping services valuation to the average equity value range and exchange ratio range implied for MapQuest's Internet business pursuant to the comparable companies analysis and precedent acquisition analyses, as summarized above. The resulting average implied MapQuest equity value range and exchange ratio range are set forth in the table below:

                                              Implied
                                             exchange       Implied MapQuest
                                               ratio          equity value
                                           ------------- -----------------------
                                           0.214x-0.367x $737.0-$1,264.7 million

  Premiums Paid Analysis

   Robertson Stephens also considered the premiums paid in the precedent transactions over the target's closing share price the day before the transaction was announced and 30 days prior to the announcement. Based on this information and other publicly available information, the following table illustrates the implied MapQuest equity values and exchange ratios derived from applying a range of premiums that Robertson Stephens derived from the precedent transactions:

                              MapQuest                                              Implied
                               closing      Premium        Implied MapQuest        exchange
                            trading price    range           equity value            ratio
                            ------------- ------------ ------------------------- -------------
   1 day prior to
    December 17............    $27.00       0.0%-50.0% $1,092.9-$1,639.3 million 0.317x-0.476x
   30 days prior to
    December 17............    $21.75     15.0%-100.0% $1,012.4-$1,760.7 million 0.294x-0.511x

   Robertson Stephens combined the above equity value range and exchange ratio range implied by the premiums paid analysis to the average equity value range and exchange ratio range implied by the comparable companies analysis and precedent acquisition analysis, as summarized above, resulting in the following valuation and exchange ratio ranges:

            Implied
           exchange       Implied MapQuest
             ratio          equity value
         ------------- -----------------------
         0.237x-0.399x $815.9-$1,373.5 million

  Relative Contribution Analysis

   Based upon financial analyst estimates for MapQuest and America Online, Robertson Stephens analyzed the respective contributions of the Internet revenues of MapQuest and America Online to the estimated Internet revenues of the combined company for fiscal years 2000 and 2001. The actual revenues achieved may vary from the estimated revenues and the variations may be material.

                                  America Online        MapQuest
                                 contribution to    contribution to
                                Combined Company's Combined Company's Implied
                                Estimated Internet Estimated Internet exchange
                                     Revenue            Revenue        ratio
                                ------------------ ------------------ --------
Last twelve month Internet
 revenues......................       99.71%              0.29%        0.196x
Calendar year 1999 Internet
 revenues......................       99.60               0.40         0.262x
Fiscal year 2000 estimated
 Internet revenues.............       99.58               0.42         0.276x
Fiscal year 2001 estimated
 Internet revenues.............       99.35               0.65         0.410x

  Pro Forma Analysis

   Robertson Stephens analyzed certain pro forma effects resulting from the merger, including, among other things, the impact of the merger on the projected revenues per share and earnings per share of the combined company for fiscal years 2000 and 2001. The following table summarizes the results of such analysis:

      Fiscal year 2000 estimated revenue per share accretion...........  0.2%
      Fiscal year 2000 estimated earnings per share
       accretion/(dilution)............................................ (2.3)%
      Fiscal year 2001 estimated revenue per share accretion...........  0.5%
      Fiscal year 2001 estimated earnings per share
       accretion/(dilution)............................................ (0.6)%

   The actual results achieved by the combined company may vary from projected results and the variations may be material.

  Other Factors and Comparative Analyses

   In rendering its opinion, Robertson Stephens considered certain other factors and conducted certain other comparative analyses, including, among other things a review of:

  . the history of trading prices and volume for MapQuest common stock for the period from May 4, 1999 to December 17, 1999; and

  . the history of trading prices and volume for America Online common stock for the period from December 17, 1998 to December 17, 1999; and

  .  selected published analysts' reports on MapQuest and America Online.

   While the foregoing summary describes certain analyses and factors that Robertson Stephens deemed material in its presentation to the MapQuest board, it is not a comprehensive description of all analyses and factors considered by Robertson Stephens. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Robertson Stephens believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, would create an incomplete view of the evaluation process underlying the Robertson Stephens opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Robertson Stephens. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusions reached by Robertson Stephens are based on all analyses and factors taken as a whole and also on application of Robertson Stephens' own experience and judgment. Such conclusions may involve significant elements of subjective judgment and qualitative analysis. Robertson

Stephens therefore gives no opinion as to the value or merit standing alone of any one or more parts of the analysis that it performed. In performing its analyses, Robertson Stephens considered general economic, market and financial conditions and other matters, many of which are beyond the control of MapQuest and America Online. The analyses performed by Robertson Stephens are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. Accordingly, analyses relating to the value of a business do not purport to be appraisals or to reflect the prices at which the business actually may be purchased. Furthermore, no opinion is being expressed as to the prices at which shares of MapQuest common stock or America Online common stock may be traded at any future time.

   The engagement letter between Robertson Stephens and MapQuest provides that Robertson Stephens is entitled to receive a fee for its services, a substantial portion of which is contingent upon the consummation of the merger. MapQuest has also agreed to reimburse Robertson Stephens for certain of its out-of-pocket expenses, including legal fees, and to indemnify and hold harmless Robertson Stephens and its affiliates and any director, employee or agent of Robertson Stephens or any of its affiliates, or any person controlling Robertson Stephens or its affiliates for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Robertson Stephens as financial advisor to MapQuest. The terms of the fee arrangement with Robertson Stephens, which MapQuest and Robertson Stephens believe are customary in transactions of this nature, were negotiated at arm's length between MapQuest and Robertson Stephens, and the MapQuest board was aware of such fee arrangements, including the fact that a significant portion of the fees payable to Robertson Stephens is contingent upon completion of the merger. In the past, Robertson Stephens has provided certain investment banking services to MapQuest for which it has been paid fees, including acting as lead manager of MapQuest's initial public offering. In the ordinary course of its business, Robertson Stephens may trade in MapQuest's securities and America Online's securities for its own account and the account of its customers and, accordingly, may at any time hold a long or short position in MapQuest's securities or America Online's securities.

   Robertson Stephens was retained by MapQuest based on Robertson Stephens' experience as a financial advisor in connection with mergers and acquisitions and in securities valuations generally, as well as Robertson Stephens' investment banking relationship and familiarity with MapQuest.

   Robertson Stephens is an internationally recognized investment banking firm. As part of its investment banking business, Robertson Stephens is frequently engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes.

Interests of Certain MapQuest Directors and Officers in the Merger

   When considering the recommendation of MapQuest's board of directors, you should be aware that the MapQuest directors and the executive officers identified below have interests in the merger that are different from, or are in addition to, yours.

   In particular, the three executive officers of MapQuest, Michael Mulligan, James Thomas and William Muenster, have signed letters containing offers of employment from America Online that will become effective upon the completion of the merger. Eight other members of MapQuest's management have also signed similar letters containing offers of employment. These offer letters and the offer letters for the three officers, in the aggregate, contain a commitment to grant to these officers options to purchase a total of 670,000 shares of America Online common stock.

   In addition, all unvested stock options granted under MapQuest's 1995 Stock Option Plan to all executive officers and employees of MapQuest vested upon the announcement of the merger in accordance with the existing plan provisions. The number of shares of MapQuest common stock subject to unvested options held by MapQuest's executive officers that vested upon announcement of the merger totaled 972,001 on December 21, 1999. Unvested stock options outstanding under MapQuest's 1999 Stock Plan do not vest upon the announcement of the merger.

   In addition, Michael Mulligan and James Thomas, in their capacity as stockholders of MapQuest, have each signed the stockholders agreement, described under "Stockholders Agreement" on page 54, and have agreed to vote their shares in favor of adopting the merger agreement.

   The continuation of indemnification arrangements for current directors of MapQuest following completion of the merger, may influence these directors in making their recommendation that you vote in favor of the adoption of the merger agreement.

Completion and Effectiveness of the Merger

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including the adoption of the merger agreement by the stockholders of MapQuest. The merger will become effective upon the filing of a certificate of merger with the Secretary of State of the State of Delaware.

   We are working towards completing the merger as quickly as possible. We hope to complete the merger in June 2000.

Structure of the Merger and Conversion of MapQuest Common Stock

   In accordance with the merger agreement and Delaware law, MQ Acquisition, Inc., a newly formed and wholly owned subsidiary of America Online, will be merged with and into MapQuest. As a result of the merger, the separate corporate existence of MQ Acquisition will cease and MapQuest will survive the merger as a wholly owned subsidiary of America Online.

   Upon completion of the merger, each outstanding share of MapQuest common stock, other than shares held by us and our subsidiaries, will be converted into the right to receive 0.31558 of a share of America Online common stock.

   The number of shares of America Online common stock issuable in the merger will be proportionately adjusted for any future stock split, stock dividend or similar event with respect to America Online common stock effected between the date of the merger agreement and the completion of the merger.

   No certificate or scrip representing fractional shares of America Online common stock will be issued in connection with the merger. Instead you will receive cash, without interest, in lieu of a fraction of a share of America Online common stock. Specifically, the exchange agent in the merger will sell a number of shares of America Online common stock equal to the aggregate number of fractional shares that would otherwise be issuable in the merger and will remit to you an amount equal to your pro rata portion of the proceeds of these sales.

Exchange of MapQuest Stock Certificates for America Online Stock Certificates

   When the merger is completed, the exchange agent will mail to you an executed letter of transmittal and instructions for use in surrendering your MapQuest stock certificates in exchange for America Online stock certificates. When you deliver your MapQuest stock certificates to the exchange agent along with a properly executed letter of transmittal and any other required documents, your MapQuest stock certificates will be canceled and you will receive America Online stock certificates representing the number of full shares of America Online common stock to which you are entitled under the merger agreement. You will receive payment in cash, without interest, in lieu of any fractional shares of America Online common stock which would have been otherwise issuable to you as a result of the merger.

   You should not submit your MapQuest stock certificates for exchange unless, and until, you receive the transmittal instructions and a form of letter of transmittal from the exchange agent.

   You are not entitled to receive any dividends or other distributions, if any are declared on America Online common stock, until the merger is completed and you have surrendered your MapQuest stock certificates in exchange for America Online stock certificates.

   If there is any dividend or other distribution on America Online common stock with a record date after the merger and a payment date prior to the date you surrender your MapQuest stock certificates in exchange for America Online stock certificates, you will receive such dividend or distribution with respect to the whole shares of America Online common stock issued to you promptly after they are issued. If there is any dividend or other distribution on America Online common stock with a record date after the merger and a payment date after the date you surrender your MapQuest stock certificates in exchange for America Online stock certificates, you will receive such dividend or distribution with respect to the whole shares of America Online common stock issued to you promptly after the payment date.

   America Online will issue an America Online stock certificate or a check in lieu of a fractional share in a name other than the name in which a surrendered MapQuest stock certificate is registered only if you present the exchange agent with all documents required to show and effect the unrecorded transfer of ownership and show that you paid any applicable stock transfer taxes.

Material United States Federal Income Tax Consequences of the Merger

   The following summary discusses the material United States federal income tax consequences of the merger, assuming that you hold your shares of MapQuest common stock as capital assets. The following discussion is based on and subject to the Internal Revenue Code of 1986, as amended, its legislative history, applicable Treasury regulations, administrative rulings and court decisions currently in effect, all of which are subject to change at any time, possibly with retroactive effect, and assumptions, limitations, representations and covenants, including those contained in certificates of officers of America Online, MQ Acquisition and MapQuest. This discussion does not address all aspects of United States federal income taxation that may be important to you in light of your particular circumstances, or if you are subject to special rules, such as rules relating to:

  .  stockholders who are not citizens or residents of the United States,

  .  financial institutions,

  .  tax-exempt organizations,

  .  insurance companies,

  .  dealers in securities,

  . stockholders who acquired their shares of MapQuest common stock by exercising employee stock options or rights or otherwise as compensation, and

  . stockholders who hold their shares of MapQuest common stock as part of a hedge, straddle or conversion transaction.

   Simpson Thacher & Bartlett, counsel to America Online, has delivered its opinion to America Online and Mayer, Brown & Platt, counsel to MapQuest, has delivered its opinion to MapQuest, to the effect that, for federal income tax purposes:

  .  the merger will be treated as a reorganization within the meaning of
     Section 368(a) of the Internal Revenue Code,

  . no gain or loss will be recognized by America Online, MapQuest and MQ Acquisition as a result of the merger,

  . no gain or loss will be recognized by holders of MapQuest common stock who exchange all of their MapQuest common stock solely for America Online common stock in the merger, except that gain or loss may be recognized by such holders with respect to cash received in lieu of a fractional share interest in America Online common stock,

  . the aggregate adjusted basis of the America Online common stock received by holders of MapQuest common stock in the merger (treating fractional share interests in America Online common stock as having been issued to such holders in the merger and then redeemed for cash) will be the same as such holders' aggregate tax basis in the MapQuest common stock surrendered in the merger, and

  . the holding period of the America Online common stock that a holder of MapQuest common stock receives in the merger will include the period during which such holder held the MapQuest common stock surrendered in the merger.

   The Simpson Thacher & Bartlett opinion and the Mayer, Brown & Platt opinion are attached hereto as Exhibits 8.1 and 8.2, respectively. These opinions (1) will be based on facts, representations and assumptions set forth or referred to in the closing tax opinions that are consistent with the facts existing at the time that the merger occurs, (2) may rely on representations and covenants including those contained in the merger agreement and certificates of officers of America Online, MapQuest, MQ Acquisition and others, reasonably satisfactory in form and substance to the counsel issuing such opinions, that, if incorrect in certain material respects could jeopardize the conclusions reached by counsel issuing these opinions and (3) to the extent they address consequences to holders of MapQuest common stock, may not be fully applicable to stockholders subject to special rules as listed above. The closing tax opinions are not binding on the IRS or the courts, and we do not intend to request a ruling from the IRS with respect to the merger. Accordingly, there can be no assurance that the IRS will not challenge the conclusions set forth in the closing tax opinions or that a court will not sustain such a challenge.

 Cash Instead of Fractional Shares

   If you receive in the merger cash instead of a fractional share interest in America Online common stock and, immediately after the merger, (1) you hold a minimal interest in America Online, (2) you exercise no control over America Online and (3) as a result of the receipt of this cash payment and after giving effect to certain constructive ownership rules, you experience an actual reduction in your interest in America Online, then you will recognize gain or loss for United States federal income tax purposes with respect to the cash received measured by the difference between the amount of cash you receive and the portion of the tax basis of your shares of MapQuest common stock allocable to the fractional share interest. This gain or loss will be capital gain or loss and will be long-term capital gain or loss if your shares of MapQuest common stock have been held for more than one year at the time the merger is completed. If the requirements set forth in (1) through (3) above are not met, the cash payment will be taxable to you as a dividend.

 Backup Withholding

   Certain non-corporate MapQuest stockholders may be subject to backup withholding at a 31% rate on cash payments received instead of fractional shares of America Online common stock. Backup withholding will not apply, however, to a MapQuest stockholder who:

  . furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to MapQuest stockholders following the date of completion of the merger,

  . provides a certification of foreign status on Form W-8 or successor form, or

  .  is otherwise exempt from backup withholding.

   This discussion does not address tax consequences which may vary with, or are contingent on, your individual circumstances. Moreover, this discussion does not address any non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, you are strongly urged to consult with your tax advisor to determine the particular United States federal, state, local or foreign income or other tax consequences to you of the merger.

Accounting Treatment of the Merger

   We intend to account for the merger as a pooling-of-interests business combination. It is a condition to the completion of the merger that America Online be advised in writing by Ernst & Young LLP that they concur with America Online's conclusion that the transactions contemplated by the merger agreement can properly be accounted for as a pooling-of-interests business combination, although this condition may be waived by America Online. Under the pooling-of-interests method of accounting, each of our historical recorded assets and liabilities will be carried forward to the combined company at their recorded amounts. America Online currently does not intend to waive the condition relating to the receipt of such advice from Ernst & Young LLP.

Regulatory Filings and Approvals Required to Complete the Merger

   The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which prevents specified transactions from being completed until required information and materials are furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and certain waiting periods terminate or expire. We have already filed the required information and materials with the Department of Justice and the Federal Trade Commission and the applicable waiting period expired on February 27, 2000. The requirements of Hart-Scott-Rodino will be satisfied if the merger is completed within one year from the termination of the waiting period.

   The Antitrust Division of the Department of Justice or the Federal Trade Commission may challenge the merger on antitrust grounds, either before or after expiration of the waiting period. Accordingly, at any time before or after the completion of the merger, either the Antitrust Division of the Department of Justice or the Federal Trade Commission could take action under the antitrust laws as it deems necessary or desirable in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin the merger. Additionally, at any time before or after the completion of the merger, notwithstanding that the applicable waiting period expired or was terminated, any state could take action under the antitrust laws as it deems necessary or desirable in the public interest. There can be no assurance that a challenge to the merger will not be made or that, if a challenge is made, we will prevail.

   In addition, we have made the required filing in connection with the merger with regulatory authorities in Germany. The German regulatory authorities approved the merger on May 5, 2000.

   Neither of us is aware of any other material governmental or regulatory approval required for completion of the merger, other than compliance with the applicable corporate law of Delaware.

Restrictions on Sales of Shares by Affiliates of MapQuest and America Online

   The shares of America Online common stock to be issued in connection with the merger will be registered under the Securities Act of 1933, as amended, and will be freely transferable under the Securities Act, except for shares of America Online common stock issued to any person who is deemed to be an "affiliate" of either of us at the time of the special meeting. Persons who may be deemed to be affiliates include individuals or entities that control, are controlled by, or are under the common control of either of us and may include some of our officers and directors, as well as our principal stockholders.

   Affiliates may not sell their shares of America Online common stock acquired in connection with the merger except pursuant to:

  . an effective registration statement under the Securities Act covering the resale of those shares,

  . an exemption under paragraph (d) of Rule 145 under the Securities Act, or

  .  any other applicable exemption under the Securities Act.

   America Online's registration statement on Form S-4, of which this proxy statement/prospectus forms a part, does not cover the resale of shares of America Online common stock to be received by our affiliates in the merger.

Listing on the New York Stock Exchange of America Online Common Stock to be Issued in the Merger

   America Online will use reasonable best efforts to cause the shares of America Online common stock to be issued in connection with the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, before the completion of the merger.

Dissenters' and Appraisal Rights

   You are not entitled to exercise dissenter's or appraisal rights as a result of the merger or to demand payment for your shares under Delaware law.

Delisting and Deregistration of MapQuest Common Stock After the Merger

   If the merger is completed, MapQuest common stock will be delisted from the Nasdaq National Market and will be deregistered under the Securities Exchange Act of 1934, as amended.

Operations After the Merger

   Following the merger, MapQuest will continue its operations as a wholly owned subsidiary of America Online. The membership of the America Online board of directors will remain unchanged as a result of the merger. Eleven members of the management of MapQuest, including Michael Mulligan, James Thomas and William Muenster, who are the three executive officers of MapQuest, have entered into letters of offers of employment with America Online which become effective upon the closing of the merger. The stockholders of MapQuest will become stockholders of America Online, and their rights as stockholders will be governed by the America Online Restated Certificate of Incorporation, the America Online Restated By-laws and the laws of the State of Delaware. See "Comparison of Rights of Holders of MapQuest Common Stock and America Online Common Stock" that begins on page 79.

                  THE MERGER AGREEMENT AND RELATED AGREEMENTS

The Merger Agreement

   The following summary of the merger agreement is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference and attached as Annex A to this proxy statement/prospectus. We urge you to read the full text of the merger agreement.

  Conditions to Completion of the Merger

   Our respective obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following conditions before completion of the merger:

  .  America Online's registration statement on Form S-4 must be effective,

  . the merger agreement must be adopted by the holders of a majority (by voting power) of the outstanding shares of MapQuest common stock,

  . the shares of America Online common stock to be issued in the merger must be approved for listing, subject to official notice of issuance, on the New York Stock Exchange,

  . all applicable approvals and consents of governmental authorities required to complete the merger must be received and all applicable waiting periods under applicable antitrust laws must have expired or been terminated,

  . no law, regulation, order or injunction must be enacted or issued which has the effect of making the merger illegal or of otherwise prohibiting completion of the merger substantially on the terms contemplated by the merger agreement, nor shall any proceeding before a governmental authority seeking such an order or injunction be pending, and

  . both America Online's and MapQuest's respective outside counsel must have issued written opinions, after receiving representation letters from America Online, MQ Acquisition and MapQuest, to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

   America Online's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . MapQuest's representations and warranties must be true and correct on the date the merger is to be completed as if made at and as of such time, except for:

    . representations and warranties that address matters only as of a particular date, which must be true and correct as of such date,

    . any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (which is a defined term described immediately below this list of conditions),

    . representations and warranties that relate to MapQuest's capitalization, which must be true and correct in all material respects as of the date of the merger agreement and on the date the merger is to be completed,

  . MapQuest must have performed or complied in all material respects with all of its agreements and covenants required by the merger agreement, except for any failures to so perform or comply that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect,

  . any third party consents or waivers shall have been obtained for those contracts and agreements that, if such the approval or consent is not obtained, could either individually or in the aggregate reasonably be expected to have a Material Adverse Effect,

  . America Online must have been advised in writing by Ernst & Young LLP that they concur with America Online's conclusion that the transactions contemplated by the merger agreement, if completed, can properly be accounted for as a pooling-of-interests business combination in accordance with generally accepted accounting principles and the criteria of Accounting Principles Board Opinion No. 16 and the regulations of the Securities and Exchange Commission,

  . each of MapQuest's directors, executive officers and affiliates must have executed and delivered to America Online an affiliate agreement concerning restrictions on the transfer of shares of MapQuest common stock and America Online common stock,

  . each of the stockholders agreement, the stock option agreement and releases, which release America Online from certain possible claims against MapQuest that could be brought by MapQuest's directors, officers, certain stockholders and certain employees of MapQuest, must have been executed and delivered and actions required thereunder prior to the date of the merger must have been taken, except for actions required under the stockholders agreement or release agreements, which individually or in the aggregate would not reasonably be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the merger, and

  . an employment offer letter between America Online and specified individuals, or replacement employees reasonably satisfactory to America Online, must be in full force and effect.

   A "Material Adverse Effect" is any fact, event, change, development, circumstance or effect that:

  .  when such term is used in relation to MapQuest,

    . is materially adverse to the business, financial condition, results of operations, assets, liabilities, properties or prospects of MapQuest and its subsidiaries, taken as a whole, or

    . would materially impair or delay MapQuest's ability to perform its obligations under the merger agreement or under the option agreement, and

  .  when such term is used in relation to America Online or MQ Acquisition,

    . is materially adverse to the business, financial condition, results of operations, assets, liabilities, properties or prospects of America Online and its subsidiaries, taken as a whole, or

    .  would materially impair or delay America Online's or MQ
       Acquisition's ability to perform its obligations under the merger agreement.

   MapQuest's obligations to complete the merger and the other transactions contemplated by the merger agreement are subject to the satisfaction or waiver of each of the following additional conditions before completion of the merger:

  . America Online's and MQ Acquisition's representations and warranties must be true and correct on the date the merger is to be completed as if made at and as of such time, except for:

    . representations and warranties that address matters only as of a particular date, which must be true and correct in all material respects as of such date, and

    . any failure of such representations and warranties to be true and correct that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of America Online or MQ Acquisition to consummate the merger, and

  . America Online and MQ Acquisition must have performed or complied in all material respects with all of their agreements and covenants required by the merger agreement, except for any failures to so perform or comply that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of America Online or MQ Acquisition to consummate the merger.

  MapQuest's Conduct of Business Before Completion of the Merger

   MapQuest agreed that until the completion of the merger or unless America Online consents in writing, MapQuest and its subsidiaries will operate their businesses in the ordinary course and in a manner consistent with past practice with the goal of:

  .  preserving intact their business organizations,

  .  operating in accordance with the plans and budgets provided to America
     Online,

  . keeping available the services of their current officers, employees and consultants, and

  . maintaining their material contracts and preserving their relationships with:

    .  advertisers,

    .  sponsors,

    .  customers,

    .  licensees,

    .  suppliers, and

    .  others having business relations with them.

   MapQuest also agreed that until the completion of the merger, or unless America Online consents in writing, MapQuest and its subsidiaries would conduct their businesses in compliance with specific restrictions relating to the following:

  . modification of MapQuest's or any of its subsidiaries' certificate of incorporation and by-laws,

  .  the issuance and redemption of securities,

  .  the issuance of dividends or other distributions,

  .  the disposition of MapQuest's assets,

  .  liens,

  .  the acquisition of assets or other entities,

  .  the incurrence of indebtedness,

  .  capital expenditures,

  .  employees and employee benefits,

  .  accounting policies and procedures,

  .  entrance into or modification of contracts,

  .  tax elections and liabilities,

  .  settlement of litigation and claims,

  .  related party transactions,

  .  maintenance of insurance, and

  . actions relating to the treatment of the merger as a pooling-of-interests and a tax-free reorganization.

   The agreements related to the conduct of MapQuest's business in the merger agreement are complicated and not easily summarized. You are urged to carefully read the article of the merger agreement entitled "Conduct of Business Pending the Merger."

   Solicitation of Other Proposals Involving MapQuest

   MapQuest has certain obligations with respect to "Acquisition Proposals."

   An "Acquisition Proposal" is any inquiry, proposal or offer from any person other than America Online, MQ Acquisition or any of their affiliates to MapQuest and its subsidiaries that relates to any of the following:

  . a merger, consolidation, recapitalization, liquidation or other direct or indirect business combination involving MapQuest or its subsidiaries,

  . the issuance or acquisition of 20% or more (by voting power) of the outstanding capital stock or equity interests of MapQuest or its subsidiaries,

  . any tender offer or exchange offer that, if completed, would result in any person or its affiliates beneficially owning 20% or more (by voting power) of the outstanding capital stock or other equity securities of MapQuest or its subsidiaries,

  . the sale, lease, exchange, license or other disposition of any significant portion of the business or other assets of MapQuest or its subsidiaries, or

  . any other transaction that could reasonably be expected to impede, interfere with, prevent or materially delay the merger or would reasonably be expected to diminish significantly the benefits to America Online or its affiliates of the transactions contemplated by the merger agreement.

   Until the merger is completed or the merger agreement is terminated, MapQuest has agreed not to take any of the following actions and has agreed not to permit any of its affiliates, subsidiaries or representatives to take any of the following actions:

  . solicit, facilitate, initiate, entertain or encourage any Acquisition Proposal, or take any action to solicit, facilitate, initiate, entertain or encourage any inquiries or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal, or

  . participate or engage in discussions or negotiations with, or provide any information to, any person concerning an Acquisition Proposal or concerning matters that might reasonably be expected to result in an Acquisition Proposal.

MapQuest also agreed to terminate any discussions or negotiations with any third parties that were taking place when the merger agreement was signed, if the discussions or negotiations could reasonably be expected to result in an Acquisition Proposal. Furthermore, MapQuest has agreed to provide America Online with detailed information about any Acquisition Proposal it receives.

   However, MapQuest may participate in any discussions or negotiations that are otherwise prohibited, or furnish otherwise prohibited information regarding MapQuest pursuant to a confidentiality agreement which must be on terms no less favorable to MapQuest than those in effect between MapQuest and America Online, if all of the following occur:

  . a third person has submitted an unsolicited, bona fide written Acquisition Proposal to MapQuest's board of directors,

  . neither MapQuest nor any of its representatives has violated any of the restrictions outlined in the foregoing paragraph,

  . MapQuest's board of directors determines by majority vote and in good faith, based upon consultation with outside counsel to MapQuest, that taking such action is required to satisfy the fiduciary duties of the board under applicable law, and

  . MapQuest's board of directors provides America Online with prior written notice of its decision to participate in such discussions or to furnish such information.

   Additionally, MapQuest's board of directors must comply with certain limitations. Except as explained below, MapQuest's board of directors and any board committee may not take any of the following actions:

  . approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the merger,

  . withdraw or modify, or propose to withdraw or modify, in a manner adverse to America Online, the board's approval or recommendation of the merger and the related transactions and agreements,

  . upon request by America Online, fail to reaffirm the board's approval or recommendation of the merger agreement or the merger within two days of America Online's request for reaffirmation,

  . approve, enter or permit or cause MapQuest to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Acquisition Proposal, or

  .  resolve or announce its intention to do any of the foregoing.

However, MapQuest's board of directors may take certain actions described above if it receives a superior proposal. A "superior proposal" is any bona fide proposal to effect a merger, consolidation or sale of all or substantially all of the assets or capital stock of MapQuest which is on terms that MapQuest's board of directors determines by a majority vote and in good faith that will result in a transaction more favorable to MapQuest's stockholders than the merger; such decision must be based on the written opinion of MapQuest's financial advisors and on other relevant factors including the superior proposal's conditions, the form of consideration, the timing of the closing of the proposal, the likelihood of consummation and the ability of the person making the proposal to finance the transaction and any required approvals. If MapQuest does receive such a proposal, then its board of directors may take any of the following actions:

  . withdraw or modify, or propose to withdraw or modify, in a manner adverse to America Online, the MapQuest board's approval or recommendation of the merger and the related transactions and agreements,

  . fail to reaffirm the board's approval or recommendation of the merger agreement or the merger within two business days from America Online's request for reaffirmation, or

  .  resolve or announce its intention to do either of the foregoing.

   Prior to MapQuest's board of directors engaging in any of the three above actions, it must determine by a majority vote and in good faith, after consultation with outside counsel, that taking such action is required to satisfy the fiduciary duties of the board under applicable laws. Additionally, MapQuest must furnish America Online two business days' prior notice of its intent to take such actions.

  Additional Agreements Made in the Merger Agreement

   Both MapQuest and America Online have agreed to use their reasonable best efforts to take, or cause to be taken and to do or cause to be done, all actions to assist and cooperate with each other in performing all things necessary, proper and advisable to complete the merger and the related transactions. Accordingly, MapQuest and America Online have agreed to use their reasonable best efforts to:

  . as promptly as practicable, obtain all necessary approvals and make all necessary filings under applicable laws relating to the merger agreement and the option agreement,

  . furnish all information required for any application or other filing required to be made by Delaware law or any other law or applicable regulation in connection with the merger and the related transactions,

  . lift, rescind or mitigate the effects of any injunction or other order adversely affecting the ability of either America Online or MapQuest to complete the merger, subject to certain limitations specified in the merger agreement, and

  . satisfy or cause to be satisfied all of the conditions that must be satisfied prior to the merger being completed as have been outlined in the preceding section of the proxy statement/prospectus, "Conditions to Completion of the Merger".

However, America Online and its affiliates are not obligated to take either of the following actions:

  .  make proposals, execute or carry out agreements, or submit to orders,
     (1) providing for the sale or other disposition of any of the assets of America Online, its affiliates, or its subsidiaries, or (2) imposing or seeking to impose any limitation on the ability of America Online, its affiliates or its subsidiaries to acquire, hold or exercise full rights of ownership of MapQuest's common stock, or

  . take any steps to avoid or eliminate any impediment asserted under any antitrust law if taking such steps, in America Online's reasonable judgment, might result in a limitation of the benefit that America Online expects to derive as a result of the merger or might adversely affect MapQuest, America Online or America Online's affiliates.

Additionally, America Online and MapQuest have agreed to cooperate with one another in the following manners:
  . the preparation of this proxy statement/prospectus and the registration statement of which it is a part,

  .  the preparation of any filing required under applicable antitrust laws,

  . the identification and seeking of any filings and consents that are required to complete,

  . the listing on the NYSE of the America Online common stock that will be issued as part of the merger, and

  . the facilitating of the achievement of the benefits reasonably anticipated by the merger.

   Termination of the Merger Agreement

   The merger agreement may be terminated at any time prior to completion of the merger, whether before or after adoption of the merger agreement by MapQuest stockholders:

  .  by mutual consent of America Online and MapQuest,

  . by America Online or MapQuest, if the merger is not completed before June 30, 2000 unless the merger is not completed solely due to the applicable waiting periods under antitrust laws not having expired or being terminated, in which case such date shall be extended to September 30, 2000, except that the right to terminate the merger agreement is not available to any party whose willful failure to fulfill any material obligation under the merger agreement has been the cause of the failure to complete the merger on or before such date,

  . by America Online or MapQuest, if there is any final and nonappealable order, decree or ruling of a court or governmental authority permanently prohibiting the completion of the merger,

  . by America Online or MapQuest, if the merger agreement fails to receive the requisite vote for adoption by the stockholders of MapQuest at the special meeting,

  .  by America Online, if MapQuest's board of directors:

    . approves or recommends, or proposes to approve or recommend, any Acquisition Proposal other than the merger (see the definition of Acquisition Proposal on page 46 of this proxy statement/prospectus),

    . fails to present and recommend approval and adoption of the merger agreement to the MapQuest stockholders, or withdraws or modifies, or proposes to withdraw or modify, its recommendation or approval in a manner adverse to America Online,

    . fails to mail this proxy statement/prospectus to MapQuest's stockholders when it is available for mailing or fails to include in it MapQuest board' recommendation of the merger, including the recommendation that the MapQuest stockholders vote in favor of the adoption of the merger agreement,

    . fails to publicly reaffirm its approval and recommendation that MapQuest stockholders adopt the merger agreement within two business days of a request by America Online,

    . enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or takes any other prohibited actions with respect to negotiations involving MapQuest as described on pages 46-47 of this proxy statement/prospectus,

    .  materially breaches the stock option agreement, or

    . resolves or announces its intention to take any of the actions specified above,

  . by America Online, if a third party acquires 20% or more of the outstanding shares of capital stock or other equity interests of MapQuest,

  . by America Online, as long as it is not in material breach of any of its obligations under the merger agreement, (1) if any of MapQuest's representations or warranties are or become untrue or inaccurate, or (2) if MapQuest has breached any of its covenants or agreements contained in the merger agreement, in each case so that the corresponding condition to completion of the merger would not be met, and in each case where such breach or inaccuracy, if curable, has not been cured within 30 days after notice to MapQuest of the breach or inaccuracy,

  . by MapQuest, as long as it is not in material breach of any of its obligations under the merger agreement, (1) if any of America Online's or MQ Acquisition's representations or warranties are or become untrue or inaccurate, or (2) if America Online or MQ Acquisition has breached any of their covenants or agreements contained in the merger agreement, in each case so that the corresponding condition to completion of the merger would not be met, and in each case where such breach or inaccuracy, if curable, has not been cured within 30 days after notice to MapQuest of the breach or inaccuracy, and

  . by America Online if any stockholder that is a party to the stockholders agreement has breached or failed to perform in any material respect its obligations under the stockholders agreement, unless such breach or failure, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on or materially impede the parties' ability to consummate the merger.

   Payment of Termination Fee

   MapQuest will pay to America Online a termination fee of $34.6 million if America Online terminates the merger agreement because of any of the following circumstances:

  . the merger agreement fails to receive the requisite vote for adoption by the stockholders of MapQuest at the special meeting,

  .  MapQuest's board of directors:

    . approves or recommends, or proposes to approve or recommend, any Acquisition Proposal other than the merger (see the definition of Acquisition Proposal on page 46 of this proxy statement/prospectus),

    . fails to present and recommend approval and adoption of the merger agreement to the MapQuest stockholders, or withdraws or modifies, or proposes to withdraw or modify, its recommendation or approval in a manner adverse to America Online,

    . fails to mail this proxy statement/prospectus to MapQuest's stockholders when it is available for mailing or fails to include in it MapQuest board's recommendation of the merger, including the recommendation that the MapQuest stockholders vote in favor of the adoption of the merger agreement,

    . fails to publicly reaffirm its approval and recommendation that MapQuest stockholders adopt the merger agreement within two business days of a request by America Online,

    . enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or takes any other prohibited actions with respect to negotiations involving MapQuest as described on pages 46-47 of this proxy statement/prospectus,

    .  materially breaches the stock option agreement, or

    . resolves or announces its intention to take any of the actions specified above,

  . a third party acquires 20% or more of the outstanding shares of capital stock or other equity interests of MapQuest,

  . MapQuest has willfully breached any of its covenants or agreements contained in the merger agreement so that the corresponding condition to completion of the merger would not be met, and when such breach or inaccuracy, if curable, has not been cured within 30 days after notice to MapQuest of the breach or inaccuracy, or

  . any stockholder that is a party to the stockholders agreement has breached or failed to perform in any material respect its obligations under the stockholders agreement that individually or in the aggregate would reasonably be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the merger.

   MapQuest has agreed to pay America Online up to $2.5 million of fees and expenses actually incurred by America Online in connection with the merger agreement and the merger:

  . if the merger agreement is terminated in the circumstances identified above as giving rise to MapQuest's obligation to pay to America Online the termination fee, or

  . if MapQuest has materially breached the merger agreement and such breach remains uncured.

  MapQuest's Employees

   Individuals who are employed by MapQuest or any of its subsidiaries when the merger is completed will become employees of America Online or one of America Online's subsidiaries, although America Online may terminate these employees at any time. After the merger is completed and on a schedule determined by America Online in connection with the integration of its business with that of MapQuest's, the employees of MapQuest will be eligible to participate in the employee benefit plans of America Online to the same extent as any similarly situated and geographically located employees of America Online. MapQuest employees will be allowed credit for their service with MapQuest for purposes of vesting, calculating the number of vacation days to which they are entitled, subject to a maximum of five incremental days, and participation only, and not for entitlement, except as provided with respect to vacation, or benefit accrual purposes, with respect to the America Online employee benefit plans in which MapQuest employees are allowed to participate.

   If requested to do so by America Online, MapQuest will adopt, prior to the merger's completion, resolutions to cease all contributions to the MapQuest Retirement Savings Plan and to terminate the plan immediately prior to the consummation of the merger. If requested by America Online, these resolutions will also provide that all of the participants in the plan will be fully vested in their account balances and that the participants will receive their account balances as soon as practicable following the consummation of the merger.

  Treatment of MapQuest Stock Options

   America Online will assume each stock option issued by MapQuest, including those options issued under MapQuest's 1995 Stock Option Plan and 1999 Stock Plan, each as amended.

   Upon completion of the merger, each outstanding option to purchase MapQuest common stock will be converted into an option to purchase the number of shares of America Online common stock equal to 0.31558 multiplied by the number of shares of MapQuest common stock that would have been obtained before the merger upon the exercise of each option, rounded down to the nearest whole share. The exercise price will be equal to the exercise price per share of MapQuest common stock subject to the option before conversion divided by 0.31558, rounded up to the nearest whole cent.

   The other terms of each MapQuest option referred to above will continue to apply, including any provisions providing for acceleration of vesting.

   America Online will file a registration statement on Form S-8 for the shares of America Online common stock issuable with respect to each MapQuest option and will use its reasonable best efforts to maintain the effectiveness of that registration statement for as long as any of the options remain outstanding.

   As of the date of the merger agreement, MapQuest must ensure that no offerings or options are granted without the approval of America Online and that MapQuest's employee stock purchase plan is not activated.

  Representations and Warranties

   We each made a number of representations and warranties in the merger agreement regarding aspects of our respective businesses, financial conditions, structures and other facts pertinent to the merger.

   The representations given by MapQuest cover the following topics, among others, as they relate to MapQuest and its subsidiaries:

  .  MapQuest's corporate organization and its qualification to do business,

  . the possession of and compliance with approvals required to conduct MapQuest's business,

  .  MapQuest's certificate of incorporation and by-laws,

  .  MapQuest's capitalization,

  .  authorization of the merger agreement by MapQuest,

  . the effect of the merger on obligations of MapQuest and under applicable laws,

  .  regulatory approvals required to complete the merger,

  .  MapQuest's material contracts,

  .  MapQuest's compliance with applicable laws,

  .  MapQuest's filings and reports with the Securities and Exchange
     Commission,

  .  MapQuest's financial statements,

  .  changes in MapQuest's business since December 31, 1998,

  .  MapQuest's liabilities,

  .  litigation involving MapQuest,

  .  MapQuest's employee benefit plans,

  .  MapQuest's labor matters,

  . information supplied by MapQuest in this proxy statement/prospectus and the related registration statement filed by America Online,

  .  restrictions on MapQuest's business practices,

  .  MapQuest's title to the properties it owns and leases,

  .  MapQuest's taxes,

  .  environmental laws that apply to MapQuest,

  .  intellectual property used by MapQuest,

  .  compliance with Year 2000 related issues,

  .  MapQuest's insurance,

  .  MapQuest's satisfaction of business combination laws,

  . the treatment of the merger as a pooling-of-interests and a tax-free reorganization,

  .  MapQuest's brokers,

  . MapQuest's business practices with respect to the absence of any unlawful payments relating to political activity, the Foreign Corrupt Practices Act of 1977, the Social Security Act or any other unlawful payment,

  .  transactions between MapQuest and interested parties, and

  .  MapQuest's financial advisors.

   The representations given by America Online cover the following topics, among others, as they relate to America Online and MQ Acquisition:

  .  corporate organization and qualification to do business,

  . the possession of and compliance with approvals required to conduct business,

  .  capitalization,

  .  authorization of the merger agreement,

  .  the effect of the merger on obligations under applicable laws,

  .  regulatory approvals required to complete the merger,

  . America Online's filings and reports with the Securities and Exchange Commission,

  .  America Online's financial statements,

  .  litigation involving America Online,

  . information supplied by America Online in this proxy statement/prospectus and the related registration statement filed by America Online, and

  . the treatment of the merger as a pooling-of-interests and a tax-free reorganization.

   The representations and warranties in the merger agreement are complicated and not easily summarized. You are urged to carefully read the articles of the merger agreement entitled "Representations and Warranties of the Company" and "Representations and Warranties of Parent and Merger Sub."

  Extension, Waiver and Amendment of the Merger Agreement

   We may amend the merger agreement before completion of the merger. However, after the MapQuest stockholders adopt the merger agreement, no change will be made that will reduce the amount of or change the type of consideration into which each share of MapQuest common stock will be converted upon completion of the merger.

   Either of us may extend the other's time for the performance of any of the obligations or other acts under the merger agreement, waive any inaccuracies in the other's representations and warranties and waive compliance by the other with any of the agreements or conditions contained in the merger agreement. If any of our conditions or other obligations are waived, we will consider the facts and circumstances at that time and make a determination as to whether a resolicitation of proxies is appropriate.

The Stock Option Agreement

   The following summary of the stock option agreement is qualified in its entirety by reference to the complete text of the stock option agreement, which is incorporated by reference and attached as Annex B to this proxy statement/prospectus. We urge you to read the full text of the stock option agreement.

   The stock option agreement grants America Online the option to buy up to 3,571,661 shares of MapQuest common stock at an exercise price of $27.00 per share. The number of shares issuable upon exercise of the option and the exercise price of the option are subject to adjustment to prevent dilution. Based on the number of shares of MapQuest common stock outstanding on December 21, 1999, the option would be exercisable for approximately 10.0% of the outstanding shares of MapQuest and approximately 9.1% of the outstanding shares after giving effect to the exercise of the option.

   The option is intended to increase the likelihood that the merger will be completed. Consequently, aspects of the stock option agreement may have the effect of discouraging persons who might be interested in acquiring all or a significant interest in MapQuest or its assets before completion of the merger.

   America Online may exercise the option, in whole or part, up to one year from the date on which America Online first has the right to receive the termination fee. The option will terminate and not become exercisable upon any of the following:

  .  completion of the merger,

  . America Online's written notice to MapQuest effecting the termination of the option agreement,

  . the termination of the merger agreement under circumstances which cannot cause the option to become exercisable, or

  .  twelve months after termination of the merger agreement.

   However, if America Online exercises the option to purchase shares of MapQuest common stock prior to the option's expiration, America Online will return the right to purchase the shares subject to the option, even after the option expires.

   If the merger agreement is terminated under circumstances that require MapQuest to pay America Online a termination fee pursuant to the terms of the merger agreement, then America Online has the right to require MapQuest to repurchase the option or, if the option has been exercised by America Online the shares issued upon exercise of the option. The stock option agreement provides that in no event will America Online's total profit under the stock option agreement, less any termination fee paid by MapQuest under the merger agreement, exceed $34.6 million.

   The stock option agreement grants registration rights to America Online with respect to the shares of MapQuest common stock represented by the option.

The Stockholders Agreement

   The following summary of the stockholders agreement is qualified in its entirety by reference to the complete text of the stockholders agreement, which is incorporated by reference and attached as Annex C to this proxy statement/prospectus. You are urged to read the full text of the stockholders agreement.

   The stockholders agreement requires the following MapQuest stockholders vote all of the shares of MapQuest common stock beneficially owned by them in favor of the merger:

  .  Trident Capital Partners Fund-I, L.P.,

  .  Trident Capital Partners Fund-I, C.V.,

  .  Highland Capital Partners III Limited Partnership,

  .  Highland Entrepreneurs' Fund III, L.P.,

  .  National Geographic Holdings, Inc.,

  .  Weston Presidio Capital II, L.P.,

  .  Michael J. Mulligan, and

  .  James W. Thomas.

   As of the record date, the MapQuest stockholders who entered into the stockholders agreement collectively held approximately 26,586,545 shares of MapQuest common stock, which represented approximately 72.8% of the voting power of the outstanding shares of MapQuest common stock entitled to vote as of the record date at the special meeting.

   Each MapQuest stockholder who is a party to the stockholders agreement has agreed not to sell the MapQuest stock and options owned, controlled or acquired, either before or after the date of the merger agreement, by that person except for sales completed earlier than 30 days prior to the date that the merger is consummated. Additionally, each stockholder agreed that it will not do any of the following (and nor will it authorize any of its affiliates, directors, officers, employees or representatives to do any of the following):

  . solicit, facilitate, initiate or encourage any inquiries or communications or the making of any proposal or offer that constitutes, or may constitute, an Acquisition Proposal, or

  . participate or engage in any discussion or negotiations with, or take any action with the intent to facilitate the efforts of, any third party concerning:

     .  any possible Acquisition Proposal, or

     . any communication that might reasonably be expected to result in an Acquisition Proposal.

   The stockholders agreement will terminate upon the earlier to occur of (1) the termination of the merger agreement in accordance with its terms, or (2) the completion of the merger.

The Distribution Agreement

   America Online, Digital City and MapQuest entered into a distribution agreement simultaneously with the merger agreement. Under the distribution agreement, MapQuest will provide America Online and Digital City the use and license of its mapping and routing data and services. America Online will provide access to these data and services through its network. MapQuest also will provide the use of certain business information to Digital City so that visitors to Digital City's website may search the MapQuest databases by a business or telephone number within a city or state.

   Under the distribution agreement, America Online will pay MapQuest an annual fee based on the amount of revenue generated as a result of America Online's use of MapQuest's products and services. The agreement has an initial term with respect to the core services to be provided over the AOL network of five years, and America Online has the right to extend the term for three additional one-year terms, provided that either America Online or MapQuest may decide to terminate the agreement if the other party has:

  . materially breached the agreement and not cured such breach within 30 days,

  .  ceased doing business in the normal course,

  . been declared insolvent or bankrupt, or has been subjected to any proceeding relating to its liquidation.

The agreement with respect to Digital City's access to MapQuest's business information database expires March 31, 2001. The distribution agreement became effective upon signing. The parties' obligations and rights under the distribution agreement are independent of their rights and obligations under the merger agreement or the other agreements related to the merger and will remain in effect notwithstanding any termination or amendment of the merger agreement or the other agreements related to the merger.

                    COMPARATIVE PER SHARE MARKET PRICE DATA

   MapQuest common stock is traded on the Nasdaq National Market under the symbol "MQST." America Online common stock is traded on the New York Stock Exchange under the symbol "AOL." Because the market price of America Online common stock that you will receive in the merger may increase or decrease before the merger, you are urged to obtain current market quotations.

   The following table sets forth, for the calendar quarters indicated, the high and low sale prices per share of MapQuest common stock as reported on the Nasdaq National Market and per share of America Online common stock as quoted on the New York Stock Exchange.

   The prices in the following tables have been adjusted to reflect America Online's two-for-one stock split that was effected on November 22, 1999.

                                                                     America
                                                                     Online
                                                       MapQuest      common
                                                     common stock     stock
                                                     ------------- -----------
                                                      High   Low   High   Low
                                                     ------ ------ ----- -----
   1997:
   Quarter Ended December 31, 1997.................. $  --  $  --  $5.71 $4.00
   1998:
   Quarter Ended March 31, 1998.....................    --     --   8.74  5.16
   Quarter Ended June 30, 1998......................    --     --  13.71  8.66
   Quarter Ended September 30, 1998.................    --     --  17.57  8.75
   Quarter Ended December 31, 1998..................    --     --  40.00 10.33
   1999:
   Quarter Ended March 31, 1999.....................    --     --  76.88 33.50
   Quarter Ended June 30, 1999......................  25.94  13.75 87.50 44.75
   Quarter Ended September 30, 1999.................  20.63   9.31 64.60 38.50
   Quarter Ended December 31, 1999..................  32.50  12.50 95.63 52.03
   2000:
   Quarter Ended March 31, 2000.....................  25.38  15.25 82.88 48.25
   Quarter Ended June 30, 2000 (through May 22,
    2000)...........................................  21.25  16.13 69.38 50.25

   The following table sets forth the closing prices per share of MapQuest common stock as reported on the Nasdaq National Market and the closing prices per share of America Online common stock as reported on the New York Stock Exchange on (a) December 21, 1999, the last full trading day preceding public announcement that America Online and MapQuest had entered into the merger agreement and (b) May 22, 2000, the last full trading day for which it was practicable to obtain closing prices at the time of the printing of this proxy statement/prospectus.

                                                       MapQuest   America Online
                                                     Common Stock  Common Stock
                                                     ------------ --------------
     December 21, 1999..............................   $32.500       $86.688
     May 22, 2000...................................   $16.125       $52.250

   Because the market price of America Online common stock that you will receive in the merger may increase or decrease before completion of the merger, you are urged to obtain current market quotations.

                   SHARE OWNERSHIP BY PRINCIPAL STOCKHOLDERS,
                      MANAGEMENT AND DIRECTORS OF MAPQUEST

   The following table sets forth information concerning the beneficial ownership of common stock of MapQuest as of May 16, 2000 for the following:

  . each person or entity who is known by MapQuest to own beneficially more than 5% of the outstanding shares of MapQuest common stock,

  .  each of MapQuest's current directors,

  . the chief executive officer and each of the other most highly compensated executive officers of MapQuest, and

  .  all directors and executive officers of MapQuest as a group.

   The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual has the right to acquire within 60 days of May 16, 2000 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each person or entity has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

   The calculation of percentages in the "Percentage of Outstanding Shares" column in the table below is based upon the number of shares of MapQuest common stock issued and outstanding on May 16, 2000, plus shares of MapQuest common stock subject to options held by the respective persons on May 16, 2000 and exercisable within 60 days thereafter.

   Those stockholders of MapQuest in the table below who have entered into a stockholders agreement with America Online, agreeing to vote their shares of MapQuest common stock in favor of the proposed merger, are identified by footnote.

  Unless otherwise indicated below, the address for each person or entity listed below is:

    c/o MapQuest.com, Inc.
    3710 Hempland Road
    Mountville, Pennsylvania 17554

                                                                    Beneficially Owned Securities
                                                                -------------------------------------
                                                                              Number of
                                                                                Shares
                                                                             Beneficially
                                                                   Total        Owned
                                                                 Number of     Includes   Percentage
                                                                   Shares     Securities      of
                                                                Beneficially  Underlying  Outstanding
                            Name (1)                             Owned (2)     Options      Shares
                            --------                            ------------ ------------ -----------
   Trident Capital Partners Fund--I, L.P. (3)(5)(6)...........    9,684,242         --       26.5%
   Trident Capital Partners Fund--I, C.V. (3)(5)(6)...........    1,915,731         --        5.2%
     Robert McCormack(4)(7)...................................   11,599,973         --       31.8%
     John Moragne(4)(7).......................................   11,599,973         --       31.8%
     Rockwell Schnabel(7).....................................   11,599,973         --       31.8%
     Donald Dixon(7)..........................................   11,599,973         --       31.8%
   Weston Presidio Capital II, L.P. (3)(5)(8).................    6,844,479         --       18.7%
     Carlo von Schroeter(4)(9)................................    6,844,479         --       18.7%
     Michael Cronin(9)........................................    6,844,479         --       18.7%
     Michael Lazarus(9).......................................    6,844,479         --       18.7%
     James McElwee(9).........................................    6,844,479         --       18.7%
     Philip Halperin(9).......................................    6,844,479         --       18.7%
   Highland Capital Partners III Limited Partnership
    (3)(5)(10)................................................    6,570,665         --       18.0%
   Highland Entrepreneurs' Fund III L.P. (3)(5)(10)...........      273,777         --        0.7%
     Daniel Nova(4)(11).......................................    6,844,442         --       18.7%
     Robert Higgins(11).......................................    6,844,442         --       18.7%
     Paul Maeder(11)..........................................    6,844,442         --       18.7%
     Wycliffe Grousbeck(11)...................................    6,844,442         --       18.7%
   Michael Mulligan (3)(4)(5).................................    2,254,542   1,694,000       5.9%
   James Thomas (3)(5)........................................      803,766     515,675       2.2%
   William Muenster (5).......................................      746,390     512,915       2.0%
   Directors & Executive Officers as a group (seven persons)..   29,093,592   2,722,590      74.1%

--------

(1) C. Richard Allen served as a director of MapQuest during fiscal year 1999 and resigned as a director effective as of December 22, 1999. Mr. Allen is an affiliate of National Geographic Holdings, Inc., a wholly-owned indirect subsidiary of National Geographic Society. As of May 16, 2000, National Geographic Holdings, Inc. held 449,018 shares, which represents 1.2% of MapQuest's outstanding shares as of such date. Mr. Allen disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest, if any. The address of National Geographic Holdings, Inc. is 1145 17th Street, N.W., Washington, DC 20036. National Geographic Holdings, Inc. signed the stockholders agreement with America Online. Mr. Allen, in his capacity as a director of MapQuest, signed an affiliate agreement with America Online.

(2) Beneficial ownership is determined in accordance with the rules of the Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of May 16, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.
(3) Signed the stockholders agreement with America Online.
(4) Director of MapQuest.
(5) Signed an affiliate agreement with America Online.
(6) The address of each of Trident Capital Partners Fund--I, L.P. and Trident Capital Partners Fund--I, C.V., as well as Messrs. McCormack, Moragne, Schnabel and Dixon, is 2480 Sand Hill Road, Suite 100, Menlo Park, California 94025.
(7) Includes 9,684,242 shares held by Trident Capital Partners Fund--I, L.P. and 1,915,731 shares held by Trident Capital Partners Fund--I, C. V. Messrs. McCormack, Moragne, Schnabel and Dixon are officers of Trident Capital, Inc., the general partner of Trident Capital, L.P., which is the general partner of Trident Capital Partners Fund--I, L.P. and the investment general partner of Trident Capital Partners Fund--I, C.V., and therefore may be considered to share beneficial ownership of the shares held by each of Trident Capital Partner Fund--I, L.P. and Trident Capital Partners Fund--I, C.V. Messrs. McCormack, Moragne, Schnabel and Dixon disclaim beneficial ownership of shares held by Trident Capital, Inc. and its affiliates, except to the extent of their pecuniary interests, if any.
(8) The address of Weston Presidio Capital II, L.P., as well as Messrs. von Schroeter, Cronin, Lazarus, McElwee and Halperin, is One Federal Street, 21st Floor, Boston, Massachusetts 02110.

(9) Includes 6,844,479 shares held by Weston Presidio Capital II, L.P. Messrs. Cronin, Lazarus, McElwee, von Schroeter and Halperin are the general partners of Weston Presidio Capital Management II, L.P. the general partner of Weston Presidio Capital II, L.P. and therefore may be considered to share the beneficial ownership of the shares held by Weston Presidio Capital II, L.P. Messrs. Cronin, Lazarus, McElwee, von Schroeter and Halperin disclaim beneficial ownership of these shares, except to the extent of their pecuniary interests, if any.
(10) The address of each of Highland Capital Partners III, L.P. and Highland Entrepreneurs' Fund III, L.P., as well as Messrs. Nova, Higgins, Maeder and Grousbeck, is Two International Place, Boston, Massachusetts 02110.
(11) Includes 6,570,665 shares held by Highland Capital Partners III Limited Partnership and 273,777 shares held by Highland Entrepreneur's Fund III, L.P. Messrs. Higgins, Maeder, Nova and Grousbeck are the general partners of Highland Management Partners III, L.P., the general partner of Highland Capital Partners III Limited Partnership, and the members of HEF III, L.L.C., the general partner of Highland Entrepreneurs' Fund III, L.P. and therefore may be considered to share the beneficial ownership of the shares held by each of Highland Capital Partners III, Limited Partnership and Highland Entrepreneurs' Fund III, L.P. Messrs. Higgins, Maeder, Nova and Grousbeck disclaim beneficial ownership of these shares, except to the extent of their pecuniary interests if any.

                       DESCRIPTION OF MAPQUEST'S BUSINESS

Overview

   MapQuest is a leading online provider of mapping and destination information. By leveraging its over 30 years of traditional digital mapping experience, MapQuest's proprietary integration and editing of geographic databases enable it to provide comprehensive mapping solutions to businesses and to provide customized maps, destination information and driving directions to consumers. MapQuest delivers over 210 million maps and driving directions monthly through its own websites and through third-party websites. According to Media Metrix, Inc., over 5.7 million unique users visited mapquest.com in March 2000, making mapquest.com one of the largest travel-related Internet properties in terms of audience reach and the 38th largest Internet property overall.

The MapQuest.com Solution

   MapQuest's online products and services enable businesses to:

  . provide customized maps, destination information and driving directions to potential customers,

  . provide potential customers with proximity information regarding which of a business' multiple locations is closest to the potential customer,

  .  expand the functionality of their websites to attract and retain users,

  . outsource their map-enabling and destination information needs, thereby avoiding a significant portion of the expenses normally associated with establishing and maintaining a map-enabling infrastructure, and

  . provide delivery of driving directions to potential customers on wireless platforms.

   MapQuest's online products and services enable consumers to:

  . receive maps, destination information and driving directions based on geocentric information provided by the consumer on a real-time basis, and

  . retrieve accurate and reliable mapping and destination information at any time and from any place over the Internet.

   MapQuest is also a leading United States provider of traditional digital mapping products and services to the educational, reference, directory, travel and governmental markets. In addition, companies that incorporate call centers, CD-ROMs or stand-alone driving direction kiosks into their information delivery strategy require non-Internet customized mapping solutions. MapQuest has developed its map-enabling software to promote the rapid development of mapping applications in these environments.

MapQuest Products and Services

 Internet-related Products and Services for Businesses


   Name of Product/Service      Host                  Description
   -----------------------      ----                  -----------
    Connect Services Products

    MapQuest Connect......... MapQuest .  Allows businesses to display consumer- requested maps based on any
                                          combination of city, state, street
                                          address and zip code in the United
                                          States.

    MapQuest InterConnect.... MapQuest .  Enhances MapQuest Connect.

                                       .  Offers proximity searching, which
                                          allows consumers visiting a business'
                                          website to find the closest locations
                                          within a fixed mile radius of a user-
                                          defined point of origin.

   Name of Product/Service     Host                       Description
   -----------------------     ----                       -----------

    MapQuest Locator........ MapQuest   .  Enhances MapQuest InterConnect.



                                        .  Allows more advanced proximity searching
                                           by integrating MapQuest with specific
                                           geographic search parameters contained in
                                           its business customer's database, such as
                                           "find closest gas station with a car wash."
    MapQuest TripConnect.... MapQuest   .  Allows businesses to provide consumers
                                           with door-to-door driving instructions,
                                           including a route-highlighted map, trip
                                           mileage and estimated driving time.
    Enterprise Solutions

    MapQuest Enterprise                 .  Provides mapping, routing and destination
    Service................. MapQuest      information capability designed primarily
                                           for high volume websites.

                                        .  Allows business customers the flexibility to
                                           fully customize generated map pages to
                                           convey their corporate images.

    MapQuest Enterprise      Business   .  Provides mapping, routing and destination
    Server.................. Customer      information capability designed primarily for
                                           users of a business website.


    MapQuest Server for      Business   .  Business customer-hosted service designed
    Windows NT.............. Customer      for MapQuest business customers with
                                           networked applications who want to
                                           customize their own mapping solutions.

  Internet Consumer

   The mapquest.com website offers several menu options for consumers including the following:

  . Maps--the consumer is able to generate maps either based on detailed supplied information or a more general location request,

  . Driving Directions--the consumer can find the most direct route from a point of origin to a destination using a variety of options and formats, including door-to-door, city-to-city, overview map with text, text only or turn-by-turn,

  . Travel Guide--the consumer is able to access lodging and dining information for consumer-supplied destinations,

  . Yellow and White Pages--the consumer is able to access addresses and phone numbers for businesses and individuals, and,

  . Real Time Traffic--the consumer can get real-time traffic reports for a number of major U.S. cities.

   MapQuest's product development strategy is to enhance the technology and features of its web-based and non-Internet mapping applications and to further expand its core geographical database assets. To this end, MapQuest has numerous development projects in process including, but not limited to, Internet optimization tools and collaboration technologies and geographical database improvements. MapQuest expects to continue to devote substantial resources to its product development activities.

  Traditional Digital Mapping Products and Services

   MapQuest customizes and publishes printed road maps, atlases, maps used in textbooks, travel guides, hotel and telephone directories and map-related reference books and CD-ROMs. In addition, MapQuest's products and services include software applications to incorporate customized mapping solutions into call centers, CD-ROMs or information kiosks. MapQuest also provides extensive cartography, geographic database development, comprehensive map data maintenance, advance mapping technology and consultation services to a wide variety of customers on a fee for service basis. MapQuest's traditional digital mapping customers include National Geographic, Exxon, Best Western, Ameritech, Southwestern Bell and Cracker Barrel.

Sales and Marketing

   MapQuest sells its Internet-related business products and services in the United States, Canada and Europe through a sales organization of forty-five employees as of March 31, 2000. The majority of these employees are located at MapQuest's sales offices across the United States with two employees located in the United Kingdom and one employee located in Canada. This sales organization consists of twenty-two direct field salespeople and twenty-three inside salespeople. In addition, MapQuest indirectly sells its Internet products and services through value-added resellers such as SABRE BTS, Three-X Communication, Moore Data and Kingswood Ltd.

   Sales of advertisements on mapquest.com have been generated by third-party advertising sales representatives and by MapQuest's internal advertising sales force, which consisted of five persons as of March 31, 2000.

   MapQuest sells its traditional and digital mapping products through a direct sales force consisting of eighteen field salespersons and telemarketers as of March 31, 2000.

   MapQuest markets its products and services online by placing advertisements on third-party websites. In addition, MapQuest advertises through traditional offline media and utilizes public relations campaigns, trade shows and ongoing customer communications programs.

Customers

   As of March 31, 2000, MapQuest had licensed its products and services to over 1,300 business customers. No one customer accounts for over 10% of MapQuest's overall revenues. The following is a representative list of customers as of March 31, 2000:


  Business Products and      Consumer Products and     Digital Mapping
  Services                   Services                  Products and Services
  Avis                       AIG Insurance             Ameritech
  Bass Hotel and Resorts     Ameritrade
  Budget Rent-A-Car                                    AutoNation
                             AT&T                      Best Western
  Cendant                    AutoByTel                 Choice Hotels
  Digital City                                         Cracker Barrel
  Excite                     Denny's
                             Ecoupons                  Discovery Communication
  Federal Express                                      Don Tech
  Galileo                    Fairfield Inn
                             Holiday Inns              Exxon
  GM OnStar                  Interstate America        Harcourt Brace
  GTE                        NextCard                  Holt, Rinehart &
  Hertz                      Pet Planet                Winston
  Infoseek                   Travelocity               Houghton Mifflin
  InfoSpace                  Toyota                    McGraw-Hill
  Lycos                      Travelscape
  Moore Data                 YesMail.com               National Geographic
                                                       Society
  Sabre                                                Prentice Hall
  Thomas Cook                                          R.R. Donnelley
  Yahoo!                                               Ryder
                                                       Southwestern Bell
                                                       Trailer Life

Technology and Infrastructure

  Geographic Data

   MapQuest maintains a worldwide geographic database suitable for high quality map production. MapQuest has licensed a significant portion of its data from a number of sources through non-exclusive term contractual arrangements. MapQuest currently relies on primary geographic data drawn from data supplied to it under contract by Navigation Technologies Corporation (NavTech), Geographic Data Technology, Inc. (GDT), Digital Mapping Technologies, Inc. (DMTI) and other data suppliers. MapQuest obtains Western European street and major road data from TeleAtlas, NavTech and AND Mapping BV. Major road data for the rest of the world is obtained from AND Mapping BV. MapQuest's business relationships with NavTech and other vendors are currently in good standing. However, should MapQuest lose access to these sources of third-party data or should the terms of these contractual arrangements materially change, MapQuest would need to substitute potentially higher-priced alternatives, including expenses associated with developing substitute data internally, and MapQuest's business, financial condition and results of operations could be materially and adversely affected.

   MapQuest's own proprietary data assets also support its online and traditional digital mapping products and services. MapQuest has spent approximately six years developing, and continues to enhance and update, its USDB, a digital geographic United States database (including adjacent areas of Canada and Mexico). MapQuest also maintains a graphical image database that contains over 200,000 archived images, which serves as MapQuest's internal reference library and is supported by a customized database management system for image retrieval. In addition, MapQuest has developed a suite of international city map data which includes over

300 metropolitan maps and over 500 downtown maps of most major international tourist and business destinations.

   MapQuest plans to update its geographic databases periodically. However, in view of the complexity of updating several different databases, revising software and the need for third party geocoding, there can be no assurance that MapQuest will be able to perform such updates on any fixed schedule.

  Software and Editing Tools

   MapQuest has developed numerous software tools and has customized existing commercial applications to create and maintain its proprietary digital map databases and produce its mapping products.

   MapQuest's proprietary software development toolkit, GeoLocate, employs scalable object-oriented technology and comprises the core tools used to perform high-speed mapping while maintaining high-quality cartographic display. Designed with an open architecture, GeoLocate offers platform flexibility in converting a variety of data formats. MapQuest's extensive investment in GeoLocate has been leveraged for use in the development of MapQuest's Internet technology, resulting in the creation of a uniquely scalable, high performance platform that serves millions of routes and maps on a daily basis. Easy-to-use consumer interface functionality overlays MapQuest's seamless integration of a variety of data formats and personalization tools which enable consumers to save and display maps in their preferred styles.

  System Architecture

   Web pages, maps, and driving directions delivered to MapQuest's customers and users are generated utilizing a Solaris operating system, Apache web server software and MapQuest's proprietary mapping applications. Traffic is distributed and load-balanced across multiple servers via our proprietary software and equipment provided by F5 Networks which maintain replicated, local storage of underlying software and data, resulting in minimal interdependencies between servers. Each server has its own local storage, and all data and software is replicated across all servers. The system is designed as a flexible, robust architecture which is dynamically scalable to meet anticipated future demand. In addition to built-in redundancies, MapQuest operates automated internal monitoring tools on a continual, full-time basis and independent third-party monitoring of MapQuest's website is generated at all times from at least thirty different cities on at least twelve different national and international Internet backbone providers.

   MapQuest's network, hosting facilities, internal architecture and monitoring have been deployed to provide high availability, efficiency and redundancy at every level of the infrastructure. MapQuest's Internet map and route servicing facilities are located in two Denver, Colorado data centers, a Qwest Communications Cyber Center hosting facility tied to Qwest's nationwide, dedicated high speed OC-48 IP network and an Inflow, Inc. hosting facility with UUNet and other major carrier bandwidth provisioned exclusively for MapQuest's use. MapQuest and its associated websites are tied to Qwest's and Inflow's backbones via Cisco routers and multiplexors. Qwest and Inflow do not guarantee that our Internet access will be uninterrupted, secure, or error free and MapQuest's operations are dependent on Qwest's and Inflow's ability to protect their and our systems against damage from fire, power loss, water damage, telecommunications failure, vandalism, and other malicious acts. Any disruption in the Internet access provided by Qwest or Inflow could have a material adverse effect on MapQuest's business, financial condition and results of operations.

Corporate History

   MapQuest was incorporated in Delaware on March 28, 1994, as GeoSystems Global Corporation and changed its name to MapQuest.com, Inc. on January 27, 1999. On May 4, 1999, MapQuest completed its initial public offering of common stock, receiving net proceeds of approximately $61.6 million. MapQuest's service and product offerings are grouped into three lines of business:
Internet-related Products and Services for Business, Internet Consumer and Traditional Digital Mapping Products and Services.

Competition

   The markets for MapQuest's products and services are highly competitive. MapQuest competes for business customers and consumers with companies offering Internet-based map-enabling technology and publishers and distributors of traditional media (such as television, radio and print) that use or license their content for use on the Internet, commercial publishing companies, corporate materials and information market companies, and governmental authorities.

   MapQuest expects competition to continue to increase because these markets, particularly the markets for Internet-related products and services, pose no substantial barriers to entry. Competition may also increase as a result of industry consolidation. In addition, MapQuest's licensees may develop products and services that are equal or superior to MapQuest's or that achieve greater market acceptance than those of MapQuest. Similarly there can be no assurances that MapQuest's data suppliers will not develop products and services competitive with those of MapQuest. Increased competition could result in reduced markets, loss of market share or less traffic to MapQuest's website, any of which could have a material adverse effect on MapQuest's business, financial condition and results of operations.

   MapQuest believes that its ability to compete depends upon many factors, many of which are beyond its control. These factors include MapQuest's ability to provide depth, quality and accuracy of destination information, to increase its sales force and to implement its sales and marketing initiatives, the introduction and acceptance of new and enhanced products and services developed either by MapQuest or its competitors and the ease of use of products and services developed either by MapQuest or its competitors.

Government Regulation

   There is an increasing number of laws and regulations pertaining to the Internet. In addition, a number of legislative and regulatory proposals are under consideration by federal, state, local and foreign governments and agencies. Laws or regulations may be adopted with respect to the Internet relating to liability for information retrieved from or transmitted over the Internet, online content regulation, user privacy, taxation and quality of products and services. Moreover, the applicability to the Internet of existing laws governing issues such as intellectual property ownership and infringement, copyright, trademark, trade secret, obscenity, libel, employment and personal privacy is uncertain and developing. Any new legislation or regulation, or the application or interpretation of existing laws, may decrease the growth in the use of the Internet, which could in turn decrease the demand for MapQuest's service, increase MapQuest's cost of doing business or otherwise have a material adverse effect on MapQuest's business, financial condition and results of operations.

  Liability for Information Retrieved from mapquest.com and from the Internet

   Content may be accessed on mapquest.com or on the websites of MapQuest's distribution partners, and this content may be downloaded by users and subsequently transmitted to others over the Internet. This could result in claims against MapQuest based on a variety of theories, including negligence, copyright or trademark infringement or other theories based on the nature, publication and distribution of this content. These types of claims have been brought, sometimes successfully, against providers of Internet services in the past. MapQuest could also be exposed to liability with respect to third-party content that may be posted by users in chat rooms or bulletin boards offered by certain of MapQuest's distribution partners. It is also possible that if any information, including information deemed to constitute professional advice such as legal, medical, financial or investment advice, provided on mapquest.com contains errors or false or misleading information, third parties could make claims against MapQuest for losses incurred in reliance on such information. The mapquest.com website contains over fifty human-filtered annotated links to other websites. As a result, MapQuest may be subject to claims alleging that, by directly or indirectly providing links to other websites, MapQuest is liable for copyright or trademark infringement or the wrongful actions of third parties through their respective websites. The Communications Decency Act of 1996 provides that, under certain circumstances, a provider of Internet services shall not be treated as a publisher or speaker of any information provided by a third-party content provider. This safe harbor has been interpreted to exempt certain activities of providers of Internet services. MapQuest's activities may prevent it from being able to take advantage of this safe harbor provision. While

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MapQuest attempts to reduce its exposure to such potential liability through, among other things, provisions in guide agreements, user policies and disclaimers, the enforceability and effectiveness of such measures are uncertain.

   MapQuest's general liability insurance may not cover all potential claims to which MapQuest is exposed and may not be adequate to indemnify MapQuest for all liability that may be imposed. Any imposition of liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on MapQuest's business, financial condition and results of operations. Even to the extent that such claims do not result in liability to MapQuest, MapQuest could incur significant costs in investigating and defending against such claims. Potential liability for information disseminated through mapquest.com could lead MapQuest to implement measures to reduce its exposure to such liability, which may require the expenditure of substantial resources and limit the attractiveness of MapQuest's service to users.

  Privacy Concerns

   The Federal Trade Commission (FTC) is considering adopting regulations regarding the collection and use of personal identifying information obtained from individuals when accessing websites. While MapQuest has implemented or intends to implement programs designed to enhance the protection of the privacy of its users, including children, there can be no assurance that such programs will conform with any regulations adopted by the FTC. The FTC's regulatory and enforcement efforts may adversely affect the ability to collect demographic and personal information from users, which could have an adverse effect on MapQuest's ability to provide highly targeted opportunities for advertisers and e-commerce marketers. Any such developments would have a material adverse effect on MapQuest's business, financial condition and results of operations.

   The European Union (EU) has adopted a directive that imposes restrictions on the collection and use of personal data. This directive could, among other things, affect U.S. companies that collect information over the Internet from individuals in EU member countries, and may impose restrictions that are more stringent than current Internet privacy standards in the United States. This directive does not, however, define what standards of privacy are adequate. As a result, there can be no assurance that this directive will not adversely affect the activities of entities such as MapQuest that engage in data collection from users in EU member countries.

  Internet Taxation

   A number of legislative proposals have been made at the federal, state and local level, and by certain foreign governments, that would impose additional taxes on the sale of goods and services over the Internet and certain states have taken measures to tax Internet-related activities. Such legislation or other attempts at regulating commerce over the Internet may substantially impair the growth of commerce on the Internet and, as a result, adversely affect MapQuest's opportunity to derive financial benefit from such activities.

  Domain Names

   Domain names are the user's Internet "addresses." The current system for registering, allocating and managing domain names has been the subject of litigation, including trademark litigation, and of proposed regulatory reform. Although MapQuest has registered "mapquest.com" as a trademark, third parties may bring claims for infringement against MapQuest for the use of this trademark. There can be no assurance that MapQuest's domain names will not lose their value, or that MapQuest will not have to obtain entirely new domain names in addition to or in lieu of its current domain names if reform efforts result in a restructuring in the current system.

  Jurisdictions

   Due to the global nature of the Internet, it is possible that, although transmissions by MapQuest over the Internet originate primarily in Denver, Colorado, the governments of other states and foreign countries might attempt to regulate MapQuest, MapQuest's business activities, MapQuest's transmissions or prosecute

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MapQuest for violations of their laws which could have a material adverse effect on MapQuest's business, financial condition and results of operations. In addition, as MapQuest's service is available over the Internet in multiple states and foreign countries, such jurisdictions may require MapQuest to qualify to do business as a foreign corporation in each such state or foreign country, which could subject MapQuest to taxes and penalties and could result in the inability of MapQuest to enforce contracts in such jurisdictions.

Intellectual Property

   MapQuest regards its copyrights, trademarks, trade secrets and similar intellectual property as critical to its success. MapQuest relies upon a combination of trademark and copyright law, trade secret protection and contractual restrictions with employees, customers, partners and others to protect its proprietary rights. MapQuest does not currently hold any patents. If MapQuest fails to adequately protect its proprietary rights, or if it becomes involved in intellectual property litigation its business, financial condition and results of operations could be materially and adversely affected.

   Despite MapQuest's efforts to protect our proprietary rights, third parties may infringe or misappropriate these rights, which could result in a material adverse effect on MapQuest's business, financial condition and results of operations. In the ordinary course of business MapQuest has been, and expects to continue to be, subject to claims, including claims of alleged infringement of the trademarks and other proprietary rights of third parties. Furthermore, the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. MapQuest expects that infringement claims in its markets will increase in number as more participants enter the market. Such claims and any resultant litigation, should they occur, could subject MapQuest to significant liability for damages and could result in the invalidation of its proprietary rights. In addition, even if MapQuest prevails, such litigation could be time-consuming and expensive to defend, and could result in the diversion of MapQuest's time and attention, any of which could materially adversely affect its business, financial condition and results of operations. Any claims from third parties may also result in limitation on MapQuest's ability to use the trademarks and other intellectual property subject to such claims unless it enters into agreements with the third parties responsible for such claims, which may be unavailable on commercially reasonable terms.

   MapQuest has also been approached by Unisys concerning a license under U.S. Patent No. 4,558,302, which covers certain data compression technology commonly referred to as the Lempel-Zev-Welch or ALZW@ algorithm. Unisys and MapQuest are presently engaged in negotiations concerning a possible settlement. Unisys has not filed a lawsuit, although it has suggested the possibility of litigation to enforce the '302 patent if negotiations are unsuccessful. Under the terms of the merger agreement, MapQuest may not settle certain claims without America Online's consent.

Employees

   As of March 31, 2000, MapQuest employed 335 persons, including 56 cartographers, 13 GIS/database analysts, 97 software/systems/Internet engineers, 108 persons in sales, marketing and customer-support, and 61 persons in general and administrative areas. None of MapQuest's employees is represented by a labor union and MapQuest believes it has good employee relations.

   MapQuest believes that its future success will depend in part on its continued ability to attract, integrate, retain and motivate highly qualified sales, technical, and managerial personnel, and upon the continued service of MapQuest's senior management and key sales and technical personnel. There can be no assurance that MapQuest will successfully attract, integrate, retain and motivate a sufficient number of qualified personnel to conduct its business in the future.

Facilities

   MapQuest's headquarters are located in Mountville, Pennsylvania, where MapQuest currently leases approximately 62,000 square feet under a ten-year lease expiring in March 2007. In addition, MapQuest maintains executive offices in New York, New York, where MapQuest leases approximately 9,000 square feet

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

under a nine-year lease expiring in May 2008. MapQuest also leases approximately 7,200 square feet in Columbia, Maryland under a two-year lease expiring in June 2000, approximately 19,400 square feet in Denver, Colorado under a three-year lease expiring in November 2002, approximately 11,520 square feet in Mount Joy, Pennsylvania under a three-year lease expiring in December 2000 and approximately 3,600 square feet in the Hague, Netherlands under a sixteen-month lease expiring in December 2000. MapQuest also leases sales office space in Redwood Shores, California, Wakefield, Massachusetts, Chicago, Illinois, and Atlanta, Georgia. These offices are approximately 250 to 2,200 square feet with lease terms of one month to five years.

Legal Proceedings

   MapQuest has been approached by Unisys concerning a license under U.S. Patent No. 4,558,302, which covers certain data compression technology commonly referred to as the Lempel-Zev-Welch or ALZW@ algorithm. Unisys and MapQuest are presently engaged in negotiations concerning a possible settlement. Unisys has not filed a lawsuit, although it has suggested the possibility of litigation to enforce the '302 patent if negotiations are unsuccessful. Under the terms of the merger agreement, MapQuest may not settle certain claims without America Online's consent.

   Universal Map Enterprises, Inc. filed a lawsuit against MapQuest and America Online in the United States District Court in the Western District of New York. In that lawsuit, Universal Map Enterprises alleges claims against MapQuest for breach of contract, conversion and specific performance, and against America Online for tortious interference with business arrangements, in connection with an alleged agreement to sell MapQuest's online electronic commerce website, MapStore.com, to Universal Map. Since the commencement of the action, Universal Map has subsequently agreed to dismiss America Online from the action without prejudice. Universal Map is seeking to recover $1,000,000 in damages and/or specific performance of the alleged agreement, plus costs and fees. MapQuest and Universal Map have entered into a stipulation whereby MapQuest has agreed not to frustrate the ability of Universal Map to enforce a judgment for specific performance against MapQuest if so rendered. On February 18, 2000, Universal Map filed a motion for summary judgment with the court seeking summary disposition of its claims prior to discovery and trial. MapQuest's opposition to that motion has been filed, and the motion is fully briefed and awaiting decision by the court. MapQuest denies liability and intends to vigorously contest the motion and defend the action. Management does not expect the claim will have a material adverse effect on MapQuest's financial position, results of operations, or liquidity.

   On April 6, 2000, Furman Roth, Inc. filed a lawsuit against MapQuest in the Supreme Court of the State of New York, County of New York. In the lawsuit, Furman Roth alleges claims against MapQuest for breach of contract, fraud, quantum meruit and unjust enrichment in connection with alleged services rendered with respect to certain placement of advertising by MapQuest. Furman Roth is seeking to recover $1,575,000 in damages, plus unspecified punitive damages. MapQuest denies liability and intends to vigorously defend against the complaint. Management does not expect the claim will have a material adverse effect on MapQuest's financial position, results of operations, or liquidity.

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

           MAPQUEST MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

   The following information should be read in conjunction with the historical financial information and the notes thereto included in this proxy statement/prospectus and MapQuest's financial statements and notes thereto.

   The following discussion of the financial condition and results of operations of MapQuest contains forward-looking statements relating to future events and the future performance of MapQuest within the meaning of Section 27a of the Securities Act of 1933, as amended, and Section 21e of the Securities Exchange Act of 1934, as amended. Investors are cautioned that such statements involve risks and uncertainties. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results and outcomes may differ materially from what is expressed or forecasted in any such forward-looking statements. Such risks and uncertainties include those set forth in MapQuest's registration statement on Form S-1, particularly under the section entitled "Risk Factors." MapQuest undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Overview

   MapQuest is a leading online provider of mapping and destination information. MapQuest provides comprehensive online mapping solutions to businesses and provides customized maps, destination information and driving directions to consumers. MapQuest has three lines of business: Internet business products and services, Internet consumer products and services and digital mapping products and services.

   Since 1967, MapQuest has provided traditional cartographic products and services. In 1989, MapQuest began offering digital mapping products and services. Beginning in 1991, MapQuest introduced map-generating products and services which evolved into online mapping and routing applications. During the first quarter of 1996, MapQuest launched mapquest.com and initiated sales and marketing efforts to build brand awareness and to generate advertising revenues from its website. In the third quarter of 1996, MapQuest began providing online mapping and destination information products and services from its website to companies with an Internet presence and to high-traffic websites offering users a wide range of information and services on their websites, which are commonly referred to as portal websites. In 1997, MapQuest increased its focus on its Internet business and consumer lines of business by devoting significant resources to the mapquest.com web site and to its other Internet products and services. In 1998, MapQuest introduced its MapQuest Enterprise Server. MapQuest's Enterprise Server is designed to provide mapping and routing capability to high volume websites. In 1999, MapQuest began to focus on developing wireless and voice applications that allow MapQuest users to access driving directions and find information about various points of interest.

   MapQuest derives its revenues from three lines of business:

   Business Products and Services. MapQuest provides Internet products and services to companies with an Internet presence and to portal web sites. These companies typically contract for MapQuest's services on an annual basis in consideration for a service fee based on usage and an initial set-up fee. MapQuest recognizes service fees ratably over the period of the service. Revenues from the set-up fee are recognized upon completion of the related installation services. Revenues for software and data licenses relating to MapQuest business products are recognized upon delivery of the product and if no significant obligations remain outstanding. Otherwise, revenues are recognized over the term of the related agreement. Further, under those agreements where MapQuest has a maintenance or upgrade obligation, MapQuest recognizes revenue for these obligations over the period of the obligation. MapQuest has also historically provided business products and services for non-Internet applications by licensing software and data and by providing professional services on a time and material basis or a fixed-fee basis.

   Consumer Products and Services. Through mapquest.com, MapQuest derives revenues primarily from the sale of advertising and sponsorships. Advertising rates vary depending on whether the advertisements are

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delivered to a general audience or a targeted audience based on specific geographic location. Advertising revenues are typically recognized ratably over the period in which the advertisements are displayed, provided that no significant obligations remain and the collection of the resulting receivable is likely. MapQuest may guarantee its advertisers a pre-set level of impressions on mapquest.com. Impression refers to a delivery of an advertisement to a user. If the guaranteed impressions are not met, MapQuest defers recognition of the corresponding revenue until the guaranteed impressions are achieved. Sponsorship contracts may have longer terms and may allow sponsors to be exclusive sponsors of portions of mapquest.com or particular advertising categories.

   Digital Mapping Products and Services. MapQuest derives revenues from providing digital mapping services to businesses and from the sale of mapping products to distributors, retailers, and corporate customers. MapQuest typically receives fees and payments on a time and material basis or a fixed fee basis. Revenues from these services are recognized when the projects are completed. In addition, revenues from long-term contracts are recognized on the percentage-of-completion method, measured as the number of hours incurred to date as a percentage of estimated total labor hours for each contract. MapQuest also licenses software and data for a license fee and/or royalties. License fees are recognized upon delivery of the software and data and if no significant obligations remain outstanding. Otherwise, revenues are recognized over the term of the related agreement. Royalty revenue is recognized upon receipt of payment or evidence royalties have been earned. With respect to the sale of mapping products, MapQuest is paid negotiated amounts, depending on volume, from retailers and distributors, subject to minimum sales and return arrangements.

   As a result of MapQuest's relatively recent focus on the Internet and the emerging nature of the Internet markets in which it competes, MapQuest is limited in its ability to accurately forecast its revenue. MapQuest's current and future expense levels are based largely on its estimates of future revenue and are to a large extent fixed. Accordingly, MapQuest may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall, and a shortfall in revenue in relation to MapQuest's expectations could have a material adverse effect on MapQuest's business, financial condition and results of operations. In addition, MapQuest currently intends to significantly increase its operating expenses to develop and enhance its technology, to create, introduce and enhance its service offerings, to acquire and develop content, to fund increased sales and marketing expenses and to enter into new strategic agreements. To the extent that such expenses precede or are not subsequently followed by increased revenue, MapQuest's business, financial condition and results of operations could be materially adversely affected.

   MapQuest's annual operating results are likely to fluctuate significantly in the future due to a variety of factors, many of which are outside MapQuest's control. Factors that will influence MapQuest's operating results include:

  . MapQuest's ability to retain existing portals and online clients, to attract new online clients at a steady rate and to maintain business customer and end-user satisfaction,

  . the announcement or introduction of new websites, Web stores, services and products by MapQuest and its competitors,

  .  price competition and margin erosion,

  . the rate at which the online market for the purchase of products and services continues to emerge,

  . MapQuest's ability to upgrade and develop its systems and infrastructure,

  . the termination of any account that represents a significant portion of its sales,

  .  technical difficulties or system downtime,

  . MapQuest's ability to attract new personnel in a timely and effective manner,

  . MapQuest's ability to increase the proportion of sales from portals and online clients,

  . the failure of Internet bandwidth to increase over time and/or an increase in the cost to end-users of obtaining or utilizing Internet bandwidth, and

  .  certain U.S. and foreign government regulations.

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

   MapQuest also may, as inducement to obtain certain strategic contracts, offer favorable pricing terms to portals, software publishers and online retailers which would reduce its gross margins. As a result, MapQuest believes that it will continue to incur operating losses in the future. Due to the foregoing factors, MapQuest's annual operating results may fall below the expectations of securities analysts and investors. In such event, the trading price of the common stock would likely be materially adversely affected.

Results of Operations

   The following table sets forth the results of operations for MapQuest expressed as a percentage of net revenues:

                                    Three Months Ended       Year ended
                                         March 31,          December 31,
                                    --------------------  -------------------
                                      2000       1999     1999   1998   1997
                                    ---------  ---------  -----  -----  -----
Revenue
  Business.........................      47.4%      32.6%  38.0%  26.4%  22.2%
  Consumer.........................      24.1%      16.6%  19.2%   5.6%   6.0%
                                    ---------  ---------  -----  -----  -----
  Total business and consumer......      71.5%      49.2%  57.2%  32.0%  28.2%
  Digital mapping..................      28.5%      50.8%  42.8%  68.0%  71.8%
                                    ---------  ---------  -----  -----  -----
  Total revenues...................     100.0%     100.0% 100.0% 100.0% 100.0%
Cost of revenues
  Business and consumer............      46.4%      31.3%  30.8%  19.5%  21.2%
  Digital mapping..................      21.4%      41.3%  33.0%  51.9%  50.3%
                                    ---------  ---------  -----  -----  -----
  Total cost of revenues...........      67.8%      72.6%  63.8%  71.4%  71.5%
                                    ---------  ---------  -----  -----  -----
Gross profit.......................      32.2%      27.4%  36.2%  28.6%  28.5%
Operating expenses
  Sales and marketing..............      59.9%      45.6%  57.7%  21.2%  33.9%
  Product development..............      12.1%      12.7%  17.4%  12.0%  23.6%
  General and administrative.......      16.0%      15.2%  20.1%   9.4%   8.5%
                                    ---------  ---------  -----  -----  -----
  Total operating expenses.........      88.0%      73.5%  95.2%  42.6%  65.9%
                                    ---------  ---------  -----  -----  -----
Operating loss.....................     -55.8%     -46.1% -59.0% -14.0% -37.4%
Interest income and expense, net...       5.8%       0.0%   4.9%   0.2%   0.6%
Other income.......................       0.0%       0.6%   0.5%   1.0%   1.2%
                                    ---------  ---------  -----  -----  -----
Loss before provision for income
 taxes.............................     -50.0%     -45.5% -53.6% -12.8% -35.5%
Provision for income taxes.........       0.0%       0.0%   0.0%   0.0%   0.0%
                                    ---------  ---------  -----  -----  -----
Net loss...........................     -50.0%     -45.5% -53.6% -12.8% -35.5%
                                    =========  =========  =====  =====  =====

Three Months Ended March 31, 2000 as Compared to 1999

   Revenues

   Revenues were $6.2 million and $10.4 million for the three months ended March 31, 1999 and 2000, respectively. The increase in revenues is primarily attributable to increased business and consumer Internet related revenues. As a result of MapQuest's increased focus on positioning itself as an Internet company, the number of business customers using MapQuest's Internet mapping services increased from 456 at March 31, 1999 to 1,301 at March 31, 2000, an increase of 185%. The consumer segment also experienced increases in revenue as a result of increased resources devoted to direct sales of advertising in addition to MapQuest's third party advertising seller. These increases reflected in 2000 were partially offset by lower digital mapping services volume as compared to the same period in 1999. For the three months ended March 31, 2000, business and consumer related revenues and digital mapping revenues were 71.5% and 28.5% percent of total revenues,

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


respectively, compared to 49.2% and 50.8% respectively for the three months ended March 31, 1999. MapQuest expects its percentage of business and consumer related revenues to continue to increase in the future.

   Cost of Revenues

   Cost of revenues consists primarily of compensation for operations personnel and related operations costs, including depreciation of operating assets, third-party data and royalties, print and paper costs for printed products, and subcontractor costs. Cost of revenues increased from $4.5 million to $7.0 million for the three months ended March 31, 1999 and 2000, respectively. This increase was primarily due to increased costs associated with adding staff and related expenses to support the expansion of our Internet products and services as traffic on the mapquest.com web site grew and as the number of business clients increased.

   Business and consumer costs increased by $2.9 million, from $1.9 million for the three months ended March 31, 1999 to $4.8 million for the three months ended March 31, 2000. As a percent of business and consumer revenue, these expenses were 64.8% for the three months ended March 31, 2000 compared to 63.6% for the same period in 1999. The increase in business and consumer costs was primarily related to increased costs associated with adding staff and related expenses to support the expansion of our Internet products and services as traffic on the mapquest.com web site grew and as the number of business clients increased. Digital mapping services costs decreased by $0.3 million, from $2.5 million to $2.2 million for the three months ended March 31, 1999 and 2000, respectively. As a percent of digital mapping services revenue, these expenses were 75.3% for the three months ended March 31, 2000 compared to 81.2% for the same period in 1999. The decrease in digital mapping services costs was primarily related to decreased print and paper costs for printed products as a result of lower digital mapping services revenue.

   Operating Expenses

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, travel-related expenses, sales promotion expenses, public relations expenses and costs of marketing materials. Sales and marketing expenses were $6.2 million, or 59.9% of revenues, for the three months ended March 31, 2000. For the three months ended March 31, 1999, sales and marketing expenses were $2.8 million, or 45.6% of revenues. This period-to-period increase was primarily attributable to MapQuest's marketing promotions and advertising efforts as well as an increase in the number of sales and marketing personnel and related expenses.

   Product Development. Product development expenses consist primarily of the costs of developing new products and services and modifying existing products and services, including software and data. These costs consist primarily of salaries for product development personnel and related expenses, contract labor expense and consulting fees. Product development expenses were $1.3 million for the three months ended March 31, 2000, and $0.8 million for the three months ended March 31, 1999. As a percentage of revenues, these expenses were 12.1% and 12.7%, respectively, for the three months ended March 31, 2000 and 1999. This period-to-period increase in dollar amount was primarily attributable to MapQuest's commitment to continue to invest in the development of business and consumer products. The decrease as a percentage of revenue is a result of higher revenues in the first quarter of 2000 versus the first quarter of 1999.

   General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for general corporate functions, including executive, accounting and administrative personnel, and legal expenses. General and administrative expenses were $1.7 million and $0.9 million for the three months ended March 31, 2000 and 1999, respectively. As a percentage of revenues, these expenses were 16.0% and 15.2%, respectively, for the three months ended March 31, 2000 and 1999. This period-to-period increase was primarily attributable to increased salaries, professional service fees and other expenses as a result of company growth. Additional costs related to being a publicly held entity, including additional personnel, as well as directors' and officers' liability insurance and professional services fees were also incurred in 2000.

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


   Income Taxes

   MapQuest paid no income taxes for the three months ended March 31, 1999 and 2000, as MapQuest incurred net operating losses for those periods. Due to the uncertainty of future profitability, MapQuest has not recognized any potential future tax benefits of net operating loss carryforwards.

Year Ended December 31, 1999 as Compared to 1998

   Revenues

   Total revenues increased by $9.8 million from $24.7 million in 1998 to $34.5 million in 1999. Revenue from MapQuest's top 10 customers decreased from 27.2% of total revenues in 1998 to 22.3% in 1999.

   Business Revenues. Business revenues increased by $6.6 million from $6.5 million in 1998 to $13.1 million in 1999. As a result of MapQuest's increased focus on positioning itself as an Internet company and selling its business-to-business products and services, the number of customers using MapQuest's Internet mapping services increased from 356 at year end 1998 to 1,014 at year end 1999. As a percent of total revenues, business revenues increased from 26.4% in 1998 to 38.0% in 1999.

   Consumer Revenues. Consumer revenues increased by $5.2 million from $1.4 million in 1998 to $6.6 million in 1999. In 1999, MapQuest increased resources devoted to direct sales of advertising on its consumer site. These additional resources, combined with MapQuest's third-party advertising sales representative organizations, were able to generate increased revenue. In addition, during 1998 MapQuest changed its third-party advertising sales representative organization and did not earn revenues from third-party sales representative organizations during the transition. As a percent of total revenues, consumer revenues increased from 5.6% in 1998 to 19.2% in 1999.

   Digital Mapping Revenues. Digital mapping revenues decreased by $2.0 million from $16.8 million in 1998 to $14.8 million in 1999. This decrease was due to both decreased sales of printed products of $1.1 million and decreased mapping services volume of $0.9 million. As a percent of total revenues, digital mapping revenues decreased from 68.0% in 1998 to 42.8% in 1999.

   Cost of Revenues

   Cost of revenues consists primarily of compensation for operations personnel and related operations costs, including depreciation of operating assets, third-party data and royalties, print and paper costs for printed products, and subcontractor costs. Cost of revenues increased by $4.4 million, from $17.6 million in 1998 to $22.0 million in 1999. As a percent of revenue, these expenses were 63.8% for the year ended December 31, 1999 compared to 71.4% for the same period in 1998. Business and consumer costs increased by $5.8 million, from $4.8 million in 1998 to $10.6 million in 1999. As a percent of business and consumer revenue, these expenses were 53.9% for the year ended December 31, 1999 compared to 60.8% for the same period in 1998. The increases in business and consumer costs were primarily related to increased costs associated with adding staff and related expenses to support the expansion of our Internet products and services as traffic on the mapquest.com web site grew and as the number of business clients increased. Digital mapping services costs decreased by $1.4 million, from $12.8 million in 1998 to $11.4 million in 1999. As a percent of digital mapping services revenue, these expenses were 77.0% for the year ended December 31, 1999 compared to 76.4% for the same period in 1998. The decrease in digital mapping services costs was primarily related to decreased print and paper costs for printed products as a result of lower digital mapping services revenue.

   Operating Expenses

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, travel-related expenses, sales promotion expenses, public relations expenses and costs of marketing materials. Sales

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and marketing expenses increased by $14.7 million from $5.2 million in 1998 to
$19.9 million in 1999. For the year ended December 31, 1999, sales and marketing expenses were 57.7% of revenues, compared to 21.2% of revenues for the year ended December 31, 1998. The period-to-period increases are primarily attributable to MapQuest's marketing promotions and advertising efforts as well as an increase in the number of sales and marketing personnel and related expenses.

   Product Development. Product development expenses consist primarily of the costs of developing new products and services and modifying existing products and services, including software and data. These costs consist primarily of salaries for product development personnel and related expenses, contract labor expense and consulting fees. Product development expenses increased by $3.0 million from $3.0 million in 1998 to $6.0 million in 1999. As a percentage of revenues, these expenses were 17.4% for the year ended December 31, 1999 and 12.0% for the comparable period in 1998. These period-to-period increases were primarily attributable to increased business and consumer product development expenses. MapQuest plans to continue its investment in the development of business and consumer products in the future.

   General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for general corporate functions, including executive, accounting and administrative personnel, and legal expenses. These expenses increased by $4.6 million from $2.3 million in 1998 to $6.9 million in 1999. As a percentage of revenues, these expenses were 20.1% for the year ended December 31, 1999, compared to 9.4% for the same period in 1998. These period-to-period increases were primarily related to increased salaries, professional service fees and other expenses as a result of company growth and being a publicly held entity. In addition, MapQuest recorded $1.7 million of non-recurring expenses in the fourth quarter of 1999. These consisted of charges related to transaction costs associated with potential acquisitions that were not consummated and expenses associated with certain third-party patented technology used by mapquest.com.

   Interest Income and Expense, Net

   Interest income was $1.7 million for the year ended December 31, 1999 compared to $0.1 million for the year ended December 31, 1998. This increase was due to the placement of a large portion of the proceeds from MapQuest's initial public offering in May of 1999 in cash equivalents and short-term investments.

   Income Taxes

   MapQuest paid no income taxes in 1998 or 1999. Other than for the fiscal year ended December 31, 1995, MapQuest has incurred a net loss for each period since incorporation. As of December 31, 1999, MapQuest had approximately $44.3 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2009. Due to the uncertainty of future profitability, a valuation allowance equal to the net deferred tax asset has been recorded. Changes in ownership resulting from transactions among MapQuest's stockholders and sales of common stock may limit the future annual realization of the tax net operating loss carryforwards under Section 382 of the Internal Revenue Code of 1986.


Year Ended December 31, 1998 as Compared to 1997

  Revenues

   Total revenues increased by $3.3 million from $21.4 million in 1997 to $24.7 million in 1998. Revenue for the top 10 customers of MapQuest as a percent of total revenue decreased from 44.5% in 1997 to 27.2% in 1998.

   Business Revenues. Business revenues increased by $1.7 million from $4.8 million in 1997 to $6.5 million in 1998. This increase was primarily due to an increase in the number of businesses using MapQuest's products and services and the introduction of additional products and services. In addition, during 1998 MapQuest introduced its Enterprise Server products and services. As a percent of total revenues, business revenues increased from 22.2% in 1997 to 26.4% in 1998.

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   Consumer Revenues. Consumer revenues increased $0.1 million from $1.3 million in 1997 to $1.4 million in 1998. This increase was due to increased advertising sales, including advertisements placed on MapQuest's website and sponsorship advertisements. During 1998, MapQuest changed its third-party advertising sales representative organization. Consequently, MapQuest did not earn revenues from third-party advertising sales representative organizations during this transition. As a percent of total revenues, consumer revenues decreased from 6.0% in 1997 to 5.6% in 1998.

   Digital Mapping Revenues. Digital mapping revenues increased by $1.4 million from $15.4 million in 1997 to $16.8 million in 1998. This increase was primarily due to increased sales of printed products, including the National Geographic Road Atlas and the National Geographic American Road Atlas. As a percent of total revenues, digital mapping revenues decreased from 71.8% in 1997 to 68.0% in 1998.

  Cost of Revenues

   Cost of revenues consists primarily of compensation for operations personnel and related operations costs, including depreciation of operating assets, third-party data and royalties, print and paper costs for printed products, and subcontractor costs. Cost of revenues increased by $2.3 million from $15.3 million in 1997 to $17.6 million in 1998. As a percent of revenue, these expenses were 71.4% for the year ended December 31, 1998 and 71.4% for the same period in 1997. Digital mapping services costs increased by $2.0 million, from $10.8 million in 1997 to $12.8 million in 1998. As a percent of digital mapping services revenue, these expenses were 76.4% for the year ended December 31, 1998 compared to 70.0% for the same period in 1997. The increase in digital mapping services costs was primarily related to increased print and paper costs for printed products as a result of higher digital mapping services revenue. Business and consumer costs increased by $0.3 million, from $4.5 million in 1997 to $4.8 million in 1998. As a percent of business and consumer revenue, these expenses were 60.8% for the year ended December 31, 1998 compared to 75.1% for the same period in 1997.

  Operating Expenses

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions, travel related expenses, sales promotion expenses, public relations expenses and costs of marketing materials. Sales and marketing expenses decreased by $2.1 million from $7.3 million in 1997 to $5.2 million in 1998. This decrease reflects lower promotional costs and personnel expenses as MapQuest implemented expense reduction efforts in early 1998. These expense reductions included a reduction in personnel, decreased travel expenses and lower spending for sales promotions involving trade shows and public relations. These expense reduction efforts were undertaken as MapQuest revised its business strategy.

   Product Development. Product development expenses are primarily the costs of developing new products and services and modifying existing products and services, including software and data. These expenses consist primarily of salaries for product development personnel and related expenses, contract labor expense, and consulting fees. Product development expenses decreased by $2.0 million from $5.0 million in 1997 to $3.0 million in 1998. The decrease from 1997 to 1998 was primarily due to decreases in personnel and related expenses as MapQuest implemented the expense reduction efforts described in the preceding paragraph in early 1998.

   General and Administrative. General and administrative expenses consist primarily of payroll and related expenses for MapQuest's executive, accounting and administrative personnel, professional services and other general corporate expenses. These expenses increased by $0.5 million from $1.8 million in 1997 to $2.3 million in 1998. The increase from 1997 to 1998 was primarily due to costs associated with the hiring of a new Chief Executive Officer and for additional professional services.

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  Interest Income and Expense, Net

   Interest income was $0.1 million in both 1997 and 1998.

  Other Income

   Other income decreased $0.1 million from $0.3 million in 1997 to $0.2 million in 1998. This decrease was primarily due to lower equity in the earnings of a joint venture that serves a number of automobile clubs with trip routing services.

  Income Taxes

   MapQuest paid no income taxes in 1997 or 1998. Other than for the fiscal year ended December 31, 1995, MapQuest has incurred a net loss for each period since incorporation. As of December 31, 1998, MapQuest had approximately $11.7 million of net operating loss carryforwards for federal income tax purposes, which expire beginning in 2009. Due to the uncertainty of future profitability, a valuation allowance equal to the deferred tax asset has been recorded. Changes in ownership resulting from transactions among MapQuest's stockholders and sales of common stock may limit the future annual realization of the tax net operating loss carryforwards under Section 382 of the Internal Revenue Code of 1986.

Liquidity and Capital Resources, Three Months Ended March 31, 2000 and 1999

   MapQuest has financed its operations to date primarily through the sale of common stock, private placement of equity securities, funds from operations and bank borrowings. As of March 31, 2000, MapQuest had $36.9 million of cash and cash equivalents and $2.0 million in short-term investments.

   MapQuest's days sales outstanding in accounts receivable, calculated on a quarterly basis, were 84 days at March 31, 1999 and 99 days at March 31, 2000. Due to quarter-to-quarter revenue fluctuations, days sales outstanding in accounts receivable may periodically exceed 90 days. The average collection period is a result of the payment practices of some of MapQuest's customers.


   Net cash used in operating activities was $0.7 million for the three months ended March 31, 1999, and $4.7 million for the three months ended March 31, 2000. In both periods cash used by operating activities was primarily a result of net losses.

   Net cash used in investing activities was $0.6 million for the three months ended March 31, 1999. This resulted from the purchases of property and equipment. Net cash provided by investing activities was $18.9 million for the three months ended March 31, 2000. This resulted from net sales and maturities of short-term investments of $21.6 million and property and equipment purchases of $2.7 million, which included capitalization of software development costs of $1.0 million.

   Net cash provided by financing activities was $0.9 million for the three months ended March 31, 1999, and $3.3 million for the three months ended March 31, 2000. In 1999, the amount resulted primarily from borrowings under the MapQuest line of credit and in 2000 the amount resulted from the exercise of 460,060 stock options.

   MapQuest believes its existing cash and cash equivalents, and short-term investments, will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twelve months. MapQuest's future capital requirements will depend on many factors, including the level of investment we make in new technologies and improvements to existing technologies and the levels of monthly expenses required to launch new products and services.

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Liquidity and Capital Resources, Years Ended December 31, 1999 and 1998

   MapQuest has financed its operations to date primarily through the public sale of common stock, private placement of equity securities, funds from operations and bank borrowings. As of December 31, 1999, MapQuest had $19.4 million of cash and cash equivalents and $23.6 million in short-term investments.

   MapQuest's days sales outstanding in accounts receivable, calculated on a quarterly basis, were 87 days at both December 31, 1998 and 1999. Due to quarter-to-quarter revenue fluctuations, days sales outstanding in accounts receivable may periodically exceed 90 days. The average collection period is a result of the payment practices of some of MapQuest's customers.

   Net cash used in operating activities was $0.8 million for the fiscal year 1998 and $14.8 million for the fiscal year 1999, an increase of $14.0 million. In 1999, the cash used in operating activities was primarily a result of the net loss. In addition, trade receivables increased $6.0 million and prepaid expenses increased $1.7 million, partially offset by increases in advance billings on contracts, deferred revenue, and accrued personnel costs and other liabilities of $1.0 million, $2.9 million, and $4.8 million, respectively. The net cash used in operating activities in 1998 resulted primarily from the net loss. Other significant operating activities in 1998 include an increase in trade receivables of $1.5 million and an increase in deferred revenue of $0.7 million.

   Net cash used in investing activities was $1.1 million for the fiscal year 1998 and $28.2 million for the fiscal year 1999. This increase in 1999 is due to the net purchase of short-term investments of $23.6 million and $4.7 million in purchases of property and equipment compared to $1.1 million in purchases of property and equipment during 1998.

   Net cash used in financing activities was less than $0.1 million for the fiscal year 1998, and net cash provided by financing activities was $61.9 million for the fiscal year 1999. The increase in 1999 resulted primarily from the issuance of common stock, net of the redemption of preferred stock.

   MapQuest's capital commitments for the fiscal year 1998 and the fiscal year 1999 consisted of obligations under operating leases. Management anticipates that it will continue to invest in capital expenditures in order to meet its anticipated growth in operations.

   In May 1999, MapQuest completed an initial public offering of 4,600,000 shares of its common stock at a public offering price of $15 per share, which generated approximately $61.6 million in net proceeds to MapQuest.

   Upon the closing of MapQuest's initial public offering in May 1999, all of the outstanding shares of MapQuest's series A and series C preferred stock were converted into 27,122,455 shares of common stock and all of the outstanding shares of MapQuest's series B preferred stock were redeemed for approximately $8.7 million.

   During June 1999, the underwriters of MapQuest's initial public offering exercised an over-allotment option for 597,990 shares of MapQuest's common stock at the initial public offering price of $15 per share, which generated approximately $8.3 million in net proceeds to MapQuest.

   MapQuest believes its existing cash and cash equivalents, and short-term investments will be sufficient to meet its anticipated cash needs for working capital and capital expenditures for at least the next twelve months. MapQuest's future capital requirements will depend on many factors, including the level of investment MapQuest intends to make in new technologies and improvements to existing technologies and the levels of monthly expenses required to launch new products and services.

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Liquidity and Capital Resources, Years Ended December 31, 1998 and 1997

   Prior to the initial public offering, MapQuest financed its operations primarily through the private placement of equity securities, funds from operations and bank borrowings. As of December 31, 1998, MapQuest had $0.6 million of cash and cash equivalents.

   MapQuest's days sales outstanding in accounts receivable, calculated on a quarterly basis, were 86 days and 87 days at December 31, 1997 and 1998, respectively. However, due to revenues fluctuating on a quarter-to-quarter basis, average days sales outstanding in accounts receivable may periodically exceed 90 days. The average collection period is a result of the payment practices of some of MapQuest's customers.

   Net cash used in operating activities was $9.5 million in 1997 and $0.8 million in 1998. In 1997, cash used by operating activities was primarily a result of the net loss and increased working capital. In 1998, cash used by operating activities was primarily a result of the net loss.

   Net cash provided by financing activities was $11.4 million in 1997. In 1997, cash provided by financing activities was primarily attributable to net proceeds from the issuance of convertible preferred stock.

   Net cash used in investing activities was $1.3 million in 1997 and $1.1 million in 1998. Cash used in investing activities in each period was primarily related to purchases of property and equipment.

New Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements." SAB 101, as amended, provides additional guidance in applying generally accepted accounting principles for revenue recognition in financial statements. MapQuest plans to adopt any changes it believes to be mandated by the SAB no later than the second quarter of 2000. MapQuest does not expect the SAB to have a material impact on the financial position or results of operations of MapQuest.

Quantitative and Qualitative Disclosures About Market Risk

   MapQuest does not hold derivative financial instruments or derivative equity securities in its investment portfolio. MapQuest's policy is to invest excess cash in debt instruments of the U.S. Government and its agencies, and of high quality corporate issuers with maturities ranging primarily from one day to less than six months. These securities are subject to interest-rate risk and will decrease in value if interest rates increase. Due to the short-term nature of these investments, MapQuest believes that the risk associated with interest-rate fluctuations does not pose a material risk to it. MapQuest's operations are conducted primarily in the United States and as such are not subject to material foreign currency exchange rate risk.


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          COMPARISON OF RIGHTS OF HOLDERS OF MAPQUEST COMMON STOCK AND
                          AMERICA ONLINE COMMON STOCK

   America Online and MapQuest are both organized under the laws of the State of Delaware. Any differences, therefore, in the rights of holders of America Online capital stock and MapQuest capital stock arise primarily from differences in their respective certificates of incorporation and by-laws. Upon completion of the merger, holders of MapQuest common stock will become holders of America Online common stock and their rights will be governed by Delaware law, the America Online restated certificate of incorporation and the America Online restated by-laws.

   This section of the proxy statement/prospectus describes the material differences between the rights of America Online stockholders and MapQuest stockholders. This section does not include a complete description of all differences among the rights of these stockholders, nor does it include a complete description of the specific rights of these stockholders. In addition, the identification of some of the differences in the rights of these stockholders as material is not intended to indicate that other differences that are equally important do not exist. You are urged to read carefully the relevant provisions of Delaware law, as well as the restated certificate of incorporation and restated by-laws of America Online and the certificate of incorporation and by-laws of MapQuest.

Capitalization

  Common Stock

   Both MapQuest and America Online have only one class of common stock issued and outstanding. All shares of America Online common stock are identical and entitle each holder to identical rights and privileges.

   Holders of both America Online and MapQuest common stock have the right to cast one vote for each share of their respective common stock held of record on all matters submitted to a vote of stockholders, including the election of directors. Neither holders of America Online common stock nor holders of MapQuest common stock have cumulative voting rights.

  Preferred Stock

   Both of our certificates of incorporation provide that our boards of directors are authorized to provide for the issuance of shares of undesignated preferred stock in one or more series, and to fix the designations, powers, preferences and rights of the shares of each series and any qualifications, limitations or restrictions thereof.

   The number of authorized shares of America Online undesignated preferred stock may be increased by the affirmative vote of the holders of a majority of America Online's common stock, without a vote of the holders of preferred stock, unless their vote is required pursuant to the terms of any preferred stock then outstanding. The number of authorized shares of undesignated preferred stock of America Online may be reduced or eliminated by the affirmative vote of the holders of 80% of the outstanding capital stock of America Online entitled to vote in the election of directors, voting together as a single class.

Classified Board of Directors

   Delaware law provides that a corporation's board of directors may be divided into various classes with staggered terms of office. Both MapQuest's and America Online's boards of directors are divided into three classes, as nearly equal in size as possible, with one class being elected annually. Members of America Online's board of directors are elected to serve a term of three years and until their successors are elected and qualified. America Online's classified board of directors may make it more difficult for a third party to gain control of America Online.

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Number of Directors

   America Online's board of directors currently has eleven members. The number of directors on America Online's board may only be changed by a vote of a majority of the directors, subject to the rights of the holders of any outstanding series of America Online preferred stock to elect additional directors. There is currently no preferred stock of America Online outstanding.

   MapQuest's board of directors currently consists of five directors. The number of directors on MapQuest's board shall not be less than three nor more than nine, the exact number of which is fixed from time to time by the board of directors.

Removal of Directors

   America Online directors, or the entire America Online board, may be removed for cause by the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of America Online entitled to vote in the election of directors, voting together as one group.

   America Online's restated certificate of incorporation states that "cause" means:

  .  conviction of a felony,

  .  declaration of unsound mind by order of a court,

  .  gross dereliction of duty, and

  . commission of an action which constitutes intentional misconduct or a knowing violation of law if that action results in both an improper substantial personal benefit and a material injury to America Online.

   MapQuest directors, or the entire MapQuest board, may be removed for cause by the affirmative vote of the holders of a majority of the MapQuest shares then entitled to vote in the election of directors. Neither MapQuest's certificate of incorporation nor by-laws defines "cause." Delaware law provides that unless otherwise provided in the certificate of incorporation or by-laws of a company, any director can be removed, with or without cause, by the holders of a majority of the shares entitled to vote for the election of directors of such company.

Filling Vacancies on the Board of Directors

   Vacancies in either of our boards of directors, including vacancies resulting from newly created directorships resulting from any increase in the authorized number of directors, may be filled only by a majority vote of the directors then in office, though less than a quorum. Delaware law provides that if, at the time of the filling of any vacancy or newly created directorship, the directors then in office constitute less than a majority of the authorized number of directors, the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least 10% of the total voting power of the outstanding stock having the right to vote for such directors, order an election to be held to fill the vacancy or replace the directors selected by the directors then in office.

   Newly created directorships or decreases in directorships in both of our boards of directors are to be apportioned among the classes of directors so as to make all classes as nearly equal in number as practicable, provided that no decreases in the number of directors on either of our board of directors may shorten the term of any director then in office.

   To the extent reasonably possible, any newly created America Online directorship will be added to the class of directors whose term of office is to expire at the latest date following the creation of that directorship, unless otherwise provided for by resolution of the majority of the directors then in office. Any newly

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eliminated America Online directorship will be subtracted from the class whose office is to expire at the earliest date following the elimination of the directorship, unless otherwise provided for by resolution of the majority of the directors then in office.

Limits on Stockholder Action by Written Consent

   Delaware law provides that, unless otherwise stated in the certificate of incorporation, any action which may be taken at an annual meeting or special meeting of stockholders may be taken without a meeting, if a consent in writing is signed by the holders of the outstanding stock having the minimum number of votes necessary to authorize the action at a meeting of stockholders.

   The America Online restated certificate of incorporation limits stockholders' ability to act by written consent by requiring any action by written consent to be unanimous.

   MapQuest stockholders may not take action by written consent.

Ability to Call Special Meetings

   Special meetings of America Online stockholders may be called by America Online's board of directors, by affirmative vote of a majority of the total number of authorized directors, or by the chief executive officer.

   Special meetings of MapQuest stockholders may be called by a majority of MapQuest's board of directors, by the chairman of the board, by its president or at the request of stockholders holding at least 20% of the outstanding MapQuest shares of stock generally entitled to vote.

Advance Notice Provisions for Stockholder Nominations and Proposals

   Under the America Online restated by-laws, in order for a stockholder to nominate candidates for election to America Online's board of directors at any annual or any special stockholder meeting at which the board of directors has determined that directors will be elected, timely written notice must be given to the Secretary of America Online before the annual or special meeting. Similarly, in order for a stockholder to propose business to be brought before any annual stockholder meeting, timely written notice must be given to the Secretary of America Online before the annual meeting.

   Under America Online's restated by-laws, to be timely, notice of stockholder nominations or proposals to be made at an annual stockholder meeting must be received by the secretary of America Online no less than 60 days nor more than 90 days before the first anniversary of the preceding year's annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year's annual meeting, notice will also be timely if delivered within 10 days of the date on which public announcement of the meeting was first made by America Online. In the case of a special meeting, notice of a stockholder nomination must be received no later than 60 days nor more than 90 days before a special meeting at which directors are to be elected or within 10 days of the date on which public announcement of the special meeting was first made by America Online.

   In addition, if the number of directors to be elected is increased and no public announcement is made by America Online naming all of the nominees or specifying the size of the increased board of directors at least 70 days before the first anniversary of the preceding year's annual meeting, or, if the date of the increase is more than 30 days before or 60 days after the anniversary of the preceding year's annual meeting, at least 70 days before the annual meeting, then a stockholder's notice will be considered timely, with respect to the nominees for any new positions created by the increase, if it is delivered to the secretary of America Online within 10 days of the date on which public announcement of the meeting was first made by America Online.

   A stockholder's notice to America Online must set forth all of the following:

  . all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes

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     to nominate for election or re-election as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected,

  . a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed, and

  . the stockholder's name and address as they appear on America Online's books and the class and number of shares of America Online which are beneficially owned by the stockholder.

   Stockholder nominations and proposals will not be brought before any America Online stockholder meeting unless the nomination or proposal was brought before the meeting in accordance with America Online's stockholder advance notice procedure.

   The chairman of the America Online stockholder meeting has the power to determine whether the nomination or proposal was made by the stockholder in accordance with the advance notice procedures set forth in America Online's restated by-laws. If the chairman determines that the nomination or proposal is not in compliance with America Online's advance notice procedures, the chairman may declare that the defective proposal or nomination will be disregarded.

   The MapQuest by-laws allow stockholders to nominate candidates for election to MapQuest's board of directors at any annual or any special stockholder meeting at which the board of directors has determined that directors will be elected. In addition, the by-laws allow stockholders to propose business to be brought before any annual stockholder meeting. However, nominations and proposals may only be made by a stockholder who has given timely written notice to the secretary of MapQuest before the annual or special stockholder meeting.

   Under MapQuest's by-laws, to be timely, notice of stockholder nominations to be made at an annual stockholder meeting must be received by the secretary of MapQuest no less than 60 days before the first anniversary of the preceding year's annual stockholder meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary of the preceding year's annual stockholder meeting, notice will also be timely if delivered within 10 days of the date on which public announcement of the meeting was first made by MapQuest.

   Under MapQuest's by-laws, to be timely, notice of a stockholder nomination for the election of directors to be made at a special stockholder meeting must be received no less than 7 days following the date on which notice of the special meeting was first made by MapQuest.

   In addition, under the by-laws, to be timely, notice of stockholder to propose business must be received by the secretary of MapQuest no less than 60 days prior to the annual meeting. If notice is given less than 70 days or prior public disclosure of the date of the meeting is given or made to stockholders, notice to be timely must be received no later than 10 days following the earlier of the day notice of the annual meeting was mailed or publicly disclosed.

   A stockholder's notice to MapQuest must set forth all of the following:

  . all information required to be disclosed in solicitations of proxies for election of directors, or information otherwise required by applicable law, relating to any person that the stockholder proposes to nominate for election or re-election as a director, including that person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected,

  . the name and address of the stockholder who intends to make the nomination and of the person or persons to be nominated,

  . a representation that the stockholder is a holder of record of stock of the corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice,

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  .  a description of all arrangements or understandings between the stockholder, each nominee or any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, and

  . a brief description of the business the stockholder proposes to bring before the meeting, the reasons for conducting that business at that meeting and any material interest of the stockholder in the business proposed.

   Stockholder nominations and business proposals will not be brought before any MapQuest stockholder meeting unless the nominations or proposal was brought before the meeting in accordance with MapQuest's stockholder advance notice procedure.

Amendment of Certificate of Incorporation

   Under Delaware law, an amendment to the certificate of incorporation of a corporation requires the approval of the corporation's board of directors and the approval of holders of a majority of the outstanding stock entitled to vote upon the proposed amendment, unless a higher vote is required by the corporation's certificate of incorporation.

   America Online's restated certificate of incorporation provides that the affirmative vote of the holders of at least 80% or more of the voting power of all of the then outstanding America Online capital stock entitled to vote generally in the election of directors, voting together as one group, is required to:

  . reduce or eliminate the number of authorized shares of America Online common stock or the number of authorized shares of America Online preferred stock, or

  . amend, or repeal, or adopt provisions inconsistent with, the provisions of America Online's restated certificate of incorporation relating to:

    .  undesignated preferred stock,

    . the board of directors, including the powers and authority expressly conferred upon the board of directors, the number of members, board classification, vacancies and removal,

    .  the manner in which stockholder action may be effected,

    .  amendments to America Online's restated by-laws,

    .  business combinations with interested stockholders of America
       Online,

    .  indemnification of officers and directors of America Online, and

    . the personal liability of directors of America Online or its stockholders for breaches of fiduciary duty.

   MapQuest's certificate of incorporation does not contain a provision that requires a vote greater than that required by Delaware law in order to amend its certificate of incorporation.

Amendment of By-laws

   Under Delaware law, stockholders entitled to vote have the power to adopt, amend or repeal by-laws. In addition, a corporation may, in its certificate of incorporation, confer such power upon the board of directors. The stockholders always have the power to adopt, amend or repeal the by-laws, even though the board may also be delegated such power.

   America Online's restated certificate of incorporation authorizes the America Online board of directors to adopt, amend or repeal any provision of America Online's restated by-laws by the affirmative vote of a majority of the total number of authorized directors. American Online's restated certificate of incorporation

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

further provides that any provision of America Online's restated by-laws may be adopted, amended and repealed by the affirmative vote of the holders of at least 80% of the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as one group.

   MapQuest's board of directors and stockholders have concurrent power to adopt, amend or repeal MapQuest's by-laws. All such modifications must be approved by either a majority of the entire board of directors or the holders of a majority of the aggregate voting power of the outstanding capital stock entitled to vote.

State Anti-Takeover Statutes

   Under the business combination statute of Delaware law, a corporation is prohibited from engaging in any business combination with an interested stockholder who, together with its affiliates or associates, owns, or who is an affiliate of the corporation and within a three-year period did own, 15% or more of the corporation's voting stock for a three-year period following the time the stockholder became an interested stockholder, unless:

  . prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

  . the interested stockholder owned at least 85% of the voting stock of the corporation, excluding specified shares, upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder; or

  . at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote, at an annual or special meeting and not by written consent, of at least 66 2/3% of the outstanding voting shares of the corporation, excluding shares held by that interested stockholder.

   A business combination generally includes:

  . mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an interested stockholder;

  . specified transactions resulting in the issuance or transfer to an interested stockholder of any capital stock of the corporation or its subsidiaries; and

  . other transactions resulting in a disproportionate financial benefit to an interested stockholder.

   The provisions of the Delaware business combination statute do not apply to a corporation if, subject to certain requirements, the certificate of incorporation or by-laws of the corporation contain a provision expressly electing not to be governed by the provisions of the statute or the corporation does not have voting stock listed on a national securities exchange, authorized for quotation on an inter-dealer quotation system of a registered national securities association or held of record by more than 2,000 stockholders.

   Neither America Online nor MapQuest has adopted any provision in their respective certificates of incorporation to "opt-out" of the Delaware business combination statute, and so the statute is applicable to business combinations involving either America Online or MapQuest.

Limitation on Personal Liability of Directors and Officers

   Delaware law provides that a corporation may include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to the corporation and its stockholders for monetary damages arising from a breach of fiduciary duty, except for:

  .  a breach of the duty of loyalty to the corporation or its stockholders;

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

  . acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

  . payment of a dividend or the repurchase or redemption of stock in violation of Delaware law; or

  . any transaction from which the director derived an improper personal benefit.

   Both of our respective certificates of incorporation provide that, to the fullest extent Delaware law permits the limitation or elimination of the liability of directors, none of our respective directors will be liable to America Online or MapQuest, as applicable, or our respective stockholders for monetary damages for breach of fiduciary duty as a director.

Indemnification of Directors and Officers

   The Delaware General Corporation Law generally permits a corporation to indemnify officers and directors for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action which they had no reasonable cause to believe was unlawful.

   In addition, Delaware law provides that a corporation may advance to a director or officer expenses incurred in defending any action upon receipt of an undertaking by the director or officer to repay the amount advanced if it is ultimately determined that he or she is not entitled to indemnification.

   Our respective certificates of incorporation and by-laws provide that any person who is or was a party or is threatened to be a party to, or is involved in any action, suit, or proceeding, whether civil, criminal, administrative or investigative, because that person is or was a director, officer or employee, or is or was serving at the request of either of us as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, will be indemnified against expenses, including attorney's fees, and held harmless by each of us to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights conferred by each of us are not exclusive of any other right to which persons seeking indemnification may be entitled under any statute, our respective certificates of incorporation or by-laws, any agreement, vote of stockholders or disinterested directors or otherwise. In addition, each of us is authorized to purchase and maintain insurance on behalf of its directors and officers.

   Additionally, each of us may pay expenses incurred by our directors or officers in defending a civil or criminal action, suit or proceeding because that person is a director or officer, in advance of the final disposition of that action, suit or proceeding. However, such payment will be made only if we receive an undertaking by or on behalf of that director or officer to repay all amounts advanced if it is ultimately determined that he or she is not entitled to be indemnified by us, as authorized by our respective certificates of incorporation and by-laws.

Fair Price Provision

   America Online's restated certificate of incorporation contains a "fair price" provision which states that certain "business combinations" with any "interested stockholder" may not be completed without an affirmative vote of the holders of at least 80% of the voting power of all voting stock of America Online, voting together as one group, in addition to any other vote required by America Online's restated certificate of incorporation or Delaware law.

   This fair price provision does not apply if the business combination will have been approved either by a majority of the directors of America Online who are not affiliated with the interested stockholder, of which there must be at least two, or if certain price and procedural requirements, set forth in detail in America Online's restated certificate of incorporation, are met.


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

   The business combinations to which America Online's fair price provision applies include:

  . any merger or consolidation of America Online or any subsidiary with any interested stockholder or any other corporation, whether or not itself an interested stockholder, which is, or after the merger or consolidation, would be, an affiliate of an interested stockholder who was an interested stockholder before the transaction,

  . any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, to or with any interested stockholder or any affiliate of any interested stockholder, of any assets of America Online or any subsidiary having an aggregate fair market value, as determined in accordance with America Online's restated certificate of incorporation, equaling or exceeding 10% or more of the assets of America Online,

  . the issuance or transfer by America Online or any subsidiary, in one transaction or a series of transactions, of any securities of America Online or any subsidiary, to any interested stockholder or any affiliate of any interested stockholder in exchange for cash, securities or other property having an aggregate fair market value equaling or exceeding 10% of the combined fair market value of the outstanding shares of voting stock of America Online, except for any issuance or transfer pursuant to an employee benefit plan of America Online or any subsidiary,

  . the adoption of any plan or proposal for the liquidation or dissolution of America Online proposed by or on behalf of an interested stockholder or any affiliate of any interested stockholder, and

  . any reclassification of securities, including any reverse stock split, or recapitalization of America Online, or any merger or consolidation of America Online with any of its subsidiaries or any other transaction which has the effect, directly or indirectly, of increasing the proportionate amount of the outstanding shares of any class of equity or convertible securities of America Online or any subsidiary which is directly or indirectly owned by any interested stockholder or any affiliate of any interested stockholder.

   America Online's fair price provision defines an "interested stockholder" as any person, other than America Online or any America Online holding company or subsidiary, who or which:

  . is the beneficial owner, directly or indirectly, of more than 15% of the voting power of the outstanding voting stock of America Online,

  . is an affiliate of America Online and at any time within the two-year period immediately before the date in question was the beneficial owner, directly or indirectly, of 15% or more of the voting power of the outstanding voting stock of America Online, and

  . is an assignee of or has otherwise succeeded to any shares of voting stock of America Online which were, at any time within the two-year period immediately before the date in question, beneficially owned by any interested stockholder, if the assignment or succession did not occur as part of an initial public offering.

   The "fair price" provision may deter a purchaser from using two-tiered pricing and similar unfair or discriminatory tactics in an attempt to acquire America Online. The provision could also have the effect of discouraging a third party from making a tender or exchange offer for America Online, even though an offer by a third party might be beneficial to America Online and its stockholders.

   MapQuest's certificate of incorporation and by-laws do not contain a provision similar to the fair price provision that is contained in America Online's restated certificate of incorporation.

Stockholder Rights Plan

   In 1998, America Online adopted a stockholder rights plan pursuant to a rights agreement with BankBoston, N.A., as rights agent. Set forth below is a summary of the material provisions of the rights

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

agreement. The summary does not include a complete description of all of the terms of the rights agreement. You are urged to read carefully the relevant provisions of America Online's rights plan, copies of which will be sent to America Online stockholders upon request. See "Where You Can Find More Information."

   Exercisability of Rights. Under the America Online rights agreement, one right, referred to as an America Online right, attaches to each share of America Online common stock outstanding and, when exercisable, entitles the registered holder to purchase from America Online one quarter of one one-thousandth of a share of America Online series A-1 preferred stock at an initial purchase price of $900, subject to customary antidilution adjustments.

   The America Online rights will not become exercisable until the earlier of:

  . ten days following a public announcement that a person has become the beneficial owner of 15% or more of the America Online common stock then outstanding; and

  . ten business days, or such later date as may be determined by the board of directors of America Online, following the commencement of, or the announcement of an intention to commence, a tender offer or exchange offer that would result in a person becoming the beneficial owner of 15% or more of the America Online common stock then outstanding.

   In connection with the proposed merger between America Online and TimeWarner, the America Online rights agreement was amended to provide that the America Online rights will not become exercisable solely by reason of the merger agreement, the stock option agreements and the completion of the transactions contemplated in the proposed merger between America Online and TimeWarner.

   "Flip In" Feature. In the event a person becomes the beneficial owner of 15% or more of the America Online common stock outstanding, each holder of an America Online right, except for that person, will have the right to acquire, upon exercise of the America Online right, instead of one quarter of one-thousandth of a share of America Online series A-1 preferred stock, shares of America Online common stock having a value equal to twice the exercise price of the America Online right. For example, if we assume that the initial purchase price of $900 is in effect on the date that the flip-in feature of the America Online rights is exercised, any holder of an America Online right, except for the person that has become the beneficial owner of 15% or more of the America Online common stock then outstanding, may exercise his or her America Online right by paying to America Online $900 in order to receive from America Online shares of America Online common stock having a value equal to $1,800.

   "Exchange" Feature. At any time after a person becomes the beneficial owner of 15% or more, but less than 50%, of the America Online common stock then outstanding, the board of directors of America Online may, at its option, exchange all or some of the America Online rights, except for those held by such person, for America Online common stock at an exchange ratio of one share of America Online common stock for each America Online right, subject to adjustment, and cash instead of fractional shares, if any. Use of this exchange feature means that eligible America Online rights holders would not have to pay a purchase price before receiving shares of America Online common stock.

   "Flip Over" Feature. In the event that, after a person acquires 15% or more of the America Online common stock then outstanding:

  .  America Online merges into another entity;

  .  another entity merges into America Online; or

  .  America Online sells more than 50% of its assets or earning power,

then each holder of an America Online right, except for a person that is the beneficial owner of 15% or more of the America Online common stock then outstanding, will have the right to receive, upon exercise of the

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

America Online right, the number of shares of the acquiring company's common stock having a value equal to twice the exercise price of the America Online right.

   Redemption of Rights. At any time prior to the earlier to occur of:

  . any public announcement that a person has become the beneficial owner of 15% or more of the America Online common stock then outstanding; and

  .  May 12, 2008,

the board of directors of America Online may redeem all of the America Online rights at a redemption price of $0.001 per right, subject to adjustment. The right to exercise the America Online rights will terminate upon redemption, and at that time, the holders of the America Online rights will have the right to receive only the redemption price for each America Online right they hold.

   Amendment of Rights. At any time before a person becomes the beneficial owner of 15% or more of the America Online common stock then outstanding, the terms of the existing America Online rights agreement may be amended by the board of directors of America Online without the approval of the holders of the rights. However, after the date any person acquires at least 15% of America Online's outstanding common stock, the rights agreement may not be amended in any manner that would adversely affect the interests of the holders of the America Online rights, excluding the interests of the acquiror.

   Termination of Rights. If not previously exercised, the America Online rights will expire on May 12, 2008, unless America Online earlier redeems or exchanges the America Online rights or extends the expiration date.

   Anti-Takeover Effects. The America Online rights have anti-takeover effects. Once the America Online rights have become exercisable, in most cases the America Online rights will cause substantial dilution to a person that attempts to acquire or merge with America Online. Accordingly, the existence of the America Online rights may deter potential acquirors from making a takeover proposal or a tender offer. The America Online rights should not interfere with any merger or other business combination approved by the board of directors of America Online because America Online may redeem the America Online rights and because the America Online board of directors can amend the America Online rights agreement so that a transaction approved by the America Online board of directors would not cause the America Online rights to become exercisable.

   Series A-1 Preferred Stock. In connection with the creation of the America Online rights, the board of directors of America Online authorized the issuance of 500,000 shares of America Online preferred stock designated as America Online series A-1 junior participating preferred stock.

   America Online designed the dividend, liquidation, voting and redemption features of the America Online series A-1 preferred stock so that the value of one quarter of one-thousandth of a share of America Online series A-1 preferred stock approximates the value of one share of America Online common stock. Shares of America Online series A-1 preferred stock may only be purchased after the America Online rights have become exercisable.

   The rights of the America Online series A-1 preferred stock as to dividends, liquidation and voting, and in the event of mergers or consolidations, are protected by customary antidilution provisions.

   MapQuest has not entered into a stockholder's rights agreement.

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                                 LEGAL OPINION

   The validity of the shares of America Online common stock offered by this proxy statement/prospectus will be passed upon for America Online by Simpson Thacher & Bartlett.

   Mayer, Brown & Platt, counsel for MapQuest, and Simpson Thacher & Bartlett, counsel for America Online, will pass upon certain Federal income tax consequences of the merger for MapQuest and America Online, respectively.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of America Online, Inc. for the three years ended June 30, 1999, incorporated by reference as Exhibit 99 to its Form 10-Q/A for the quarterly period ended March 31, 2000, as set forth in their report, which is incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. These consolidated financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedule of MapQuest.com, Inc. as of December 31, 1999 and 1998, and for each of the three years in the period ended December 31, 1999, as set forth in their reports. These consolidated financial statements and schedule are included in this proxy statement/prospectus and elsewhere in this registration statement in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

   Ernst & Young LLP, independent auditors, have audited the consolidated financial statements and schedules of Time Warner Inc. and Time Warner Entertainment Company, L.P. included in Time Warner Inc.'s Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their reports, which are incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement. These consolidated financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's reports, given on their authority as experts in accounting and auditing.

 STOCKHOLDER PROPOSALS FOR THE 2000 ANNUAL MEETING OF MAPQUEST STOCKHOLDERS IF
                          THE MERGER IS NOT COMPLETED

   Pursuant to Rule 14a-8 under the Exchange Act, the stockholders may present proper proposals for inclusion in a company's proxy statement and for consideration at the next annual meeting of its stockholders by submitting their proposals to the company in a timely manner.

   If the merger is not completed, MapQuest will set a date for its 2000 annual meeting of stockholders. MapQuest welcomes stockholder proposals on matters appropriate for stockholder action at an annual meeting in accordance with regulations adopted by the SEC and the provisions of MapQuest's by-laws. However, for proposals by stockholders to have been included in the proxy statement for the 2000 annual meeting of MapQuest stockholders, MapQuest would have had to receive such proposals on or before 10 days after notice of the annual meeting. Proposals for any future annual meeting of MapQuest stockholders should be directed to MapQuest, Attention: James W. Thomas, Secretary.

                      WHERE YOU CAN FIND MORE INFORMATION

   This proxy statement/prospectus incorporates documents by reference which are not presented in or delivered with this proxy statement/prospectus.

   All documents filed by America Online pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and before the date of the special meeting are incorporated by reference into and are deemed to be a part of this proxy statement/prospectus from the date of filing of those documents.

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

   You should rely only on the information contained in this document or that which we have referred you to. We have not authorized anyone to provide you with any additional information.

   The following documents, which have been filed by America Online with the Securities and Exchange Commission, are incorporated by reference into this proxy statement/prospectus:

  . America Online's Annual Report on Form 10-K, for the fiscal year ended June 30, 1999 (SEC file number 001-12143 and filing date of August 13,
     1999)

  . America Online's Quarterly Report on Form 10-Q, for the quarterly period ended September 30, 1999 (SEC file number 001-12143 and filing date of November 2, 1999)

  . America Online's Quarterly Report on Form 10-Q, for the quarterly period ended December 31, 1999 (SEC file number 001-12143 and filing date of February 14, 2000)

  . America Online's Quarterly Report on Form 10-Q/A, for the quarterly period ended March 31, 2000, which contains financial statements and related information that restate and supersede the financial statements and related information in America Online's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, filed August 13, 1999 (SEC file number 001-12143 and filing date of May 17, 2000)

  . America Online's Proxy Statement on Schedule 14A (SEC file number 001-12143 and filing date of September 24, 1999)

  . America Online's Current Report on Form 8-K dated December 1, 1999 (SEC file number 001-12143 and filing date of December 2, 1999)

  . America Online's Current Report on Form 8-K, dated December 21, 1999 (SEC file number 001-12143 and filing date of January 3, 2000)

  . America Online's Current Report on Form 8-K, dated January 10, 2000 (SEC file number 001-12143 and filing date of January 14, 2000)

  . America Online's Current Report on Form 8-K, dated January 19, 2000 (SEC file number 001-12143 and filing date of January 20, 2000)

  . America Online's Current Report on Form 8-K, dated January 10, 2000 (SEC file number 001-12143 and filing date of February 11, 2000)

  . America Online's Current Report on Form 8-K, dated March 17, 2000 (SEC file number 001-12143 and filing date of March 24, 2000)

  . America Online's Current Report on Form 8-K, dated April 3, 2000 (SEC file number 001-12143 and filing date of April 3, 2000)

  . America Online's Current Report on Form 8-K, dated April 18, 2000 (SEC file number 001-12143 and filing date of April 21, 2000)

  . America Online's Current Report on Form 8-K, dated May 23, 2000 (SEC file number 001-12143 and filing date of May 23, 2000)

  . The description of America Online capital stock, including preferred share purchase rights, which are contained in Registration Statement on Forms 8-A under the Exchange Act, including any amendments or reports filed for the purpose of updating such descriptions

   Any statement contained in a document incorporated or deemed to be incorporated by reference into this proxy statement/prospectus will be deemed to be modified or superseded for purposes of this proxy statement/prospectus to the extent that a statement contained in this proxy statement/prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this proxy statement/prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement/prospectus.

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


   The documents incorporated by reference into this proxy statement/prospectus are available from us upon request. We will provide a copy of any and all of the information that is incorporated by reference in this proxy statement/prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this proxy statement/prospectus are not themselves specifically incorporated by reference in this proxy statement/prospectus, then such exhibits will not be provided. Any request for documents should be made by June 19, 2000 to ensure timely delivery of the documents.

   Requests for documents relating to MapQuest should be directed to:

    MapQuest.com, Inc.
    3710 Hempland Road
    Mountville, Pennsylvania 17554
    (717) 285-8701
    investorinfo@mapquest.com

   Requests for documents relating to America Online should be directed to:

    America Online, Inc.
    22000 AOL Way
    Dulles, Virginia 20166-9323

    (703) 265-2741
    AOL IR@aol.com

   We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of our reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at:

   Public Reference    New York Regional Office   Chicago Regional Office
   Room                7 World Trade Center       Citicorp Center
   Judiciary Plaza     Suite 1300                 500 West Madison Street
   450 Fifth Street,   New York, New York 10048   Suite 1400
   N.W.                                           Chicago, Illinois 60661-2511
   Room 1024
   Washington, D.C.
   20549

   Reports, proxy statements and other reports and information concerning MapQuest and America Online may be inspected at:

   The National Association of Securities Dealers  The New York Stock Exchange
   1735 K Street, N.W.                             20 Broad Street
   Washington, D.C. 20006                          New York, New York 10005

   Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Commission at l-800-SEC-0330. The Commission maintains a website that contains reports, proxy and information statements and other information regarding each of us. The address of the Commission website is http://www.sec.gov.

   America Online has filed a registration statement on Form S-4 under the Securities Act with the Securities and Exchange Commission with respect to America Online's common stock to be issued to MapQuest stockholders in the merger. This proxy statement/prospectus constitutes the prospectus of America Online filed as part of the registration statement. This proxy statement/prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the Commission. The registration statement and its exhibits are available for inspection and copying as set forth above.

   If you have any questions about the merger, please call MapQuest Investor Relations at (717) 285-8701. You may also call America Online Investor Relations at (703) 265-2741.

   This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this proxy statement/prospectus, or the solicitation of a proxy, in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer, solicitation of an offer or proxy solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities pursuant to this proxy statement/prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated into this proxy statement/prospectus by reference or in our affairs since the date of this proxy statement/prospectus. The information contained in this proxy statement/prospectus with respect to MapQuest and its subsidiary was provided by MapQuest and the information contained in this proxy statement/prospectus with respect to America Online was provided by America Online.

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

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand a company's future prospects and make informed investment decisions. This proxy statement/prospectus contains such "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this proxy statement/prospectus referring to America Online and MapQuest, and they may also be made a part of this proxy statement/prospectus by reference to other documents filed with the Securities and Exchange Commission by America Online and MapQuest, which is known as "incorporation by reference." These statements may include statements regarding the period following completion of the merger.

   Words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and words and terms of similar substance used in connection with any discussion of future operating or financial performance, or the merger of America Online and MapQuest, or the proposed merger between America Online and Time Warner, identify forward-looking statements. All forward-looking statements are management's present expectations of future events and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In addition to the risks related to their businesses, the following factors relating to the mergers, among others, could cause actual results to differ from those described in the forward-looking statements: the inability to obtain, or meet conditions imposed for, governmental approvals of the mergers, the failure of the MapQuest stockholders to approve our merger, the failure of the America Online or Time Warner stockholders to approve the proposed Time Warner merger, the costs related to the mergers, the inability to further identify, develop and achieve commercial success for new products and services and access and distribution technologies, increased competition and its effects on pricing, spending, third-party relationships and the subscriber base and revenues, the inability to establish and maintain relationship with commerce, advertising, marketing, technology and content providers, the risk of accepting warrants in certain agreements and the risks of new and changing regulation in the United States and internationally. Stockholders are cautioned not to place undue reliance on the forward-looking statements, which speak only of the date of this proxy statement/prospectus or the date of the document incorporated by reference in this proxy statement/prospectus. Neither America Online nor MapQuest is under any obligation, and each expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

   For additional information about factors that could cause actual results to differ materially from those described in the forward-looking statements, please see the quarterly reports on Form 10-Q and the annual reports on Form 10-K that America Online and MapQuest have filed with the Securities and Exchange Commission.

   All subsequent forward-looking statements attributable to America Online or MapQuest or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section.

                               MAPQUEST.COM, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                          Page
                                                                          ----
Report of Independent Auditors...........................................  F-2
Balance Sheets as of December 31, 1998 and 1999..........................  F-3
Statements of Operations for the years ended December 31, 1997, 1998 and
 1999....................................................................  F-4
Statements of Changes in Redeemable Preferred Stock, Common Stock, and
 other Stockholders' Equity (Deficit) for the years ended December 31,
 1997, 1998, and 1999....................................................  F-5
Statements of Cash Flows for the years ended December 31, 1997, 1998 and
 1999....................................................................  F-6
Notes to Financial Statements............................................  F-7
Report of Independent Auditors........................................... F-21
Schedule II--Valuation and Qualifying Accounts........................... F-22
Balance Sheet as of March 31, 2000 (Unaudited)........................... F-23
Statements of Operations for the three months ended March 31, 1999 and
 2000 (Unaudited)........................................................ F-24
Statements of Cash Flows for the three months ended March 31, 1999 and
 2000 (Unaudited)........................................................ F-25
Notes to Unaudited Financial Statements.................................. F-26

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
MapQuest.com, Inc.

   We have audited the accompanying balance sheets of MapQuest.com, Inc. as of December 31, 1998 and 1999, and the related statements of operations, changes in redeemable preferred stock, common stock, and other stockholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MapQuest.com, Inc. at December 31, 1998 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                             /s/ Ernst & Young LLP

Harrisburg, Pennsylvania
March 10, 2000

                               MAPQUEST.COM, INC.
                                 BALANCE SHEETS

                                                          December 31
                                                   --------------------------
                                                       1998          1999
                      ASSETS                       ------------  ------------
Current assets:
  Cash and cash equivalents....................... $    564,087  $ 19,390,117
  Short-term investments..........................          --     23,565,837
  Accounts receivable, net of allowance for
   doubtful accounts
   (1998--$469,726; 1999--$601,626)...............    6,646,882    12,068,695
  Accounts receivable--affiliates.................      127,989       449,220
  Inventories.....................................    1,364,608     1,196,602
  Contract work in progress.......................      147,317       428,954
  Prepaid expenses and other current assets.......      481,921     2,168,387
                                                   ------------  ------------
      Total current assets........................    9,332,804    59,267,812
Property and equipment, net of accumulated
 depreciation (1998--$3,433,368; 1999--
 $4,932,554)......................................    1,844,324     5,011,439
Goodwill, net of accumulated amortization (1998--
 $127,295;
 1999--$157,846)..................................      178,212       147,661
Other assets......................................       94,901       583,119
                                                   ------------  ------------
      Total assets................................ $ 11,450,241  $ 65,010,031
                                                   ============  ============
  LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable................................ $  1,715,133  $  3,245,970
  Current portion of note payable.................       48,108           --
  Accrued personnel costs.........................      561,714     2,393,298
  Advance billings on contracts...................      498,108     1,480,703
  Deferred revenue................................    1,207,867     4,080,644
  Other accrued liabilities.......................    1,000,940     3,952,556
                                                   ------------  ------------
      Total current liabilities...................    5,031,870    15,153,171
Convertible Redeemable Preferred Stock--Series A,
 voting, $1.00 per share redemption value,
 aggregate liquidation preference of $6,550,000 in
 1998:
    Issued and outstanding shares--6,550,000 in
     1998.........................................    6,550,000           --
Cumulative Redeemable Preferred Stock--Series B,
 nonvoting, $6.15 per share redemption value,
 aggregate liquidation preference of $8,332,036 in
 1998:
    Issued and outstanding shares--1,354,802 in
     1998.........................................    8,332,036           --
Convertible Redeemable Preferred Stock--Series C,
 voting, $3.51 per share redemption value,
 aggregate liquidation preference of $12,268,292
 in 1998:
    Issued and outstanding shares--3,495,354 in
     1998.........................................   11,595,176           --
Notes receivable arising from issuance of
 preferred stock..................................     (290,835)          --
Stockholders' equity (deficit):
  Common Stock--$.001 par value:
    Authorized shares--100,000,000
    Issued and outstanding shares--336,028 in 1998
     and 36,014,307 in 1999.......................          336        36,014
  Notes receivable for common stock...............          --       (224,135)
  Additional paid-in capital......................      140,170    88,779,403
  Retained deficit................................  (19,908,512)  (38,734,422)
                                                   ------------  ------------
      Total stockholders' equity (deficit)........  (19,768,006)   49,856,860
                                                   ------------  ------------
      Total liabilities and stockholders' equity
       (deficit).................................. $ 11,450,241  $ 65,010,031
                                                   ============  ============

                            See accompanying notes.

                               MAPQUEST.COM, INC.

                            STATEMENTS OF OPERATIONS

                                             Year ended December 31
                                      ---------------------------------------
                                          1997         1998          1999
                                      ------------  -----------  ------------
Revenues
  Business........................... $  4,762,627  $ 6,536,153  $ 13,112,876
  Consumer...........................    1,275,900    1,375,900     6,600,898
                                      ------------  -----------  ------------
  Total business and consumer
   revenues..........................    6,038,527    7,912,053    19,713,774
  Digital mapping....................   15,377,141   16,805,149    14,773,374
                                      ------------  -----------  ------------
    Total revenues...................   21,415,668   24,717,202    34,487,148
Cost of revenues
  Business and consumer..............    4,535,153    4,808,764    10,634,169
  Digital mapping....................   10,767,256   12,837,036    11,370,963
                                      ------------  -----------  ------------
    Total cost of revenues...........   15,302,409   17,645,800    22,005,132
                                      ------------  -----------  ------------
Gross profit.........................    6,113,259    7,071,402    12,482,016
Operating expenses
  Sales and marketing................    7,256,519    5,243,377    19,889,205
  Product development................    5,047,744    2,954,510     6,007,755
  General and administrative.........    1,811,391    2,326,191     6,946,207
                                      ------------  -----------  ------------
    Total operating expenses.........   14,115,654   10,524,078    32,843,167
Operating loss.......................   (8,002,395)  (3,452,676)  (20,361,151)
Interest income and expense, net.....      135,888       53,916     1,680,010
Other income.........................      267,384      243,891       183,515
                                      ------------  -----------  ------------
Loss before provision for income
 taxes...............................   (7,599,123)  (3,154,869)  (18,497,626)
Provision for income taxes...........          --           --            800
                                      ------------  -----------  ------------
    Net loss.........................   (7,599,123)  (3,154,869)  (18,498,426)
Less preferred stock dividends and
 accretion...........................   (5,833,651)    (667,223)     (377,490)
                                      ------------  -----------  ------------
Net loss applicable to common
 stockholders........................ $(13,432,774) $(3,822,092) $(18,875,916)
                                      ------------  -----------  ------------
Basic and diluted loss per share..... $     (64.43) $    (12.09) $      (0.84)
                                      ============  ===========  ============
Shares used to compute basic and
 diluted loss per share..............      208,499      316,202    22,374,292

                            See accompanying notes.

                               MAPQUEST.COM, INC.

       STATEMENTS OF CHANGES IN REDEEMABLE PREFERRED STOCK, COMMON STOCK,
                    AND OTHER STOCKHOLDERS' EQUITY (DEFICIT)

                                                             Notes
                    Convertible  Cumulative  Convertible   Receivable
                    Redeemable   Redeemable  Redeemable   Arising from     Notes      Convertible
                     Preferred   Preferred    Preferred   Issuance of  Receivable for  Preferred
                      Stock--     Stock--      Stock--     Preferred       Common       Stock--   Common    Additional
                     Series A     Series B    Series C       Stock         Stock       Series A    Stock  Paid in Capital
                    -----------  ----------  -----------  ------------ -------------- ----------- ------- ---------------
 Balance at
  December 31,
  1996...........   $      --    $7,331,431  $       --     $(87,832)    $     --       $65,500   $   206   $ 1,273,340
 Net loss........          --           --           --          --            --           --        --            --
 Payment on notes
  receivable.....          --           --           --       21,132           --           --        --            --
 Dividends.......          --       484,306          --          --            --           --        --            --
 Exercise of
  10,314
  options........          --           --           --          --            --           --         10           775
 Addition of
  redemption
  feature to
  Series A
  preferred
  stock..........    6,550,000          --           --          --            --       (65,500)      --     (1,274,115)
 Issuance of
  3,495,354
  shares
  convertible
  preferred
  stock--Series
  C, net.........          --           --    11,573,009    (224,135)          --           --        --            --
 Accretion of
  redeemable
  preferred stock
  to redemption
  value..........          --           --        63,243         --            --           --        --            --
                    ----------   ----------  -----------    --------     ---------      -------   -------   -----------
 Balance at
  December 31,
  1997...........    6,550,000    7,815,737   11,636,252    (290,835)          --           --        216           --
 Net loss........          --           --           --          --            --           --        --            --
 Dividends.......          --       516,299          --          --            --           --        --            --
 Exercise of
  119,610
  options........          --           --           --          --            --           --        120         7,444
 Issuance of
  522,234
  warrants.......          --           --      (192,000)        --            --           --        --        192,000
 Issuance of
  41,266 warrants
  for services...          --           --           --          --            --           --        --         53,650
 Accretion of
  redeemable
  preferred stock
  to redemption
  value..........          --           --       150,924         --            --           --        --       (150,924)
 Compensation
  related to
  stock options..          --           --           --                        --           --        --         38,000
                    ----------   ----------  -----------    --------     ---------      -------   -------   -----------
 Balance at
  December 31,
  1998...........    6,550,000    8,332,036   11,595,176    (290,835)          --           --        336       140,170
 Net loss........          --           --           --          --            --           --        --            --
 Dividends.......          --       327,484          --          --            --           --        --            --
 Issuance of
  5,197,990
  shares of
  common stock in
  initial public
  offering.......          --           --           --          --            --           --      5,198    69,947,893
 Conversion of
  Series A
  preferred
  stock..........   (6,550,000)         --           --          --            --           --     17,685     6,532,315
 Conversion of
  Series C
  preferred
  stock..........          --           --   (11,645,182)        --            --           --      9,437    11,635,745
 Conversion of
  notes
  receivable
  arising from
  conversion of
  stock..........          --           --           --      290,835      (290,835)         --        --            --
 Accretion of
  redeemable
  preferred stock
  to redemption
  value..........          --           --        50,006         --            --           --        --        (50,006)
 Redemption of
  Series B
  preferred
  stock..........          --    (8,659,520)         --          --            --           --        --            --
 Exercise of
  2,227,897
  warrants.......          --           --           --          --            --           --      2,228        (1,243)
 Exercise of
  1,129,947
  options........          --           --           --          --            --           --      1,130       574,529
 Payment on notes
  receivable.....          --           --           --          --         66,700          --        --            --
                    ----------   ----------  -----------    --------     ---------      -------   -------   -----------
 Balance at
  December 31,
  1999...........   $      --    $      --   $       --     $    --      $(224,135)     $   --    $36,014   $88,779,403
                    ==========   ==========  ===========    ========     =========      =======   =======   ===========
                      Retained
                      Deficit
                    -------------
 Balance at
  December 31,
  1996...........   $ (2,804,570)
 Net loss........     (7,599,123)
 Payment on notes
  receivable.....            --
 Dividends.......       (560,025)
 Exercise of
  10,314
  options........            --
 Addition of
  redemption
  feature to
  Series A
  preferred
  stock..........     (5,210,383)
 Issuance of
  3,495,354
  shares
  convertible
  preferred
  stock--Series
  C, net.........            --
 Accretion of
  redeemable
  preferred stock
  to redemption
  value..........        (63,243)
                    -------------
 Balance at
  December 31,
  1997...........    (16,237,344)
 Net loss........     (3,154,869)
 Dividends.......       (516,299)
 Exercise of
  119,610
  options........            --
 Issuance of
  522,234
  warrants.......            --
 Issuance of
  41,266 warrants
  for services...            --
 Accretion of
  redeemable
  preferred stock
  to redemption
  value..........            --
 Compensation
  related to
  stock options..            --
                    -------------
 Balance at
  December 31,
  1998...........    (19,908,512)
 Net loss........    (18,498,426)
 Dividends.......       (327,484)
 Issuance of
  5,197,990
  shares of
  common stock in
  initial public
  offering.......            --
 Conversion of
  Series A
  preferred
  stock..........            --
 Conversion of
  Series C
  preferred
  stock..........            --
 Conversion of
  notes
  receivable
  arising from
  conversion of
  stock..........            --
 Accretion of
  redeemable
  preferred stock
  to redemption
  value..........            --
 Redemption of
  Series B
  preferred
  stock..........            --
 Exercise of
  2,227,897
  warrants.......            --
 Exercise of
  1,129,947
  options........            --
 Payment on notes
  receivable.....            --
                    -------------
 Balance at
  December 31,
  1999...........   $(38,734,422)
                    =============

                            See accompanying notes.

                               MAPQUEST.COM, INC.

                            STATEMENTS OF CASH FLOWS

                                              Year ended December 31,
                                        --------------------------------------
                                           1997         1998          1999
                                        -----------  -----------  ------------
Operating activities
Net loss..............................  $(7,599,123) $(3,154,869) $(18,498,426)
Adjustments to reconcile net loss to
 net cash used in operating
 activities:
 Depreciation.........................      816,369    1,074,875     1,499,186
 Amortization.........................       30,550       30,551        30,551
 Provision for doubtful accounts......      262,388      271,598       520,125
 Issuance of warrants for services....          --        53,650           --
 Compensation expense related to
  options.............................          --        38,000           --
 Equity in earnings of joint
  venture.............................     (256,068)    (291,558)     (241,001)
 Dividends received from joint
  venture.............................      288,556      285,976       245,500
 Loss (gain) on disposal of property
  and equipment.......................       59,758       (3,089)         (946)
 Changes in operating asset and
  liabilities
   Accounts receivable................   (1,115,351)  (1,449,823)   (5,941,938)
   Accounts receivable--affiliates....       72,400      (70,489)     (321,231)
   Inventories........................   (1,182,649)     321,509       168,007
   Contract work in progress..........      (60,575)     238,461      (281,637)
   Prepaid expenses and other current
    assets............................     (724,940)     597,426    (1,686,466)
   Other assets.......................       14,659      (94,638)     (492,717)
   Accounts payable...................      448,374      382,447     1,530,837
   Advanced billings on contracts.....     (688,387)     151,726       982,595
   Deferred revenue...................      396,807      702,629     2,872,777
   Accrued personnel costs and other
    liabilities.......................     (257,500)      99,557     4,783,200
                                        -----------  -----------  ------------
Net cash used in operating
 activities...........................   (9,494,732)    (816,061)  (14,831,584)
Investing activities
Property and equipment purchases......   (1,354,690)  (1,062,126)   (4,666,301)
Proceeds from disposal of property and
 equipment............................       32,264        4,340           946
Purchases of investments..............          --           --    (30,379,644)
Sales and maturities of investments...          --           --      6,813,807
                                        -----------  -----------  ------------
Net cash used in investing
 activities...........................   (1,322,426)  (1,057,786)  (28,231,192)
Financing activities
Proceeds from note payable............      131,468          --            --
Principal payments on debt............      (32,499)     (51,716)      (48,109)
Net proceeds from issuance of common
 stock................................          --           --     69,953,091
Redemption of Series B preferred
 stock................................          --           --     (8,659,520)
Net proceeds from issuance of Series C
 convertible preferred stock..........   11,348,874          --            --
Exercise of common stock options and
 warrants.............................          785        7,560       576,644
Principal payments received on notes
 receivable for stock.................       21,132          --         66,700
Cash dividends paid...................      (74,506)         --            --
                                        -----------  -----------  ------------
Net cash provided by (used in)
 financing activities.................   11,395,254      (44,156)   61,888,806
                                        -----------  -----------  ------------
Net increase (decrease) in cash and
 cash equivalents.....................      578,096   (1,918,003)   18,826,030
Cash and cash equivalents at the
 beginning of year....................    1,903,994    2,482,090       564,087
                                        -----------  -----------  ------------
Cash and cash equivalents at the end
 of the year..........................  $ 2,482,090  $   564,087  $ 19,390,117
                                        ===========  ===========  ============
Supplemental cash flow information
Stock dividends paid on Preferred
 Stock Series B.......................  $   484,306  $   516,299  $    327,484
                                        ===========  ===========  ============
Dividends accrued on Preferred Stock
 Series B.............................  $    19,540  $       --   $        --
                                        ===========  ===========  ============
Notes receivable received for stock...  $   224,135  $       --   $        --
                                        ===========  ===========  ============

                            See accompanying notes.

                               MAPQUEST.COM, INC.

                         NOTES TO FINANCIAL STATEMENTS

                               December 31, 1999

1. Business and Accounting Policies

 Business

   In January 1999, GeoSystems Global Corporation changed its name to MapQuest.com, Inc. MapQuest.com, Inc. ("MapQuest" or the "Company") is an online provider of mapping and destination information through its Website, mapquest.com. MapQuest's proprietary integration and editing of geographic databases enable it to provide comprehensive mapping solutions to businesses and provide customized maps, destination information and driving directions to consumers. Consumers can also purchase maps and cartography information from MapQuest's MapStore located on mapquest.com. In 1999 MapQuest began to focus on developing wireless and voice applications that allow MapQuest users to access driving directions and find information about various points of interest.

   MapQuest is also a United States provider of traditional digital mapping products and services to the educational, reference, directory, travel and governmental markets. In addition, companies that incorporate call centers, CD-ROMs or stand-alone driving direction kiosks into their information delivery strategy require non-Internet customized mapping solutions. MapQuest has developed its map-enabling software to promote the rapid development of mapping applications in these environments.

 Revenue Recognition

   Contracts with businesses for Internet products and services are generally entered into on an annual basis and consist of a one-time setup fee and annual service or license fee. The one-time setup fee is based on costs incurred to initially integrate the website connection and is recognized upon installation of the connection. The remaining service or license fee is recognized ratably over the contract period. Revenues recognized under this method are included in the statements of operations as business revenues.

   Royalty revenues are recognized when earned based on the revenues generated by the sale of a licensed product or based on the minimum royalty provisions in the related contract. Revenues from the sale of licenses to its customers for the use of MapQuest's geographic systems or products are generally recognized upon delivery of the licensed systems or products if no significant obligations exist. Revenues from maintenance or upgrade obligations are recognized ratably over the obligation period. MapQuest's license agreements have terms generally ranging from one to three years. Substantially all revenues recognized under these methods are included in the statements of operations as business revenues.

   Revenues from long-term fixed price contracts for the development of customized geographic and cartographic data are recognized on the percentage of completion method, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract. Revenues recognized in excess of amounts billed are classified as contract work in progress. Amounts billed to clients for contracts in excess of revenues recognized to date are classified as advance billings on contracts. Revenues recognized under this method are included in the statements of operations as digital mapping revenues.

   Advertising revenue is recognized ratably over the period in which the advertisements are displayed, provided that no significant obligations remain and collection of the resulting receivable is probable. The duration of MapQuest's advertising arrangements may range from one month to one year. MapQuest may guarantee its advertisers a pre-set level of impressions during the contract period. To the extent minimum guaranteed impression levels are not met ratably over the contract period, MapQuest defers recognition of the corresponding pro-rata portion of the revenues relating to such unfulfilled obligations until the guaranteed impression levels are achieved. Revenues recognized under this method are included in the statements of operations as consumer revenues.

                               MAPQUEST.COM, INC.

                               December 31, 1999


   Barter revenues are recognized in connection with agreements in which MapQuest receives advertising or other goods and services in exchange for content or advertising on mapquest.com. Barter transactions are recorded at the lower of estimated fair value of the goods or services received or the estimated fair value of the content or advertisements given. Barter transactions accounted for approximately 1%, 2% and 2% of revenues during 1997, 1998 and 1999, respectively. Revenues recognized under this method are included in the statements of operations as consumer revenues.

   Revenues from all other services provided and products sold or licensed are recognized when the services are rendered or delivery of the product is made and no significant MapQuest obligations remain outstanding. Revenues recognized under this method are included in the statements of operations as digital mapping or business revenues.

 Product Development

   Product development expenses in the accompanying statements of operations include the costs to develop new products and services and to modify existing products and services, including software and data. These costs consist primarily of salaries for product development personnel and related expenses, contract labor expense, and consulting fees. Statement of Financial Accounting Standards ("SFAS") No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon MapQuest's product development process, technological feasibility is established upon completion of a working model. Costs incurred by MapQuest between completion of the working model and the point at which the product is ready for general release were insignificant in 1997 and 1998. In 1999, MapQuest capitalized $298,178 of software development costs.

 Statements of Cash Flows

   For purposes of the statements of cash flows, MapQuest considers all cash and highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Investments

   The Company invests certain of its excess cash in debt instruments of the U.S. Government and its agencies, and of high quality corporate issuers. All highly liquid instruments with original maturities greater than three months but less than twelve months when purchased are considered short-term investments. In accordance with SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," MapQuest classifies its investment securities as available-for-sale. Unrealized holding gains and losses at December 31, 1999 were not significant.

 Fair Values of Financial Instruments

   The carrying amounts of cash and cash equivalents, short-term investments, notes receivable and notes payable approximate fair value because of the short-term maturity of these instruments.

 Inventories

   Inventories are carried at the lower of cost or market using the first-in, first-out (FIFO) method.

                               MAPQUEST.COM, INC.

                               December 31, 1999

 Property and Equipment

   Property and equipment consisting primarily of computer hardware are stated at historical cost. Depreciation is computed principally using the straight-line method over the estimated useful life of assets ranging from 3 to 5 years.

 Goodwill

   Goodwill, principally from the acquisition of Maryland Cartographics, Inc. in July 1994, represents the excess of cost over fair value of net assets acquired and is being amortized over 10 years using the straight-line method.

 Accounting for Stock-Based Compensation

   In October 1995, the FASB issued SFAS No. 123, "Accounting for Stock-Based Compensation." SFAS No. 123 prescribes accounting and reporting standards for all stock-based compensation plans, including employee stock options, restricted stock, employee stock purchase plans and stock appreciation rights. SFAS No. 123 requires compensation expense to be recorded (i) using the new fair value method or (ii) using existing accounting rules prescribed by Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB 25") and related interpretations with pro forma disclosure of what net income and earnings per share would have been had the Company adopted the fair value method. The Company accounts for its stock-based compensation plans in accordance with the provisions of APB 25.

 Advertising Costs

   Advertising costs are expensed as incurred. Advertising costs for 1997, 1998 and 1999 amounted to approximately $779,000, $742,000 and $4,563,710, respectively, and include barter advertising costs for 1997, 1998 and 1999 of $148,000, $538,000 and $777,000, respectively.

 Investment in Joint Venture

   The Company's 50 percent-owned joint venture, Donnelly Spatial Data LP, is accounted for by the equity method. The joint venture is engaged in providing, among other things, highway trip routing products and services. Income from the joint venture is included as a component of Other Income and was approximately $256,000 in 1997, $292,000 in 1998 and $241,000 in 1999.

 Use of Estimates

   The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

                               MAPQUEST.COM, INC.

                               December 31, 1999

 General and Administrative Expenses

   The Company recorded $1.7 million of non-recurring expenses in the fourth quarter of 1999. These consisted of charges related to transaction costs associated with potential acquisitions that were not consummated, and expenses associated with certain third-party patented technology used by mapquest.com.

 New Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements." SAB 101, as amended, provides additional guidance in applying generally accepted accounting principles for revenue recognition in financial statements. MapQuest plans to adopt any changes it believes to be mandated by the SAB no later than the second quarter of 2000. MapQuest does not expect the SAB to have a material impact on the financial position or results of operations of MapQuest.

2. Merger with America Online, Inc.

   On December 22, 1999, the Company announced that it will be acquired by America Online in an all-stock transaction pursuant to a merger agreement executed on December 21, 1999. Shareholders of MapQuest will receive 0.31558 shares of America Online common stock for each share of MapQuest common stock. The transaction is expected to close in the spring of 2000, subject to various conditions including customary regulatory approvals and the approval of MapQuest shareholders. The transaction will be accounted for as a pooling-of-interests by America Online.

3. Debt Arrangements

   MapQuest had a $5,000,000 secured line of credit with a financial institution payable on demand. Borrowings under the line of credit were limited to 80% of MapQuest's qualified accounts receivable that were within 90 days of invoice. Under the agreement, MapQuest could choose an interest rate based on the following options: prime rate, a fixed rate as offered by the bank from time to time for varying periods up to 180 days, or at the LIBOR rate plus 1.75% for periods of 30, 60, 90 or 180 days. No amount was drawn on the line at December 31, 1998 or 1999. As of December 31, 1999, the line of credit had expired.

   MapQuest entered into a promissory note during 1997. Terms of repayment required thirty consecutive monthly payments of principal and interest. Interest on the outstanding principal was fixed at a rate of 9%. This note was satisfied during 1999.

4. Inventories

   Inventories are comprised of the following:

                                                                December 31
                                                           ---------------------
                                                              1998       1999
                                                           ---------- ----------
      Materials..........................................  $   96,006 $   52,219
      Work-in process....................................     336,123    143,313
      Finished goods.....................................     932,479  1,001,070
                                                           ---------- ----------
                                                           $1,364,608 $1,196,602
                                                           ========== ==========

                               MAPQUEST.COM, INC.

                               December 31, 1999

5. Preferred Stock and Stockholders' Equity

 Restated Certificates of Incorporation

   On July 17, 1997, MapQuest filed a Restated Certificate of Incorporation with the State of Delaware in conjunction with the purchase and sale of Series C Preferred Stock. The Restated Certificate of Incorporation authorized MapQuest to issue 35,000,000 shares, of which 20,000,000 shares were designated Common Stock and 15,000,000 shares were designated Preferred Stock. Of the Preferred Stock, 6,550,000 shares were designated Series A Preferred, 2,000,000 shares were designated Series B Preferred, 3,800,000 shares were designated Series C Preferred and 2,650,000 shares were undesignated as to series.

   On April 27, 1999, MapQuest filed a Restated Certificate of Incorporation with the State of Delaware in conjunction with the Company's initial public offering. The Restated Certificate of Incorporation authorizes MapQuest to issue 105,000,000 shares, of which 100,000,000 shares are designated Common Stock and 5,000,000 shares are undesignated Preferred Stock. This Restated Certificate of Incorporation became effective upon the effectiveness of MapQuest's registration statement in connection with its initial public offering.

 Initial Public Offering

   During April 1999, the Board of Directors and the stockholders authorized a 2.7-for-1 split of MapQuest's common stock. In addition, the Board of Directors and the stockholders authorized and approved the amendment and restatement of MapQuest's Certificate of Incorporation such that MapQuest has the authority to issue an aggregate of 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. This amended and restated Certificate of Incorporation became effective upon the effectiveness of MapQuest's registration statement for its initial public offering. All references to common shares, per common share, and par value per common share in the financial statements give retroactive effect to the common stock split and change in par value per common share. Upon the effectiveness of MapQuest's registration statement for its initial public offering, MapQuest adopted the 1999 Stock Plan pursuant to which 3,645,000 shares of common stock were reserved for future issuance and established an employee stock purchase plan under which a total of 1,755,000 shares of common stock could be made available for sale. In connection with the merger with America Online, Inc. (see Note 2), MapQuest is precluded from implementing the employee stock purchase plan.

   In May 1999, MapQuest completed an initial public offering of 4,600,000 shares of its common stock at a public offering price of $15 per share, which generated approximately $61.6 million in net proceeds to MapQuest.

   Upon the closing of MapQuest's initial public offering in May 1999, all of the outstanding shares of MapQuest's Series A and Series C Preferred Stock were converted into 27,122,455 shares of common stock and all of the outstanding shares of MapQuest's Series B Preferred Stock were redeemed for approximately $8.7 million.

   During June 1999, in connection with MapQuest's initial public offering, the underwriters of the offering exercised an over-allotment option for 597,990 shares of MapQuest's common stock at the initial public offering price of $15 per share, which generated approximately $8.3 million in net proceeds to MapQuest.

 Series A Preferred Stock

   As of December 31, 1997 and 1998, and through its initial public offering, MapQuest was authorized to issue 6,550,000 shares of noncumulative, convertible, voting Series A Preferred Stock. Effective July 17, 1997,

                               MAPQUEST.COM, INC.

                               December 31, 1999

a redemption feature was added and the issued and outstanding shares were reclassified outside of stockholders' equity. Each share of Series A Preferred Stock automatically converted into 2.7 shares of Common Stock upon the closing of MapQuest's initial public offering during May 1999. Each share of Series A Preferred Stock issued and outstanding had a number of votes equal to the number of shares into which such share of Series A Preferred Stock were then convertible. The Series A Preferred Stock was redeemable at the option of the holders under certain circumstances. No dividends could be paid on the Series A Preferred Stock unless MapQuest had fulfilled its dividend obligations on the Series B Preferred Stock and Series C Preferred Stock. The Series A Preferred Stock had an annual cash dividend rate of $.075 per share when and as declared by the Board of Directors.

   Pursuant to the terms of the stock purchase agreement dated October 31, 1994, MapQuest sold 215,000 shares of its Series A Preferred Stock at a purchase price of $1 per share to MapQuest's then existing management. The aggregate purchase price of $215,000 was paid $127,500 in cash and $87,500 in notes due October 31, 1999. The notes bear interest at a rate of 7.5% compounded annually. Payments are due annually in an amount that is the lesser of one-fifth of the principal balance or 50% of any bonus to which each employee is entitled. The notes are secured by the shares purchased, with shares released to the extent each note is paid. At December 31, 1998 and 1999, outstanding notes receivable in conjunction with this stock purchase were $35,200 and $0, respectively.

   On March 26, 1996, pursuant to the terms of an Employment Agreement dated October 31, 1994, the Company sold 35,000 shares of its Series A Preferred Stock at a purchase price of $1 per share to a member of MapQuest's then existing management. The aggregate purchase price of $35,000 was paid $3,500 in cash and $31,500 in a note due October 31, 2000. The note bears interest at a rate of 7.5% compounded annually. The repayment terms were modified pursuant to a severance agreement in 1997. The payment of the note, inclusive of interest, is due on the earlier of September 30, 2000 or the date on which the severed employee transfers all shares of the employee's Series A Preferred Stock or common stock into which they are converted. The note is secured by the shares purchased with shares released to the extent the note is paid. At December 31, 1998 and 1999, outstanding notes receivable in conjunction with this stock purchase were $31,500 and $0, respectively.

 Series B Preferred Stock

   As of December 31, 1997 and 1998, and through its initial public offering, MapQuest was authorized to issue 2,000,000 shares of cumulative, redeemable, nonvoting Series B Preferred Stock. Holders of shares of Series B Preferred Stock were entitled to a cumulative dividend, payable semiannually, at the annual rate of $.46125 per share with respect to dividends payable on or prior to December 31, 1997 and $.39975 per share with respect to dividends payable after December 31, 1997. The dividend could be paid in cash or a combination of cash and additional shares of Series B Preferred Stock; however, at least 13.33% of the dividend payable in any period on or prior to December 31, 1997 was payable in cash. As of December 31, 1998, there were no dividends in arrears. The Series B Preferred Stock was redeemable at the option of the holders and MapQuest under certain circumstances.

   During 1997, 1998 and 1999 MapQuest recorded dividends totaling $558,812, $516,299 and $327,484, respectively, on Series B Preferred Stock. These dividends included cash dividends of $74,506, $0 and $0, and stock dividends of $484,306, $516,299 and $327,484, during 1997, 1998 and 1999, respectively. The stock dividends were based on the issuance of additional shares of Series B Preferred Stock of 78,749, 83,951 and 53,250 shares during 1997, 1998 and 1999, respectively, using a value of $6.15 per share.

   The Series B Preferred Stock was redeemed in connection with MapQuest's initial public offering during May 1999.

                               MAPQUEST.COM, INC.

                               December 31, 1999


 Series C Preferred Stock

   As of December 31, 1997 and 1998, and through its initial public offering, MapQuest was authorized to issue 3,800,000 shares of noncumulative, redeemable, convertible, voting Series C Preferred Stock. Each share of Series C Preferred Stock automatically converted into 2.7 shares of Common Stock, upon the closing of MapQuest's initial public offering during May 1999. Each share of Series C Preferred Stock issued and outstanding had a number of votes equal to the number of shares into which such share of Series C Preferred Stock were then convertible. The Series C Preferred Stock had an annual cash dividend rate of $.26325 per share when and as declared by the Board of Directors. The Series C Preferred Stock was redeemable at the option of the holders under certain circumstances.

   Pursuant to the terms of the stock purchase agreement dated July 17, 1997, MapQuest sold 3,431,498 shares of its Series C Preferred Stock at a purchase price of $3.51 per share. The aggregate purchase price of $12,044,558 was paid in cash. The difference between the aggregate purchase price net of the warrants issued during 1998 was being accreted to the redemption value through 2002. Accretion totaled $63,243, $150,924 and $50,006 during 1997, 1998 and
1999, respectively.

   On November 1, 1997, MapQuest sold 63,856 shares of its Series C Preferred Stock at a purchase price of $3.51 per share to members of the Company's then existing management. The aggregate purchase price of $224,135 was paid by $224,135 in notes due November 1, 2004. The notes bear interest at a rate of 7.0% compounded annually. Payments are due annually, commencing in the year 2000, in an amount that is the lesser of one-fifth of the principal balance or 50% of any bonus to which each employee is entitled. The note is secured by the shares purchased with shares released to the extent the note is paid. At December 31, 1998 and 1999, outstanding notes receivable in connection with this stock purchase were $224,135.

 Employee Stock Purchase Plan

   As of December 31, 1999, 1,755,000 shares of MapQuest's Common Stock were reserved for issuance under the Employee Stock Purchase Plan, under which eligible employees may purchase Common Stock through payroll deductions, which may not exceed 10% of an employee's compensation, subject to certain limitations. In connection with the merger with America Online, Inc. (see Note
2), MapQuest is precluded from implementing the Employee Stock Purchase Plan.

 Common Stock

   As of December 31, 1999, MapQuest has a total of 14,046,343 shares of Common Stock reserved for future issuance.

6. Stock Options and Warrants

   As of December 31, 1999, 5,074,682 shares of MapQuest's Common Stock were reserved for issuance under the MapQuest.com, Inc. 1995 Stock Option Plan, under which the Company may grant stock options to key employees and consultants. Each option entitles the holder to purchase from MapQuest one share of Common Stock at an exercise price which shall not be less than the fair market value of one share of stock on the date of grant. These options vest generally over five years and expire ten years from the date of grant.

   As of December 31, 1999, 3,645,000 shares of MapQuest's Common Stock were reserved for issuance under the 1999 Stock Plan, under which the Company may grant any combination of stock options, stock appreciation rights, restricted or unrestricted share awards, phantom stock and performance awards to employees, officers and directors of MapQuest and its subsidiaries.

                               MAPQUEST.COM, INC.

                               December 31, 1999


   Changes during the years ended December 31, 1997, 1998 and 1999 in options outstanding were as follows:

                                                       Number of  Exercise Price
                                                        Options     Per Option
                                                       ---------  --------------
     Balance at January 1, 1997......................  3,207,014    $0.04-$0.37
     Granted during 1997.............................    933,678          $0.37
     Exercised.......................................     (3,240)         $0.04
     Exercised.......................................     (6,210)         $0.06
     Exercised.......................................       (864)         $0.37
     Forfeited.......................................   (268,855)         $0.04
     Forfeited.......................................    (24,840)         $0.06
     Forfeited.......................................    (80,022)         $0.37
                                                       ---------  -------------
     Outstanding at December 31, 1997................  3,756,661    $0.04-$0.37
     Granted during 1998.............................  2,218,050          $0.37
     Exercised.......................................    (78,570)         $0.04
     Exercised.......................................    (33,750)         $0.06
     Exercised.......................................     (7,290)         $0.37
     Forfeited.......................................   (551,855)         $0.04
     Forfeited.......................................   (135,000)         $0.06
     Forfeited.......................................   (320,596)         $0.37
                                                       ---------  -------------
     Outstanding at December 31, 1998................  4,847,650    $0.04-$0.37
     Granted.........................................  1,629,160  $10.44-$15.25
     Granted.........................................    307,500  $16.19-$19.69
     Granted.........................................     29,500  $24.63-$28.00
     Exercised.......................................   (565,699)         $0.04
     Exercised.......................................    (16,700)         $0.06
     Exercised.......................................   (507,548)         $0.37
     Exercised.......................................    (40,000) $10.44-$15.25
     Forfeited.......................................       (219)         $0.04
     Forfeited.......................................       (648)         $0.37
     Forfeited.......................................    (92,610) $10.44-$15.25
     Forfeited.......................................    (25,000) $16.19-$19.69
                                                       ---------  -------------
     Outstanding at December 31, 1999................  5,565,386   $0.04-$28.00
                                                       =========  =============

   During June 1998, MapQuest accelerated the vesting and extended the exercise period of options in connection with a severance agreement for the former President and recorded compensation expense of $38,000.

   The consummation of the initial public offering during May 1999 resulted in the acceleration of the vesting of 1,484,954 options to purchase common stock and the announcement of the merger with America Online, Inc., on December 22, 1999 resulted in the acceleration of the vesting of 2,273,051 of options to purchase common stock in accordance with the provisions of the 1995 Stock Option Plan and option grant agreements.

   Pro forma information regarding net loss and net loss per share is required by SFAS 123, and has been determined as if MapQuest had accounted for its employee stock options under the fair value method of that

                               MAPQUEST.COM, INC.

                               December 31, 1999

statement. No factor for volatility has been reflected in the option pricing calculation for grants made prior to MapQuest's initial public offering. For grants made subsequent to the initial public offering, MapQuest used a volatility factor of 65.3%. The fair value of the options was estimated at date of grant using a Black-Scholes option pricing model with the following additional assumptions:

                                                          1997    1998    1999
                                                         ------- ------- -------
      Average risk free interest rate...................   6.10%   5.24%   5.00%
      Dividend yield....................................    0.0%    0.0%    0.0%
      Average life...................................... 5 years 5 years 5 years

   The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because MapQuest stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its stock options.

   For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. MapQuest's pro forma information is as follows:

                                         1997         1998          1999
                                     ------------  -----------  ------------
      Pro forma net loss applicable
       to Common Stockholders....... $(13,432,774) $(3,822,092) $(20,329,351)
      Pro forma basic and diluted
       loss per share............... $     (64.43) $    (12.09) $      (0.91)

   Additional information with respect to outstanding options as of December 31, 1999 is as follows:

                                                                   Options
                                  Options Outstanding            Exercisable
                           ---------------------------------- -----------------
                                             Weighted Average
                                                Remaining
         Exercise Prices   Number of Options Contractual Life Number of Options
         ---------------   ----------------- ---------------- -----------------
      $0.04...............       943,965           5.7              943,965
      $0.06...............       148,810           6.5              148,810
      $0.37...............     2,664,061           7.5            2,664,061
      $10.44-$15.25.......     1,496,550           9.2            1,261,050
      $16.19-$19.69.......       282,500           9.5                  --
      $24.63-$28.00.......        29,500           9.9                  --
                               ---------                          ---------
      $0.04-$28.00........     5,565,386                          5,017,886
                               =========                          =========

   The weighted average fair value of options granted and priced during 1997, 1998 and 1999 was $0, $0 and $4.54, respectively.

   On December 31, 1998, MapQuest granted 645,570 options for which the exercise price per share was the initial public offering price of $15 per share determined upon completion of the offering MapQuest made during May 1999. Accordingly, these options are excluded from the 1998 disclosures in this Note and are included in the 1999 disclosures as being granted during 1999.

                               MAPQUEST.COM, INC.

                               December 31, 1999


   On December 21, 1999, MapQuest issued to America Online, Inc. an option and reserved common stock in conjunction with the merger agreement for 3,571,661 shares at an exercise price of $27.00 per share.

 Warrants

   As of December 31, 1998, there were 390,258 warrants outstanding under which each warrant entitled the holder to purchase one share of MapQuest's common stock for $.04 per share. These warrants were issued in connection with the original Series A Preferred Stock Purchase Agreement dated October 31, 1994.

   As of December 31, 1998, there were 406,709 warrants outstanding under which each warrant entitled the holder to purchase one share of MapQuest's common stock for $1.30 per share. The warrants were issued for $1,000 in connection with the Purchase and Sale of Series C Preferred Stock Agreement.

   As of December 31, 1998, there were 954,147 warrants outstanding under which each warrant entitled the holder to purchase one share of MapQuest's common stock for $1.04 per share. The warrants were issued in connection with a distribution agreement MapQuest executed in 1997. These warrants were valued at $0 on the date of grant using the "Black Scholes" option pricing model.

   As of December 31, 1998, there were 522,231 warrants outstanding under which each warrant entitled the holder to purchase one share of MapQuest's common stock for $.004 per share. The warrants were issued during May 1998 to certain holders of Series C Preferred Stock in connection with the original issuance of the Series C Preferred Stock.

   As of December 31, 1998, there were 41,266 warrants outstanding under which each warrant entitled the holder to purchase one share of MapQuest's common stock for $1.30 per share. The warrants were issued for services rendered by an outside party.

   All of the above warrants were exercised during 1999.

7. Loss Per Share

   The following table sets forth the computation of basic and diluted loss per share:

                                           1997         1998          1999
                                       ------------  -----------  ------------
     Numerator:
       Net loss......................  $ (7,599,123) $(3,154,869) $(18,498,426)
       Preferred stock dividends.....      (560,025)    (516,299)     (327,484)
       Accretion of redeemable
        preferred stock..............       (63,243)    (150,924)      (50,006)
       Addition of redemption feature
        to preferred stock...........    (5,210,383)         --            --
                                       ------------  -----------  ------------
       Numerator for loss per share
        applicable to common
        stockholders.................  $(13,432,774) $(3,822,092) $(18,875,916)
                                       ============  ===========  ============
     Denominator:
     Denominator for basic and
      diluted loss per share--
      weighted-average shares........       208,499      316,202    22,374,292
                                       ============  ===========  ============
     Basic and diluted loss per
      common share...................  $     (64.43) $    (12.09) $      (0.84)
                                       ============  ===========  ============

                               MAPQUEST.COM, INC.

                               December 31, 1999

   The following securities and number of shares have been excluded from the diluted per share computation as they are antidilutive:

                                                  1997      1998      1999
                                                --------- --------- ---------
     Convertible redeemable preferred stock
      Series A................................. 6,550,000 6,550,000       --
     Convertible redeemable preferred stock
      Series C................................. 3,495,354 3,495,354       --
     Stock options............................. 3,756,661 4,847,650 5,565,386
     Stock warrants............................ 1,751,114 2,314,611       --

8. Income Taxes

   No provision for federal income taxes has been recorded as MapQuest has incurred net operating losses during 1997, 1998 and 1999. A provision of less than $1,000 has been recorded during 1999 for state income taxes.

   The tax effects of temporary differences and net operating loss and credit carryforwards that give rise to MapQuest's deferred tax assets and liabilities are as follows:

                                      December 31,
                                -------------------------
                                   1998          1999
                                -----------  ------------
     Current deferred tax
      assets:
       Allowance for doubtful
        accounts...............     146,324       128,662
       Other...................     496,126       738,146
     Non-current deferred tax
      assets:
       Net operating loss and
        credit carryforwards...   4,746,255    16,359,850
       Other...................         --         19,504
     Valuation allowance for
      deferred tax assets......  (5,041,399)  (16,870,856)
                                -----------  ------------
     Total deferred tax
      assets...................     347,306       375,306
     Non-current deferred tax
      liabilities:
       Depreciation............    (347,306)     (375,306)
                                -----------  ------------
     Net deferred tax assets... $       --   $        --
                                ===========  ============

   Due to the uncertainty of the realization of the deferred tax assets, a valuation allowance has been provided. The valuation allowance was increased by $2,618,565, $1,374,256 and $11,829,457 for the years ended December 31, 1997,
1998 and 1999, respectively.

   Of the total valuation allowance, $6,358,308 was the result of the exercise of nonqualified stock options during 1999. The tax effect of these transactions for the Company is a compensation deduction for tax purposes totaling the difference between the exercise price and the fair value of the shares on the date of exercise. The exercise of the nonqualified options gave rise to an additional permanent tax deduction of approximately $17,152,000 for the year ended December 31, 1999 included as part of the net operating loss carryforward. In the future, any realized benefit of this amount will be credited to additional paid-in capital and not the statement of operations.

   As of December 31, 1999, MapQuest has net operating loss carryforwards of approximately $44,324,000, which expire between 2009 and 2019, and research and development tax credit carryforwards of approximately $768,000, which expire between 2010 and 2014 for federal tax purposes. The utilization of approximately

                               MAPQUEST.COM, INC.

                               December 31, 1999

$10,300,000 of such net operating loss carryforwards is subject to an annual limitation of approximately $1,300,000, pursuant to Section 382 of the Internal Revenue Code.

9. Segment Information

   MapQuest has two reportable segments: MapQuest Business/Consumer and Digital Mapping Services. The MapQuest Business/Consumer segment provides products and services to address the web-based destination information needs of both businesses and consumers. Business and Consumer revenues and costs are combined for this segment because a significant portion of the costs, primarily compensation for operations personnel and related operations costs, are common to both Business and Consumer revenues and are not allocated. The Digital Mapping Services segment provides non-internet mapping products and services to the education, reference, directory, travel and governmental markets as well as providing customized mapping solutions to various other customers. Revenues are derived principally from the United States.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies. MapQuest evaluates performance based on gross profit and does not allocate assets to the reportable segments since management does not evaluate segment performance based on asset information and common assets are used in the segments. Accordingly, depreciation expense is not included in the information set forth below.

   MapQuest's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

                                                 Year ended December 31,
                                             ----------------------------------
                                                1997        1998        1999
                                             ----------  ----------  ----------
                                                       In thousands
     Business segment revenues:
       MapQuest business/consumer-trade....  $  6,038.6  $  7,912.0  $ 19,713.8
       Digital mapping services-trade......    15,377.1    16,805.1    14,773.3
                                             ----------  ----------  ----------
         Total.............................  $ 21,415.7  $ 24,717.1  $ 34,487.1
                                             ==========  ==========  ==========
     Business segment profit:
       MapQuest business/consumer..........     1,503.4     3,103.2     9,079.6
       Digital mapping services............     4,609.9     3,968.1     3,402.4
                                             ----------  ----------  ----------
     Total segment profit..................     6,113.3     7,071.3    12,482.0
                                             ----------  ----------  ----------
     Reconciling items:
       Operating expenses..................   (14,115.7)  (10,524.1)  (32,843.1)
       Interest income and other...........       403.3       297.9     1,863.5
                                             ----------  ----------  ----------
     Pre-tax loss..........................  $ (7,599.1) $ (3,154.9) $(18,497.6)
                                             ==========  ==========  ==========

                               MAPQUEST.COM, INC.

                               December 31, 1999


10. Leases

   MapQuest leases office space, warehouse space and office equipment under operating leases. Future lease commitments are as follows:

        2000......................................................... $1,635,311
        2001.........................................................  1,445,938
        2002.........................................................  1,415,663
        2003.........................................................  1,025,138
        2004.........................................................  1,051,708
        Thereafter...................................................  2,797,850
                                                                      ----------
                                                                      $9,371,608
                                                                      ==========

   Rental expense for the years ended December 31, 1997, 1998 and 1999, was approximately $1,131,000, $1,033,000 and $1,514,400, respectively.

11. Retirement Savings Plan

   MapQuest sponsors a defined contribution retirement savings plan for substantially all of its employees. Employees may elect to defer up to 15% of their salary. MapQuest has the option to match up to 100% of the employees' contribution up to 3% of their salary. The expense incurred related to this plan was $209,235, $189,512 and $297,143 during the years ended December 31, 1997, 1998 and 1999, respectively.

12. Related Party Transactions

   MapQuest paid a management fee of $75,000 to a stockholder during 1997. In connection with the Purchase and Sale of Series C Preferred Stock Agreement, the $75,000 annual management fee arrangement was terminated effective July 17, 1997. MapQuest incurred rent expense of $35,591 and $16,597 related to leases with one of its stockholders during 1997 and 1998, respectively. MapQuest received a management fee from an affiliate in the amount of $12,000 during 1997, 1998 and 1999. MapQuest recorded sales to its stockholders of $432,320, $513,626 and $514,663 during 1997, 1998 and 1999, respectively. Also, MapQuest recorded sales to other affiliates of $1,290,900, $2,022,000 and $1,998,507 during 1997, 1998 and 1999, respectively. As of December 31, 1999, MapQuest's accounts receivable-affiliates were $449,220.

13. Concentration of Credit Risk

   For the years ended December 31, 1997, 1998 and 1999, sales to MapQuest's top four customers represented 25%, 18% and 13% of total sales, respectively.

14. Commitments and Contingencies

  Minimum Annual Royalties

   MapQuest has guaranteed payment of the following minimum annual royalties under a distribution agreement for each of the following years:

                                                                       Minimum
                                                                        Annual
        Year ended December 31,                                        Royalty
        -----------------------                                        --------
        2000.......................................................... $500,000
        2001..........................................................  500,000
        2002..........................................................  166,667

                               MAPQUEST.COM, INC.

                               December 31, 1999


   MapQuest has a commitment to purchase minimum amounts of advertising pursuant to an advertising agreement for $3,500,000 and $4,500,000 in 2000 and 2001, respectively.

  Contingencies

   Pursuant to an indemnity obligation, the Company defended Moore U.S.A., Inc., in a legal proceeding filed by Mark Tornetta on December 14, 1998 in the United States District Court for the Eastern District of Pennsylvania. Mr. Tornetta alleged that Moore U.S.A., Inc. infringed his patent describing a specific method for searching real estate properties. This case was dismissed without prejudice on April 30, 1999.

   Rand McNally has written a letter to National Geographic claiming that National Geographic's laminated maps infringe upon one of its patents. The Company has agreed to take responsibility pursuant to its indemnification obligations and believes that this claim will be settled for approximately $10,000.

   The Company has also been approached by Unisys concerning a license under U.S. Patent No. 4,558,302, which covers certain data compression technology commonly referred to as the Lempel-Zev-Welch or ALZW@algorithm. Unisys and the Company are presently engaged in negotiations concerning a possible settlement. Unisys has not filed a lawsuit, although it has suggested the possibility of litigation to enforce the "302 patent if negotiations are unsuccessful. The Company believes the ultimate resolution of this matter will not have a material adverse effect on the Company's financial position, results of operations, or liquidity. Under the terms of the merger agreement, as described in Note 2, the Company may not settle certain claims without America Online's consent.

   Universal Map Enterprises, Inc. filed a lawsuit against MapQuest and America Online in the United States District Court in the Western District of New York. In that lawsuit, Universal Map Enterprises alleges claims against the Company for breach of contract, conversion and specific performance, and against America Online for tortious interference with business arrangements, in connection with an alleged agreement to sell the Company's online electronic commerce website, MapStore.com, to Universal Map. Since the commencement of the action, Universal Map has subsequently agreed to dismiss America Online from the action without prejudice. Universal Map is seeking to recover $1,000,000 in damages and/or specific performance of the alleged agreement, plus costs and fees. The Company and Universal Map have entered into a stipulation whereby the Company has agreed not to frustrate the ability of Universal Map to enforce a judgment for specific performance against the Company if so rendered. On February 18, 2000, Universal Map filed a motion for summary judgment with the court seeking summary disposition of its claims prior to discovery and trial. MapQuest's opposition to that motion is set to be filed with the court. The Company denies liability and intends to vigorously contest the motion and defend the action. Management does not expect the claim will have a material adverse effect on MapQuest's financial position, results of operations, or liquidity.

   MapQuest periodically receives notices of claims arising out of the normal course of business. Management is not aware of any notices of claims that would have a material adverse effect on MapQuest's financial position, results of operations, or liquidity.

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
MapQuest.com, Inc.

   We have audited the financial statements of MapQuest.com, Inc. as of December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999, and have issued our report thereon dated March 10, 2000 (included elsewhere in this Registration Statement). Our audits also included the accompanying financial statement schedule. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

   In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Harrisburg, Pennsylvania
March 10, 2000

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS

                               MapQuest.com, Inc.

        COL. A              COL. B         COL. C         COL. D          COL. E
        ------           ------------ ---------------- ------------  -----------------
                                         Additions
                                      ----------------
                          Balance at
                         Beginning of Charged to Costs Deductions--  Balance at End of
      Description           Period      and Expenses     Describe         Period
      -----------        ------------ ---------------- ------------  -----------------
Year Ended December 31,
 1999:
  Reserves and
   allowances deducted
   from asset accounts:
    Allowance for
     uncollectible
     accounts..........    $469,726       $520,125       $388,225(1)     $601,626
Year Ended December 31,
 1998:
  Reserves and
   allowances deducted
   from asset accounts:
    Allowance for
     uncollectible
     accounts..........    $407,136       $271,598       $209,008(1)     $469,726
Year Ended December 31,
 1997:
  Reserves and
   allowances deducted
   from asset accounts:
    Allowance for
     uncollectible
     accounts..........    $433,672       $262,388       $288,924(1)     $407,136

--------
(1) Uncollectible accounts written off, net of recoveries.

                            MAPQUEST.COM, INC.

                               BALANCE SHEET

                                (unaudited)

            (in thousands, except share and per share amounts)

                                                                      March 31,
                                                                        2000
                                                                      ---------
                               ASSETS
Current assets:
  Cash and cash equivalents.......................................... $ 36,933
  Short-term investments.............................................    1,996
  Accounts receivable, net of allowance for doubtful accounts of
   $734..............................................................   13,644
  Accounts receivable--affiliates....................................      342
  Inventories........................................................    1,271
  Contract work in progress..........................................      822
  Prepaid expenses and other current assets..........................    2,859
                                                                      --------
    Total current assets.............................................   57,867
Property and equipment, net of accumulated depreciation of $5,524....    7,137
Goodwill, net........................................................      140
Other assets.........................................................      437
                                                                      --------
    Total assets..................................................... $ 65,581
                                                                      ========


                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................... $  3,343
  Accrued personnel costs............................................    1,045
  Advance billings on contracts......................................    2,896
  Deferred revenue...................................................    5,845
  Other accrued liabilities..........................................    4,445
                                                                      --------
    Total current liabilities........................................   17,574
Stockholders' Equity:
  Common stock--$.001 par value:
    Authorized shares--100,000,000
    Issued and outstanding shares--36,474,367........................       36
  Notes receivable for common stock..................................     (224)
  Additional paid in capital.........................................   92,121
  Retained deficit...................................................  (43,926)
                                                                      --------
    Total stockholders' equity.......................................   48,007
                                                                      --------
    Total liabilities and stockholders' equity....................... $ 65,581
                                                                      ========

                          See accompanying notes.

                               MAPQUEST.COM, INC.

                            STATEMENTS OF OPERATIONS
                                  (unaudited)
               (in thousands, except share and per share amounts)

                                                         Three months ended
                                                              March 31
                                                        ---------------------
                                                          1999       2000
                                                        --------  -----------
Revenues
  Business............................................. $  2,006  $     4,928
  Consumer.............................................    1,022        2,505
                                                        --------  -----------
  Total business and consumer revenues.................    3,028        7,433
  Digital mapping......................................    3,128        2,958
                                                        --------  -----------
    Total revenues.....................................    6,156       10,391

Cost of revenues
  Business and consumer................................    1,925        4,819
  Digital mapping......................................    2,540        2,227
                                                        --------  -----------
    Total cost of revenues.............................    4,465        7,046
                                                        --------  -----------

Gross profit...........................................    1,691        3,345
Operating expenses
  Sales and marketing..................................    2,809        6,228
  Product development..................................      784        1,254
  General and administrative...........................      938        1,665
                                                        --------  -----------
    Total operating expenses...........................    4,531        9,147
                                                        --------  -----------
Operating loss.........................................   (2,840)      (5,802)

Interest income and expense, net.......................        2          609
Other income...........................................       35            1
                                                        --------  -----------
Loss before provision for income taxes.................   (2,803)      (5,192)
Provision for income taxes.............................        1          --
                                                        --------  -----------
    Net loss........................................... $ (2,804) $    (5,192)
Less preferred stock dividends and accretion...........     (309)         --
                                                        --------  -----------
Net loss applicable to common stockholders............. $ (3,113) $    (5,192)
                                                        ========  ===========
Basic and diluted loss per share....................... $  (9.26) $     (0.14)
Shares used to compute basic and diluted loss per
 share.................................................  336,233   36,135,072

                          See accompanying notes.

                               MAPQUEST.COM, INC.

                            STATEMENTS OF CASH FLOWS
                                  (unaudited)
                                 (in thousands)

                                                              Three months
                                                                  ended
                                                                March 31
                                                             ----------------
                                                              1999     2000
                                                             -------  -------
Operating Activities
Net loss.................................................... $(2,804) $(5,192)
Adjustments to reconcile net loss to net cash used in
 operating activities:
Depreciation................................................     295      591
Amortization................................................       8        8
Provision for doubtful accounts.............................      41      246
Equity in earnings of joint venture.........................     (31)     (19)

Changes in operating assets and liabilities:
  Accounts receivable.......................................     746   (1,821)
  Accounts receivable--affiliates...........................     (18)     107
  Inventories...............................................     189      (74)
  Contract work in progress.................................    (209)    (393)
  Prepaid expenses and other current assets.................      70     (691)
  Other assets..............................................     --       165
  Accounts payable..........................................    (520)      97
  Advance billings on contracts.............................     439    1,415
  Deferred revenue..........................................      (3)   1,764
  Accrued personnel costs and other liabilities.............   1,123     (855)
                                                             -------  -------
Net cash used in operating activities.......................    (674)  (4,652)

Investing activities
Sales and maturities of short-term investments..............     --    21,570
Property and equipment purchases............................    (622)  (2,717)
                                                             -------  -------
Net cash provided by (used in) investing activities.........    (622)  18,853

Financing activities
Borrowings under line of credit.............................     900      --
Principal payments on debt..................................     (14)     --
Exercise of common stock options............................     --     3,342
                                                             -------  -------
Net cash provided by financing activities...................     886    3,342
                                                             -------  -------
Net (decrease) increase in cash and cash equivalents........    (410)  17,543
Cash and cash equivalents, beginning of period..............     564   19,390
                                                             -------  -------
Cash and cash equivalents, end of period.................... $   154  $36,933
                                                             =======  =======

Supplemental cash flow information
Stock dividends paid on Preferred Stock Series B............ $   271  $   --
                                                             =======  =======

                          See accompanying notes.

                            MAPQUEST.COM, INC.

              NOTES TO UNAUDITED INTERIM FINANCIAL STATEMENTS

                              March 31, 2000

1. Merger with America Online, Inc.

   On December 22, 1999, the Company announced that it will be acquired by America Online, Inc. in an all-stock transaction pursuant to a merger agreement executed on December 21, 1999. Shareholders of MapQuest will receive 0.31558 shares of America Online common stock for each share of MapQuest common stock. The transaction is expected to close in mid-2000, subject to various conditions including customary regulatory approvals and the approval of MapQuest shareholders. The transaction will be accounted for as a pooling-of-interests by America Online.

2. Basis of Presentation

   The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2000 are not necessarily indicative of the results that may be expected for the year ended December 31, 2000.

   For further information, refer to the financial statements and footnotes thereto for the year ended December 31, 1999 included elsewhere in this proxy statement/prospectus.

3. Stockholders' Equity

   During April 1999, the Board of Directors and the stockholders authorized a
2.7 for 1 split of MapQuest's common stock. In addition, the Board of Directors and the stockholders authorized and approved the amendment and restatement of MapQuest's Certificate of Incorporation such that MapQuest has the authority to issue an aggregate of 105,000,000 shares of capital stock, consisting of 100,000,000 shares of common stock, par value $0.001 per share and 5,000,000 shares of preferred stock, par value $0.01 per share. This amended and restated Certificate of Incorporation became effective upon the effectiveness of MapQuest's registration statement for its initial public offering. All references to common shares, per common share, and par value per common share in the financial statements for the periods prior to the initial public offering in May 1999 give retroactive effect to the common stock split and change in par value per common share. Upon the effectiveness of MapQuest's registration statement for its initial public offering, MapQuest adopted the 1999 Stock Plan, pursuant to which 3,645,000 shares of common stock were reserved for future issuance, and established an employee stock purchase plan under which a total of 1,755,000 shares of common stock could be made available for sale. In connection with the merger with America Online, Inc., MapQuest is precluded from implementing the employee stock purchase plan.

   In May 1999, MapQuest completed an initial public offering of 4,600,000 shares of its common stock at a public offering price of $15 per share, which generated approximately $61.6 million in net proceeds to MapQuest.

   Upon the closing of MapQuest's initial public offering in May 1999, all of the outstanding shares of MapQuest's Series A and Series C Preferred Stock were converted into 27,122,455 shares of common stock and all of the outstanding shares of MapQuest's Series B Preferred Stock were redeemed for approximately $8.7 million.

                            MAPQUEST.COM, INC.

                              March 31, 2000

   During June 1999, in connection with MapQuest's initial public offering, the underwriters of the offering exercised an over-allotment option for 597,990 shares of MapQuest's common stock at the initial public offering price of $15 per share, which generated approximately $8.3 million in net proceeds to MapQuest.

4. Investments

   The Company invests certain of its excess cash in debt instruments of the U.S. Government and its agencies, and of high-quality corporate issuers. All highly liquid instruments with an original maturity of three months or less when purchased are considered cash equivalents; those with original maturities greater than three months but less than twelve months when purchased are considered short-term investments. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," MapQuest classifies its investment securities as available-for-sale. Unrealized holding gains and losses at March 31, 2000 were not significant.

5. Inventories

   Inventories are comprised of the following:

                                                                    March 31,
                                                                       2000
                                                                  --------------
                                                                  (in thousands)
       Materials.................................................     $   52
       Work-in-process...........................................        471
       Finished goods............................................        748
                                                                      ------
                                                                      $1,271
                                                                      ======

6. Loss Per Share

   The following tables set forth the computation of basic and diluted loss per share:

                                                              Three months
                                                                  ended
                                                                March 31
                                                             ----------------
                                                              1999     2000
                                                             -------  -------
                                                             (in thousands,
                                                             except loss per
                                                                 share)
     Numerator:
       Net loss............................................. $(2,804) $(5,192)
       Preferred stock dividends............................    (271)     --
       Accretion of redeemable preferred stock..............     (38)     --
                                                             -------  -------
       Net loss applicable to common stockholders........... $(3,113) $(5,192)

     Denominator:
       Denominator for basic and diluted loss per share--
        weighted average shares.............................     336   36,135
                                                             -------  -------
       Basic and diluted loss per common share.............. $ (9.26) $ (0.14)
                                                             =======  =======

                            MAPQUEST.COM, INC.

                              March 31, 2000

   The following securities and number of shares have been excluded from the diluted per share computations as they are antidilutive for the three month periods ended March 31, 1999 and 2000.

                                                                     1999  2000
                                                                     ----- -----
                                                                         (in
                                                                     thousands)
     Convertible redeemable preferred stock Series A................ 6,550   --
     Convertible redeemable preferred stock Series C................ 3,495   --
     Stock options.................................................. 5,907 5,667
     Stock warrants................................................. 2,315   --

   On December 21, 1999, MapQuest issued to America Online, Inc. an option and reserved common stock in conjunction with the merger agreement for 3,571,661 shares at an exercise price of $27.00 per share. These options have been excluded from the diluted per share computations as they are antidilutive.

7. Segment Information

   MapQuest has two reportable segments: MapQuest Business/Consumer and Digital Mapping Services. The MapQuest Business/Consumer segment provides products and services to address the web-based destination information needs of both businesses and consumers. Business and Consumer revenues and costs are combined for this segment because a significant portion of the costs, primarily compensation for operations personnel and related operations costs, are common to both Business and Consumer revenues and are not allocated. The Digital Mapping Services segment provides non-Internet mapping products and services to the education, reference, directory, travel and governmental markets as well as providing customized mapping solutions to various other customers. Revenues are derived principally from the United States.

   The accounting policies of the segments are the same as those described in the summary of significant accounting policies in MapQuest's 1999 financial statements included elsewhere in this proxy statement/ prospectus. MapQuest evaluates performance based on gross profit and does not allocate assets to the reportable segments since management does not evaluate segment performance based on asset information and common assets are used in the segments.

   MapQuest's reportable segments are strategic business units that offer different products and services. They are managed separately because each business requires different technology and marketing strategies.

                                                               Three months
                                                                   ended
                                                                 March 31
                                                              ----------------
                                                               1999     2000
                                                              -------  -------
                                                              (in thousands)
     Business segment revenues:
       MapQuest business/consumer-trade...................... $ 3,028  $ 7,433
       Digital mapping services-trade........................   3,128    2,958
                                                              -------  -------
         Total...............................................   6,156   10,391

     Business segment profit:
       MapQuest business/consumer............................   1,103    2,614
       Digital mapping services..............................     588      731
                                                              -------  -------
         Total segment profit................................   1,691    3,345

     Reconciling items:
       Operating expenses ...................................  (4,531)  (9,147)
       Interest income and other.............................      37      610
                                                              -------  -------
         Pre-tax loss........................................ $(2,803) $(5,192)
                                                              =======  =======

                            MAPQUEST.COM, INC.

                              March 31, 2000

8. Contingent Matters

   MapQuest has been approached by Unisys Corporation ("Unisys") concerning a license under U.S. Patent No. 4,558,302, which covers certain data compression technology commonly referred to as the Lempel-Zev-Welch or ALZW@algorithm. Unisys and MapQuest are presently engaged in negotiations concerning a possible settlement. Unisys has not filed a lawsuit, although it has suggested the possibility of litigation to enforce the "302 patent if negotiations are unsuccessful. The Company believes the ultimate resolution of this matter will not have a material adverse effect on the Company's financial position, results of operations, or liquidity. Under the terms of MapQuest's merger agreement with America Online entered into on December 21, 1999, MapQuest may not settle certain claims without America Online's consent.

   Universal Map Enterprises, Inc. filed a lawsuit against MapQuest and America Online in the United States District Court in the Western District of New York. In that lawsuit, Universal Map Enterprises alleges claims against MapQuest for breach of contract, conversion and specific performance, and against America Online for tortious interference with business arrangements, in connection with an alleged agreement to sell MapQuest's online electronic commerce website, MapStore.com, to Universal Map. Since the commencement of the action, Universal Map has subsequently agreed to dismiss America Online from the action without prejudice. Universal Map is seeking to recover $1,000,000 in damages and/or specific performance of the alleged agreement, plus costs and fees. MapQuest and Universal Map have entered into a stipulation whereby MapQuest has agreed not to frustrate the ability of Universal Map to enforce a judgment for specific performance against MapQuest if so rendered. On February 18, 2000, Universal Map filed a motion for summary judgment with the court seeking summary disposition of its claims prior to discovery and trial. MapQuest's opposition to that motion is set to be filed with the court. MapQuest denies liability and intends to vigorously contest the motion and defend the action. Management does not expect the claim will have a material adverse effect on MapQuest's financial position, results of operations, or liquidity.

   On April 6, 2000, Furman Roth, Inc. filed a lawsuit against MapQuest in the Supreme Court of the State of New York, County of New York. In the lawsuit, Furman Roth alleges claims against MapQuest for breach of contract, fraud, quantum meruit and unjust enrichment in connection with alleged services rendered with respect to certain placement of advertising by MapQuest. Furman Roth is seeking to recover $1,575,000 in damages, plus unspecified punitive damages. MapQuest denies liability and intends vigorously to defend against the complaint. Management does not expect the claim will have a material adverse effect on MapQuest's financial position, results of operations, or liquidity.

   MapQuest periodically receives notices of claims arising out of the normal course of business. Management is not aware of any notices of claims that would have a material adverse effect on MapQuest's financial position, results of operations, or liquidity.

9. New Accounting Pronouncements

   In December 1999, the Securities and Exchange Commission released Staff Accounting Bulletin ("SAB") No. 101 "Revenue Recognition in Financial Statements." SAB 101, as amended, provides additional guidance in applying generally accepted accounting principles for revenue recognition in financial statements. MapQuest plans to adopt any changes it believes to be mandated by the SAB no later than the second quarter of 2000. MapQuest does not expect the SAB to have a material impact on the reported financial position or results of operations of MapQuest.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                         ANNEX A

                          AGREEMENT AND PLAN OF MERGER

                                     among

                             AMERICA ONLINE, INC.,

                              MQ ACQUISITION, INC.

                                      and

                               MAPQUEST.COM, INC.

                         Dated as of December 21, 1999,
 As Amended by Amendment No. 1, dated as of February 10, 2000, to the Agreement and Plan of Merger

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                 ARTICLE I
 THE MERGER................................................................    1
  1.1  The Merger.........................................................     1
  1.2  Effective Time.....................................................     2
  1.3  Effect of the Merger...............................................     2
  1.4  Certification of Incorporation; Bylaws.............................     2
  1.5  Directors and Officers.............................................     2
  1.6  Conversion of Company Common Stock, Etc. ..........................     2
  1.7  Cancellation of Treasury Stock and Parent-Owned Stock..............     3
  1.8  Stock Options and Warrants.........................................     3
  1.9  Capital Stock of Merger Sub........................................     3
  1.10 Adjustments to Exchange Ratio......................................     3
  1.11 Fractional Shares..................................................     3
  1.12 Surrender of Certificates..........................................     3
  1.13 Further Ownership Rights in Company Common Stock...................     5
  1.14 Closing............................................................     5
  1.15 Lost, Stolen or Destroyed Certificates.............................     5
  1.16 Tax Consequences...................................................     5
                                 ARTICLE II
 REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............................    5
  2.1  Organization and Qualification; Subsidiaries.......................     5
  2.2  Certificate of Incorporation and Bylaws............................     6
  2.3  Capitalization.....................................................     6
  2.4  Authority; Enforceability..........................................     7
  2.5  Required Vote......................................................     8
  2.6  No Conflict; Required Filings and Consents.........................     8
  2.7  Material Agreements................................................     8
  2.8  Compliance.........................................................    10
  2.9  SEC Filings; Financial Statements..................................    10
  2.10 Absence of Certain Changes or Events...............................    11
  2.11 No Undisclosed Liabilities.........................................    11
  2.12 Absence of Litigation..............................................    11
  2.13 Employee Benefit Plans.............................................    11
  2.14 Employment and Labor Matters.......................................    13
  2.15 Registration Statement; Proxy Statement/Prospectus.................    14
  2.16 Absence of Restrictions on Business Activities.....................    15
  2.17 Title to Assets; Leases............................................    15
  2.18 Taxes..............................................................    15
  2.19 Environmental Matters..............................................    16
  2.20 Intellectual Property..............................................    17
  2.21 Year 2000 Compliance and Security..................................    19
  2.22 Insurance..........................................................    19
  2.23 No Restrictions on the Merger; Takeover Statutes...................    20
  2.24 Pooling; Tax Matters...............................................    20
  2.25 Brokers............................................................    20
  2.26 Certain Business Practices.........................................    21
  2.27 Interested Party Transactions......................................    21
  2.28 Opinion of Financial Advisor.......................................    21
  2.29 Disclaimer of Other Representation and Warranties..................    21
                                ARTICLE III
 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...................   21
  3.1  Organization and Qualification.....................................    21
  3.2  Capitalization.....................................................    22
  3.3  Authority; Enforceability..........................................    22

                                                                           Page
                                                                           ----
  3.4  No Conflict; Required Filings and Consents........................    22
  3.5  SEC Filings; Financial Statements.................................    22
  3.6  Absence of Litigation.............................................    23
  3.7  Registration Statement; Proxy Statement/Prospectus................    23
  3.8  Pooling; Tax Matters..............................................    23
                                ARTICLE IV
 CONDUCT OF BUSINESS PENDING THE MERGER...................................   24
  4.1  Conduct of Business by the Company Pending the Merger.............    24
  4.2  Solicitation of Other Proposals...................................    26
                                 ARTICLE V
 ADDITIONAL AGREEMENTS....................................................   28
  5.1  Registration Statement; Proxy Statement/Prospectus................    28
  5.2  Meeting of Company's Stockholders.................................    28
  5.3  Access to Information; Confidentiality............................    29
  5.4  Reasonable Best Efforts; Further Assurances.......................    29
  5.5  Stock Options and Stock Plan; Options.............................    30
  5.6  Employee Benefits.................................................    31
  5.7  Pooling; Reorganization...........................................    32
  5.8  Notification of Certain Matters...................................    32
  5.9  Listing on the New York Stock Exchange............................    33
  5.10 Public Announcements..............................................    33
  5.11 Takeover Laws.....................................................    33
  5.12 Accountant's Letters..............................................    33
  5.13 Indemnification; Directors and Officer Insurance..................    33
  5.14 Stockholders Agreement............................................    34
  5.15 Option Agreement..................................................    34
  5.16 Release Agreements................................................    34
  5.17 Optionholder Letters..............................................    34
                                ARTICLE VI
 CONDITIONS OF MERGER.....................................................   35
  6.1  Conditions to Obligation of Each Party to Effect the Merger.......    35
  6.2  Additional Conditions to Obligations of Parent and Merger Sub.....    35
  6.3  Additional Conditions to Obligations of the Company...............    36
                                ARTICLE VII
 TERMINATION, AMENDMENT AND WAIVER........................................   37
  7.1  Termination.......................................................    37
  7.2  Effect of Termination.............................................    38
  7.3  Fees and Expenses.................................................    38
  7.4  Amendment.........................................................    39
  7.5  Waiver............................................................    39
                               ARTICLE VIII
 GENERAL PROVISIONS.......................................................   39
  8.1  Survival of Representations and Warranties........................    39
  8.2  Notices...........................................................    39
  8.3  Disclosure Schedules..............................................    40
  8.4  Certain Definitions...............................................    41
  8.5  Interpretation....................................................    43
  8.6  Severability......................................................    43
  8.7  Entire Agreement..................................................    43
  8.8  Assignment........................................................    43
  8.9  Parties in Interest...............................................    43
  8.10 Failure or Indulgence Not Waiver; Remedies Cumulative.............    43
  8.11 Governing Law; Enforcement........................................    43
  8.12 Counterparts......................................................    44

                             Index of Defined Terms

Acquisition Proposal...................................................   4.2(a)
Affiliate..............................................................   8.4(a)
Agreement.............................................................. Preamble
Approvals..............................................................   2.1(a)
Balance Sheet..........................................................   8.4(b)
Beneficial owner.......................................................   8.4(c)
Blue Sky Laws..........................................................   2.6(b)
Business Day...........................................................   8.4(d)
Certificate of Merger..................................................      1.2
Certificates...........................................................  1.12(c)
Closing................................................................     1.14
Closing Date...........................................................     1.14
COBRA Coverage.........................................................  2.13(d)
Code................................................................... Recitals
Company................................................................ Preamble
Company Affiliate Pooling Agreement....................................   5.7(b)
Company Common Stock...................................................   1.6(a)
Company Disclosure Schedule............................................   8.4(e)
Company Employee.......................................................   5.6(a)
Company Financial Advisors.............................................     2.25
Company Preferred Stock................................................   2.3(a)
Company Representatives................................................   4.2(a)
Company SEC Reports....................................................   2.9(a)
Company Stipulated Expenses............................................   7.3(d)
Company Stockholders' Meeting..........................................     2.15
Company's Accountants..................................................  2.24(c)
Company's D&O Insurance................................................  5.13(b)
Confidentiality Agreement..............................................   5.3(b)
Contract...............................................................   8.4(f)
Control................................................................   8.4(g)
Court..................................................................   8.4(h)
Determination Date.....................................................   1.6(b)
DGCL................................................................... Recitals
Effective Time.........................................................      1.2
Employee Plans.........................................................  2.13(a)
Environmental Laws.....................................................  2.19(c)
Environmental Permits..................................................  2.19(c)
Environmental Report...................................................  2.19(c)
ERISA..................................................................  2.13(a)
ERISA Affiliate........................................................  2.13(a)
Exchange Act...........................................................   2.6(b)
Exchange Agent.........................................................   8.4(i)
Exchange Ratio.........................................................   1.6(a)
Foreign Competition Laws...............................................   8.4(j)
GAAP...................................................................   2.9(b)
Governmental Authority.................................................   8.4(k)
HSR Act................................................................   2.6(b)
Infringe...............................................................  2.20(f)
Intellectual Property..................................................   8.4(l)
IRS....................................................................  2.13(b)

Knowledge..............................................................   8.4(m)
Law....................................................................   8.4(n)
License Agreements.....................................................  2.20(c)
Lien...................................................................   8.4(o)
Litigation.............................................................   8.4(p)
Material Adverse Effect................................................   8.4(q)
Material Agreements....................................................   2.7(a)
Material Subsidiary....................................................   4.2(c)
Materials of Environmental Concern.....................................  2.19(c)
Maximum Premium........................................................  5.13(b)
Merger................................................................. Recitals
Merger Consideration...................................................   1.6(a)
Merger Sub............................................................. Preamble
Merger Sub Common Stock................................................      1.9
NYSE...................................................................   1.6(b)
Option Agreement....................................................... Recitals
Option Plans...........................................................   1.8(a)
Order..................................................................   8.4(r)
Outstanding Employee Options...........................................   2.3(a)
Parent................................................................. Preamble
Parent Affiliate Pooling Agreement.....................................   5.7(d)
Parent Common Stock....................................................   1.6(a)
Parent Representatives.................................................   5.3(a)
Parent Right...........................................................   1.6(b)
Parent Rights Agreement................................................   1.6(b)
Parent SEC Reports.....................................................   3.5(a)
Parent Stipulated Expenses.............................................   7.3(c)
Parent's Accountants...................................................   5.7(c)
Person.................................................................   8.4(s)
Proxy Statement........................................................     2.15
Purchase Plan..........................................................   2.3(a)
Real Property..........................................................  2.17(b)
Registration Statement.................................................     2.15
Regulation.............................................................   8.4(t)
Related Agreements.....................................................   6.2(f)
Release Agreements.....................................................     5.16
SEC....................................................................   2.9(a)
Securities Act.........................................................   2.6(b)
Stockholders Agreement................................................. Recitals
Software...............................................................   8.4(u)
Stock-Based Rights.....................................................   2.3(c)
Subsidiaries...........................................................   8.4(v)
Subsidiary.............................................................   8.4(v)
Superior Proposal......................................................   4.2(c)
Surviving Corporation..................................................      1.1
Systems................................................................  2.21(a)
Tax....................................................................     2.18
Tax Returns............................................................     2.18
Taxes..................................................................     2.18
Termination Fee........................................................   7.3(b)
WARN Act...............................................................  2.14(b)

Year 2000 Compliant..................................................... 2.21(a)
1995 Plan...............................................................  1.8(a)
1999 Plan...............................................................  1.8(a)
401(k) Plan.............................................................  5.6(c)

   AGREEMENT AND PLAN OF MERGER, dated as of December 21, 1999, as amended by Amendment No. 1, dated as of February 10, 2000 (the "Agreement"), among AMERICA ONLINE, INC., a Delaware corporation ("Parent"), MQ ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and MAPQUEST.COM, INC., a Delaware corporation (the "Company").

   WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective Stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

   WHEREAS, in furtherance of such acquisition, the Boards of Directors of Parent, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company, in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of Parent;

   WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, certain holders of Company Common Stock (as defined herein), are entering into an agreement dated as of the date hereof (the "Stockholders Agreement") in the form of Exhibit A attached hereto, providing for certain actions relating to the transactions contemplated by this Agreement;

   WHEREAS, as a condition to the willingness of, and an inducement to, Parent and Merger Sub to enter into this Agreement, contemporaneously with the execution and delivery of this Agreement, the Company is entering into a Stock Option Agreement dated as of the date hereof (the "Option Agreement") in the form of Exhibit B attached hereto, granting Parent an irrevocable option to purchase up to that number of shares of Company Common Stock as shall represent 10% (by voting power) of the total outstanding Company Common Stock, on the terms and subject to the conditions set forth therein;

   WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

   WHEREAS, for accounting purposes, it is intended that the Merger shall qualify for "pooling-of-interests" treatment.

   NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the DGCL,
(a) Merger Sub shall be merged with and into the Company, (b) the separate corporate existence of Merger Sub shall cease, and (c) the Company shall, as the surviving corporation in the Merger, continue its existence under Delaware law as a wholly owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

   1.2. Effective Time. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in
Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as required by and executed in accordance with the relevant provisions of the DGCL (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of Parent, Merger Sub and the Company, being the "Effective Time").

   1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL, including
Section 259 thereof. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

   1.4 Certification of Incorporation; Bylaws. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time and without any further action on the part of the parties hereto, (a) the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by the DGCL; provided that Article First of the Certificate of Incorporation of Merger Sub shall be amended to read in its entirety as follows: "The name of the corporation is MapQuest.com, Inc. and (b) the Bylaws of Merger Sub shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by the DGCL.

   1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and Bylaws. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation.

   1.6 Conversion of Company Common Stock, Etc. At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto or the holders of the following securities:

   (a) Subject to the provisions of this Article I, each share of Common Stock, par value $.001 per share, of the Company (the "Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of the Company Common Stock to be canceled pursuant to Section 1.7 and subject to Section 1.10 and Section 1.1) will be converted automatically into the right to receive 0.31558 of a fully paid and nonassessable share (the "Exchange Ratio") of the Common Stock, par value $0.01 per share (the "Parent Common Stock"), of Parent (and a related portion of a Parent Right in accordance with
Section 1.6(b) hereof)(the "Merger Consideration").

   (b) Each share of the Parent Common Stock to be issued upon conversion of the Company Common Stock in accordance with Section 1.6(a) shall include the corresponding percentage of a right (a "Parent Right") to purchase shares of Series A-1 Junior Participating Preferred Stock, $.01 par value, of Parent pursuant to the Rights Agreement dated as of May 12, 1998, as amended (the "Parent Rights Agreement"), between Parent and BankBoston, N.A., as Rights Agent. Prior to the Distribution Date (as defined in the Parent Rights Agreement), all references in this Agreement to the Parent Common Stock shall be deemed to include Parent Rights.

   (c) Each share of the Company Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be redeemed and canceled and shall cease to exist, and each holder of a certificate representing any such Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with
Section 1.12 hereof, without interest.

   1.7 Cancellation of Treasury Stock and Parent-Owned Stock.

   (a) Each share of the Company Common Stock held in the treasury of the Company, if any, and each share of Company Common Stock, if any, owned by Parent or Merger Sub, in each case immediately prior to the Effective Time, shall be canceled and extinguished without any conversion thereof and no payment or distribution shall be made with respect thereto.

   1.8 Stock Options and Warrants.

   (a) At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1995 Stock Option Plan, as amended (the "1995 Plan"), the Company's 1999 Stock Plan, as amended (the "1999 Plan" and, together with the 1995 Plan, the "Option Plans") by virtue of the Merger and without any action on the part of the holder thereof, shall be assumed by Parent in accordance with Section 5.5.

   (b) The Company and its Board of Directors shall promptly take all actions necessary to ensure that following the Effective Time no holder of any options or other rights pursuant to, nor any participant in or party to, the Option Plans or any other Employee Plan (as defined herein) or other plan, program, arrangement, agreement or other commitment providing for the issuance or grant of any interest in respect of the capital stock of the Company or any Subsidiary of the Company will have any rights thereunder to acquire equity securities, or any right to payment in respect of the equity securities, of Parent, the Company, or the Surviving Corporation or any of their Subsidiaries, except as provided herein.

   1.9 Capital Stock of Merger Sub. Each share of Common Stock, par value $0.01 per share, of Merger Sub (the "Merger Sub Common Stock") issued and outstanding immediately prior to the Effective Time shall be automatically converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation and shall thereafter constitute all of the issued and outstanding capital stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any shares of Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

   1.10 Adjustments to Exchange Ratio. Without limiting any other provision of this Agreement, the Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Common Stock occurring after the date hereof and prior to the Effective Time.

   1.11 Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional interests will not entitle the owner thereof to any rights of a Stockholder of Parent. In lieu thereof, each holder of shares of Company Common Stock exchanged pursuant to Section 1.6 or of options or warrants exchanged pursuant to Section 1.8(b) who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to have been otherwise received by such holder) shall receive from Parent an amount of cash (rounded down to the nearest whole cent and without interest) equal to the product of such fractional part of a share of Parent Common Stock multiplied by the average closing price per share of Parent Common Stock (rounded to the nearest cent) on the New York Stock Exchange, Inc. (the "NYSE") (as reported in the Wall Street Journal, or, if not reported therein, any other authoritative source selected by Parent) for the 20 trading days ending on the third trading day immediately prior to (and excluding the date of) the Effective Time.

   1.12 Surrender of Certificates.

   (a) Exchange Agent. Prior to the Effective Time, Parent shall designate a bank or trust company to act as the Exchange Agent in the Merger.

   (b) Parent to Provide Common Stock. When and as needed, Parent shall make available to the Exchange Agent for exchange in accordance with this Article I, through such reasonable procedures as Parent may adopt, sufficient shares of Parent Common Stock to be exchanged pursuant to Section 1.6.

   (c) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") that represented as of the Effective Time outstanding shares of Company Common Stock to be exchanged pursuant to Section 1.6, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock and payment in lieu of fractional shares which such holder has the right to receive pursuant to Sections 1.6 and 1.11, after giving effect to any required (as defined herein) Tax withholdings, and the Certificate so surrendered shall forthwith be canceled. At any time following 6 months after the Effective Time, all or any number of shares of Parent Common Stock (and any or all cash payable in lieu of fractional shares of Parent Common Stock) deposited with or made available to the Exchange Agent pursuant to Section 1.12(b), which remain undistributed to the holders of the Certificates representing shares of Company Common Stock, shall be delivered to Parent upon demand, and thereafter such holders of unexchanged shares of Company Common Stock shall be entitled to look only to Parent (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the shares of Parent Common Stock for payment upon due surrender of their Certificates.

   (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to shares of Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the whole shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time and payable between the Effective Time and the time of such surrender with respect to such whole shares of Parent Common Stock.

   (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than the name in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that (i) the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid any transfer or other Taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in a name other than the name of the registered holder of the Certificate surrendered or (ii) established to the satisfaction of Parent, or any agent designated by Parent, that such Tax has been paid or is not applicable.

   (f) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, Parent, the Merger Sub or the Surviving Corporation shall be liable to a holder of a Certificate for any Parent Common Stock (and any cash payable for fractional shares of Parent Common Stock or any other amount due, if any) that was properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

   (g) Withholding of Tax. Parent or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent (or any Affiliate thereof) or the Exchange Agent shall determine in good faith they are required to deduct and withhold with respect to the making of such payment under the Code, or any provision of federal, state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Company Common Stock in respect of whom such deduction and withholding were made by Parent.

   1.13 Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of Company Common Stock in accordance with the terms of this Article I (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Common Stock. At the Effective Time, the stock transfer books of the Company shall be closed, and thereafter there shall be no further registration of transfers of shares of Company Common Stock on the records of the Surviving Corporation. From and after the Effective Time, the holders of Certificates evidencing ownership of shares of Company Common Stock outstanding shall cease to have any rights with respect to such shares of Company Common Stock except as otherwise provided for herein. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

   1.14 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article VII, and subject to the provisions of Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Eastern time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be not later than the third Business Day after all the conditions set forth in Article VI shall have been satisfied (or waived in accordance with Section 7.5, to the extent the same may be waived), unless another time and/or date is agreed by the parties hereto. The Closing shall take place at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York or such other place as the parties hereto otherwise agree.

   1.15 Lost, Stolen or Destroyed Certificates. In the event any Certificates evidencing Company Common Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock and cash for fractional shares, if any, as may be required pursuant to Section 1.11; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

   1.16 Tax Consequences. For federal income tax purposes, the parties intend that the Merger be treated as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. The parties shall not take a position on any Tax Return (as defined herein) inconsistent with this Section 1.16.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

   The Company hereby represents and warrants to Parent and Merger Sub as follows:

   2.1 Organization and Qualification; Subsidiaries.

   (a) The Company is a corporation duly organized, validly existing and in good standing under Delaware law and has all the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, waivers, qualifications, certificates, Orders (as defined herein) and approvals (collectively, "Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such Approvals, the failure of the Company to be in possession of could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   (b) Each Subsidiary of the Company is a legal entity, duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has all the requisite power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   (c) Section 2.1(c) of the Company Disclosure Schedule sets forth, as of the date hereof, a true and complete list of all of the Company's directly and indirectly owned Subsidiaries, together with the jurisdiction of incorporation or organization of each Subsidiary and the percentage of each Subsidiary's outstanding capital stock or other equity or other interest owned by the Company or another Subsidiary of the Company. Except as set forth in Section 2.1(c) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, directly or indirectly, any equity or similar interest in, any Person.

   2.2 Certificate of Incorporation and Bylaws. The Company has heretofore furnished to Parent a true and complete copy of each of its and each of its Subsidiaries' Certificate of Incorporation and Bylaws or equivalent organizational documents, as amended or restated to the date hereof. Such Certificate of Incorporation and Bylaws and equivalent organizational documents of the Company and each of its Subsidiaries are in full force and effect, and no other organizational documents are applicable to or binding upon the Company or its Subsidiaries.

   2.3 Capitalization.

   (a) The authorized capital of the Company consists of 105,000,000 shares, divided into 100,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"). As of December 20, 1999, (i) 35,716,607 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company; (iv) no shares of Company Common Stock were held by any Subsidiary of the Company; (v) 5,863,086 shares of Company Common Stock were duly reserved for future issuance pursuant to employee stock options granted pursuant to the Option Plans (the "Outstanding Employee Options"); (vi) 1,755,000 shares of Company Common Stock were duly reserved for future issuance pursuant to the Purchase Plan; and (vii) 3,571,661 shares of Company Common Stock were reserved for issuance pursuant to the Option Agreement. None of the outstanding shares of Company Common Stock are subject to, nor were they issued in violation of any, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. Except as set forth above and in Section 2.3(a) of the Company Disclosure Schedule, as of the date hereof, no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company were issued, reserved for issuance or outstanding. Except as described in Section 2.3(a) of the Company Disclosure Schedule, all outstanding options to purchase Company Common Stock were granted under Company's Option Plans and the Option Agreement. Section 2.3(a) of the Company Disclosure Schedule lists all outstanding options and warrants to purchase Company Common Stock, the record holder thereof and the exercise prices thereof. No payroll deductions have been made and no amounts are held in any participant accounts under the Company's Employee Stock Purchase Plan (the "Purchase Plan"), no Company Common Stock or options to purchase Company Common Stock have been granted under the Purchase Plan and the Purchase Plan is not in effect. All outstanding shares of capital stock of the Company are, and all shares which may be issued upon the exercise of stock options and warrants will be, and all shares which may be issued pursuant to the Option Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to any kind of preemptive (or similar) rights. There are no bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which Stockholders of the Company may vote.

   (b) Section 2.3(b) of the Company Disclosure Schedule sets forth the number of authorized and outstanding shares of capital stock, and ownership thereof, of each of the Company's Subsidiaries. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, are not subject to, and were not issued in violation of, any preemptive (or similar) rights, and are owned, of record and beneficially, by the Company or one of its direct or indirect Subsidiaries, free and clear of all Liens whatsoever. Except as set forth in Section 2.3(b) of the Company Disclosure Schedule, there are no restrictions of any kind which prevent the payment of dividends by any of the Company's Subsidiaries, and neither the Company nor any of its Subsidiaries is subject to any obligation or requirement to provide funds for or to make any investment (in the form of a loan or capital contribution) to or in any Person.

   (c) Except as described in Section 2.3(c) of the Company Disclosure Schedule, as of the date hereof, there are no outstanding securities, options, warrants, calls, rights, convertible or exchangeable securities, commitments, agreements, arrangements or undertakings of any kind (contingent or otherwise) to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any of its Subsidiaries or obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock (or options or warrants to acquire any such shares) of the Company or its Subsidiaries. Except as described in Section 2.3(c) of the Company Disclosure Schedule, as of the date hereof, there are no stock-appreciation rights, stock-based performance units, "phantom" stock rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the revenues, earnings or financial performance, stock price performance or other attribute of the Company or any of its Subsidiaries or assets or calculated in accordance therewith (other than ordinary course payments or commissions to sales representatives of the Company based upon revenues generated by them without augmentation as a result of the transactions contemplated hereby) (collectively, "Stock-Based Rights") or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act, or which otherwise relate to the registration of any securities of the Company. Except as set forth in Section 2.3(c) of the Company Disclosure Schedule or the Stockholders Agreement, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company or any of its Subsidiaries or, to the Knowledge (as defined herein) of the Company, any of the Company's Stockholders is a party or by which any of them is bound with respect to the issuance, holding, acquisition, voting or disposition of any shares of capital stock of the Company or any of its Subsidiaries.

   2.4 Authority; Enforceability. The Company has all necessary corporate power and authority to execute and deliver this Agreement, each Related Agreement (as defined herein) to which it is a party and each instrument required to be executed and delivered by it at the Closing, and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and each Related Agreement to which it is a party, the performance of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly and validly authorized by all corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or any Related Agreement to which it is a party or to consummate the transactions so contemplated (other than, with respect to the Merger, the approval and authorization of this Agreement by votes of the holders of a majority of the outstanding Company Common Stock in accordance with Delaware law and the Company's Certificate of Incorporation and Bylaws) herein or therein. Each of this Agreement and Related Agreements to which it is a party has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

   2.5 Required Vote. As of the date hereof and, except as permitted by Section 4.2(c), as of the Effective Time, the Board of Directors of the Company has, at a meeting duly called and held, (i) approved and declared advisable this Agreement and each Related Agreement to which it is a party, (ii) determined that the transactions contemplated hereby and thereby are advisable, fair to and in the best interests of the holders of Company Common Stock, (iii) resolved to recommend adoption of this Agreement, the Merger, the Related Agreements to which it is a party and the other transactions contemplated hereby and thereby to the Stockholders of the Company and (iv) directed that this Agreement be submitted to the Stockholders of the Company for their approval and authorization. The affirmative vote of a majority of all outstanding shares of Company Common Stock is the only vote of the holders of any class or series of capital stock of the Company necessary to approve and authorize this Agreement, the Merger, the Related Agreements and the other transactions contemplated hereby and thereby. As of December 20, 1999, the holders of the Company Common Stock that are parties to the Stockholders Agreement own (beneficially and of record) and have the right to vote, in the aggregate, approximately 75.0% of the total issued and outstanding Company Common Stock.

   2.6 No Conflict; Required Filings and Consents.

   (a) The execution and delivery by the Company of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing do not, and the performance of this Agreement, the Related Agreement to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing, shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws or equivalent organizational documents of the Company or any of its Subsidiaries,
(ii) conflict with or violate any Law or Order in each case applicable to the Company or any of its Subsidiaries or by which its or any of their respective properties or assets is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's or any of its Subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, Contract, permit, franchise or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or its or any of their respective properties or assets is bound or affected, except (A) as set forth in Section 2.6(a) of the Company Disclosure Schedule or (B) in the case of clause (ii) or
(iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   (b) The execution and delivery by the Company of this Agreement, the Related Agreements to which it is a party or any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing do not, and the performance of this Agreement, any Related Agreement to which it is a party and any instrument required by this Agreement to be executed and delivered by the Company or any of its Subsidiaries at the Closing, shall not, require the Company or any of its Subsidiaries to, except as set forth in Section 2.6(b) of the Company Disclosure Schedule, obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for (A) compliance with applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), the pre-Merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or Foreign Competition Laws, (B) the filing of the Certificate of Merger in accordance with Delaware law or (C) where the failure to obtain such Approvals, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   2.7 Material Agreements.

   (a) Section 2.7(a) of the Company Disclosure Schedule sets forth a true and complete list, and if oral, an accurate and complete summary, of all material Contracts to which the Company or any of its Subsidiaries is a party or by which any of them or their properties or assets are bound as of the date hereof (collectively, "Material Agreements"), including the following agreements:

     (i) employment Contracts with officers of the Company and other Contracts with current or former officers, directors or Stockholders of the Company, and all severance, change in control (except pursuant to the Option Plans) or similar Contracts with any current or former Stockholders, directors, officers, employees or agents of the Company that will result in any obligation (absolute or contingent) of the Company or any of its Subsidiaries to make any payment to any current or former Stockholders, directors, officers, employees or agents of the Company following either the consummation of the transactions contemplated hereby, termination of employment (or the relevant relationship), or both;

     (ii) labor Contracts (if any);

     (iii) Contracts involving annual revenues, expenditures or liabilities in excess of $250,000 per annum which are not cancelable (without material penalty, cost or other liability) within 60 days;

     (iv) promissory notes, loans, agreements, indentures, evidences of indebtedness or other instruments and Contracts providing for the borrowing or lending of money, whether as borrower, lender or guarantor, in each case, relating to indebtedness or obligations in excess of $100,000;

     (v) Contracts containing a covenant limiting the freedom of the Company or any of its Subsidiaries (or which purport to limit the freedom of Parent) to engage in any line of business or compete with any Person or operate at any location in the world;

     (vi) joint venture or partnership agreements or joint development, distribution or similar agreements pursuant to which any third party is entitled or obligated to develop or distribute any products on behalf of the Company or any of its Subsidiaries or pursuant to which the Company or any of its Subsidiaries is entitled or obligated to develop or distribute any products on behalf of any third party;

     (vii) Contracts for the acquisition, directly or indirectly (by merger or otherwise) of material assets (whether tangible or intangible) or the capital stock of another Person;

     (viii) Contracts involving the issuance or repurchase of any capital stock of the Company or any of its Subsidiaries (including newly formed Subsidiaries), other than, with respect to the issuance of Company Common Stock, the options or warrants listed in Section 2.3(a) of the Company Disclosure Schedule;

     (ix) Contracts under which the Company or any of its Subsidiaries has granted or received exclusive rights;

     (x) any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange Contracts; and

     (xi) Contracts for the license or supply of any geographic or similar data to the Company or any of its Subsidiaries.

True and complete copies of all written Material Agreements have been delivered or been made available to Parent by the Company. Section 2.7(a) of the Company Disclosure Schedule sets forth a true and complete list of all Contracts that would purport to bind Parent or any of its Affiliates (other than the Company or its Subsidiaries) following the consummation of the Merger.

   (b) Other than Material Agreements that have terminated or expired in accordance with their terms, each Material Agreement is in full force and effect, is a valid and binding obligation of the Company or such Subsidiary and of each other party thereto and is enforceable, in accordance with its terms, against the Company or such Subsidiary and against each other party thereto, in each case except that the enforcement thereof may be limited by (A) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws affecting creditors' rights generally, (B) general principles of equity (whether in a proceeding in equity or at law) and (C) an implied covenant of good faith and fair dealing, and such Material Agreements will continue to be valid, binding and enforceable in accordance with their respective terms and in full force and effect immediately following the consummation of the transactions contemplated hereby, with no material alteration or acceleration or increase in fees or liabilities. Neither the Company nor any of its Subsidiaries is or alleged to be and, to the best Knowledge of the Company, no other party is or alleged to be in default under, or in breach or violation of, any Material Agreement and, to the best Knowledge of the Company, no event has occurred which, with the giving of notice or passage of time or both, would constitute such a default, breach or violation. The designation or definition of Material Agreements for purposes of this Section 2.7 and the disclosures made pursuant thereto will not be construed or utilized to expand, limit or define the terms "material" and "Material Adverse Effect" as otherwise referenced and used in this Agreement.

   2.8 Compliance. The Company and each of its Subsidiaries are in compliance with, and are not in default or violation of, (i) the Certificate of Incorporation and Bylaws of the Company or the equivalent organizational documents of such Subsidiary, (ii) any Law or Order or by which any of their respective assets or properties are bound or affected and (iii) the terms of all notes, bonds, mortgages, indentures, Contracts, permits, franchises and other instruments or obligations to which any of them are a party or by which any of them or any of their respective assets or properties are bound or affected, except, in the case of clauses (ii) and (iii), for any such failures of compliance, defaults and violations which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and its Subsidiaries are in compliance with the terms of all Approvals, except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 2.8 of the Company Disclosure Schedule or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries has received notice of any revocation or modification of any federal, state, local or foreign Governmental Authority, any Approval of any federal, state, local or foreign Governmental Authority that is material to the Company or any of its Subsidiaries.

   2.9 SEC Filings; Financial Statements.

   (a) The Company has filed all forms, reports, schedules, statements and documents required to be filed with the Securities and Exchange Commission ("SEC") since January 1, 1999 (collectively, the "Company SEC Reports") pursuant to the federal securities Laws and the Regulations of the SEC promulgated thereunder, and all Company SEC Reports have been filed in all material respects on a timely basis. The Company SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Securities Act and the Regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries has filed, or is obligated to file, any forms, reports, schedules, statements or other documents with the SEC.

   (b) Each of the audited and unaudited consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (i) complied in all material respects with applicable accounting requirements and the published Regulations of the SEC with respect thereto,
(ii) were prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved and
(iii) fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in the Company's Form 10-Q reports were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material to the Company.

   2.10 Absence of Certain Changes or Events.

   (a) Except as described in Section 2.10(a) of the Company Disclosure Schedule, since December 31, 1998, the Company and its Subsidiaries have conducted their, businesses only in the ordinary and usual course and in a manner consistent with past practice, and, since such date, there has not been any change, development, circumstance, condition, event, occurrence, damage, destruction or loss that has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   (b) Except as described in Section 2.10(b) of the Company Disclosure Schedule, during the period from December 31, 1998 to the date hereof, (i) there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable, and (ii) there has not been any action or event, and neither the Company nor any of its Subsidiaries has agreed in writing or otherwise to take any action, that would have required the consent of Parent pursuant to Section
4.1 had such action or event occurred or been taken after the date hereof and prior to the Effective Time.

   2.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), and there is no existing fact, condition or circumstance which could reasonably be expected to result in such liabilities or obligations, except liabilities or obligations (i) reflected in the Company SEC Reports filed and publicly available prior to the date hereof, (ii) disclosed in Section 2.11 of the Company Disclosure Schedule, or (iii) incurred in the ordinary course of business which do not have, and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

   2.12 Absence of Litigation.

   Except as described in Section 2.12 of the Company Disclosure Schedule or expressly described in the Company SEC Reports filed and publicly available prior to the date hereof, there is no Litigation pending on behalf of or against or, to the Knowledge of the Company, threatened against the Company, any of its Subsidiaries, or any of their respective properties or rights, before or subject to any Court or Governmental Authority which if adversely determined could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any outstanding Litigation or Order which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

   2.13 Employee Benefit Plans.

   (a) Section 2.13(a) of the Company Disclosure Schedule describes all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including without limitation multiemployer plans within the meaning of Section 3(37) of ERISA, and all bonus, stock option, stock purchase, stock appreciation rights, incentive, deferred compensation, retirement or supplemental retirement, severance, golden parachute, vacation, cafeteria, dependent care, medical care, employee assistance program, education or tuition assistance programs, insurance and other similar fringe or employee benefit plans, programs or arrangements, and any employment or executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any present or former employee or director of the Company or any of its Subsidiaries, which is or has been entered into, contributed to, established by, participated in and/or maintained by the Company, any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company (an "ERISA Affiliate") within the meaning of Section 414 of the Code, or any Subsidiary of the Company, whether or not such plan is terminated (together, the "Employee Plans"). The Company has provided to Parent correct and complete copies of (where applicable) (a) all plan documents, summary plan descriptions, summaries of material modifications, amendments, and resolutions related to such plans (b) the most recent determination letters received from the IRS, (c) the three most recent Form 5500 Annual Reports, (d) the most recent audited financial statement and actuarial valuation, and (e) all related agreements, insurance Contracts and other Contracts which implement each such Employee Plan. Except with regard to outstanding options, there are no restrictions on the ability of the sponsor of each Employee Plan (which is currently the Company or a Subsidiary of the Company) to amend or terminate any Employee Plan, and each Employee Plan may be transferred by the Company or any of its Subsidiaries to Parent or the Merger Sub, as the case may be.

   (b) There has been no "prohibited transaction," as such term is defined in
Section 406 of ERISA and Section 4975 of the Code, with respect to any Employee Plan; there are no claims pending (other than routine claims for benefits) or threatened against any Employee Plan or against the assets of any Employee Plan, nor are there any current or threatened Liens on the assets of any Employee Plan; all Employee Plans conform to, and in their operation and administration are in all material respects in compliance with, the terms thereof and requirements prescribed by any and all statutes (including ERISA and the Code), orders, and governmental Regulations currently in effect with respect thereto (including all applicable requirements for notification, reporting and disclosure to participants of the Department of Labor, Internal Revenue Service or Secretary of the Treasury); the Company and each of its Subsidiaries and ERISA Affiliates have performed in all material respects all obligations required to be performed by them under each Employee Plan and are not in default under or violation of, and have no Knowledge of any default or violation by any other Person with respect to, any of the Employee Plans; each Employee Plan intended to qualify under Section 401(a) of the Code is so qualified, and each corresponding trust is exempt under Section 501 of the Code has received or is the subject of a favorable determination or opinion letter from the Internal Revenue Service (the "IRS"), and nothing has occurred which may be expected to cause the loss of such qualification or exemption; all contributions required to be made to any Employee Plan pursuant to Section 412 of the Code or otherwise, the terms of the Employee Plan or any collective bargaining agreement, have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Employee Plan for the current plan years; the transactions contemplated herein will not directly or indirectly result in an increase of benefits, acceleration of vesting or acceleration of timing for payment of any benefit to any participant or beneficiary, except as disclosed in Section 2.13(b) of the Company Disclosure Schedule; the computer systems used in the operation and administration of all Employees Plans, including those operated by all third party service providers, to the Knowledge of the Company, are Year 2000 Compliant (as defined herein); and each Employee Plan, if any, which is maintained outside of the United States has been operated in all material respects in conformance with the applicable Laws relating to such plans in the jurisdictions in which such Employee Plan is present or operates and, to the extent relevant, the United States.

   (c) No Employee Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Title IV of ERISA, and neither the Company nor any Subsidiary or ERISA Affiliate has ever partially or fully withdrawn from any such plan. No Employee Plan is a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) or "single-employer plan under multiple controlled groups" as described in Section 4063 of ERISA, and neither the Company nor any Subsidiary or ERISA Affiliate has ever contributed to or had an obligation to contribute, or incurred any liability in respect of a contribution, to any multiemployer plan.

   (d) Each Employee Plan that is a "group health plan" (within the meaning of Code Section 5000(b)(1)) has been operated in compliance in all material respects with the group health plan continuation coverage requirements of
Section 4980B of the Code and Sections 601 through 608 of ERISA ("COBRA Coverage"), Section 4980D of the Code and Sections 701 through 707 of ERISA, Title XXII of the Public Health Service Act and the provisions of the Social Security Act, to the extent such requirements are applicable. Except as disclosed in Section 2.13(d) of the Company Disclosure Schedule, no Employee Plan or written or oral agreement exists which obligates the Company to provide health care coverage, medical, surgical, hospitalization, death or similar benefits (whether or not insured) to any employee or former employee of the

Company or any of its Subsidiaries following such employee's or former employee's termination of employment with the Company or any Subsidiary, other than COBRA Coverage.

   (e) Section 2.13(e) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer, director and investor of the Company or any of its Subsidiaries who holds, as of the date hereof, any option, warrant or other right to purchase Company Common Stock or Company Preferred Stock, if any, together with the number of shares of Company Common Stock or Company Preferred Stock, if any, subject to such option, warrant or right, the date of grant or issuance of such option, warrant or right, the extent to which such option, warrant or right is vested and/or exercisable, the exercise price of such option, warrant or right, whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code, and the expiration date of each such option, warrant and right. Section 2.13(e) of the Company Disclosure Schedule also sets forth the total number of such options, warrants and rights. True and complete copies of each agreement (including all amendments and modifications thereto) between the Company and each holder of such options, warrants and rights relating to the same have been furnished to Parent.

   (f) Except as set forth in Schedule 2.13(f) of the Company Disclosure Schedule, (i) no event has occurred and no condition exists that would subject the Company or any of its Subsidiaries, either directly or by reason of its affiliation with any ERISA Affiliate, to any Tax, fine, Lien, penalty or other liability imposed by ERISA; (ii) for each Employee Plan with respect to which a Form 5500 has been filed, no material change has occurred with respect to the matters covered by the most recent Form since the date thereof; (iii) no "reportable event" (as such term is defined in Section 4043 of ERISA) has occurred with respect to any Employee Plan; and (iv) all awards, grants or bonuses made pursuant to any Employee Plan have been, or will be, fully deductible by the Company or its Subsidiaries notwithstanding the provisions of Sections 162(m) and 280G of the Code and the Regulations promulgated thereunder.

   2.14 Employment and Labor Matters.

   (a) Section 2.14(a) of the Company Disclosure Schedule identifies all employees and consultants employed or engaged by the Company with an annual base salary or compensation rate of $100,000 or higher and sets forth each such individual's rate of pay or annual compensation, job title and date of hire. Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, there are no employment, consulting, collective bargaining, severance pay, continuation pay, termination or indemnification agreements or other similar Contracts of any nature (whether in writing or not) between the Company or any Subsidiary and any current or former Stockholder, officer, director, employee, consultant, labor organization or other representative of any of the Company's or Subsidiary's employees, nor is any such Contract presently being negotiated. Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, no individual will accrue or receive additional benefits, service or accelerated rights to payments under any Employee Plan or any of the agreements set forth in Section 2.14(a) of the Company Disclosure Schedule, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transaction contemplated herein or in the Option Agreement that could result in the payment of any such benefits or payments. Neither the Company nor any Subsidiary is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses, benefits or other compensation for any services or otherwise arising under any policy, practice, agreement, plan, program or Law. Except as set forth in Section 2.14(a) of the Company Disclosure Schedule, neither the Company nor any Subsidiary is liable for any severance pay or other payments to any employee or former employee arising from the termination of employment, nor will the Company or any Subsidiary have any liability under any benefit or severance policy, practice, agreement, plan, or program which exists or arises, or may be deemed to exist or arise, under any applicable Law or otherwise, as a result of or in connection with the transactions contemplated hereunder or as a result of the termination by the Company or any Subsidiary of any persons employed by the Company or any Subsidiary on or prior to the Effective Time. None of the Company's or any Subsidiary's employment policies or practices is currently being audited or investigated by any Governmental Authority or Court. There is no pending or, to the Knowledge of the Company, threatened

Litigation, unfair labor practice charge, or other charge or inquiry against the Company or any Subsidiary brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of the Company's or Subsidiary's employee, or other individual or any Governmental Authority with respect to employment practices brought by or before any Court or Governmental Authority.

   (b) Except as set forth in Section 2.14(b) of the Company Disclosure Schedule, there are no controversies pending or threatened, between the Company or any of its Subsidiaries and any of their respective employees; neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other labor union Contract applicable to Persons employed by the Company or its Subsidiaries nor are there any activities or proceedings of any labor union to organize any such employees of the Company or any of its Subsidiaries; during the past five years there have been no strikes, slowdowns, work stoppages, disputes, lockouts, or threats thereof, by or with respect to any employees of the Company or any of its Subsidiaries. Except as set forth in
Section 2.14(b) of the Company Disclosure Schedule, there are no grievances pending or, to the Knowledge of the Company or any Subsidiary, threatened, which, if adversely decided, could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation or other Order by, any Governmental Authority relating to employees or employment practices. The Company and each of its Subsidiaries are in compliance in all material respects with all applicable Laws, Contracts, and policies relating to employment, employment practices, wages, hours, and terms and conditions of employment, including the obligations of the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), and all other notification and bargaining obligations arising under any collective bargaining agreement, by Law or otherwise. Neither the Company nor any Subsidiary of the Company has effectuated a "plant closing" or "mass layoff" as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company, without complying with all provisions of WARN or implemented any early retirement, separation or window program within the past five years, nor has the Company or any Subsidiary planned or announced any such action or program for the future.

   2.15 Registration Statement; Proxy Statement/Prospectus. None of the information supplied by the Company for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Parent Common Stock to be issued in the Merger will be registered with the SEC (including any amendments or supplements, the "Registration Statement") shall, at the time such document is filed, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for inclusion in the proxy statement/prospectus to be sent to the Stockholders of the Company in connection with the meeting of the Stockholders of the Company to consider the Merger and vote on a proposal to adopt the Merger Agreement (the "Company Stockholders' Meeting") (such proxy statement/prospectus, as amended or supplemented, is referred to herein as the "Proxy Statement") shall, on the date the Proxy Statement is first mailed to the Stockholders of the Company, at the time of the Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the Company Stockholders' Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective Affiliates, officers or directors should be discovered by the Company which should be set forth in an amendment or supplement to the Registration Statement or an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent and Merger Sub. The Proxy Statement shall comply in all material respects as to form and substance with the requirements of the Exchange Act and the Regulations promulgated thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in the Registration Statement or Proxy Statement.

   2.16 Absence of Restrictions on Business Activities. Except as set forth in
Section 2.16 of the Company Disclosure Schedule, there is no agreement or Order binding upon the Company or any of its Subsidiaries or any of their assets or properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or any of its Subsidiaries or the conduct of business by the Company or any of its Subsidiaries as currently conducted or as proposed to be conducted by the Company or any of its Subsidiaries. Except as set forth in Section 2.16 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is subject to any non-competition, non-solicitation or similar restriction on their respective businesses.

   2.17 Title to Assets; Leases.

   (a) Except as described in Section 2.17(a) of the Company Disclosure Schedule, the Company and each of its Subsidiaries has good and marketable title to all of their real or personal properties (whether owned or leased) and assets, free and clear of all Liens.

   (b) Section 2.17(b) of the Company Disclosure Schedule contains a list of all of the real property and interests in real property owned by the Company or any of its Subsidiaries and all leases of real property to which the Company or any Subsidiary is a party or by which any of them holds a leasehold interest (collectively, "Real Property"). Except as set forth in Section 2.17(b) of the Company Disclosure Schedule, (i) each Real Property lease to which the Company or any of its Subsidiaries is a party is in full force and effect in accordance with its terms, (ii) all rents and additional rents due to date from the Company or a Subsidiary on each such lease have been paid, (iii) neither the Company nor any Subsidiary has received written notice that it is in material default thereunder, and (iv) there exists no default by the Company or any Subsidiary under such lease. There are no leases, subleases, licenses, concessions or any other agreements or commitments to which the Company or a Subsidiary is a party granting to any Person other than the Company or a Subsidiary any right to possession, use occupancy or enjoyment of any of the Real Property or any portion thereof. None of the Company nor any of its Subsidiaries is obligated under or bound by any option, right or first refusal, purchase Contract, or other Contract to sell or otherwise dispose of any Real Property or any other interest in any Real Property.

   2.18 Taxes. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns. Except as set forth in Section 2.18 of the Company Disclosure
Schedule:

   (a) All material Tax Returns required to be filed by or on behalf of the Company, each of its Subsidiaries, and each affiliated, combined, consolidated or unitary group of which the Company or any of its Subsidiaries is a member have been timely filed, and all such Tax Returns are true, complete and correct in all material respects.

   (b) All material Taxes payable by or with respect to the Company and each of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid, and adequate reserves (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP are provided on the respective company's Balance Sheet for any material Taxes not yet due. All assessments for material Taxes due and owing by or with respect to the Company and each of its Subsidiaries with respect to completed and settled examinations or concluded litigation have been paid. Neither the Company nor any of its Subsidiaries has incurred a Tax liability from the date of the latest Balance Sheet other than a Tax liability in the ordinary course of business.

   (c) No action, suit, proceeding, investigation, claim or audit has formally commenced and no written notice has been given that such audit or other proceeding is pending or threatened with respect to the Company or any of its Subsidiaries or any group of corporations of which any of the Company and its Subsidiaries has been a member in respect of any Taxes, and all deficiencies proposed as a result of such actions, suits, proceedings, investigations, claims or audits have been paid, reserved against or settled.

   (d) Except as set forth in Section 2.18(d) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company or any of its Subsidiaries has been granted or requested which has not since expired.

   (e) Except as set forth in Section 2.18(d) of the Company Disclosure Schedule, other than with respect to its Subsidiaries, the Company is not and has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and neither the Company nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement or is liable for the Taxes of any other person under Treasury Regulations (S)1.1502-6 (or any similar provision of state, local or foreign law), as transferee or successor, by Contract, or otherwise.

   (f) except as disclosed in Section 2.18(f) of the Company Disclosure Schedule, the Company and its Subsidiaries have not made any payments, are not obligated to make any payments, and are not a party to any agreements that under any circumstances could obligate any of them to make any payments, that will not be deductible under Section 280G of the Code.

   (g) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

   (h) The Company and each of its Subsidiaries have complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and have, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

   (i) Neither the Company nor any of its Subsidiaries has made an election under Section 341(f) of the Code.

   (j) None of the Company and its Subsidiaries will be required to include any material amount in taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of a change in the method of accounting for a taxable period ending prior to the Closing Date, any "closing agreement" as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign Tax Laws) entered into prior to the Closing Date, any sale reported on the installment method that occurred prior to the Closing Date, or any taxable income attributable to any amount that is economically accrued prior to the Closing Date.

   2.19 Environmental Matters.

   (a) Except as described on Section 2.19 of the Company Disclosure Schedule, and except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) the Company and each of its Subsidiaries complies and have complied, during all applicable statute of limitations periods, with all applicable Environmental Laws, and possess and comply, and have possessed and complied during all applicable statute of limitations periods, with all Environmental Permits; (ii) to the Knowledge of the Company, there are and have been no Materials of Environmental Concern or other conditions at any property owned, operated, or otherwise used by the Company now or in the past, or at any other location (including without limitation any facility to which Materials of Environmental Concern from the Company or any of its Subsidiaries), that are in circumstances that could reasonably be expected to give rise to any liability of the Company or any of its Subsidiaries, or result in costs to the Company or any of its Subsidiaries arising out of any Environmental Law; (iii) no Litigation (including, to the Knowledge of the Company, any notice of violation or alleged violation), under any Environmental Law or with respect to any Materials of Environmental Concern to which the Company or any of its Subsidiaries is, or to the Knowledge of the Company will be, named as a party, or affecting their business, is pending or, to the Knowledge of the Company, threatened; nor is the Company or any of its Subsidiaries the subject of any investigation or the recipient of any request for information in connection with any such Litigation or potential Litigation; (iv) there are no Orders or agreements under any Environmental Law or with respect to any Materials of Environmental Concern to which the Company or any of its Subsidiaries is a party or affecting their business; (v) to the Knowledge of the Company, there are no events, conditions, circumstances, practices, plans, or legal requirements (in effect or reasonably anticipated), that could be expected to prevent the Company from, or materially increase the burden on the Company of: (A) complying with applicable Environmental Laws, or (B) obtaining, renewing, or complying with all Environmental Permits; and (vi) to the Knowledge of the Company, each of the foregoing representations and warranties is true and correct with respect to any entity for which the Company or any of its Subsidiaries has assumed or retained liability, whether by Contract or operation of Law.

   (b) The Company has furnished to Parent true and complete copies of all Environmental Reports in the possession or control of the Company or any of its Subsidiaries.

   (c) For purposes of this Agreement, the terms below are defined as follows:

     "Environmental Laws" shall mean any and all Laws, Orders, guidelines, codes, or other legally enforceable requirement (including, without limitation, common law) of any foreign government, the United States, or any state, local, municipal or other Governmental Authority, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety.

     "Environmental Permits" shall mean any and all permits, licenses, registrations, notifications, exemptions and any other Approvals required of the Company under any Environmental Law.

     "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Law or any proposed or anticipated change in or addition to Environmental Law, that may in any way affect the Company or any entity for which it may be liable or any Subsidiary.

     "Materials of Environmental Concern" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, pollutants, contaminants, radioactivity, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

   2.20 Intellectual Property.

   (a) Section 2.20(a) of the Company Disclosure Schedule sets forth, for the Intellectual Property owned by the Company or its Subsidiaries, a complete and accurate list of all United States and foreign patent, copyright, trademark, service mark, trade dress, domain name and other registrations, and applications, indicating for each, the applicable jurisdiction, registration number (or application number), and date issued or filed, and all material unregistered Intellectual Property.

   (b) All registered Intellectual Property of the Company and its Subsidiaries is currently in compliance in all material respects with all legal requirements (including timely filings, proofs and payments of fees), to the Knowledge of the Company, is valid and enforceable, and is not subject to any filings, fees or other actions falling due within 90 days after the Effective Time. No registered Intellectual Property of the Company or its Subsidiaries has been or is now involved in any cancellation, dispute or Litigation, and, to the Knowledge of the Company and its Subsidiaries, no such action is threatened. No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

   (c) Section 2.20(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all licenses, sublicenses, consent, royalty or other agreements concerning Intellectual Property to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than (i) Contracts disclosed pursuant to Section 2.7(a)(iii) and 2.7(a)(xi) and (ii) generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000) (collectively, "License Agreements"). All of the Company's License Agreements are valid and binding obligations of Company or its Subsidiaries that are parties thereto, enforceable in accordance with their terms, and there exists no event or condition which will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement, except for violations, breaches, or defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   (d) The Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property necessary for the conduct of the Company's and each of its Subsidiaries' business as currently conducted or contemplated to be conducted and for the ownership, maintenance and operation of the Company's and its Subsidiaries' properties and assets. No royalties, honoraria or other fees are payable by the Company or its Subsidiaries to any third parties for the use of or right to use any Intellectual Property, except as set forth in Section 2.20(d) of the Company Disclosure Schedule.

   (e) The Company and its Subsidiaries exclusively own, free and clear of all Liens or obligations to license all their owned Intellectual Property, and the Company and its Subsidiaries have executed all necessary agreements and performed all necessary due diligence to make the foregoing statement. The Company and its Subsidiaries have a valid, enforceable and, subject to obtaining required consents, transferable right to use all their licensed Intellectual Property. Except as disclosed in Section 2.20(e) of the Company Disclosure Schedule, the Company and its Subsidiaries have the right to use all owned and licensed Intellectual Property in all jurisdictions in which they conduct or propose to conduct their businesses.

   (f) The Company and each of its Subsidiaries have taken all reasonable steps to maintain, police and protect the Intellectual Property which it owns, including the proper policing activities and the execution of appropriate confidentiality agreements and intellectual property assignments and releases. Except as disclosed in Section 2.20(f) of the Company Disclosure Schedule, (i) the conduct of the Company's and its Subsidiaries' businesses as currently conducted or planned to be conducted does not infringe or otherwise impair or conflict with ("Infringe") any Intellectual Property rights (other than patents) of any third party, and the Intellectual Property rights of the Company and its Subsidiaries is not being Infringed by any third party (ii) to the Knowledge of the Company, the conduct of the Company's and its Subsidiaries' businesses as currently conducted or planned to be conducted does not Infringe any patent rights of any third party, and, to the Knowledge of the Company, the patent rights of the Company and its Subsidiaries are not being Infringed by any third party and (iii) there is no Litigation or Order pending or outstanding, to the Knowledge of the Company, threatened or imminent, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property of the Company and its Subsidiaries, and, to the Knowledge of the Company, there is no valid basis for the same.

   (g) Except as set forth in Section 2.20(g) of the Company Disclosure Schedule, the consummation of the transactions contemplated hereby will not result in the alteration, loss or impairment of the validity, enforceability or the Company's or any of its Subsidiaries' right to own or use any of the Intellectual Property, nor will such transactions require the Approval of any Governmental Authority or third party in respect of any Intellectual Property.

   (h) Section 2.20(h) of the Company Disclosure Schedule lists all Software
(i) (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000) which are owned, licensed to or by the Company or any of its Subsidiaries, leased to or by the Company or any of its Subsidiaries, or otherwise used by the Company or any of its Subsidiaries, and identifies which Software is owned, licensed, leased or otherwise used, as the case may be and
(ii) which are sold, licensed, leased or otherwise distributed by the Company or any of its Subsidiaries to any third party, and identifies which Software is sold, licensed, leased, or otherwise distributed as the case may be. All Software owned by the Company or any of its Subsidiaries, and all Software licensed from third parties by the Company or any of its Subsidiaries, (i) is free from any material defect, bug, virus, or programming, design or documentation error, (ii) operates and runs in a reasonable and efficient business manner, and (iii) conforms in all material respects to the specifications and purposes thereof.

   (i) The Company and its Subsidiaries have taken all reasonable steps to protect the Company's and its Subsidiaries' rights in their confidential information and trade secrets. Without limiting the foregoing, the Company and its Subsidiaries require each employee, consultant and contractor to execute and, except as disclosed in Section 2.20(i) of the Company Disclosure Schedule, each employee, consultant and contractor has executed, appropriate agreements that are substantially consistent with the Company's standard forms thereof (true and complete copies of which have been delivered to Parent). Except under confidentiality obligations, there has been no material disclosure of any of the Company's or its Subsidiaries' confidential information or trade secrets to any third party.

   2.21 Year 2000 Compliance and Security.

   (a) The Company's and its Subsidiaries' products, Software, services, servers, systems and other computer and telecom assets and equipment ("Systems") when used in accordance with their associated documentation will at all times (i) record, store, process, calculate and present calendar dates falling before, on and after (and if applicable, spans of time including) January 1, 2000, and (ii) create, calculate, recognize, accept, display, store, retrieve, access, compare, sort, manipulate, or process any information dependent on or relating to dates on or after January 1, 2000 or otherwise provide use of dates or date-dependent or date-related data, including, but not limited to, century recognition, day-of-the week recognition, leap years, date values and interfaces of date functionalities, without loss of accuracy, functionality, data integrity and performance and (iii) respond to two-digit input in a way that resolves ambiguity as to century in a disclosed, defined and pre-determined manner (the foregoing ability, "Year 2000 Compliant"). The Company and its Subsidiaries have taken reasonable steps to ensure that its Systems will lose no functionality with respect to the introduction of records containing dates falling on or after January 1, 2000. All of the Company's and all of its Subsidiaries' Systems which are material to the operation of the business of the Company and its Subsidiaries are Year 2000 Compliant.

   (b) The Company and its Subsidiaries have taken and take all reasonable actions to maintain, protect and police the integrity and security of their Systems, including the protection and policing against all unauthorized use of, access to, or "hacking" into the Systems, or the introduction into the Systems of viruses or other unauthorized, damaging or corrupting elements.

   2.22 Insurance. Section 2.22 of the Company Disclosure Schedule sets forth a true and complete list of all material insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its Subsidiaries. There is no claim by the Company or any of its Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid and the Company and its Subsidiaries are otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage), and the Company shall, and shall cause its Subsidiaries to, maintain in full force and effect all such insurance during the period from the date hereof through the Closing Date. Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and its Subsidiaries and reasonable in light of the assets of the Company and its Subsidiaries. To the Knowledge of the Company, there is not any threatened termination of or material premium increase with respect to any of such policies or bonds.

   2.23 No Restrictions on the Merger; Takeover Statutes. The Board of Directors of the Company has, prior to the date hereof, approved this Agreement and the Merger and the other transactions contemplated hereby and such approval is sufficient to render inapplicable to this Agreement, the Merger and any other transactions contemplated hereby, the restrictions on business combinations of Section 203 of the DGCL. No Delaware law or other takeover statute or similar Law and no provision of the Certificate of Incorporation or Bylaws, or other organizational documents or governing instruments of the Company or any of its Subsidiaries or any Material Agreement to which any of them is a party (a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement or the Option Agreement, or (b) as a result of the consummation of the transactions contemplated by this Agreement, the Stockholders Agreement or the Option Agreement or the acquisition of securities of the Company or the Surviving Corporation by Parent or Merger Sub
(i) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a Stockholder with respect to securities of the Company or any of its Subsidiaries that may be acquired or controlled by Parent or (ii) would or would purport to entitle any Person to acquire securities of the Company.

   2.24 Pooling; Tax Matters.

   (a) The Company intends that the Merger be accounted for under the "pooling of interests" method under the requirements of Opinion No. 16 (Business Combinations) of the Accounting Principles Board of the American Institute of Certified Public Accountants, the Financial Accounting Standards Board, and the Regulations of the SEC.

   (b) To the Knowledge of the Company, neither the Company nor any of its Affiliates has taken or agreed to take any action, failed to take any action or is aware of any fact or circumstance that would prevent (i) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations of the SEC or (ii) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

   (c) The Company has no knowledge of any reason why it may not receive a letter from Ernst & Young LLP (the "Company's Accountants") dated as of the Closing Date and addressed to the Company in which the Company's Accountants will concur with the Company management's conclusion that no conditions exist related to the Company that would preclude Parent from accounting for the Merger as a "pooling of interests."

   (d) Section 2.24(d) of the Company Disclosure Schedule contains a true and complete list of all Persons who, to the Knowledge of the Company, may be deemed to be Affiliates of the Company, excluding all of its Subsidiaries but including all directors and executive officers of the Company.

   2.25 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company, except for BancBoston Robertson Stephens Inc. (the "Company Financial Advisors"). Section 2.25 of the Company

Disclosure Schedule sets forth, and the Company has heretofore furnished to Parent a true and complete copy of, all agreements between the Company and the Company Financial Advisors pursuant to which such Person would be entitled to any payment relating to the transactions contemplated hereunder.

   2.26 Certain Business Practices. As of the date hereof, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of
Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

   2.27 Interested Party Transactions. Except as disclosed in Section 2.27 of the Company Disclosure Schedule, (i) there are no existing, and since January 1, 1999 there has been no Contract, transaction, indebtedness or other arrangement, or any related series thereof, between the Company and any of its Subsidiaries, on the one hand, and any of the directors, officers, Stockholders or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members, on the other (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and
(ii) except for the Outstanding Employee Options, at the Closing, all such Contracts, transactions, indebtedness and other arrangements shall be terminated (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses).

   2.28 Opinion of Financial Advisor. The Company has received the written opinion of the Company Financial Advisors to the effect that, in its opinion, as of the date hereof, the exchange ratio to be used in the Merger is fair to such Stockholders of the Company from a financial point of view, and the Company has provided copies of such opinion to Parent.

   2.29 Disclaimer of Other Representation and Warranties. The Company does not make, and has not made, any representations or warranties relating to the Company or in connection with the transactions contemplated hereby other than those expressly set forth in this Article II. No person has been authorized by the Company to make any representation or warranty relating to the Company or any Subsidiary, the businesses of the Company or otherwise in connection with the transactions contemplated hereby except as set forth in this Article II and in the Option Agreement and, if made, such representation or warranty must not be relied upon as having been authorized by the Company.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

   Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company as follows:

   3.1 Organization and Qualification. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Delaware. Parent has all the requisite corporate power and authority, and is in possession of all Approvals necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and Approvals could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each of Parent and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Merger Sub is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger and will not carry on any business or engage in any activities other than those reasonably related to the Merger.

   3.2 Capitalization.

   (a) As of the date hereof, the authorized capital stock of Parent consists of (i) 6,000,000,000 shares of Parent Common Stock of which, as of December 21, 1999, approximately 2,270,342,472 shares were issued and outstanding, and (ii) 5,000,000 shares of preferred stock, par value $.01 per share, including 500,000 reserved for issuance under the Parent Rights Agreement, of which none are issued or outstanding. All of the outstanding shares of Parent Common Stock are, and all shares to be issued as part of the Merger Consideration will be, when issued in accordance with the terms hereof, duly authorized, validly issued, fully paid and nonassessable.

   (b) As of the date hereof, the authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock, of which 1,000 shares of Merger Sub Common Stock are outstanding. All of the outstanding shares of Merger Sub Common Stock are owned by Parent.

   3.3 Authority; Enforceability. Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of Parent and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by Parent and Merger Sub at the Closing and the performance of their respective obligations hereunder and thereunder have been duly and validly authorized by the Board of Directors of each of Parent and Merger Sub and by Parent as the sole Stockholder of Merger Sub. Except for filing of the Certificate of Merger, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms.

   3.4 No Conflict; Required Filings and Consents.

   (a) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance of this Agreement by Parent or Merger Sub shall not,
(i) conflict with or violate the Certificate of Incorporation or Bylaws of Parent or the Certificate of Incorporation or Bylaws of Merger Sub, or (ii) conflict with or violate any Law or Order in each case applicable to Parent or Merger Sub or by which its or any of their respective properties is bound or affected, except in the case of clause (ii) above, for any such conflicts or violations that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   (b) The execution and delivery by Parent and Merger Sub of this Agreement do not, and the performance by Parent and Merger Sub of this Agreement shall not, require Parent or Merger Sub to obtain the Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for (A) compliance with applicable requirements of the Securities Act, the Exchange Act, Blue Sky Laws, or the pre-Merger notification requirements of the HSR Act or Foreign Competition Laws, (B) the filing of the Certificate of Merger in accordance with Delaware law, (C) the filing of a listing application or other documents as required by the NYSE or (D) where the failure to obtain such Approvals, or to make such filings or notifications, would not individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   3.5 SEC Filings; Financial Statements.

   (a) Parent has filed all reports and documents required to be filed with the SEC since January 1, 1999 (collectively, the "Parent SEC Reports") pursuant to the federal securities Laws and Regulations of the SEC promulgated thereunder, and all Parent SEC Reports have been filed in all material respects on a timely basis. The Parent SEC Reports were prepared in accordance, and complied as of their respective filing dates in all material respects, with the requirements of the Exchange Act and the Regulations promulgated thereunder and did not at the time they were filed (or if amended or superseded by a filing prior to the date hereof, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in Parent SEC Reports (i) complied in all material respects with applicable accounting requirements and the published Regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis throughout the periods involved (except as may be expressly described in the notes thereto) and (iii) fairly presents the consolidated financial position of Parent as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements included in the Company's Form 10-Q reports were or are subject to normal and recurring year-end adjustments that have not been and are not expected to be material in amount to Parent.

   3.6 Absence of Litigation. Except as described in Section 3.6 of the Parent Disclosure Schedule or expressly described in the Parent SEC Reports filed and publicly available prior to the date hereof, there is no Litigation pending on behalf of or against or, to the Knowledge of Parent, threatened against Parent, any of its Subsidiaries, or any of their respective properties or rights, before or subject to any Court or Governmental Authority which if adversely determined would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither Parent nor any of its Subsidiaries is subject to any outstanding Litigation or Order which, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.

   3.7 Registration Statement; Proxy Statement/Prospectus. None of the information supplied by Parent for inclusion in the Registration Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information supplied by Parent for inclusion in the Proxy Statement shall, on the date the Proxy Statement is first mailed to the Stockholders of the Company, at the time of Company Stockholders' Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in the Registration Statement or Proxy Statement.

   3.8 Pooling; Tax Matters. To the Knowledge of Parent, neither Parent and Merger Sub nor any of their Affiliates has taken or agreed to take any action or failed to take any action that would prevent (a) the Merger from being treated for financial accounting purposes as a "pooling of interests" in accordance with GAAP and the Regulations of the SEC or (b) the Merger from constituting a reorganization within the meaning of Section 368(a) of the Code.

                                   ARTICLE IV

                     CONDUCT OF BUSINESS PENDING THE MERGER

   4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless Parent shall otherwise agree in writing in advance, the Company shall conduct and shall cause the businesses of each of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice and in compliance with applicable laws. The Company shall use its reasonable best efforts to preserve intact the business organization and assets of the Company and each of its Subsidiaries, and to operate, and cause each of its Subsidiaries to operate, according to plans and budgets provided to Parent, to keep available the services of the present officers, employees and consultants of the Company and each of its Subsidiaries, to maintain in effect Material Agreements and to preserve the present relationships of the Company and each of its Subsidiaries with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations. By way of amplification and not limitation, neither the Company nor any of its Subsidiaries shall, between the date hereof and the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

   (a) amend or otherwise change the Certificate of Incorporation or Bylaws or equivalent organizational document of the Company or any of its Subsidiaries or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of the Company or any of its Subsidiaries;

   (b) issue, grant, sell, transfer, deliver, pledge, promise, dispose of or encumber, or authorize the issuance, grant, sale, transfer, deliverance, pledge, promise, disposition or encumbrance of, any shares of capital stock of any class (common or preferred), or any options, warrants, convertible or exchangeable securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest or Stock-Based Rights of the Company or any of its Subsidiaries (except for the issuance of Company Common Stock issuable pursuant to the Outstanding Employee Options); adopt, ratify or effectuate a Stockholders' rights plan or agreement; or redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of the Company or interest in or securities of any Subsidiary;

   (c) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock (except that a wholly owned Subsidiary of the Company may declare and pay a dividend to its parent); split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock; or amend the terms of, repurchase, redeem or otherwise acquire, or permit any Subsidiary to repurchase, redeem or otherwise acquire, any of its securities or any securities of its Subsidiaries; or propose to do any of the foregoing;

   (d) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any Lien on, any of the assets of the Company or any of its Subsidiaries (including any Intellectual Property), except for (i) the sale of goods or licenses of Intellectual Property in the ordinary course of business and in a manner consistent with past practice (x) involving annual revenues or receipts of less than or equal to $500,000, or involving annual expenditures or liabilities of less than or equal to $250,000 and (y) having a term of less than or equal to eighteen months, or (ii) dispositions of other immaterial assets in the ordinary course of business and in a manner consistent with past practice;

   (e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) or organize any corporation, limited liability company, partnership, joint venture, trust or other entity or any business organization or division thereof; incur any indebtedness for borrowed money or issue any debt securities or any warrants or rights to acquire any debt security or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans, advances or enter into any financial commitments; or authorize or make any capital expenditures which are, in the aggregate, in excess of $1,000,000 for the Company and its Subsidiaries taken as a whole;

   (f) hire or terminate any employee or consultant, except in the ordinary course of business consistent with past practice; increase the compensation or fringe benefits (including, without limitation, bonus) payable or to become payable to its officers or employees, except for increases in salary or wages of employees of the Company or its Subsidiaries who are not officers of the Company in the ordinary course of business consistent with past practice, or loan or advance any money or other asset or property to, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or any of its Subsidiaries, or establish, adopt, enter into, terminate or amend any Employee Plan or any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, stock purchase, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees;

   (g) change any accounting policies or procedures (including procedures with respect to reserves, revenue recognition, payments of accounts payable and collection of accounts receivable) unless required by a change in Law or GAAP used by it;

   (h) (i) other than in the ordinary course consistent with past practice, enter into any agreement that if entered into prior to the date hereof would be a Material Agreement as defined in Section 2.7(a) (excluding Section 2.7(a)(iii)); (ii) modify or amend in any material respect, transfer or terminate any Material Agreement or waive, release or assign any rights or claims thereto or thereunder; (iii) enter into or extend any lease with respect to Real Property with any third party; (iv) modify, amend or transfer in any way or terminate any standstill or confidentiality agreement with any third party, or waive, release or assign any rights or claims thereto or thereunder;
(v) enter into, modify or amend any License Agreement or other Contract to provide exclusive rights or obligations; (vi) notwithstanding any limitation on dollar amounts or term in this Section 4.1(h) or Section 4.1(d), enter into, modify or amend any License Agreement or other Contract that provides for (1) the distribution or provision of any product or service of the Company or any of its Subsidiaries on or to any of the sites ranked as one of the top twenty Digital Media/Web Properties in the U.S. (Combined At Home and At Work) by Media Metrix in its then most recent ratings that are made publicly available,
(2) the marketing or other distribution of any such site by the Company or any of its Subsidiaries or (3) the use or distribution of any component product of any such site by the Company or any of its Subsidiaries; (vii) enter into, modify or amend any License Agreement or other Contract obligating the Company to provide, or contracting for the provision of, hosting services for a period of greater than one year; or (viii) enter into, modify or amend any License Agreement or other Contract that (x) involves annual revenues or receipts of greater than $500,000, (y) involves annual expenditures or liabilities of greater than $250,000 or (z) has a term of greater than eighteen months;

   (i) make any material Tax election other than an election in the ordinary course of business consistent with the past practices of the Company or settle or compromise any federal, state, local or foreign income tax liability or agree to an extension of a statute of limitations;

   (j) pay, discharge, satisfy or settle any Litigation or waive, assign or release any material rights or claims except, in the case of Litigation, any Litigation which settlement would not: (A) impose any injunctive or similar Order on the Company or any of its Subsidiaries or restrict in any way the business of the Company or any of its Subsidiaries or (B) exceed $500,000 in cost or value to the Company or any of its Subsidiaries. The Company and its Subsidiaries shall not pay, discharge or satisfy any liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), except in the ordinary course of business consistent with past practice in an amount or value not exceeding $100,000 in any instance or series of related instances or $500,000 in the aggregate or in accordance with their terms as in effect as of the date hereof;

   (k) engage in, enter into or amend any Contract, transaction, indebtedness or other arrangement with, directly or indirectly, any of the directors, officers, Stockholders or other Affiliates of the Company and its Subsidiaries, or any of their respective Affiliates or family members, except for (i) amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses and (ii) those items existing as of the date hereof and listed in Section 4.1(k) of the Company Disclosure Schedule;

   (l) fail to maintain in full force and effect all self-insurance and insurance, as the case may be, currently in effect;

   (m) take any action that (without regard to any action taken, or agreed to be taken, by Parent or any of its Affiliates) would prevent (i) Parent from accounting for the business combination to be effected by the Merger as a "pooling of interests" or (ii) the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

   (n) authorize, recommend, propose or announce an intention to do any of the foregoing, or agree or enter into or amend any Contract or arrangement to do any of the foregoing.

   4.2  Solicitation of Other Proposals.

   (a) From the date hereof until the earlier of the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall not, nor shall it permit any of its Affiliates or Subsidiaries to, nor shall it authorize or permit any of its or their respective Stockholders, directors, officers, employees, representatives or agents (collectively, the "Company Representatives"), to directly or indirectly, (i) solicit, facilitate, initiate, entertain, encourage or take any action to solicit, facilitate, initiate, entertain or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal (as defined herein) or (ii) participate or engage in any discussions or negotiations with, or provide any information to or take any other action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might reasonably be expected to result in an Acquisition Proposal. For purposes of this Agreement, the term "Acquisition Proposal" shall mean any inquiry, proposal or offer from any person (other than Parent, Merger Sub or any of their Affiliates) relating to any merger, consolidation, recapitalization, liquidation or other direct or indirect business combination, involving the Company or any Material Subsidiary (as defined herein) or the issuance or acquisition of shares of capital stock or other equity securities of the Company or any Material Subsidiary representing 20% or more of the outstanding capital stock of the Company or such Material Subsidiary or any tender or exchange offer that if consummated would result in any Person, together with all Affiliates thereof, beneficially owning shares of capital stock or other equity securities of the Company or any Material Subsidiary representing 20% or more of the outstanding capital stock of the Company or such Material Subsidiary, or the sale, lease, exchange, license (whether exclusive or not), or other disposition of any significant portion of the Intellectual Property or any significant portion of the business or other assets of the Company or any Material Subsidiary, or any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the consummation of the transactions contemplated hereby or which would reasonably be expected to diminish significantly the benefits to Parent or its Affiliates of the transactions contemplated hereby. The Company shall immediately cease and cause to be terminated, and shall cause its Subsidiaries and all Company Representatives to immediately terminate and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal. The Company shall promptly notify each Company Representative of its obligations under this Section 4.2. Without limiting the foregoing, it is agreed that any violation of the restrictions set forth above by any Affiliate or Subsidiary of the Company or any Company Representative, whether or not such Person is purporting to act on behalf of the Company, shall be deemed to be a breach of this Section 4.2(a) by the Company.

   (b) Notwithstanding the foregoing, the Company may participate in discussions or negotiations with, or furnish information with respect to the Company pursuant to a confidentiality agreement with terms no less favorable to the Company than those in effect between the Company and Parent to, any Person if and only if (x) such Person has submitted an unsolicited bona fide written Acquisition Proposal to the Company's Board of Directors, (y) neither the Company nor any of the Company Representatives shall have violated
Section 4.2(a) and (z) the Board of Directors of the Company (i) determines by a majority vote in its good faith judgment, after consultation with outside counsel, that taking such action is required to satisfy the fiduciary duties of such Board under applicable Law and (ii) provides prior written notice to Parent of its decision to so participate or furnish.

   (c) Except as set forth in the following sentence, neither the Board of Directors of the Company nor any committee thereof shall (1) approve or recommend, or propose to approve or recommend, any Acquisition Proposal other than the Merger, (2) withdraw or modify or propose to withdraw or modify in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (3) upon a request by Parent to reaffirm its approval or recommendation of this Agreement or the Merger, fail to do so within two Business Days after such request is made, (4) approve, enter, or permit or cause the Company or any Material Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, or (5) resolve or announce its intention to do any of the foregoing. The immediately preceding sentence notwithstanding, in the event that prior to the Company Stockholders' Meeting the Board of Directors of the Company receives a Superior Proposal (as defined herein), the Board of Directors of the Company may (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby, (ii) fail to reaffirm its approval or recommendation of this Agreement or the Merger within two Business Days after a request by Parent to do so, or (iii) resolve or announce its intention to do any of the actions set forth in the preceding clauses (i) or (ii), if (x) after consultation with outside counsel, such Board determines by a majority vote of directors in their good faith judgment that taking such action is required to satisfy the fiduciary duties of such Board under applicable Law and (y) the Company furnishes Parent two Business Days' prior written notice of the taking of such action (which notice shall include a description of the material terms and conditions of the Superior Proposal and identify the person making the same). For purposes of this Agreement, (A) "Material Subsidiary" means any Subsidiary of the Company whose consolidated revenues, net income or assets constitute 20% or more of the revenues, net income or assets of the Company and its Subsidiaries taken as a whole, and (B) the term "Superior Proposal" means any bona fide Acquisition Proposal to effect a merger, consolidation or sale of all or substantially all of the assets or capital stock of the Company which is on terms which the Board of Directors of the Company determines by a majority vote of its directors in their good faith judgment (based on the written opinion, with only customary qualifications, of a financial advisor of nationally recognized reputation that the consideration provided in such Acquisition Proposal likely exceeds the value of the consideration provided for in the Merger), after taking into account all relevant factors, including any conditions to such Acquisition Proposal, the form of consideration contemplated by such Acquisition Proposal, the timing of the closing thereof, the risk of nonconsummation, the ability of the Person making the Acquisition Proposal to finance the transactions contemplated thereby and any required filings or Approvals, to be more favorable to the Stockholders of the Company than the Merger (or any revised proposal made by Parent).

   (d) In addition to the other obligations of the Company set forth in this
Section 4.2, the Company shall immediately advise Parent orally and in writing of any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same. The Company shall inform Parent on a prompt and current basis of the status and content of any discussions regarding any Acquisition Proposal with a third party and as promptly as practicable of any change in the price, structure or form of the consideration or material terms of and conditions regarding any Acquisition Proposal or of any other developments or circumstances which could reasonably be expected to culminate in the taking of any of the actions referred to in Section 4.2(c). Nothing contained in this Section 4.2(d) shall prevent the Board of Directors of the Company from complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

   5.1 Registration Statement; Proxy Statement/Prospectus.

   (a) The Company shall, promptly following the date hereof, prepare and file with the SEC a Proxy Statement relating to the Merger and this Agreement, obtain and furnish the information required to be included by the SEC in the Proxy Statement and respond promptly to any comments made by the SEC with respect to the Proxy Statement, and cause the Proxy Statement and the prospectus to be included in the Registration Statement, including any amendment or supplement thereto, to be mailed to its Stockholders at the earliest practicable date after the Registration Statement is declared effective by the SEC. The Company shall use all reasonable efforts to obtain the necessary approval of the Merger and this Agreement by its Stockholders. Unless the Company shall have taken action permitted by the second sentence of
Section 4.2(c), the Company shall not file with or supplementally provide to the SEC or mail to its Stockholders the Proxy Statement or any amendment or supplement thereto without Parent's prior consent, which consent shall not be unreasonably withheld or delayed. The Company shall allow Parent's full participation in the preparation of the Proxy Statement and any amendment or supplement thereto and shall consult with Parent and its advisors concerning any comments from the SEC with respect thereto.

   (b) Parent shall prepare and file with the SEC a Registration Statement on Form S-4, in which the Proxy Statement shall be included as a prospectus, and the parties hereto shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Parent shall obtain and furnish the information required to be included in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement.

   (c) The Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, except to the extent that the Company shall have withdrawn or modified its recommendation of this Agreement or the Merger as permitted by
Section 4.2(c).

   (d) Parent and the Company shall, as promptly as practicable, make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and the Regulations thereunder and under applicable Blue Sky or similar securities Laws, and shall use all reasonable efforts to obtain required Approvals with respect thereto.

   (e) Each party hereto agrees to furnish all information concerning itself as may be reasonably required to prepare the Proxy Statement or Registration Statement or to make such filings pursuant to Section 5.1(d). Each party hereto agrees to correct any information provided by it for use in the Proxy Statement or Registration Statement that has become false or misleading in any material respect.

   5.2 Meeting of Company's Stockholders. The Company shall promptly after the date hereof take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to duly call, give notice of and (unless Parent requests otherwise) hold the Company Stockholders Meeting as soon as practicable following the date upon which the Registration Statement becomes effective and shall consult with Parent in connection therewith. Once the Company Stockholders' Meeting has been called and noticed, the Company shall not postpone or adjourn (other than for the absence of a quorum and then only to a future date specified by Parent) the Company Stockholders' Meeting without the consent of Parent. The Board of Directors of the Company has declared that this Agreement is advisable and, subject to Section 4.2(c), shall recommend that this Agreement and the transactions contemplated hereby be approved and authorized by the Stockholders of the Company and include in the Registration Statement and Proxy Statement a copy of such recommendations; provided, however, that the Board of Directors of the Company shall submit this Agreement to the Stockholders of the Company whether or not the Board of Directors of the Company at any time subsequent to making such declaration takes any action permitted by Section 4.2(c). The Company shall solicit from its Stockholders proxies in favor of the Merger and shall take all other action necessary or advisable to secure the vote or consent of its Stockholders to authorize and approve the Merger. Without limiting the generality of the foregoing, (i) the Company agrees that its obligation to duly call, give notice of, convene and hold the Company Stockholders' Meeting as required by this Section 5.2, shall not be affected by the withdrawal, amendment or modification of the Board of Directors' recommendation of approval and adoption of this Agreement and the transactions contemplated hereby, and (ii) the Company agrees that its obligations under this Section 5.2 shall not be affected by the commencement, public proposal, public disclosure or communication to the Company of any Acquisition Proposal.

   5.3 Access to Information; Confidentiality.

   (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives and agents of Parent (collectively "Parent Representatives"), reasonable access, during the period prior to the Effective Time, to all its properties, books, Contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the other all information concerning its business, properties, books, Contracts, commitments, record and personnel as Parent may reasonably request. The Company shall (and shall cause each of its Subsidiaries to) make available to the other party the appropriate individuals for discussion of such entity's business, properties and personnel as Parent or the Parent Representatives may reasonably request. No investigation pursuant to this Section 5.3(a) shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

   (b) Parent shall keep all information obtained pursuant to Section 5.3(a) confidential in accordance with the terms of the Confidential Non-Disclosure Agreement, dated October 5, 1999 (the "Confidentiality Agreement"), between Parent and the Company. Anything contained in the Confidentiality Agreement to the contrary notwithstanding, the Company and Parent hereby agree that each such party may issue press release(s) or make other public announcements in accordance with Section 5.10.

   5.4 Reasonable Best Efforts; Further Assurances.

   (a) Upon the terms and subject to the conditions set forth in this Agreement, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party or parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, and by the Related Agreements. The Company and Parent shall use its reasonable best efforts to (i) as promptly as practicable, obtain all Approvals (including those referred to in Sections 2.6(a) and 2.6(b) and Sections 2.6(a) and 2.6(b) of the Company Disclosure Schedule), and the Company and Parent shall make all filings under applicable Law required in connection with the authorization, execution and delivery of this Agreement and the Option Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby and thereby, including the Merger (in connection with which Parent and the Company will cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filings and, if requested, will accept all reasonable additions, deletions or changes suggested in connection therewith); (ii) furnish all information required for any application or other filing to be made pursuant to the DGCL or any other Law or any applicable Regulations of any Governmental Authority (including all information required to be included in the Proxy Statement or the Registration Statement) in connection with the transactions contemplated by this Agreement and the Related Agreements; and (iii) lift, rescind or mitigate the effects of any injunction or other Order adversely affecting the ability of any party hereto to consummate the transactions contemplated hereby and thereby and to prevent, with respect to any threatened or such injunction or other Order, the issuance or entry thereof, provided, however, that neither Parent nor any of its Affiliates shall be under any obligation to (x) make proposals, execute or carry out agreements or submit to Orders providing for the sale or other disposition or holding separate (through the establishment of a trust or otherwise) of any assets or categories of assets of

Parent, any of its Affiliates, including its Subsidiaries, the Company or the holding separate of the Company Common Stock or imposing or seeking to impose any limitation on the ability of Parent or any of its Affiliates, including its Subsidiaries, to conduct their business or own such assets or to acquire, hold or exercise full rights of ownership of Company Common Stock, or (y) otherwise take any step to avoid or eliminate any impediment which may be asserted under any Law governing competition, monopolies or restrictive trade practices which, in the reasonable judgment of Parent, might result in a limitation of the benefit expected to be derived by Parent as a result of the transactions contemplated hereby or might adversely affect the Company or Parent or any of Parent's Affiliates, including its Subsidiaries. Neither party hereto will take any action which results in any of the representations or warranties made by such party pursuant to Articles II or III, as the case may be, becoming untrue or inaccurate in any material respect.

   (b) The parties hereto shall use their reasonable best efforts to satisfy or cause to be satisfied all of the conditions precedent that are set forth in
Article VI, as applicable to each of them, and to cause the transactions contemplated by this Agreement to be consummated. Each party hereto, at the reasonable request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby. In furtherance of the foregoing, Parent shall use its reasonable best efforts to assist the Company in satisfying the condition set forth in Section 6.2(g), including reasonably responding to Company requests in connection with its efforts to retain the employees identified in Section 6.2(g) of the Parent Disclosure Schedule and to satisfy such condition; provided, however, that Parent shall not be obligated to pay or promise any monies or additional compensation pursuant to this sentence.

   (c) The Company and Parent shall cooperate with one another:

     (i) in connection with the preparation of the Registration Statement and the Proxy Statement;

     (ii) in connection with the preparation of any filing required by the HSR Act or any Foreign Competition Laws;

     (iii) in determining whether any action by or in respect of, or filing with, any Governmental Authority or other third party, is required, or any Approvals are required to be obtained from parties in connection with the consummation of the transactions contemplated hereby;

     (iv) in seeking any Approvals or making any filings, including furnishing information required in connection therewith or with the Registration Statement or the Proxy Statement, and seeking timely to obtain any such Approvals, or making any filings;

     (v) in connection with the listing on the NYSE of the Parent Common Stock to be issued in the Merger; and

     (vi) in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

   (d) The Company shall use its reasonable best efforts to cause its Affiliates and other Persons to transfer and assign all rights necessary for the Company to continue to conduct its business consistent with historical operations and as currently conducted, pursuant to documentation and in a manner reasonably acceptable to Parent.

   5.5 Stock Options and Stock Plan; Options.

   (a) At the Effective Time, each Outstanding Employee Option, whether vested or unvested, will be assumed by Parent. Each such Outstanding Employee Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plans, option agreements thereunder and other relevant documentation immediately prior to the Effective Time, except that such Outstanding Employee Option will be exercisable solely for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were purchasable under such Outstanding Employee Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of Parent Common Stock, and the per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Outstanding Employee Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Outstanding Employee Option was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

   (b) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Outstanding Employee Options assumed by Parent under this Agreement. Parent shall file as soon as practicable after the Effective Date a registration statement on Form S-8 under the Securities Act covering the shares of Parent Common Stock issuable upon the exercise of the Outstanding Employee Options assumed by Parent pursuant to
Section 5.5(a), and shall use its reasonable efforts to cause such registration statement to become effective as soon thereafter as practicable and to maintain such registration in effect until the exercise or expiration of such assumed Outstanding Employee Options.

   (c) The vesting of each Outstanding Employee Option shall not accelerate as a result of, or in connection with, the transactions contemplated hereby, except to the extent required by the existing terms of the 1995 Plan or option agreement pursuant to which it was granted. In addition, the Company shall ensure that no discretion is exercised by the Board of Directors or any committee thereof or any other body or Person so as to cause the vesting of any Outstanding Employee Option or any other warrant or right to acquire shares of Company Common Stock to accelerate.

   (d) On and after the date hereof, the Company shall ensure that no offerings are made with respect to the Purchase Plan, that no employee payroll deductions are allowed under the Purchase Plan, and that no options to purchase Company Common Stock shall be granted (or to be granted) under the Purchase Plan.

   5.6 Employee Benefits.

   (a) Parent agrees that individuals who are employed by the Company or any Subsidiary of the Company immediately prior to the Effective Time shall become employees of the Surviving Corporation or one of its Subsidiaries upon the Effective Time (each such employee, a "Company Employee"); provided, however, that this Section 5.6(a) shall not be construed to limit the ability of the Company or any of its Subsidiaries to terminate the employment of any Company Employee at any time.

   (b) After the Effective Time and on a schedule determined by Parent in connection with its integration of its business with that of the Company, the Company Employees shall be eligible to participate in the employee benefit plans of Parent to the same extent as any similarly situated and geographically located employee of Parent. The Company Employees will be allowed credit for their service with the Company and its Subsidiaries for purposes of vesting, calculating the number of vacation days to which such employees are entitled, subject to a maximum of five incremental days of vacation, and participation only (and not for entitlement (except as provided with respect to vacation) or benefit accrual purposes), with respect to the employee benefit plans in which such Company Employees are allowed by Parent to participate following the Effective Time.

   (c) If requested by Parent in writing prior to the Effective Time, the Company shall cause to be adopted prior to the Effective Time resolutions of the Company's Board of Directors to cease all contributions to the Company's Retirement Savings Plan (the "401(k) Plan"), and to terminate the 401(k) Plan, immediately prior to the Effective Time. Such resolutions shall provide (to the extent required under Section 411 of the Code) that all participants shall be fully vested in their account balances under the 401(k) Plan. Such resolutions shall also authorize distributions of 401(k) Plan balances to participants (to the extent permitted under Section 401(k) (10) of the Code) as soon as practicable following the Company's receipt from the Internal Revenue Service of a favorable determination letter regarding the tax-qualified status of the 401(k) Plan following its termination.

The Company shall deliver to parent an executed copy of such resolutions as soon as practicable following their adoption by Company's Board of Directors and shall fully comply with such resolutions.

   5.7 Pooling; Reorganization.

   (a) The Company shall not knowingly take, or knowingly permit any controlled Affiliate of the Company to take, any action that could prevent the Merger from being treated (i) for financial accounting purposes as a "pooling of interests" under GAAP; it being understood and agreed that if the Company's Accountants advise the Company in writing that such an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this Section 5.7 or (ii) as a "reorganization withing the meaning of Section 368 of the Code.

   (b) The Company shall use its reasonable best efforts to obtain an executed affiliate pooling agreement substantially in the form attached hereto as Exhibit C (each, a "Company Affiliate Pooling Agreement") from each of the Persons identified in Section 2.24(d) of the Company Disclosure Schedule concurrently with the execution of this Agreement and thereafter from any other person who may be deemed an affiliate of the Company regarding compliance with Rule 145 under the Securities Act and the requirements for accounting treatment of the Merger as a "pooling of interests."

   (c) Parent shall not knowingly take or knowingly permit any controlled Affiliate of Parent to take, any action that could prevent the Merger from being treated (i) for financial accounting purposes as a "pooling of interests" under GAAP; it being understood and agreed that if Ernst & Young LLP, Parent's independent accountants ("Parent's Accountants"), advises Parent in writing that such an action would not prevent the Merger from being so treated, such action will be conclusively deemed not to constitute a breach of this Section 5.7; or (ii) as a "reorganization" within the meaning of Section 368 of the Code.

   (d) Parent shall use its reasonable efforts to obtain an executed affiliate pooling agreement containing substantially the substance of the second and third paragraphs of the Company Affiliate Pooling Agreement from each of the Persons identified in Section 5.7(d) of the Parent Disclosure Schedule regarding compliance with the requirements for accounting treatment of the Merger as a "pooling of interests."

   5.8 Notification of Certain Matters.

   (a) The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which results in any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty qualified by its terms by materiality or Material Adverse Effect, then untrue or inaccurate in any respect) and any failure of the Company, Parent or Merger Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this
Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

   (b) Each of the Company and Parent shall give prompt notice to the other of
(i) any notice or other communication from any Person alleging that the Approval of such Person is or may be required in connection with the Merger or the Related Agreements, (ii) any notice or other communication from any Governmental Authority in connection with the Merger or the Related Agreements,
(iii) any Litigation, relating to or involving or otherwise affecting the Company or its Subsidiaries or Parent that relates to the Merger or the Related Agreements; (iv) the occurrence of a default or event that, with notice or lapse of time or both, will become a default under any Material Agreement of the Company; and (v) any change that could reasonably be expected to have a Material Adverse Effect on the Company or Parent or is likely to delay or impede the ability of either Parent or the Company to consummate the transactions contemplated by this Agreement or the Related Agreements or to fulfill their respective obligations set forth herein or therein.

   (c) Each of the Company parties or and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third Persons, and use, and cause their respective Subsidiaries to use, its reasonable best efforts to obtain any consents from third Persons (i) necessary, proper or advisable to consummate the transactions contemplated by this Agreement, (ii) otherwise required under any Contracts in connection with the consummation of the transactions contemplated hereby or (iii) required to prevent a Material Adverse Effect on the Company or Parent from occurring. If any party shall fail to obtain any such consent from a third Person, such party shall use its reasonable best efforts, and will take any such actions reasonably requested by the other parties, to limit the adverse effect upon the Company and Parent, their respective Subsidiaries, and their respective businesses resulting, or which would result after the Effective Time, from the failure to obtain such consent.

   5.9 Listing on the New York Stock Exchange. Parent shall use its reasonable best efforts to cause the Parent Common Stock to be issued in the Merger and pursuant to Parent's options to be issued pursuant to Section 5.5 to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

   5.10 Public Announcements. Parent and the Company shall consult with and obtain the approval of the other party before issuing any press release or other public announcement with respect to the Merger or this Agreement and shall not issue any such press release prior to such consultation and approval, except as may be required by Law or any listing agreement related to the trading of the shares of either party on any national securities exchange or national automated quotation system, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press release or making any such public announcement.

   5.11 Takeover Laws. If any form of anti-takeover statute, Regulation or charter provision or Contract is or shall become applicable to the Merger or the transactions contemplated hereby or by the Related Agreements, the Company and the Board of Directors of the Company shall grant such Approvals and take such actions as are necessary under such Laws and provisions so that the transactions contemplated hereby and thereby may be consummated as promptly as practicable on the terms contemplated hereby and thereby and otherwise act to eliminate or minimize the effects of such Law, provision or Contract on the transactions contemplated hereby or thereby.

   5.12 Accountant's Letters.

   (a) The Company shall use its reasonable best efforts to cause to be delivered to Parent a "comfort" letter of the Company's Accountants, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

   (b) Parent shall use its reasonable best efforts to cause to be delivered to the Company a "comfort" letter of Parent's Accountants dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to Parent and the Company, in form and substance reasonably satisfactory and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

   5.13 Indemnification; Directors and Officer Insurance.

   (a) All rights to indemnification, advancement of Litigation expenses and limitation of personal liability existing in favor of the directors and officers of the Company and its Subsidiaries under the provisions existing on the date hereof in their respective certificates of incorporation, bylaws or similar organizational documents, as well as related director indemnification agreements in accordance with their terms in existence on the date hereof, shall, with respect to any matter existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), survive the Effective Time for a period of not less than six years.

   (b) Parent shall cause to be maintained for a period of six years from the Effective Time the Company's current directors and officers insurance policy (the "Company's D&O Insurance") to the extent that it provides coverage for events occurring prior to the Effective Time for all Persons who are directors and officers of the Company on the date of this Agreement, so long as the annual premium therefor would not be in excess of 150% of the last annual premium paid prior to the date of this Agreement (such amount, the "Maximum Premium"). Upon request by Parent, the Company shall use its reasonable best efforts to extend coverage under the Company's D&O Insurance by obtaining a three-year "tail" policy (provided, that the lump sum payment to purchase such coverage does not exceed three times the Maximum Premium) and such "tail" policy shall satisfy Parent's obligations under this Section 5.13(b). Parent's obligations under this Section 5.13(b) shall also be satisfied if Parent's directors and officers insurance provides (or is amended to provide) substantially similar coverage for events occurring prior to the Effective Time for Persons who are directors and officers of the Company on the date of this Agreement. If the Company's existing directors and officers insurance expires, is terminated or canceled during such three-year period or a "tail" policy cannot be purchased on the terms set forth above and Parent cannot or determines not to satisfy its obligations under this Section 5.13(b) pursuant to the preceding sentence, Parent shall use its reasonable best efforts to cause to be obtained as much directors and officers insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions no less advantageous than the Company's D&O Insurance. The Company represents to Parent that the last annual premium paid prior to the date of this Agreement is not greater than $500,000.

   (c) The provisions of this Section 5.13 are intended to be for the benefit of, and shall be enforceable by, each Person entitled to indemnification hereunder and the heirs and representatives of such Person.

   5.14 Stockholders Agreement. The Company shall use its reasonable best efforts, on behalf of Parent and pursuant to the request of Parent, to cause each Stockholder of the Company named on the signature pages to the Stockholders Agreement to execute and deliver to Parent, concurrently with the execution of this Agreement, and to comply with, the Stockholders Agreement. The Company acknowledges and agrees to be bound by and comply with the provisions of Section 3.1(a) and (b) of the Stockholders Agreement as if a party thereto with respect to transfers of record of ownership of shares of the Company Common Stock, and agrees to notify the transfer agent for any Company Common Stock and provide such documentation and do such other things as may be necessary to effectuate the provisions of such Stockholders Agreement.

   5.15 Option Agreement. Contemporaneously with the execution and delivery of this Agreement, the Company shall deliver to Parent an executed version of the Option Agreement. The Company agrees to fully perform to the fullest extent permitted under applicable Law its obligations under the Option Agreement.

   5.16 Release Agreements. The Company shall use its reasonable best efforts, on behalf of Parent and pursuant to the request of Parent, to cause each of the Persons identified in Section 5.16 of the Parent Disclosure Schedule to execute and deliver to Parent, and to comply with, a release agreement in the form of Exhibit D attached hereto (the "Release Agreements") prior to the Effective Time, providing for, among other things, release of the Company, Parent and the Surviving Corporation and their respective Affiliates from any and all claims, known and unknown, that such Person has or may have against such Persons through the Effective Time.

   5.17 Optionholder Letters. The Company shall use its reasonable best efforts to cause each of the Persons identified in Section 5.17 of the Parent Disclosure Schedule to execute and deliver a written acknowledgment, in form and substance satisfactory to Parent, acknowledging that the options to purchase Company Common Stock issued to such Person were issued at the times and in the amounts set forth below such Persons name in such Section 5.17, notwithstanding anything contained in the option agreements relating to such options or contained in the Company's or such Person's records.

                                   ARTICLE VI

                              CONDITIONS OF MERGER

   6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

   (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the Knowledge of Parent or the Company, threatened by the SEC.

   (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the Stockholders of the Company in accordance with the DGCL and the Certificate of Incorporation and Bylaws of the Company;

   (c) New York Stock Exchange Listing. The shares of Parent Common Stock issuable to the Stockholders of the Company pursuant to this Agreement shall have been approved for listing on the NYSE subject to official notice of issuance.

   (d) HSR Act and Foreign Competition Laws. All applicable waiting periods or approvals under the HSR Act and Foreign Competition Laws shall have expired or been terminated or received.

   (e) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition shall be in effect which prevents the consummation of the Merger on substantially the same terms and conferring on Parent substantially all the rights and benefits as contemplated herein, nor shall any proceeding brought by any Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any Law or Order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger on substantially the same terms and conferring on Parent substantially all the rights and benefits as contemplated herein illegal.

   (f) Tax Opinions. Parent and the Company shall have received written opinions of, respectively, Simpson Thacher & Bartlett and Mayer, Brown & Platt, in form and substance reasonably satisfactory to them to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The issuance of each of such opinions shall be conditioned on the receipt by such tax counsel of representation letters from each of Parent, Merger Sub and the Company. The specific provisions of each such representation letter shall be in form and substance reasonably satisfactory to such tax counsel, and each such representation letter shall be dated on or before the date of such opinion and shall not have been withdrawn or modified in any material respect.

   6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

   (a) Representations and Warranties. (i) The representations and warranties of the Company contained in this Agreement and the Related Agreements, other than the representations and warranties of the Company set forth in Section 2.3(a), shall be true and correct on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date), except for any failure of such representations and warranties to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) the representations and warranties of the Company as set forth in Section 2.3(a) shall be true and correct in all material respects on the date of this Agreement and shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct, on and as of such particular date); provided, however, for purposes of this Section 6.2(a), the representations and warranties of the Company shall be construed as if they did not contain any qualification that refers to a Material Adverse Effect or materiality; and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

   (b) Agreements and Covenants. The Company shall have performed or complied with all agreements and covenants required by this Agreement and the Related Agreements to be performed or complied with by it on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and Parent and Merger Sub shall have received a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of the Company.

   (c) Third Party Consents. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that those Approvals of Governmental Authorities and other third parties set forth in Section 2.6(a) or (b) of the Company Disclosure Schedule (or not described in Section 2.6(a) or (b) of the Company Disclosure Schedule but required to be so described) have been obtained, except where failure to have been so obtained, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

   (d) Letter from Parent's Accountants; Pooling of Interests. Parent shall have received a letter from Parent's Accountants in form and substance reasonably satisfactory to Parent, dated the Closing Date, concurring with management's conclusions that the transactions contemplated by this Agreement, including the Merger, will qualify as a "pooling of interests" business combination in accordance with GAAP and the criteria of Accounting Principles Board Opinion No. 16 and the Regulations of the SEC.

   (e) Company Affiliate Pooling Agreements. Each of the Persons identified in
Section 2.24(d) of the Company Disclosure Schedule shall have executed and delivered Company Affiliate Pooling Agreement with Parent which shall be in full force and effect.

   (f) Related Agreements. Each of the Stockholders Agreement, the Option Agreement and Releases with each of the Persons identified in Section 2.24(d) of the Company Disclosure Schedule and Section 6.2(g) of the Parent Disclosure Schedule (collectively, the "Related Agreements") shall be in full force and effect as of the Effective Time and become effective in accordance with the respective terms thereof and the actions required to be taken thereunder by the parties thereto prior to the Effective Time shall have been taken, and each Person who or which is required or contemplated by the parties hereto to be a party to any Related Agreement who or which did not theretofore enter into such Related Agreement shall execute and deliver such Related Agreement, except actions required under the Stockholders Agreement or the Release Agreements which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the Merger as contemplated herein.

   (g) Employment Agreements. The employment agreements or employment offer letters, dated as of the date hereof (i) between the Company and each of the individuals identified in Section 6.2(g)(i) of the Parent Disclosure Schedule,
(ii) between the Company and at least two of the three individuals identified in Section 6.2(g)(ii) of the Parent Disclosure Schedule and (iii) between the Company and at least one of the three individuals identified in Section 6.2(g)(iii) of the Parent Disclosure Schedule shall be in full force and effect and shall not have been anticipatorially breached or repudiated by the individuals party thereto.

   6.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

   (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct on and as of the Effective Time (other than representations and warranties which address matters only as of a particular date, in which case such representations and warranties shall be true and correct on and as of such particular date), except for any failure of such representations and warranties to be true and correct which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger; provided, however, for purposes of this Section 6.3(a), the representations and warranties of Parent and Merger Sub shall be construed as if they did not contain any qualification that refers to a Material Adverse Effect or materiality; and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent.

   (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, except for any failure to perform or comply with such agreements and covenants which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to consummate the Merger, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of Parent.

                                  ARTICLE VII

                       TERMINATION, AMENDMENT AND WAIVER

   7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the Stockholders of the Company:

   (a) By mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

   (b) By either Parent or the Company if the Merger shall not have been consummated on or before June 30, 2000; provided, however, that if the Merger shall not have been consummated solely due to the waiting period (or any extension thereof) or approvals under the HSR Act or any Foreign Competition Laws not having expired or been terminated or received, then such date shall be extended to September 30, 2000; and provided, further, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date;

   (c) By either Parent or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger;

   (d) By either Parent or the Company, if, at the Company Stockholders' Meeting (including any adjournment or postponement thereof), the requisite vote of the Stockholders of the Company to approve and adopt this Agreement and to consummate the Merger shall not have been obtained;

   (e) By Parent, if the Board of Directors of the Company or any committee thereof shall have (i) approved or recommended, or proposed to approve or recommend, any Acquisition Proposal other than the Merger, (ii) failed to present and recommend the approval and adoption of this Agreement and the Merger to the Stockholders of the Company, or withdrawn or modified, or proposed to withdraw or modify, in a manner adverse to Parent or Merger Sub, its recommendation or approval of the Merger, this Agreement or the transactions contemplated hereby, (iii) failed to mail the Proxy Statement to the Stockholders of the Company when the Proxy Statement was available for mailing or failed to include therein such approval and recommendation (including the recommendation that the Stockholders of the Company vote in favor of the adoption of the Merger Agreement), (iv) upon a request by Parent to publicly reaffirm the approval and recommendation of the Merger, this Agreement and the transactions contemplated hereby, failed to do so within two Business Days after such request is made,
(v) entered, or caused the Company or any Material Subsidiary to enter, into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to any Acquisition Proposal, (vi) taken any other action prohibited by Section 4.2, (vii) materially breached the Option Agreement or (viii) resolved or announced its intention to do any of the foregoing;

   (f) By Parent, if any Person (other than Parent or an Affiliate of Parent) acquires beneficial ownership of or the right to acquire 20% or more of the outstanding shares of capital stock or other equity interests of the Company or any Material Subsidiary;

   (g) By Parent, if neither Parent nor Merger Sub is in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of the Company herein become untrue or inaccurate such that Section 6.2(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)) or (ii) there has been a breach on the part of the Company of any of its covenants or agreements contained in this Agreement such that Section 6.2(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)), and, in both case (i) and case (ii), such breach (if curable) has not been cured within 30 days after notice to the Company;

   (h) By the Company, if it is not in material breach of its obligations under this Agreement, and if (i) at any time that any of the representations and warranties of Parent or Merger Sub herein become untrue or inaccurate such that
Section 6.3(a) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(h)) or (ii) there has been a breach on the part of Parent or Merger Sub of any of their respective covenants or agreements contained in this Agreement such that Section 6.3(b) would not be satisfied (treating such time as if it were the Effective Time for purposes of this Section 7.1(g)), and such breach (if curable) has not been cured within 30 days after notice to Parent; or

   (i) By Parent, if any of the Stockholders of the Company that is a party to the Stockholders Agreement shall have breached or failed to perform in any material respect any representation, warranty, covenant or agreement contained therein, that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on or materially impede the ability of the parties to consummate the Merger as contemplated herein.

   7.2 Effect of Termination. Except as provided in this Section 7.2, in the event of the termination of this Agreement pursuant to Section 7.1, this Agreement (other than this Section 7.2 and Sections 2.25, 5.3(b), 5.10, 7.3 and
Article VIII, which shall survive such termination) will forthwith become void, and there will be no liability on the part of Parent, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

   7.3 Fees and Expenses.

   (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' fees, incurred in relation to the printing and filing of the Proxy Statement (including any preliminary materials related thereto), the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and all filing fees payable in connection with filings made under the HSR Act or Foreign Competition Laws.

   (b) In the event that Parent terminates this Agreement pursuant to Section 7.1(d), Section 7.1(e), Section 7.1(f), 7.1(i) or 7.1(g) (due to a willful breach of any covenant or agreement contained herein by the Company), then the Company shall pay to Parent, simultaneously with such termination of this Agreement, a fee in cash equal to $34,600,000 (the "Termination Fee") plus the amount of Parent Stipulated Expenses (as defined below), which Termination Fee and Parent Stipulated Expenses shall be payable by wire transfer of immediately available funds to an account specified by Parent.

   (c) If this Agreement is terminated pursuant to Section 7.1(g), then the Company shall reimburse Parent for all Parent Stipulated Expenses not later than two Business Days after the date of such termination. As used in this Agreement, the term "Parent Stipulated Expenses" shall mean those fees and expenses actually incurred by Parent in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Parent Representatives; provided that such amount shall not exceed $2.5 million.

   (d) If this Agreement is terminated pursuant to Section 7.1(h), then Parent shall reimburse the Company for all Company Stipulated Expenses not later than two Business Days after the date of such termination. As used in this Agreement, the term "Company Stipulated Expenses" shall mean those fees and expenses actually incurred by the Company in connection with this Agreement, the Related Agreements and the transactions contemplated hereby and thereby, including fees and expenses of counsel, investment bankers, accountants, experts, consultants and other Company Representatives; provided that such amount shall not exceed $2.5 million.

   (e) Nothing in this Section 7.3 shall be deemed to be exclusive of any other rights or remedies any party may have hereunder or under any Related Agreement or at law or in equity for any breach of this Agreement or any of the Related Agreements.

   7.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the Stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each share of Company Common Stock shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by all of the parties hereto.

   7.5 Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                  ARTICLE VIII

                               GENERAL PROVISIONS

   8.1 Survival of Representations and Warranties. The representations, warranties and agreements of each party hereto will remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their officers, directors, representatives or agents whether prior to or after the execution of this Agreement. The representations and warranties in this Agreement will terminate at the Effective Time.

   8.2 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

     (a) If to Parent or Merger Sub:

      America Online, Inc.
      22000 AOL Way
      Dulles, Virginia 20166
      Facsimile: (703) 265-1202
      E-Mail: DavidColburn@AOL.com
      Attention: David Colburn, President-Business Affairs

      With copies to:

      America Online, Inc.
      22000 AOL Way
      Dulles, Virginia 20166
      Facsimile: (703) 265-1493
      E-Mail: Ptcapp@AOL.com
      Attention: Paul T. Cappuccio, General Counsel; and

      Simpson Thacher & Bartlett
      425 Lexington Avenue
      New York, New York 10017
      Facsimile: (212) 455-2502
      E-Mail: p ruegger@stblaw.com
      Attention: Philip T. Ruegger III, Esq.

     (b) If to the Company:

      MapQuest.com, Inc.
      3710 Hempland Road
      Mountville, Pennsylvania 17554
      Facsimile: (717) 285-8577
      E-Mail: Mmulligan@Mapquest.com
      Attention: Michael J. Mulligan, Chairman and Chief Executive Officer

      With copies to:

      Mayer, Brown & Platt
      1675 Broadway
      New York, New York 10019
      Facsimile: (212) 849-5515
      E-Mail: JCarlson@Mayerbrown.com
      Attention: James B. Carlson, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

   8.3 Disclosure Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule each shall be divided into sections corresponding to the sections and subsections of this Agreement. Disclosure of any fact or item in any section of a party's Disclosure Schedule (unless expressly referenced with specificity therein) shall not, should the existence of the fact or item or its contents be relevant to any other section of the Disclosure Schedule, be deemed to be disclosed with respect to such other section.

   8.4 Certain Definitions. For purposes of this Agreement, the term:

   (a) "Affiliate" means any Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person, including, with respect to the Company, any corporation, partnership, limited liability company or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 10% or more.

   (b) "Balance Sheet" means the balance sheet of the Company contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

   (c) "beneficial owner" (including the terms "beneficial ownership" and "to beneficially own") with respect to a Person's ownership of any securities means such Person or any of such Person's Affiliates or associates (as defined in Rule 12b-2 under the Exchange Act) is deemed to beneficially own, directly or indirectly, within the meaning of Rule 13d-3 under the Exchange Act.

   (d) "Business Day" means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of New York.

   (e) "Company Disclosure Schedule" means a schedule of even date herewith delivered by the Company to Parent concurrently with the execution of this Agreement, which, among other things, will identify exceptions and other matters with respect to the representations, warranties and covenants of the Company contained in certain specific sections and subsections.

   (f) "Contract" means any contract, plan, undertaking, understanding, agreement, license, lease, note, mortgage or other binding commitment, whether written or oral.

   (g) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by Contract or credit arrangement or otherwise.

   (h) "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof.

   (i) "Exchange Agent" means any bank or trust company organized under the Laws of the United States or any of the states thereof and having a net worth in excess of $100 million designated and appointed to act as the exchange agent in the Merger.

   (j) "Foreign Competition Laws" means any foreign statutes, rules, Regulations, Orders, administrative and judicial directives, and other foreign Laws, that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

   (k) "Governmental Authority" means any governmental agency or authority of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers, including any administrative agency or commission.

   (l) "Intellectual Property" means all United States and foreign intellectual property, including all worldwide trademarks, service marks, trade names, URLs and Internet domain names, designs, slogans, logos, trade dress, together with all goodwill related to the foregoing; patents, copyrights, Software, technology, trade secrets and other confidential information, customer lists, know-how, processes, formulae, algorithms, models, user interfaces, inventions, advertising and promotional materials, and all registrations, applications, recordings, renewals, continuations, continuations-in-part, divisions, reissues, reexaminations, foreign counterparts, and other legal protections and rights related to the foregoing.

   (m) "Knowledge" means (i) in the case an individual, knowledge of a particular fact or other matter if (A) such individual is actually aware of such fact or other matter, or (B) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonable investigation concerning the existence of such fact or other matter, and (ii) in the case of an entity (other than an individual) such entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge (as contemplated by clause (a) of this Section 8.4(m)) of such fact or other matter.

   (n) "Law" means all laws, statutes, ordinances and Regulations of any Governmental Agency including all decisions of Courts having the effect of law in each such jurisdiction.

   (o) "Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), license, claim, option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws.

   (p) "Litigation" means any claim, suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, or proceeding, whether at law or at equity, before or by any Court or Governmental Authority, any arbitrator or other tribunal.

   (q) "Material Adverse Effect" means any fact, event, change, development, circumstance or effect (i) that, when such term is used in relation to the Company, (A) is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of the Company and its Subsidiaries, taken as a whole, or (B) would materially impair or delay the ability of the Company to perform its obligations hereunder or under the Option Agreement, including the consummation of the Merger, or (ii) that, when such term is used in relation to Parent or Merger Sub, (A) is materially adverse to the business, condition (financial or otherwise), results of operations, assets, liabilities, properties or prospects of Parent and its Subsidiaries, taken as a whole, or
(B) would materially impair or delay the ability of the Parent or Merger Sub to perform its obligations hereunder, including the consummation of the Merger.

   (r) "Order" means any judgment, order, writ, injunction, ruling or decree of, or any settlement under the jurisdiction of, any Court or Governmental Authority.

   (s) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act).

   (t) "Regulation" means any rule or regulation of any Governmental Authority having the effect of Law.

   (u) "Software" means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable, on paper or otherwise, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (iv) the technology supporting, and the contents and audiovisual displays of any Internet site(s) operated by or on behalf of Company or any of its Subsidiaries, and (v) all documentation and other works of authorship, including user manuals and training materials, relating to any of the foregoing.

   (v) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be, owns, directly or indirectly, greater than 50% of the stock or other equity interests the holder of which is generally entitled to vote as a general partner or for the election of the board of directors or other governing body of a corporation, partnership, joint venture, limited liability company or other legal entity.

   8.5 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   8.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

   8.7 Entire Agreement. This Agreement and the Related Agreements (including all exhibits and schedules hereto and thereto) and other documents and instruments delivered in connection herewith constitute the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof.

   8.8 Assignment. This Agreement shall not be assigned by operation of Law or otherwise, except that Parent and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

   8.9 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except as set forth in Section 5.13, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

   8.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

   8.11 Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Related Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Related Agreement and to enforce specifically the terms and provisions of this Agreement or any Related Agreement in the Federal District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the Federal District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any Related Agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any Related Agreement or any transaction contemplated hereby or thereby in the Federal District Court for the Southern District of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or Related Agreement or any transaction contemplated hereby or thereby.

   8.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               [Remainder of this page intentionally left blank]

   IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          AMERICA ONLINE, INC.

                                                 /s/ David M. Colburn
                                          By: _________________________________
                                            Name: David M. Colburn
                                            Title: President--Business Affairs

                                          MQ ACQUISITION, INC.


                                                 /s/ David M. Colburn
                                          By: _________________________________
                                            Name: David M. Colburn
                                            Title: Senior Vice President

                                          MAPQUEST.COM, INC.

                                               /s/ Michael J. Mulligan
                                          By: _________________________________
                                            Name: Michael Mulligan
                                            Title: Chairman; CEO

                                                                         ANNEX B

   STOCK OPTION AGREEMENT, dated as of December 21, 1999 (the "Agreement"), between AMERICA ONLINE, INC., a Delaware corporation ("Parent"), and MAPQUEST.COM, INC., a Delaware corporation (the "Company").

   WHEREAS, Parent, the Company and MQ Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement;" capitalized terms used without definition herein having the meanings assigned to them in the Merger Agreement), pursuant to which the Merger Sub will merger with and into the Company (the "Merger"); and

   WHEREAS, as a condition to their willingness to enter into the Merger Agreement, Parent and Merger Sub have required that the Company agree, and believing it to be in the best interests of the Company, the Company has agreed, among other things, to grant to Parent the Option (as hereinafter defined) to purchase shares of common stock, par value $.001 per share, of the Company ("Company Common Stock") at a price per share equal to the Exercise Price (as hereinafter defined).

   NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                           OPTION TO PURCHASE SHARES

   1.1 Grant of Option.

   (a) The Company hereby grants to Parent an irrevocable option to purchase, in whole or in part, an aggregate of up to 3,571,661 duly authorized, validly issued, fully paid and nonassessable shares of Company Common Stock (representing 10% of the outstanding shares of Company Common Stock as of the date hereof) on the terms and subject to the conditions set forth herein (the "Option"); provided, however, that in no event shall the number of shares of Company Common Stock for which this Option is exercisable exceed 10% of the issued and outstanding shares of Company Common Stock at the time of exercise without giving effect to the issuance of any Option Shares (as hereinafter defined). The number of shares of Company Common Stock that may be received upon the exercise of the Option and the Exercise Price are subject to adjustment as herein set forth.

   (b) In the event that any additional shares of Company Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in Section 3.1 hereof), the number of shares of Company Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Company Common Stock previously issued pursuant hereto, equals 10% of the number of shares of Company Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section 1.1(b) or elsewhere in this Agreement shall be deemed to authorize the Company to breach any provision of the Merger Agreement. As used herein, the term "Option Shares" means the shares of Company Common Stock issuable pursuant to the Option, as the number of such shares shall be adjusted pursuant to the terms hereof.

   1.2 Exercise of Option.

   (a) The Option may be exercised by Parent, in whole or in part, at any time, or from time to time, commencing upon the Exercise Date and prior to the Expiration Date. As used herein, the term "Exercise Date" means the date on which Parent becomes entitled to receive the Termination Fee pursuant to Section

7.3(b) of the Merger Agreement. As used herein, the term "Expiration Date" means the first to occur prior to Parent's exercise of the option pursuant to
Section 1.2(b) of:

     (i) the Effective Time;

     (ii) written notice of termination of this Agreement by Parent to the Company;

     (iii) the termination of the Merger Agreement under circumstances where the Termination Fee could not become payable; or

     (iv) the date that is twelve months from the date of termination of the Merger Agreement.

Notwithstanding the termination of the Option, Parent shall be entitled to purchase those Option Shares with respect to which it may have exercised the Option in accordance with the terms hereof prior to the Expiration Date, and the termination of the Option will not affect any rights hereunder which by their terms do not terminate or expire prior to or at the Expiration Date.

   (b) In the event Parent wishes to exercise the Option, Parent shall send a written notice to the Company of its intention to so exercise the Option (a "Notice"), specifying the number of Option Shares to be purchased (and the denominations of the certificates, if more than one), whether the aggregate Exercise Price will be paid in cash or by surrendering a portion of the Option in accordance with Section 1.3(b) or a combination thereof, and the place in the United States, time and date of the closing of such purchase (the "Option Closing;" and the date of such Closing, the "Option Closing Date"), which date shall not be less than two Business Days nor more than ten Business Days from the date on which a Notice is delivered; provided, that the Option Closing shall be held only if (i) such purchase would not otherwise violate or cause the violation of, any applicable material Law (including the HSR Act or the rules of the National Association of Securities Dealers, Inc. (the "NASD")) and
(ii) no material Law or Order shall have been promulgated, enacted, entered into, or enforced by any Court or Governmental Authority which prohibits delivery of the Option Shares, whether temporary, preliminary or permanent; provided, however, that the parties hereto shall use their reasonable best efforts to (x) make all necessary filings and obtain all Approvals and to comply with any such applicable Law and (y) have any such Order vacated or reversed). In the event the Option Closing is delayed pursuant to clause (i) or
(ii) above, the Option Closing shall be within five business days following the cessation of such restriction, violation, Law or Order, as the case may be; provided, further, that, notwithstanding any prior Notice, Parent shall be entitled to rescind such Notice and shall not be obligated to purchase any Option Shares in connection with such exercise upon written notice to such effect to the Company.

   (c) At any Option Closing, (i) the Company shall deliver to Parent all of the Option Shares to be purchased by delivery of a certificate or certificates evidencing such Option Shares in the denominations designated by Parent in the Notice, and (ii) if the Option is exercised in part and/or surrendered in part to pay the aggregate Exercise Price, the Company and Parent shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option has not been exercised and/or surrendered. If at the time of issuance of any Option Shares pursuant to an exercise of all or part of the Option hereunder, the Company shall have issued any rights or other securities which are attached to or otherwise associated with the Company Common Stock, then each Option Share issued pursuant to such exercise shall also represent such rights or other securities with terms substantially the same as and at least as favorable to Parent as are provided under any shareholder rights agreement or similar agreement of the Company then in effect. At the Option Closing, Parent shall pay to the Company by wire transfer of immediately available funds to an account specified by the Company to Parent in writing at least two Business Days prior to the Option Closing an amount equal to the Exercise Price multiplied by the number of Option Shares to be purchased for cash pursuant to this Article I; provided that the failure or refusal of the Company to specify an account shall not affect the Company's obligation to issue the Option Shares.

   (d) Upon the delivery by Parent to the Company of the Notice and the tender of the applicable aggregate Exercise Price in immediately available funds or the requisite portion of the Option, Parent shall be deemed to be the holder of record of the Option Shares issuable upon such exercise, notwithstanding that the stock transfer books of the Company may then be closed, that certificates representing such Option Shares may not then have been actually delivered to Parent, or the Company may have failed or refused to take any action required of it hereunder. The Company shall pay all expenses that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 1.2 in the name of Parent or its designees, stock certificates or a substitute option agreement in the name of the assignee, transferee or designee of Parent and any filing fees and other expenses arising from the performance of the transactions contemplated hereby, including pursuant to the HSR Act.

   1.3 Payments.

   (a) The purchase and sale of the Option Shares pursuant to Section 1.2 of this Agreement shall be at a purchase price equal to $27.00 per Share (as such amount may be adjusted pursuant to the terms hereof, the "Exercise Price"), payable at Parent's option in cash, by surrender of a portion of the Option in accordance with Section 1.3(b), or a combination thereof.

   (b) Parent may elect to purchase Option Shares issuable, and pay some or all of the aggregate Exercise Price payable, upon an exercise of the Option by surrendering a portion of the Option with respect to such number of Option Shares as is determined by dividing the (i) aggregate Exercise Price payable in respect of the number of Option Shares being purchased in such manner by (ii) the excess of the Fair Market Value (as defined below) per share of Company Common Stock as of the last trading day preceding the Option Closing Date over the per share Exercise Price. The "Fair Market Value" per share of Company Common Stock shall be (i) if the Company Common Stock is listed on the Nasdaq National Market ("NASDAQ"), national securities exchange or other nationally recognized exchange or trading system as of the Option Closing Date, the average of last reported sale prices per share of Company Common Stock thereon for the 10 trading days immediately preceding the Option Closing Date, or (ii) if the Company Common Stock is not listed on the NASDAQ, any national securities exchange or other nationally recognized exchange or trading system as of the Option Closing Date, the amount determined by a mutually acceptable independent investment banking firm as the value per share the Company Common Stock would have if publicly traded on a nationally recognized exchange or trading system (assuming the absence of unusual market conditions and no discount for minority interest, illiquidity or restrictions on transfer.

                                   ARTICLE II

                         REPRESENTATIONS AND WARRANTIES

   2.1 Representations and Warranties of Parent. Parent hereby represents and warrants to the Company that any Option Shares acquired by Parent upon exercise of the Option will not be taken with a view to the public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act.

   2.2 Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

   (a) Due Authorization; Good Standing. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the issuance and exercise of the Option) have been duly and validly authorized by the Board of Directors of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to execute and deliver this Agreement.

   (b) Option Shares. The Company has taken all necessary corporate and other action to authorize and reserve for issuance, and to permit it to issue, the Option Shares and all additional shares or other securities which may be issued pursuant to Section 3.1 upon exercise of the Option, and, at all times from the date hereof until such time as the obligation to deliver Option Shares hereunder terminates, will have reserved for issuance upon exercise of the Option the Option Shares and such other additional shares or securities, if any. All of the Option Shares and all additional shares or other securities or property which may be issuable pursuant to Section 3.1, upon exercise of the Option and issuance pursuant hereto, shall be duly authorized, validly issued, fully paid and nonassessable, shall be delivered free and clear of all Liens of any nature whatsoever, and shall not be subject to any preemptive or similar right of any Person.

   (c) No Conflict; Required Filings and Consents. The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement shall not, (i) conflict with or violate the Certificate of Incorporation or Bylaws of the Company, (ii) conflict with or violate any Law or Order in each case applicable to the Company or by which its properties or assets is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or its properties or assets is bound or affected, except in the case of clause (ii) or (iii) above, for any such conflicts, breaches, violations, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The execution and delivery by the Company of this Agreement do not, and the performance of this Agreement shall not, require the Company to, obtain any Approval of any Person or Approval of, observe any waiting period imposed by, or make any filing with or notification to, any Governmental Authority, domestic or foreign, except for compliance with applicable requirements of the Securities Act, the Exchange Act and Blue Sky Laws, the pre-Merger notification requirements of the HSR Act or Foreign Competition Laws or where the failure to obtain such Approvals, or to make such filings or notifications, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   (d) Takeover Laws. The Board of Directors of the Company has, prior to the date hereof, approved this Agreement, the Merger Agreement and the Merger and the other transactions contemplated hereby and thereby and such approval is sufficient to render inapplicable to this Agreement, the Merger Agreement, the Merger and any other transactions contemplated hereby and thereby, the restrictions of Section 203 of the DGCL. No Delaware law or other takeover statute or similar Law and no provision of the Certificate of Incorporation or Bylaws of the Company or any Material Agreement to which the Company is a party
(a) would or would purport to impose restrictions which might adversely affect or delay the consummation of the transactions contemplated by this Agreement, or (b) as a result of the consummation of the transactions contemplated by this Agreement, the Company or the Surviving Corporation by Parent or Merger Sub (i) would or would purport to restrict or impair the ability of Parent to vote or otherwise exercise the rights of a shareholder with respect to securities of the Company or any of its Subsidiaries that may be acquired or controlled by Parent or (ii) would or would purport to entitle any Person to acquire securities of the Company.

                                  ARTICLE III

                   ADJUSTMENT UPON CHANGES IN CAPITALIZATION

   3.1 Adjustment Upon Changes in Capitalization. In addition to the adjustment in the number of shares of Company Common Stock that may be purchased upon exercise of the Option pursuant to Section 1.1 of this Agreement, the number of shares of Company Common Stock that may be purchased upon the exercise of the Option and the Exercise Price shall be subject to adjustment from time to time as provided in this Section 3.1. In the event of any change in the number of issued and outstanding shares of Company Common Stock by reason of any stock dividend, split-up, merger, recapitalization, combination, conversion, exchange of shares, spin-off or other change in the corporate or capital structure of the Company which would have the effect of diluting or otherwise diminishing Parent's rights hereunder, the number and kind of Option Shares or other securities subject to the Option and the Exercise Price therefor shall be appropriately adjusted so that Parent shall receive upon exercise (or, if such a change occurs between exercise and Option Closing, upon Option Closing) of the Option the number and kind of shares or other securities or property that Parent would have received in respect of the Option Shares that Parent is entitled to purchase upon exercise of the Option if the Option had been exercised (or the purchase thereunder had been consummated, as the case may be) immediately prior to such event or the record date for such event, as applicable. The rights of Parent under this Section shall be in addition to, and shall in no way limit, its rights against the Company for breach of any provision of the Merger Agreement.

                                   ARTICLE IV

                              REGISTRATION RIGHTS

   4.1 Registration of Option Shares Under the Securities Act.

   (a) If requested by Parent at any time and from time to time after receipt by Parent of Option Shares (the "Registration Period"), the Company shall use its reasonable best efforts, as promptly as practicable, to effect the registration under the Securities Act and any applicable state law (a "Demand Registration") of such number of Option Shares owned by or issuable to Parent in accordance with the method of sale or other disposition contemplated by Parent, including a "shelf" registration statement under Rule 415 of the Securities Act or any successor provision, and to obtain all consents or waivers of other parties that are required therefor. Except with respect to such a "shelf" registration, the Company shall keep such Demand Registration effective for a period of not less than nine months, unless, in the written opinion of counsel to the Company, which opinion shall be delivered to Parent and which shall be satisfactory in form and substance to Parent and its counsel, such registration under the Securities Act is not required in order to lawfully sell and distribute such Option Shares in the manner contemplated by Parent. The Company shall only have the obligation to effect four Demand Registrations pursuant to this Section 4.1; provided, that only requests relating to a registration statement that has become effective under the Securities Act shall be counted for purposes of determining the number of Demand Registrations made. The Company shall be entitled to postpone for up to 90 days from receipt of Parent's request for a Demand Registration the filing of any registration statement in connection therewith if the Board of Directors of the Company determines in its good faith reasonable judgment, that such registration would materially interfere with or require premature disclosure of, and have a material adverse effect on, any material acquisition, reorganization or other transaction involving the Company or any other material contract under active negotiation by the Company; provided, that the Company shall not have postponed any Demand Registration pursuant to this sentence during the twelve month period immediately preceding the date of delivery of Parent's request for a Demand Registration.

   (b) If the Company effects a registration under the Securities Act of Company Common Stock for its own account or for any other stockholders of the Company (other than on Form S-4 or Form S-8, or any successor form), Parent shall have the right to participate in such registration (an "Incidental Registration" and, together with a Demand Registration, a "Registration"); provided, however, that, if the managing underwriters of such offering advise the Company in writing that in their opinion the number of shares of Company Common Stock requested to be included in such Incidental Registration exceeds the number which can be sold in such offering, the Company shall include therein (i) first all shares proposed to be included therein by the Company and (ii) second the shares requested to be included therein by Parent pro rata with the shares intended to be included therein by any other stockholder of the Company. Participation by Parent in any Incidental Registration shall not affect the obligation of the Company to effect Demand Registrations under this Section 4.1. The Company may withdraw any registration under the Securities Act that gives rise to an Incidental Registration without the consent of Parent.

   (c) In connection with any Registration pursuant to this Section 4.1, (i) the Company and Parent shall provide each other and any underwriter of the offering with customary representations, warranties, covenants, indemnification and contribution obligations in connection with such Registration, and (ii) the Company shall use reasonable best efforts to cause any Option Shares included in such Registration to be approved for listing on NASDAQ or any national securities exchange upon which the Company's securities are then listed, subject to official notice of issuance, which notice shall be given by the Company upon issuance. The costs and expenses incurred by the Company in connection with any Registration pursuant to this Section 4.1 (including any fees related to Blue Sky qualifications and SEC filing fees) (the "Registration Expenses") shall be borne by the Company, excluding legal fees of Parent's counsel and underwriting discounts or commissions with respect to Option Shares to be sold by Parent included in a Registration.

                                   ARTICLE V

                     REPURCHASE RIGHTS; SUBSTITUTE OPTIONS

   5.1 Repurchase Rights.

   (a) Subject to Section 6.1, at any time on or after the Exercise Date and prior to the Expiration Date, Parent shall have the right (the "Repurchase Right") to require the Company to repurchase from Parent (i) the Option or any part thereof as Parent shall designate at a price (the "Option Repurchase Price") equal to the amount, subject at the sole discretion of Parent to clause
(iii) of Section 6.1(a), by which (A) the Market/Offer Price (as defined below) exceeds (B) the Exercise Price, multiplied by the number of Option Shares as to which the Option is to be repurchased and (ii) such number of the Option Shares as Parent shall designate at a price (the "Option Share Repurchase Price") equal to the Market/Offer Price multiplied by the number of Option Shares so designated. The term "Market/Offer Price" shall mean the highest of (i) the highest price per share of Company Common Stock offered or paid in any Acquisition Proposal or any acquisition by any Person or group, in a single transaction or a series of related transactions, after the date hereof of 10% or more of the outstanding shares of capital stock of the Company, (ii) the highest closing price for shares of Company Common Stock during the 30 trading days immediately preceding the date Parent gives the Repurchase Notice (as hereinafter defined), or (iii) in the event of a sale of all or substantially all of the Company's assets, the sum of the net price paid in such sale for such assets plus the current market value of the remaining net assets of the Company as determined by a nationally recognized investment banking firm selected by Parent and reasonably acceptable to the Company, divided by the number of shares of Company Common Stock issued and outstanding at the time of such sale, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement. In determining the Market/Offer Price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by Parent and reasonably acceptable to the Company, which determination, absent manifest error, shall be conclusive for all purposes of this Agreement.

   (b) Parent shall exercise its Repurchase Right by delivering to the Company written notice (a "Repurchase Notice") stating that Parent elects to require the Company to repurchase all or a portion of the Option and/or the Option Shares as specified therein. The closing of the Repurchase Right (the "Repurchase Closing") shall take place in the United States at the place, time and date specified in the Repurchase Notice, which date shall not be less than two business days nor more than ten business days from the date on which the

Repurchase Notice is delivered. At the Repurchase Closing, subject to the receipt of a writing evidencing the surrender of the Option and/or certificates representing Option Shares, as the case may be, the Company shall deliver to Parent the Option Repurchase Price therefor or the Option Share Repurchase Price therefor, as the case may be, or the portion thereof that the Company is not then prohibited under applicable law and regulation from so delivering. At the Repurchase Closing, (i) the Company shall pay to Parent the Option Repurchase Price for the portion of the Option which is to be repurchased or the Option Shares Repurchase Price for the number of Option Shares to be repurchased, as the case may be, by wire transfer of immediately available funds to an account specified by Parent at least 24 hours prior to the Repurchase Closing and (ii) if the Option is repurchased only in part, the Company and Parent shall execute and deliver an amendment to this Agreement reflecting the Option Shares for which the Option is not being repurchased.

   (c) To the extent that the Company is prohibited under applicable law or regulation from repurchasing the portion of the Option or the Option Shares designated in such Repurchase Notice, the Company shall immediately so notify Parent and thereafter deliver, from time to time, to Parent the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which the Company is no longer so prohibited; provided, however, that if the Company at any time after delivery of a Repurchase Notice is prohibited under applicable Law from delivering to Parent the full amount of the Option Repurchase Price and the Option Share Repurchase Price for the Option or Option Shares to be repurchased, respectively, Parent may rescind the exercise of the Repurchase Right, whether in whole, in part or to the extent of the prohibition, and, to the extent rescinded, no part of the amounts, terms or the rights with respect to the Option or Repurchase Right shall be changed or affected as if such Repurchase Right was not exercised.

   5.2 Substitute Option.

   (a) In the event that the Company enters into an agreement (i) to consolidate with or merge into any person, other than Parent or any Subsidiary of Parent (each an "Excluded Person"), and the Company is not the continuing or surviving corporation of such consolidation or merger, (ii) to permit any Person, other than an Excluded Person, to merge into the Company and the Company shall be the continuing or surviving or acquiring corporation, but, in connection with such merger, the then outstanding shares of Company Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Company Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or
(iii) to sell or otherwise transfer all or substantially all of its assets to any Person, other than an Excluded Person, then, and in each such case, the agreement governing such transaction shall make proper provision so that, unless earlier exercised by Parent, the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option") for Substitute Option Shares (as hereinafter defined), at the election of Parent, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any Person that controls the Acquiring Corporation.

   (b) The Substitute Option shall have the same terms as the Option; provided, however, that if the terms of the Substitute Option cannot, because of applicable Law, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Parent than the Option. The issuer of the Substitute Option shall enter into an agreement with Parent in substantially the same form and terms as this Agreement (including the terms of this Article V) to memorialize the terms of the Substitute Option. The Substitute Option shall be exercisable for such number of Substitute Option Shares as is equal to the Market/Offer Price multiplied by the number of shares of Company Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 5.2(a), divided by the Average Price (as hereinafter defined). The exercise price of the Substitute Option per Substitute Option Share shall then be equal to the Exercise Price multiplied by a fraction, the numerator of which shall be the number of shares of Company Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 5.2(a) and the denominator of which shall be the number of Substitute Option Shares for which the Substitute Option is exercisable.

   (c) In addition to any other restrictions or covenants, the Company agrees that it shall not enter or agree to enter into any transaction described in
Section 5.2(a) unless the Acquiring Corporation and any Person that controls the Acquiring Corporation assume in writing all the obligations of the Company hereunder and agree for the benefit of Parent to comply with this Article V.

   (d) For purposes of this Section 5.2, the following terms have the meanings indicated:

     "Acquiring Corporation" shall mean (i) the continuing or surviving Person of a consolidation or merger with the Company (if other than the Company), (ii) the Company in a consolidation or merger in which the Company is the continuing or surviving or acquiring person, and (iii) the transferee of all or substantially all of the Company's assets.

     "Substitute Option Shares" shall mean the shares of capital stock (or similar equity interest) with the greatest voting power in respect of the election of directors (or other persons similarly responsible for direction of the business and affairs) of a Person.

     "Average Price" shall mean the average closing price per Substitute Option Share, on the principal trading market on which such shares are traded as reported by a nationally recognized source, for the 30 trading days immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the Substitute Option Shares on such market on the day preceding such consolidation, merger or sale; provided, that if the Company is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the Person merging into the Company or by any entity which controls or is controlled by such person, as Parent may elect.

                                   ARTICLE VI

                                 MISCELLANEOUS

   6.1 Total Profit.

   (a) Notwithstanding any other provision of this Agreement, in no event shall Parent's Total Profit (as hereinafter defined) exceed $34,600,000, less the amount of any Termination Fee paid pursuant to Section 7.3(b) of the Merger Agreement, and, if it otherwise would exceed such amount, Parent, at its sole election, shall either (i) reduce the number of shares of Company Common Stock subject to this Option, (ii) deliver to the Company for cancellation Option Shares previously purchased by Parent, (iii) limit the amount of the Option Repurchase Price or the Option Share Repurchase Price, (iv) pay cash to the Company, or (v) any combination thereof, so that Parent's actually realized Total Profit shall not exceed such amount after taking into account the foregoing actions.

   (b) As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i) the amount received by Parent pursuant to the Company's repurchase of the Option (or any portion thereof) pursuant to
Section 5.1, (ii) (x) the amount received by Parent pursuant to the Company's repurchase of Option Shares pursuant to Section 5.1, less (y) Parent's purchase price for such Option Shares, (iii) (x) the net cash amounts received by Parent pursuant to any consummated arm's-length sales of Option Shares (or any other securities into which such Option Shares are converted or exchanged) to any unaffiliated party, less (y) Parent's purchase price of such Option Shares,
(iv) any amounts received by Parent pursuant to any consummated arm's-length transfers of the Option (or any portion thereof) to any unaffiliated party, and
(v) any amount equivalent to the foregoing with respect to the Substitute
Option.

   6.2 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, to vest in Parent good and marketable title, free and clear of all Liens, to any Option Shares purchased hereunder.

   6.3 Division of Option; Lost Options. The Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Parent, upon presentation and surrender of this Agreement at the principal office of the Company, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of Option Shares purchasable hereunder. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft or destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, the Company will execute and deliver a new agreement of like tenor and date.


   6.4 Certain Filings; Listing.

   (a) If so requested by Parent, promptly after the date hereof, the Company shall make all filings which are required under the HSR Act and any applicable Law, and the parties shall furnish to each other such necessary information and reasonable assistance as may be requested in connection with the preparation of filings and submissions to any Governmental Authority, including, without limitation, filings under the provisions of the HSR Act and any applicable Law. The Company shall supply Parent with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between the Company and its representatives and the Federal Trade Commission, the Department of Justice and any other Governmental Authority and members of their respective staff with respect to this Agreement and the transactions contemplated hereby.

   (b) If the Company Common Stock or any other securities to be acquired upon exercise of the Option are then listed on NASDAQ (or any national securities exchange or other nationally recognized exchange or trading system), the Company, upon the request of parent, will promptly file an application to list the shares of Company Common Stock or such other securities to be acquired upon exercise of the Option on NASDAQ (and any such other national securities exchange or other nationally recognized exchange or trading system) and will use reasonable best efforts to obtain approval of such listing as promptly as practicable.

   6.5 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

   (a) If to Parent:

    America Online, Inc.
    22000 AOL Way
    Dulles, Virginia 20166
    Facsimile: (703) 265-1202
    E-Mail: DavidColburn@AOL.com
    Attention: David Colburn, President--Business Affairs

    With copies to:

    America Online, Inc.
    22000 AOL Way
    Dulles, Virginia 20166
    Facsimile: (703) 265-1495
    E-Mail: Ptcapp@AOL.com
    Attention: Paul T. Cappuccio, General Counsel; and

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, New York 10017
    Facsimile: (212) 455-2502
    E-Mail: p ruegger@stblaw.com
    Attention: Philip T. Ruegger III, Esq.

   (b) If to the Company:

    MapQuest.com, Inc.
    3710 Hempland Road
    Mountville, Pennsylvania 17554
    Facsimile: (717) 285-8577
    E-Mail: Mmulligan@Mapquest.com
    Attention: Michael J. Mulligan, Chairman and Chief Executive Officer

    With copies to:

    Mayer, Brown & Platt
    1675 Broadway
    New York, New York 10019
    Facsimile: (212) 849-5515
    E-Mail: JCarlson@Mayerbrown.com
    Attention: James B. Carlson, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

   6.6 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


   6.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.


   6.8 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

   6.9 Amendments; Assignment. This Agreement may not be amended except by written agreement by all the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, and any purported assignment without such consent shall be void; provided, that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without such consent.

   6.10 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

   6.11 Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the Federal District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Federal District Court for the Southern District of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

   6.12 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               [Remainder of this page intentionally left blank]

   IN WITNESS WHEREOF, the Company and Parent have caused this Agreement to be duly executed as of the date first above written.

                                         AMERICA ONLINE, INC.

                                               /s/ David M. Colburn
                                          By:__________________________________
                                           Name:David M. Colburn
                                           Title:President--Business Affairs

                                         MAPQUEST.COM, INC.

                                               /s/ Michael J. Mulligan
                                          By:__________________________________
                                           Name:Michael J. Mulligan
                                           Title: Chairman; CEO

                                                                         ANNEX C

   STOCKHOLDERS AGREEMENT, dated as of December 21, 1999 (this "Agreement"), among AMERICA ONLINE, INC., a Delaware corporation ("Parent"), MQ ACQUISITION, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and the several stockholders of MAPQUEST.COM, INC., a Delaware corporation (the "Company"), that are parties hereto (each, a "Stockholder" and, collectively, the "Stockholders").

   WHEREAS, Parent, Merger Sub and the Company are, concurrently with the execution and delivery of this Agreement, entering into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement;" capitalized terms used without definition herein having the meanings assigned to them in the Merger Agreement), pursuant to which Merger Sub will merge with and into the Company (the "Merger");

   WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the number of shares of Company Common Stock set forth on the signature page hereof beneath such Stockholder's name (with respect to each Stockholder, such Stockholder's "Existing Shares" and, together with any shares of Company Common Stock acquired after the date hereof, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, such Stockholder's "Shares") and the record and beneficial owner of options or warrants to purchase the number of shares of Company Common Stock set forth on the signature page hereof beneath such Stockholder's name;

   WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent and Merger Sub have required that the Stockholders agree, and the Stockholders have agreed, to enter into this Agreement;

   WHEREAS, among other things, the Stockholders, Parent and Merger Sub desire to set forth their agreement with respect to the voting of the Shares in connection with the Merger, upon the terms and subject to the conditions set forth herein.

   NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

                                   ARTICLE I

                                     VOTING

   1.1 Agreement to Vote. Each Stockholder hereby agrees, severally and not jointly, that it shall, and shall cause the holder of record on any applicable record date to, from time to time, at the request of Parent, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of the Company, however called, or in connection with any written consent of the holders of Company Common Stock, (a) if a meeting is held, appear at such meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum, and (b) vote or consent (or cause to be voted or consented), in person or by proxy, all Shares, and any other voting securities of the Company (whether acquired heretofore or hereafter) that are beneficially owned or held of record by such Stockholder or as to which such Stockholder has, directly or indirectly, the right to vote or direct the voting, in favor of the approval and adoption of the Merger Agreement, the Merger and any action required in furtherance thereof.

   1.2 Grant of Proxy. In furtherance and not in limitation of the foregoing, each Stockholder hereby grants to, and appoints, Parent and each of J. Michael Kelly and Paul T. Cappuccio in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such officer of Parent, and any other designee of Parent, each of them individually, its irrevocable proxy and attorney-in-fact (with full power of substitution and resubstitution) to vote the Shares as indicated in this Article I. Each Stockholder intends this proxy to be irrevocable and coupled with an interest and will take such further action and execute such other instruments as may be necessary to effectuate the intent of this proxy. Each Stockholder hereby revokes any and all previous proxies with respect to such Stockholder's Shares or any other voting securities of the Company that relate to the approval of the Merger Agreement.

   1.3 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct the Stockholders in the voting of any of the Shares, except as otherwise provided herein, or in the performance of the Stockholders' duties or responsibilities as stockholders of the Company.

   1.4 Evaluation of Investment. Each Stockholder, by reason of its knowledge and experience in financial and business matters, believes itself capable of evaluating the merits and risks of the investment in shares of Parent Common Stock contemplated by the Merger Agreement.

   1.5 Documents Delivered. Each Stockholder acknowledges receipt of copies of the following documents: (a) the Merger Agreement and all exhibits and schedules thereto, (b) the Option Agreement, (c) the Distribution Agreement, dated as of the date hereof, between Parent and the Company, (d) Parent's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, (e) Parent's Proxy Statement dated September 22, 1999, and (f) each report filed with the SEC by Parent on Forms 8-K and 10-Q since June 30, 1999. Each Stockholder also acknowledges that such Stockholder possesses all the information relating to the Company which such Stockholder deems relevant or material to such Stockholder's investment in Parent Common Stock should the Merger be consummated and its entering into this Agreement.

   1.6 No Inconsistent Agreements. Each Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with such Stockholder's obligations pursuant to this Agreement.

                                   ARTICLE II

               REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

   Each Stockholder hereby, severally and not jointly, represents and warrants to Parent and Merger Sub as follows:

   2.1 Authorization; Validity of Agreement; Necessary Action. Such Stockholder has full power and authority to execute and deliver this Agreement, to perform such Stockholder's obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by such Stockholder and no other actions or proceedings on the part of such Stockholder are necessary to authorize the execution and delivery by it of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly executed and delivered by such Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of such Stockholder, enforceable against it in accordance with its terms.

   2.2 Consents and Approvals; No Violations. Except for filings required under applicable federal and state securities laws and regulations and the HSR Act, none of the execution, delivery or performance of this Agreement by such Stockholder nor the consummation by it of the transactions contemplated hereby nor compliance by it with any of the provisions hereof will (i) require any filing with, or Approval of, any Governmental Authority, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, guarantee, other evidence of indebtedness, lease, license, contract, agreement or other instrument or obligation to which such Stockholder is a party or by which it or any of its properties or assets may be bound or (iii) violate any Order or Law applicable to it or any of its properties or assets.

   2.3 Shares. Such Stockholder's Existing Shares are, and all of its Shares on the Closing Date will be, owned beneficially and of record by such Stockholder. As of the date hereof, such Stockholder's Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by such Stockholder. All of such Stockholder's Existing Shares are issued and outstanding, and, except as set forth on the signature pages hereto, such Stockholder does not own, of record or beneficially, any warrants, options or other rights to acquire any shares of Company Common Stock or any other capital stock of the Company. Such Stockholder has sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Existing Shares and will have sole voting power, sole power of disposition, sole power to issue instructions with respect to the matters set forth in
Article I hereof, and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder's Shares on the Closing Date, with no limitations, qualifications or restrictions on such rights, subject to applicable federal securities laws and the terms of this Agreement. Such Stockholder has good and marketable title to its Existing Shares and at all times during the term hereof and on the Closing Date will have good and marketable title to its Shares, free and clear of all Liens, and, upon delivery thereof to Merger Sub against delivery of the consideration therefor pursuant to the Merger Agreement, good and marketable title thereto, free and clear of all Liens (other than any arising as a result of actions taken or omitted by Merger Sub), will pass to Merger Sub.

   2.4 No Finder's Fees. Except as previously disclosed to Parent in writing, no broker, investment banker, financial advisor or other Person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby or the Merger based upon arrangements made by or on behalf of such Stockholder.

   2.5 No Group. Each Stockholder is acting individually and not as part of a "group" as defined in the Exchange Act.

                                  ARTICLE III

                                OTHER COVENANTS

   3.1 Further Agreements of Stockholders.

   (a) Each Stockholder, severally and not jointly, hereby agrees, while this Agreement is in effect, and except as contemplated hereby, not to sell, transfer, pledge, encumber, assign or otherwise dispose of, enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with the Company or enter into any contract, option or other arrangement or understanding with respect to or consent to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of its Existing Shares, any Shares acquired after the date hereof, any securities exercisable for or convertible into Company Common Stock or any interest in any of the foregoing, except for sales completed earlier than 30 days prior to the Effective Time.

   (b) Each Stockholder shall not request that the Company or its transfer agent register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder's Shares, and hereby consents to the entry of stop transfer instructions by the Company of any transfer of such Stockholder's Shares, unless such transfer is made in compliance with this Agreement.

   (c) In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term "Shares" shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged. Each Stockholder shall be entitled to receive any cash dividend paid by the Company during the term of this Agreement until the Shares are canceled in the Merger or purchased hereunder.

   (d) Each Stockholder shall not, nor shall it authorize or permit any Affiliate, director, officer, employee, or any investment banker, attorney or other advisor, agent or representative of, such Stockholder (collectively, the "Representatives") to, directly or indirectly, (i) solicit, facilitate, initiate or encourage, or take any action to solicit, facilitate, initiate or encourage, any inquiries or communications or the making of any proposal or offer that constitutes or may constitute an Acquisition Proposal, or (ii) participate or engage in any discussions or negotiations with, or provide any information to, or take any action with the intent to facilitate the efforts of, any Person concerning any possible Acquisition Proposal or any inquiry or communication which might be reasonably be expected to result in an Acquisition Proposal. From and after the date hereof, each Stockholder shall immediately cease and terminate, and shall cause its Representatives to immediately cease and cause to be terminated, all existing discussion or negotiations with any Persons conducted heretofore with respect to, or that could reasonably be expected to lead to, an Acquisition Proposal.

   (e) Each Stockholder covenants and agrees with the other Stockholders and for the benefit of the Company (which shall be a third party beneficiary of this Section 3.1(e)) to comply with and perform all its obligations under this Agreement.

   (f) From and after the Effective Time, each of the Stockholders waives, agrees not to enforce and releases the Company from any obligation if the Company or its Affiliates (including Parent) under Sections 5.1 through 5.12 of the Amended and Restated Rights Agreement dated as of July 17, 1997, among the Company and the Stockholders and certain other parties.

   (g) Each Stockholder which holds any option to purchase Company Common Stock hereby consents to the treatment of such option as set forth in Section 1.8 and
5.5 of the Merger Agreement.

   3.2 Further Agreements of Parent. Parent hereby agrees to use reasonable best efforts to cause the shares of Company Common Stock delivered to the Stockholders pursuant to the Merger Agreement to be registered under the Securities Act in connection with such delivery.

                                   ARTICLE IV

                                 MISCELLANEOUS

   4.1 Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the Effective Time or (b) termination of the Merger Agreement pursuant to Section 7.1 thereof. Nothing in this Section 4.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

   4.2 Several Obligations; Capacity.

   (a) The representations, warranties, covenants, agreements and conditions of this Agreement applicable to the Stockholders are several and not joint.

   (b) The obligations of the Stockholders hereunder are several and not joint and the covenants and agreements of the Stockholders herein are made only in their capacity as stockholders of the Company and not as directors.

   4.3 Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate the transactions contemplated by this Agreement.

   4.4 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a copy thereof to be delivered or sent as provided above or by facsimile or telecopier, as follows:

   (a) If to Parent or Merger Sub:

    America Online, Inc.
    22000 AOL Way
    Dulles, Virginia 20166
    Facsimile: (703) 265-1202
    E-Mail: DavidColburn@AOL.com
    Attention: David Colburn, President--Business Affairs

    With copies to:

    America Online, Inc.
    22000 AOL Way
    Dulles, Virginia 20166
    Facsimile: (703) 265-1495
    E-Mail: Ptcapp@AOL.com
    Attention: Paul T. Cappuccio, General Counsel; and

    Simpson Thacher & Bartlett
    425 Lexington Avenue
    New York, New York 10017
    Facsimile: (212) 455-2502
    E-Mail: p ruegger@stblaw.com
    Attention: Philip T. Ruegger III, Esq.

   (b) If to any of the Stockholders, to it at the address set forth under its name on the signature pages hereto or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (i) in the case of personal delivery, nationally recognized overnight courier or registered or certified mail, on the date of such delivery and (ii) in the case of facsimile or telecopier or electronic mail, upon confirmed receipt.

   4.5 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include"," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

   4.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.


   4.7 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Merger Agreement and the other Related Agreements constitute the entire agreement and supersedes all prior agreements and understandings (other than the Confidentiality Agreement), both written and oral, among the parties with respect to the subject matter hereof and thereof, and is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

   4.8 Amendments; Assignment. This Agreement may not be amended except by written agreement by all the parties. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties, and any purported assignment without such consent shall be void; provided that Parent may assign its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent without such consent.

   4.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

   4.10 Governing Law; Enforcement. This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the Law of the State of New York. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Federal District Court for the Southern District of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto, (a) consents to submit itself to the personal jurisdiction of the Federal District Court for the Southern District of New York in the event any dispute arises out of this Agreement or any transaction contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any transaction contemplated hereby in any court other than the Federal District Court for the Southern District of New York and (d) waives any right to trial by jury with respect to any action related to or arising out of this Agreement or any transaction contemplated hereby.

   4.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

               [Remainder of this page intentionally left blank]

   IN WITNESS WHEREOF, Parent, Merger Sub and each of the Stockholders have caused this Agreement to be signed by their respective officers or other authorized person thereunto duly authorized as of the date first written above.

                                             America Online, Inc.

                                                    /s/ David M. Colburn
                                             By: ______________________________
                                             Name:David M. Colburn
                                             Title:President--Business Affairs

                                             MQ Acquisition, Inc.

                                                    /s/ David M. Colburn
                                             By: ______________________________
                                             Name:David M. Colburn
                                             Title:Senior Vice President

                                          Trident Capital Partners Fund-1,
                                          L.P.

                                          By:  Trident Capital, L.P. its
                                               General Partner

                                          By:  Trident Capital, Inc. its
                                               General Partner

                                                  /s/ Robert C. McCormack
                                          By: _________________________________
                                            Name:  Robert C. McCormack
                                            Title: Managing Director

                                          Number of Existing Shares: 9,332,047

                                          Shares subject to options or
                                          warrants: 352,195

                                          Notices
                                          Address: c/o Trident Capital 2480
                                                   Sand Hill Road Suite 100
                                                   Menlo Park, CA 94025 Fax:
                                                   (650) 233-4333
                                                   Attention:Robert McCormack/
                                                          Steve Holt

                                          Trident Capital Partners Fund-1,
                                          C.v.

                                          By: Trident Capital, L.P. its
                                              General Partner

                                          By: Trident Capital, Inc. its
                                              General Partner

                                                  /s/ Robert C. McCormack
                                          By: _________________________________
                                            Name:  Robert C. McCormack
                                            Title: Managing Director

                                          Number of Existing Shares: 1,846,062

                                          Shares subject to options or
                                          warrants: 69,669

                                          Notices
                                          Address:  c/o Trident Capital
                                                    2480 Sand Hill Road
                                                    Suite 100
                                                    Menlo Park, CA 94025
                                                    Fax: (650) 233-4333
                                                    Attention: Robert McCormack/
                                                           Steve Holt

                                    Highland Capital Partners Iii
                                    Limited Partnership,

                                    By: Highland Management Partners III
                                         Limited Partnership, its
                                         General Partner


                                                 /s/ Daniel Nova
                                    By: _________________________________
                                      Name:  Daniel Nova
                                      Title: General Partner

                                    Number of Existing Shares: 6,355,823

                                    Shares subject to options or
                                    warrants: 214,842

                                    Notices
                                    Address:  Highland Capital Partners, Inc.
                                              Two International Place
                                              Boston, MA 02110
                                              Fax: (617) 531-1550
                                              Attention:Daniel Nova

                                          Highland Entrepreneurs' Fund III,
                                          L.P.,

                                          By: HEP III, LLC, its General
                                          Partner

                                                      /s/ Daniel Nova
                                          By:
                                             ----------------------------------
                                             Name: Daniel Nova
                                             Title: Member

                                          Number of Existing Shares: 264,826

                                          Shares subject to options or
                                          warrants: 8,951

                                          Notices
                                          Address: Highland Capital Partners,
                                          Inc.
                                                  Two International Place
                                                  Boston, MA 02110
                                                  Fax: (617) 531-1550
                                                  Attention: Daniel Nova

                                          National Geographic Holdings, Inc.

                                                    /s/ C. Richard Allen
                                          By:
                                             ----------------------------------
                                             Name: C. Richard Allen
                                             Title: CEO

                                          Number of Existing Shares: 0

                                          Shares subject to options or
                                          warrants: 899,018

                                          Notices
                                          Address: National Geographic
                                          Holdings, Inc.
                                                  1145 17th Street NW
                                                  Washington, DC 20035-4688
                                                  Fax: (202) 429-5716
                                                  Attention: C. Richard Allen

                                          Weston Presidio Capital II, L.P.

                                                  /s/ Carlo Von Schroeter
                                          By:
                                             ----------------------------------
                                             Name: Carlo von Schroeter
                                             Title:  General Partner

                                          Number of Existing Shares: 6,620,652

                                          Shares subject to options or
                                          warrants: 223,827

                                          Notices
                                          Address: Weston Presidio Capital
                                                  One Federal St.
                                                  21st Floor
                                                  Boston, MA 02110
                                                  Fax: 617-988-2515
                                                  Attention: Carlo von
                                                  Schroeter

                                                 /s/ Michael J. Mulligan
                                          -------------------------------------
                                                   Michael J. Mulligan

                                          Number of Existing Shares: 310,542

                                          Shares subject to options or
                                          warrants: 1,944,000

                                          Notices
                                          Address: c/o MapQuest.com, Inc.
                                                  3710 Hempland Road
                                                  Mountville, PA 17554
                                                  Fax: (717) 285-8577
                                                  Attention: Michael J.
                                                  Mulligan

                                                   /s/ James W. Thomas
                                          -------------------------------------
                                                     James W. Thomas

                                          Number of Existing Shares: 288,091

                                          Shares subject to options or
                                          warrants: 515,675

                                          Notices
                                          Address: c/o MapQuest.com, Inc.
                                                  3710 Hempland Road
                                                  Mountsville, PA 17554
                                                  Fax: (717) 285-8577
                                                  Attention: James Thomas

                                                                         ANNEX D

                      FleetBoston Robertson Stephens Inc.

                                                               December 21, 1999

Board of Directors
MapQuest.com, Inc.
3710 Hempland Road
Mountville, Pennsylvania 17554

Members of the Board:

   We understand that MapQuest.com, Inc. (the "Company"), America Online, Inc. ("Acquiror") and MQ Acquisition, Inc. (a wholly owned subsidiary of Acquiror, "Merger Sub") are proposing to enter into an Agreement and Plan of Merger (together with the agreements attached thereto as exhibits, including the Stockholders Agreement (the "Stockholders Agreement") and the Stock Option Agreement, the "Agreement") which will provide, among other things, for the merger (the "Merger") of Merger Sub with and into the Company. Upon consummation of the Merger, the Company will become a wholly owned subsidiary of Acquiror. Under the terms set forth in a draft of the Agreement dated December 21, 1999 (the "Draft Agreement"), at the effective time of the Merger (the "Effective Time"), each share of common stock of the Company, par value $.001 per share ("Company Common Stock") issued and outstanding immediately prior to the Effective Time, other than certain shares to be canceled pursuant to the Agreement, will be converted into the right to receive 0.31558 of a share (the "Exchange Ratio") of the common stock of Acquiror, par value $0.01 per share ("Acquiror Common Stock"). The terms and conditions of the Merger are set out more fully in the Agreement.

   You have asked us whether, in our opinion, the Exchange Ratio is fair from a financial point of view and as of the date hereof to the "Holders of Company Common Stock". The "Holders of Company Common Stock" shall be defined as all holders of Company Common Stock other than Acquiror, Merger Sub or any affiliates of Acquiror or Merger Sub (holders of Company Common Stock will not be considered to be affiliates of Acquiror or Merger Sub simply by virtue of entering into the Stockholders Agreement).

   For purposes of this opinion we have, among other things:

     (i) reviewed certain publicly available financial statements and other business and financial information of the Company and Acquiror, respectively;

     (ii) reviewed with the Company certain publicly available estimates of research analysts relating to the Company;

     (iii) reviewed certain publicly available estimates of research analysts relating to Acquiror;

     (iv) held discussions with the respective managements of the Company and Acquiror concerning the businesses, past and current operations and financial condition of both the Company and Acquiror and also the future prospects of the combined company, including discussions with the managements of the Company and Acquiror concerning their views regarding the strategic rationale for the Merger;

     (v) reviewed the financial terms and conditions set forth in the Draft Agreement;

     (vi) reviewed the stock price and trading history of Company Common Stock and Acquiror Common Stock;

     (vii) compared the financial performance of the Company and the prices and trading activity of Company Common Stock with that of certain other publicly traded companies comparable with the Company;

     (viii) compared the financial terms of the Merger with the financial terms, to the extent publicly available, of other transactions that we deemed relevant;

     (ix) reviewed the pro forma impact of the Merger on Acquiror's revenue per share and earnings per share;

     (x) prepared an analysis of the relative contributions of the Company and Acquiror to the combined company;

     (xi) participated in discussions and negotiations among representatives of the Company and Acquiror and their financial and legal advisors; and

     (xii) made such other studies and inquiries, and reviewed such other data, as we deemed relevant.

In our review and analysis, and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided to us (including information furnished to us orally or otherwise discussed with us by the managements of the Company and Acquiror) or publicly available and have neither attempted to verify, nor assumed responsibility for verifying, any of such information. We have relied upon the assurances of the Company's management that it is not aware of any facts that would make such information inaccurate or misleading. Furthermore, we did not obtain or make, or assume any responsibility for obtaining or making, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company or Acquiror, nor were we furnished with any such evaluation or appraisal. With respect to the publicly available estimates of research analysts (and the assumptions and bases therefor) for each of the Company and Acquiror that we have reviewed, we have assumed that such forecasts and projections have been reasonably prepared in good faith on the basis of reasonable assumptions and reflect the best currently available estimates and judgments as to the future financial condition and performance of the Company and Acquiror, respectively. In this regard, we note that each of the Company and Acquiror face exposure to the Year 2000 problem. We have not undertaken any independent analysis to evaluate the reliability or accuracy of the assumptions made with respect to the potential effect that the Year 2000 problem might have on the Company's and Acquiror's respective forecasts. The only financial forecasts and projections that we used in our analysis were the publicly available estimates of research analysts. We have assumed that the Merger will be consummated upon the terms set forth in the Draft Agreement without material alteration thereof, including, among other things, that the Merger will be accounted for as a "pooling-of-interests" business combination in accordance with U.S. generally accepted accounting principles ("GAAP") and that the Merger will be treated as a tax-free reorganization pursuant to the Internal Revenue Code of 1986, as amended. In addition, we have assumed that the historical financial statements of each of the Company and Acquiror reviewed by us have been prepared and fairly presented in accordance with U.S. GAAP consistently applied. We have relied as to all legal matters relevant to rendering our opinion on the advice of counsel.

   This opinion is necessarily based upon market, economic and other conditions as in effect on, and information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we disclaim any undertaking or obligation to advise any person of any change in any matter affecting this opinion which may come or be brought to our attention after the date of this opinion. Our opinion is limited to the fairness, from a financial point of view and as to the date hereof, to the Holders of Company Common Stock of the Exchange Ratio. We do not express any opinion as to (i) the value of any employee agreement or other arrangement entered into in connection with the Merger, (ii) any tax or other consequences that might result from the Merger or (iii) what the value of Acquiror Common Stock will be when issued to the Company's stockholders pursuant to the Merger or the price at which the shares of Acquiror Common Stock that are issued pursuant to the Merger may be traded in the future. Our opinion does not address the relative merits of the Merger and the other business strategies that the Company's Board of Directors has considered or may be considering, nor does it address the decision of the Company's Board of Directors to proceed with the Merger.

   We are acting as financial advisor to the Company in connection with the Merger and will receive (i) a fee contingent upon the delivery of this opinion and (ii) an additional fee contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of our engagement. In the past, we have provided certain investment banking services to the Company for which we have been paid fees, including acting as lead manager on the Company's initial public offering. We maintain a market in the shares of Company Common Stock and Acquiror Common Stock. In the ordinary course of business, we may trade in the Company's securities and Acquiror's securities for our own account and the account of our customers and, accordingly, may at any time hold a long or short position in the Company's securities or Acquiror's securities.

   Our opinion expressed herein is provided for the information of the Board of Directors of the Company in connection with its evaluation of the Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote, or take any other action, with respect to the Merger. Except as may have otherwise been agreed by us in writing, this opinion may not be summarized, described or referred to or furnished to any party except with our express prior written consent.

   Based upon and subject to the foregoing considerations, it is our opinion that, as of the date hereof, the Exchange Ratio is fair to the Holders of Company Common Stock from a financial point of view.

                                      Very truly yours,

                                      FleetBoston Robertson Stephens Inc.

                                      /s/ FleetBoston Robertson Stephens Inc.
                                      -------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 145(a) of the General Corporation Law of the State of Delaware ("Delaware Corporation Law") provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, because the person is or was a director or officer of the corporation. Such indemnity may be against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person's conduct was unlawful.

   Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

   Section 145(g) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation against any liability asserted against the person in any such capacity, or arising out of the person's status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions of the law.

Item 21. Exhibits and Financial Statement Schedules.

   (a) The following exhibits are filed herewith or incorporated herein by reference:

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Merger, dated as of December 21, 1999, among the
         Registrant, MQ Acquisition, Inc. and MapQuest.com, Inc., including the
         Stockholders Agreement and the Stock Option Agreement (filed as
         Exhibits 2.1, 2.2 and 2.3, respectively, to the Registrant's Current
         Report on Form 8-K, dated as of December 21, 1999 and incorporated herein by reference).
  2.2*   Amendment No. 1, dated as of February 10, 2000, to the Agreement and
         Plan of Merger, dated as of December 21, 1999, among the Registrant,
         MQ Acquisition, Inc. and MapQuest.com, Inc.
  2.3    Waiver of Terms, dated as of May 23, 2000, relating to the Agreement and Plan of Merger, dated as of December 21, 1999, as amended, among the Registrant, MQ Acquisition, Inc. and MapQuest.com, Inc.
  3.1    Restated Certificate of Incorporation of the Registrant (filed as
         Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended June 30, 1997 and incorporated herein by reference).
  3.2    Amendments of Section A of Article 4 of the Restated Certificate of
         Incorporation of the Registrant (filed as Exhibit 4.1 to the
         Registrant's Registration Statement on Form S-3, Registration
         No. 333-46633, and as Exhibit 3.1 to the Registrant's Quarterly Report
         on Form 10-Q for the quarter ended September 30, 1999, both of which are incorporated herein by reference).

 Exhibit
 Number                                Description
 -------                               -----------
  3.3    Restated By-Laws of the Registrant (filed as Exhibit 3.5 to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended June
         30, 1998 and incorporated herein by reference).
  4.1    Article 4, Article 6 and Article 8 of the Restated Certificate of
         Incorporation of the Registrant (filed as Exhibit 3.1 to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended June
         30, 1997 and incorporated herein by reference).
  4.2    Rights Agreement dated as of May 12, 1998, between the Registrant and
         BankBoston, N.A., as Rights Agent (filed as Exhibit 4.1 to the
         Registrant's Quarterly Report on Form 10-Q for the quarter ended March
         31, 1998 and incorporated herein by reference).
  4.3    Amendment No. 1, dated as of January 9, 2000, between the Registrant and BankBoston, N.A., as Rights Agent (filed as Exhibit 4.1 to the
         Registrant's Registration Statement on Form 8-A/A, dated as of January
         14, 2000 and incorporated herein by reference.
  4.4    Indenture, dated as of November 17, 1997, between the Registrant, as issuer, and State Street Bank and Trust Company, as trustee (filed as
         Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated as of December 2, 1997 and incorporated herein by reference).
  4.5    Form of Indenture to be dated as of December 6, 1999, between the
         Registrant and State Street Bank and Trust Company, as trustee (filed as Exhibit 4.5 to the Registrant's Current Report on Form 8-K, dated as of December 2, 1999 and incorporated herein by reference).
  4.6    Form of Supplemental Indenture No. 1 to be dated as of December 6,
         1999, between the Registrant and State Street Bank and Trust Company,
         as trustee (filed as Exhibit 4.7 to the Registrant's Current Report on
         Form 8-K, dated as of December 2, 1999 and incorporated herein by reference).
  5.1    Opinion of Simpson Thacher & Bartlett regarding legality of securities being registered.
  8.1    Opinion of Simpson Thacher & Bartlett regarding certain U.S. income tax aspects of the merger.
  8.2    Opinion of Mayer, Brown & Platt regarding certain U.S. income tax aspects of the merger.
 23.1    Consent of Simpson Thacher & Bartlett (included as part of its opinions filed as Exhibit 5.1 and Exhibit 8.1, respectively, and incorporated herein by reference).
 23.2    Consent of Mayer, Brown & Platt (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference).
 23.3    Consents of Ernst & Young LLP.
 24.1*   Power of Attorney (included on the initial signature page of this Form
         S-4 and incorporated herein by reference).
 99.1    Opinion of FleetBoston Robertson Stephens (included as Annex D to the proxy statement/prospectus forming a part of this Registration
         Statement and incorporated herein by reference).
 99.2*   Consent of FleetBoston Robertson Stephens.
 99.3    Form of Proxy of MapQuest.com, Inc.

--------
* Previously filed.

   (b)-(c) All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable and therefore have been omitted.

Item 22. Undertakings.

   The undersigned registrant hereby undertakes:

     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:


       (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

       (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

       (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

     (4) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
  Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (5) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form;

     (6) that every prospectus (i) that is filed pursuant to paragraph (2) immediately preceding, or (ii) that purports to meet the requirements of
  Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     (7) to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of any such request, and to send the incorporated documents by first class mail or other equally prompt means, including information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request; and

     (8) to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

  Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in a successful defense of any action, suit or proceeding, is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Loudon, Commonwealth of Virginia, on May 24, 2000.

                                          America Online, Inc.

                                                    /s/ J. Michael Kelly
                                          By:----------------------------------
                                             J. Michael Kelly
                                             Senior Vice President, Chief
                                             Financial Officer and Assistant
                                             Secretary

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

                 Signature                            Title                  Date
                 ---------                            -----                  ----

                     *                      Chief Executive Officer      May 24, 2000
___________________________________________  and Chairman of the Board
              Stephen M. Case                (Principal Executive
                                             Officer)

                     *                      President and Chief          May 24, 2000
___________________________________________  Operating Officer
             Robert W. Pittman

           /s/ J. Michael Kelly             Senior Vice President,       May 24, 2000
___________________________________________  Chief Financial Officer
             J. Michael Kelly                and Assistant Secretary
                                             (Principal Financial
                                             Officer)

                     *                      Senior Vice President,       May 24, 2000
___________________________________________  Controller, Chief
            James F. MacGuidwin              Accounting and Budget
                                             Officer (Principal
                                             Accounting Officer)

                     *                      Director                     May 24, 2000
___________________________________________
             Daniel F. Akerson

                 Signature                            Title                  Date
                 ---------                            -----                  ----

                     *                      Director                     May 24, 2000
___________________________________________
            James L. Barksdale

                     *                      Director                     May 24, 2000
___________________________________________
             Frank J. Caufield

                     *                      Director                     May 24, 2000
___________________________________________
             Miles R. Gilburne

                     *                      Director                     May 24, 2000
___________________________________________
          Alexander M. Haig, Jr.

                                            Vice Chairman and Director
___________________________________________
             Kenneth J. Novack

                     *                      Director                     May 24, 2000
___________________________________________
              Colin L. Powell

                     *                      Director                     May 24, 2000
___________________________________________
            Franklin D. Raines

                     *                      Director                     May 24, 2000
___________________________________________
           Marjorie M. Scardino

        /s/ J. Michael Kelly
*By:
  ----------------------------------
          J. Michael Kelly
          Attorney-in-Fact

                                 EXHIBIT INDEX

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Merger, dated as of December 21, 1999, among the
         Registrant, MQ Acquisition, Inc. and MapQuest.com, Inc., including the
         Stockholders Agreement and the Stock Option Agreement (filed as
         Exhibits 2.1, 2.2 and 2.3, respectively, to the Registrant's Current
         Report on Form 8-K, dated as of December 21, 1999 and incorporated herein by reference).
  2.2*   Amendment No. 1, dated as of February 10, 2000, to the Agreement and
         Plan of Merger, dated as of December 21, 1999, among the Registrant,
         MQ Acquisition, Inc. and MapQuest.com, Inc.
  2.3    Waiver of Terms, dated as of May 23, 2000, relating to the Agreement and Plan of Merger, dated as of December 21, 1999, as amended, among the Registrant, MQ Acquisition, Inc. and MapQuest.com, Inc.
  3.1    Restated Certificate of Incorporation of the Registrant (filed as
         Exhibit 3.1 to the Registrant's Annual Report on Form 10-K for the
         fiscal year ended June 30, 1997 and incorporated herein by reference).
  3.2    Amendments of Section A of Article 4 of the Restated Certificate of
         Incorporation of the Registrant (filed as Exhibit 4.1 to the
         Registrant's Registration Statement on Form S-3, Registration No. 333-
         46633, and as Exhibit 3.1 to the Registrant's Quarterly Report on Form
         10-Q for the quarter ended September 30, 1999, both of which are incorporated herein by reference).
  3.3    Restated By-Laws of the Registrant (filed as Exhibit 3.5 to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended June
         30, 1998 and incorporated herein by reference).
  4.1    Article 4, Article 6 and Article 8 of the Restated Certificate of
         Incorporation of the Registrant (filed as Exhibit 3.1 to the
         Registrant's Annual Report on Form 10-K for the fiscal year ended June
         30, 1997 and incorporated herein by reference).
  4.2    Rights Agreement dated as of May 12, 1998, between the Registrant and
         BankBoston, N.A., as Rights Agent (filed as Exhibit 4.1 to the
         Registrant's Quarterly Report on Form 10-Q for the quarter ended March
         31, 1998 and incorporated herein by reference).
  4.3    Amendment No. 1, dated as of January 9, 2000, between the Registrant and BankBoston, N.A., as Rights Agent (filed by Exhibit 4.1 to the
         Registrant's Registration Statement on Form 8-A/A, dated as of January
         14, 2000 and incorporated herein by reference).
  4.4    Indenture, dated as of November 17, 1997, between the Registrant, as issuer, and State Street Bank and Trust Company, as trustee (filed as
         Exhibit 4.1 to the Registrant's Current Report on Form 8-K, dated as of December 2, 1997 and incorporated herein by reference).
  4.5    Form of Indenture to be dated as of December 6, 1999, between the
         Registrant and State Street Bank and Trust Company, as trustee (filed as Exhibit 4.5 to the Registrant's Current Report on Form 8-K, dated as of December 2, 1999 and incorporated herein by reference).
  4.6    Form of Supplemental Indenture No. 1 to be dated as of December 6,
         1999, between the Registrant and State Street Bank and Trust Company,
         as trustee (filed as Exhibit 4.7 to the Registrant's Current Report on
         Form 8-K, dated as of December 2, 1999 and incorporated herein by reference).
  5.1    Opinion of Simpson Thacher & Bartlett regarding legality of securities being registered.
  8.1    Opinion of Simpson Thacher & Bartlett regarding certain U.S. income tax aspects of the Merger.
  8.2    Opinion of Mayer, Brown & Platt regarding certain U.S. income tax aspects of the Merger.
 23.1    Consent of Simpson Thacher & Bartlett (included as part of its opinions filed as Exhibit 5.1 and Exhibit 8.1, respectively, and incorporated herein by reference).
 23.2    Consent of Mayer, Brown & Platt (included as part of its opinion filed as Exhibit 8.2 and incorporated herein by reference).
 23.3    Consents of Ernst & Young LLP.
 24.1*   Power of Attorney (included on the initial signature page of this Form
         S-4 and incorporated herein by reference).
 99.1    Opinion of FleetBoston Robertson Stephens (included as Annex D to the proxy statement/prospectus forming a part of this Registration
         Statement and incorporated herein by reference).
 99.2*   Consent of FleetBoston Robertson Stephens.
 99.3    Form of Proxy of MapQuest.com, Inc.

--------
 * Previously filed.